QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 12, 2004

Registration No. 333-113937

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAIRPOINT COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4813 (Primary Standard Industrial Classification Code Number)	13-3725229 (I.R.S. Employer Identification Number)

521 East Morehead Street, Suite 250
Charlotte, North Carolina 28202
(704) 344-8150
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Walter E. Leach, Jr.
Executive Vice President and Chief Financial Officer
FairPoint Communications, Inc.
521 East Morehead Street, Suite 250
Charlotte, North Carolina 28202
(704) 344-8150
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

SEE TABLE OF ADDITIONAL REGISTRANTS

Copies To:

Marie Censoplano, Esq. Thomas E. Kruger, Esq. Jeffrey J. Pellegrino, Esq. Paul, Hastings, Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 (212) 318-6000	Shirley J. Linn, Esq. Vice President and General Counsel FairPoint Communications, Inc. 521 East Morehead Street, Suite 250 Charlotte, North Carolina 28202 (704) 344-8150	Peter J. Loughran, Esq. Jeffrey J. Rosen, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

Approximate date of commencement of sale of the securities to the public:
 As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Income Deposit Securities (IDSs)(2)	$832,969,216

Class A Common Stock, $0.01 par value(3)	$577,872,394

% Senior Subordinated Notes(4)(5)	$288,096,822

Guarantees of Senior Subordinated Notes(6)

Total	$865,969,216	$109,718.30(7)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(Continued on next page)

(Continued from previous page)

(2)
Includes an indeterminate number of IDSs of the same series of the IDSs offered hereby which may be received by holders of IDSs in the future on one or more occasions in replacement of the IDSs offered hereby in the event of a subsequent issuance of IDSs. The IDS units represent 52,060,576 shares of class A common stock of FairPoint Communications, Inc. and $255,096,822 aggregate principal amount of      % senior subordinated notes due 2019 of FairPoint Communications, Inc. 42,812,500 IDSs will be sold to the public in connection with this initial public offering and 9,248,076 IDSs will be issued to our existing stockholders, optionholders and restricted stock unitholders and certain of our employees in connection with the transactions described in this registration statement under "The Transactions."

(3)
Includes 42,812,500 shares of class A common stock represented by IDSs which will be sold to the public in connection with this initial public offering and 9,248,076 shares of class A common stock represented by IDSs which will be issued to our existing stockholders, optionholders and restricted stock unitholders and certain of our employees in connection with the transactions described in the registration statement under "The Transactions." No separate fee is payable with respect to these securities as they are included in the IDSs being registered herein.

(4)
Includes $209,781,250 aggregate principal amount of      % senior subordinated notes due 2019 represented by IDSs which will be sold to the public in connection with this initial public offering and $45,315,572 aggregate principal amount of senior subordinated notes represented by IDSs which will be issued to our existing stockholders, optionholders and restricted stock unitholders and certain of our employees in connection with the transactions described in this registration statement under "The Transactions." No separate fee is payable with respect to these securities as these securities are included in the IDSs being registered herein. In addition, $33,000,000 aggregate principal amount of      % senior subordinated notes due 2019 will be sold separately (not in the form of IDSs) to the public in connection with this offering.

(5)
Includes an indeterminate principal amount of senior subordinated notes of the same series as the senior subordinated notes offered hereby which will be received by holders of senior subordinated notes offered hereby in the future on one or more occasions in the event of a subsequent issuance of IDSs or senior subordinated notes of the same series upon an automatic exchange of portions of the senior subordinated notes offered hereby for identical portions of such additional senior subordinated notes.

(6)
Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will fully and unconditionally guarantee the senior subordinated notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantees.

(7)
Pertains to $832,969,216 of IDSs (including $577,872,394 of class A common stock and $255,096,822 aggregate principal amount of        % senior subordinated notes due 2019 represented thereby) and $33,000,000 aggregate principal amount of senior subordinated notes sold separately (not in the form of IDSs). A registration fee of $95,025 was previously paid in connection with the initial filing of this Registration Statement on March 25, 2004. An additional registration fee of $14,693.30 was paid with the filing of Amendment No. 3 to this Registration Statement on July 13, 2004.

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) of the Securities Act of 1933, may determine.

FairPoint Communications, Inc.

Table of Additional Registrants

Name	State of Incorporation/Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
ST Enterprises, Ltd.	Kansas	4813	480996774
MJD Ventures, Inc.	Delaware	4813	481177379
MJD Services Corp.	Delaware	4813	561922213
FairPoint Carrier Services, Inc.	Delaware	4813	621729497
FairPoint Broadband, Inc.	Delaware	4813	582256315
MJD Capital Corp.	South Dakota	4813	562047160

        The address, including zip code, of the principal offices of the additional registrants listed above is: c/o FairPoint Communications, Inc., 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202 and the telephone number, including area code, of such additional registrants at that address is (704) 344-8150.

EXPLANATORY NOTE

        This Registration Statement contains three forms of prospectus. One is to be used in connection with the initial public offering of IDSs (the "IDS Prospectus"), one is to be used in connection with the offer to exchange the Company's existing class A common stock and class C common stock for IDSs (the "Common Stock Prospectus") and one is to be used in connection with the offer to exchange the Company's existing stock options and restricted stock units for IDSs or awards of IDSs under the Company's new retention and incentive plan (the "Option Prospectus"), as applicable. The IDS Prospectus follows. The additional pages relating to the Common Stock Prospectus and the Option Prospectus follow the IDS Prospectus. The IDS Prospectus, the Common Stock Prospectus and the Option Prospectus are identical in all material respects with the exception that the additional pages relating to the Common Stock Prospectus will be used solely in connection with the offers to the Company's existing common stockholders and the additional pages relating to the Option Prospectus will be used solely in connection with the offers to the Company's existing optionholders and restricted stock unitholders.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated August 12, 2004

42,812,500
Income Deposit Securities (IDSs)
representing
42,812,500 Shares of Class A Common Stock and
$209.8 million    % Senior Subordinated Notes due 2019
and
$33.0 million    % Senior Subordinated Notes due 2019

This is an offering of 42,812,500 IDSs by us. The IDSs represent 42,812,500 shares of our class A common stock and $209.8 million aggregate principal amount of our    % senior subordinated notes due 2019. Each IDS represents:

  •
  one share of our class A common stock; and

  •
  a    % senior subordinated note with $4.90 principal amount.

We are also offering separately (not in the form of IDSs) $33.0 million aggregate principal amount of our       % senior subordinated notes due 2019.

The senior subordinated notes will be fully and unconditionally guaranteed by our first tier subsidiaries on an unsecured senior subordinated basis.

This is the initial public offering of our IDSs and senior subordinated notes. We anticipate that the public offering price per IDS will be between $15.00 and $17.00 and the public offering price of the senior subordinated notes sold separately (not in the form of IDSs) will be    % of their stated principal amount.

Holders of IDSs will have the right to separate IDSs into the shares of class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly holders of our class A common stock and senior subordinated notes may, at any time, unless the IDSs have automatically separated, combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IDSs. Separation of IDSs will occur automatically upon a redemption or upon the maturity of the senior subordinated notes.

Upon a subsequent issuance by us of IDSs or senior subordinated notes of the same series (not in the form of IDSs), a portion of your senior subordinated notes may be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance and, in such event, your IDSs or senior subordinated notes will be replaced with new IDSs or new senior subordinated notes, as the case may be. In addition to the senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers the senior subordinated notes and new IDSs to be issued to you upon any such subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences" on page 27, "Risk Factors—A subsequent issuance of senior subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the senior subordinated notes or in the event of our bankruptcy" on page 28, "Description of Senior Subordinated Notes—Additional Notes" on page 143 and "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes—Additional Issuances" on page 196.

We intend to list our IDSs on the New York Stock Exchange under the trading symbol "FRP."

Investing in the IDSs, our class A common stock and/or our senior subordinated notes involves risks. See "Risk Factors" beginning on page 23.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per IDS	Total	Per Senior Subordinated Note(1)		Total
Public offering price	$	$		%	$
Underwriting discount	$	$		%	$
Proceeds to FairPoint Communications, Inc. (before expenses)	$	$		%	$

(1)
We are selling $33.0 million aggregate principal amount of senior subordinated notes separately (not in the form of IDSs) in the offering.

Certain of our existing stockholders have granted the underwriters an option to purchase up to 3,425,000 additional IDSs at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus, to cover over-allotments. We will not receive any proceeds from any exercise of the underwriters' over-allotment option.

This prospectus also relates to 9,248,076 IDSs representing 9,248,076 shares of our class A common stock and $45.3 million aggregate principal amount of our      % senior subordinated notes due 2019 being issued to our existing stockholders, optionholders, and restricted stock unitholders and certain of our employees. See "The Transactions."

The underwriters expect to deliver the IDSs and the senior subordinated notes to purchasers on or about                        , 2004.

CIBC World Markets	Deutsche Bank Securities	UBS Investment Bank

Banc of America Securities LLC

                                                        Citigroup

                                                                          Credit Suisse First Boston

                                                                                                                           RBC Capital Markets

Wachovia Securities

                        , 2004

[Map of United States indicating the
locations of our operations and the names by which certain companies do business]

        In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, consolidated financial condition, results of operations, liquidity and prospects may have changed since that date. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that the information in this prospectus is correct as of any date subsequent to the date on the cover of this prospectus.

Prospectus Summary

        The following is a summary of the principal features of this offering of IDSs and senior subordinated notes offered separately (not in the form of IDSs) and should be read together with more detailed information and financial data and statements contained elsewhere in this prospectus.

Our Company

Overview

        We are a leading provider of communications services to rural communities, offering an array of services, including local voice, long distance, data, Internet and broadband product offerings. We are one of the largest telephone companies in the United States focused on serving rural communities, and we are the 16th largest local telephone company, in each case based on number of access lines. We operate in 17 states with approximately 272,450 access line equivalents (including voice access lines and digital subscriber lines) in service as of June 30, 2004.

        We were incorporated in February 1991 for the purpose of operating and acquiring incumbent telephone companies in rural markets. We have acquired 30 such businesses, 26 of which we continue to own and operate. Many of our telephone companies have served their respective communities for over 75 years. The majority of the rural communities we serve have fewer than 2,500 residents. All of our telephone company subsidiaries qualify as rural local exchange carriers under the Telecommunications Act of 1996.

        Rural local exchange carriers generally are characterized by stable operating results and strong cash flow margins and operate in supportive regulatory environments. In particular, existing state and federal regulations permit us to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by relevant regulatory authorities). Competition is typically limited because rural local exchange carriers primarily serve sparsely populated rural communities with predominantly residential customers, and the cost of operations and capital investment requirements for new entrants is high.

Our Competitive Strengths

        We believe we are distinguished by the following competitive strengths:

  •
  Consistent and predictable cash flows and strong margins.    We have the leading market position in the rural communities we serve, with limited competition. Demand for telephone services from our residential and local business customers has historically been very stable despite changing economic conditions. Additionally, our telephone companies operate in generally supportive regulatory environments. These factors have permitted us to generate consistent cash flows and strong margins.

  •
  Geographically diversified markets.    We currently operate 26 rural local exchange carriers in 17 states, clustered in five regions, enabling us to capitalize on economies of scale and operating efficiencies and enhance our cash flow stability by limiting our exposure to competition, local economic downturns and state regulatory changes.

  •
  Technologically advanced infrastructure. Our advanced network infrastructure enables us to provide a wide array of communications services, including digital subscriber lines. As of June 30, 2004, approximately 92% of our exchanges were capable of providing broadband services.

  •
  Broadest service offerings in our markets. We believe that, as a result of our advanced network and switching infrastructure, we offer the only comprehensive suite of communications services in our markets, including local voice, long distance, data and Internet services.

  •
  Management team with proven track record.    Our experienced management team, which has an average of 21 years of experience working with a variety of telephone companies, has successfully integrated 30 business acquisitions since 1993, improving revenues and cash flow significantly while enhancing service quality and broadening service offerings.

Our Strategy

        The key elements of our strategy are to:

  •
  Increase revenue per customer.    We are focused on increasing our revenues by introducing innovative product offerings and marketing strategies for enhanced and ancillary services and successfully cross-selling broadband and value-added services, such as digital subscriber lines, long distance, Internet dial-up, voicemail and other services, to our customers.

  •
  Continue to improve operating efficiencies and profitability.    We intend to continue to increase our operating efficiencies by consolidating various administrative functions and implementing best practices across all of our regions.

  •
  Enhance customer loyalty.    We intend to continue to build our customer relationships by offering an array of communications services and quality customer care.

  •
  Pursue selective acquisitions.    We will continue to evaluate and pursue acquisitions which provide the opportunity to enhance revenues and cash flows.

The Transactions

        Concurrently with this offering, we will enter into a new senior secured $500.0 million credit facility, which we refer to as the new credit facility, consisting of a revolving facility in an aggregate principal amount of up to $100.0 million and a term facility in an aggregate principal amount of $400.0 million. We expect to receive gross proceeds from this offering of approximately $718.0 million, assuming an initial public offering price of $16.00 per IDS, which represents the mid-point of the range set forth on the cover page of this prospectus, and an initial public offering price of            % of the stated principal amount per senior subordinated note to be sold separately (not in the form of IDSs). These proceeds, together with approximately $400.0 million in borrowings we expect to receive under the term facility of the new credit facility, primarily will be used to:

  •
  Repay in full all $192.3 million of outstanding loans under our existing credit facility.

  •
  Consummate tender offers and consent solicitations for all of our outstanding $115.2 million aggregate principal amount of 9 1/2% senior subordinated notes due 2008, which we refer to as the 9 1/2% notes; all of our outstanding $75.0 million aggregate principal amount of floating rate callable securities due 2008, which we refer to as the floating rate notes; all of our outstanding $193.0 million aggregate principal amount of 12 1/2% senior subordinated notes due 2010, which we refer to as the 12 1/2% notes; and all of our outstanding $225.0 million aggregate principal amount of 11 7/8% senior notes due 2010, which we refer to as the 11 7/8% notes.

  •
  Redeem all of our $116.9 million liquidation preference of series A preferred stock (together with accrued and unpaid dividends thereon). The series A preferred stock was initially issued in May 2002 in exchange for debt of one of our subsidiaries whose operations we discontinued.

  •
  Pay $20.0 million to purchase an interest rate cap in connection with the floating rate borrowings under our new credit facility.

  •
  Repay in full all $14.1 million of our subsidiaries' outstanding debt, except for trade payables.

  •
  Repay in full a $7.0 million unsecured promissory note issued by us in connection with a past acquisition.

  •
  Pay fees and expenses, including tender premiums, consent payments and redemption premiums, of $136.8 million.

        Our issued and outstanding capital stock currently consists of series A preferred stock, class A common stock and class C common stock. The series A preferred stock is held by one of our equity sponsors and by certain former institutional lenders to one of our subsidiaries. The class A common stock is held primarily by our equity sponsors, our directors, our founders and current and former employees (which includes certain of our executive officers named in our management table). The class C common stock is held by certain institutional investors, including affiliates of certain of the underwriters. In connection with this offering, the following transactions will occur:

  •
  All holders of our existing class A common stock and class C common stock will be offered the right to exchange their common stock for IDSs (no additional consideration will be paid for the senior subordinated notes represented by such IDSs). The exchange ratio for such exchanges will be .29691 IDSs per share of class A common stock or class C common stock, which exchange ratio is based on the price to the public of the IDSs being offered hereby. Assuming the exchange of all of our class A common stock and class C common stock for IDSs, other than the class A common stock and class C common stock that will be exchanged for class B common stock as described below,                 IDSs will be issued in exchange for our class A common stock and                IDSs will be issued in exchange for our class C common stock.

  •
  Affiliates of Thomas H. Lee Equity Fund IV, L.P., or Thomas H. Lee Equity Fund, affiliates of Kelso & Company, certain other significant equityholders and certain of our directors and executive officers named in our management table will exchange a portion of the existing class A common stock, class C common stock or stock options held by them for shares of our class B common stock, rather than IDSs. The exchange ratio for such exchange will be the same as the exchange ratio for our class A common stock, class C common stock or stock options into IDSs. The expected initial dividend rate on the class B common stock will be the weighted average of the coupon on the senior subordinated notes and the dividend yield on the class A common stock represented by the IDSs. The class B common stock will be exchangeable at the option of the holder on a one-for-one basis for IDSs which will be registered under the Securities Act upon the occurrence of certain events. Our counsel has advised us that having a portion of our common stock held separately and not in the form of IDSs may potentially strengthen our position that the senior subordinated notes should be respected as debt for U.S. federal income tax purposes. Consequently, certain of our existing stockholders and optionholders will retain some of our common stock, in the form of class B common stock, for at least two years after the closing of this offering separately from the class A common stock represented by the IDSs. See "Description of Capital Stock—Class B Common Stock." We will issue 7,170,834 shares of our class B common stock in exchange for shares of our class A common stock, class C common stock and stock options.

  •
  We will offer holders of our existing vested, exercisable and in-the-money stock options the right to cancel their stock options in exchange for an award of IDSs (no additional consideration will be paid for the senior subordinated notes represented by such IDSs). The holders of any of our existing stock options which are not vested, exercisable and in-the-money will be offered the right to cancel their stock options in exchange for an award of IDSs (no additional consideration will be paid for the senior subordinated notes represented by such IDSs) under a new retention and incentive plan we intend to adopt in connection with this offering, which IDSs will be subject to certain vesting requirements. The holders of our restricted stock units will be offered the right to exchange their restricted stock units for an award of IDSs (no additional consideration will be paid for the senior subordinated notes represented by such IDSs) under our new retention and incentive plan, which IDSs will be subject to certain vesting requirements. In addition, we will issue to certain of our employees IDSs as new awards under our new retention and incentive plan. See "Management—New Retention and Incentive Plan." Assuming that all of our existing stock options and restricted stock units are cancelled and exchanged for awards of IDSs and that all applicable stock options are exchanged on a cashless exercise basis and net of applicable withholding taxes, 1,140,089 IDSs will be issued in exchange for such stock options and restricted stock units.

  •
  We will reclassify all shares of our existing class A common stock and class C common stock that are not exchanged for IDSs or class B common stock in this offering into shares of our new reclassified class C common stock, or our new class C common stock, with a value approximately equivalent to the value of the IDSs which would have been issued in exchange for such shares of class A common stock or class C common stock. In addition, each stock option and restricted stock unit not cancelled and exchanged for IDSs or an award of IDSs under any new retention and incentive plan in connection with this offering will be converted into a stock option to purchase shares of our new class C common stock and a restricted stock unit representing shares of our new class C common stock, respectively. Our new class C common stock will not be exchangeable for IDSs. After this offering, our class A common stock, class B common stock and new class C common stock will be entitled to the same rights and preferences, except as to dividends, dividend priority and liquidation preference with respect to the class B common stock, that our class B common stock and new class C common stock cannot be combined with senior subordinated notes to form IDSs and that the holders of our class B common stock may, subject to certain conditions, exchange their shares of class B common stock for IDSs. See "Description of Capital Stock."

        In this prospectus, we refer to this offering, the new credit facility and the transactions described above collectively as the transactions. For additional information concerning the transactions, see "The Transactions," "Use of Proceeds," "Description of Certain Indebtedness" and "Capitalization."

Our Investors

        Upon the completion of this offering and assuming the exchange of all of our class B common stock for IDSs, Thomas H. Lee Equity Fund and Kelso & Company will own approximately            % and            %, respectively, of our class A common stock. Kelso & Company and certain of our other existing stockholders have granted the underwriters an option to purchase up to          additional IDSs at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus, to cover over-allotments. If the over-allotment option is exercised in full, Kelso & Company will own approximately        % of our class A common stock.

Our Organizational Structure After this Offering

        The chart below depicts our organizational structure immediately after the transactions.

Public
73.9%
Existing stockholders
26.1%(1)(2)
FairPoint Communications, Inc. (issuer of IDSs and senior subordinated notes and borrower under new credit facility)
Holders of senior subordinated notes (not in the form of IDSs)
Guarantors of senior subordinated notes and new credit facility
Guarantors of senior subordinated notes and new credit facility
ST Enterprises(3)
MJD Ventures(3)
FairPoint Broadband(3)
MJD Services(3)
MJD Capital(3)
FairPoint Carrier Services(3)
3 rural local exchange carriers(4)
17 rural local exchange carriers(4)
6 rural local exchange carriers(4)

(1)
Includes class A common stock and class B common stock. Our class A common stock, class B common stock and new class C common stock will vote together as a single class on all matters.

(2)
Our directors, our executive officers named in our management table and our existing 5% holders will beneficially own      %. See "Principal and Selling Stockholders."

(3)
ST Enterprises, Ltd., MJD Ventures, Inc., MJD Services Corp., FairPoint Carrier Services, Inc., FairPoint Broadband, Inc., and MJD Capital Corp. are each direct wholly-owned subsidiaries of the Company. Each of these first tier subsidiaries, jointly and severally, will fully and unconditionally guarantee on a senior basis the new credit facility and each of these first tier subsidiaries and/or certain of their direct and/or indirect subsidiaries will pledge all outstanding shares of the rural local exchange carriers they own to the lenders under the new credit facility. Each of these first tier subsidiaries, jointly and severally, also will fully and unconditionally guarantee on a senior subordinated unsecured basis the senior subordinated notes.

(4)
These 26 companies are indirect subsidiaries of the Company and are the operating entities through which the Company conducts its operations.

Recent and Pending Acquisitions

        On December 1, 2003, we purchased all of the capital stock of Community Service Telephone Co., or Community Service Telephone, and Commtel Communications, Inc., or Commtel Communications. Community Service Telephone and Commtel Communications provided communications services to approximately 13,280 access line equivalents in central Maine as of the date of such acquisition. This acquisition is referred to herein as the Maine acquisition.

        On June 18, 2003, we executed an agreement and plan of merger with Berkshire Telephone Corporation, or Berkshire, to merge FairPoint Berkshire Corporation with Berkshire. Shareholders of Berkshire would receive approximately $19.2 million in the merger, subject to adjustment. Berkshire is an independent local exchange carrier that, as of March 31, 2004, provided communication services to over 7,242 access line equivalents, serving five communities in New York State. Berkshire's communities of service are adjacent to Taconic Telephone Corp., one of the Company's subsidiaries. This acquisition is expected to close during the fourth quarter of 2004, pending receipt of required state regulatory approvals. The acquisition of Berkshire is referred to herein as the Berkshire acquisition.

Where You Can Find Us

        We were incorporated in New York in 1991 and reincorporated in Delaware in 1993 as MJD Communications, Inc. In April 2000, we changed our name to FairPoint Communications, Inc. Our principal offices are located at 521 East Morehead Street, Suite 250, Charlotte, North Carolina 28202 and our telephone number is (704) 344-8150. Our web site is located at www.fairpoint.com. The information on our web site is not part of this prospectus.

General Information About This Prospectus

        Throughout this prospectus, unless otherwise noted, we have assumed:

  •
  no exercise of the underwriters' over-allotment option;

  •
  that all of our existing class A common stock and class C common stock is exchanged for IDSs and/or shares of class B common stock in connection with this offering, and accordingly, that there will be no new class C common stock outstanding following this offering;

  •
  the cancellation and exchange of all our existing vested, exercisable and in-the-money stock options for IDSs and/or shares of class B common stock;

  •
  the cancellation and exchange of all our other existing stock options and restricted stock units for awards of IDSs under our new retention and incentive plan;

  •
  consistent with generally accepted accounting principles, that the IDSs issued under our new retention and incentive plan that will be held in a Company controlled trust, which IDSs will be subject to certain vesting requirements (and the shares of class A common stock and senior subordinated notes represented thereby), are not outstanding; and

  •
  that all of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes are purchased pursuant to the tender offers for such notes.

        Unless the context otherwise requires, references in this prospectus to the "offering" refer collectively to the offering of 42,812,500 IDSs to the public, 8,779,326 IDSs to our existing stockholders, optionholders and restricted stock unitholders in exchange for equity interests owned by them and 468,750 IDSs to certain of our employees as new awards under our new retention and incentive plan, including in each case the shares of class A common stock and senior subordinated notes represented by such IDSs, and $33.0 million aggregate principal amount of senior subordinated notes offered separately (not in the form of IDSs).

The Offering

Summary of the IDSs and Senior Subordinated Notes

        This offering consists of 42,812,500 IDSs being sold at an initial public offering price of $16.00 per IDS, which represents the midpoint of the range set forth on the cover page of this prospectus, and $33.0 million aggregate principal amount of senior subordinated notes sold separately (not in the form of IDSs) at an initial public offering price of         % of the stated principal amount of each such senior subordinated note. As described below, assuming we make our scheduled interest payments and pay dividends in the amounts contemplated by the dividend policies our board of directors will adopt upon the closing of this offering, you will receive in the aggregate approximately $1.44 per year in dividends and interest on the class A common stock and senior subordinated note represented by each IDS. Interest payments on the senior subordinated notes may be deferred under certain circumstances and dividends on the class A common stock represented by the IDSs are payable at the discretion of our board of directors and only as permitted by applicable law and the terms of the agreements governing our indebtedness.

What are IDSs?

        IDSs are securities comprised of class A common stock and senior subordinated notes. Each IDS represents:

  •
  one share of our class A common stock; and

  •
  a    % senior subordinated note with $4.90 principal amount.

        The ratio of class A common stock to the principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our class A common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each IDS will represent two shares of class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our class A common stock, each IDS will thereafter represent the appropriate number of shares of class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

        All IDSs issued by us will be registered under the Securities Act.

What payments can I expect to receive as a holder of IDSs or senior subordinated notes?

        You will be entitled to receive quarterly interest payments at an annual rate of    % of the aggregate principal amount of senior subordinated notes held by you or, in the case of senior subordinated notes represented by IDSs, approximately $0.54 per IDS per year, subject to our ability to defer interest payments under certain circumstances. See "Description of Senior Subordinated Notes—Interest Deferral." We expect to make our first interest payment on December 15, 2004.

        We currently expect to make periodic dividend payments on the shares of our class A common stock represented by your IDSs, if and to the extent dividends are declared by our board of directors and permitted by Delaware law and the terms of the indenture governing the senior subordinated notes and the new credit facility. We expect to make our initial dividend payment on December 15, 2004 with respect to the period commencing on the closing date of this offering and ending December 15, 2004. We will adopt a dividend policy which contemplates that initial annual dividends will be $0.9010 per share of our class A common stock. However, our board of directors may, in its discretion, modify or repeal our dividend policy. We cannot assure you that we will pay dividends at this level in the future or at all. Holders of our common stock do not have any legal right to receive, or require us to pay, dividends. See "Dividend Policies and Restrictions."

        We expect to make interest and dividend payments on or about the fifteenth day of March, June, September and December of each year to holders of record on the first day of each such month or the immediately preceding business day. The cash used to make the interest payments and any dividend payments is expected to come from distributions by our operating subsidiaries.

        Our new credit facility will contain limitations on our ability to make interest and dividend payments if we do not meet various financial tests. See "Description of Certain Indebtedness—New Credit Facility—Senior Subordinated Notes Interest Deferral/Suspension of Dividend Payments."

What instruments will govern my rights as an IDS holder?

        Your rights as an IDS holder will be governed by a global IDS certificate which includes provisions with respect to the separation, recombination and adjustment of the class A common stock and senior subordinated notes represented by the IDSs. The class A common stock represented by the IDSs will be governed by our restated certificate of incorporation and the senior subordinated notes represented by the IDSs will be governed by the indenture.

Will my rights as a holder of IDSs be any different than the rights of a direct holder of the class A common stock or senior subordinated notes?

        No. As a holder of IDSs you are the beneficial owner of the class A common stock and senior subordinated notes represented by your IDSs. As such, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the class A common stock and senior subordinated notes, as applicable.

Will the IDSs be listed on an exchange?

        Yes. We intend to list the IDSs on the New York Stock Exchange under the trading symbol "FRP."

Will the senior subordinated notes or shares of our class A common stock represented by the IDSs be listed on an exchange?

        The senior subordinated notes will not be listed on any exchange. Our shares of class A common stock will not be listed for separate trading on the New York Stock Exchange until the number of shares of our class A common stock held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on the New York Stock Exchange. The IDSs and the senior subordinated notes and shares of our class A common stock will be separately and freely tradable without restriction or further registration under the Securities Act, unless they are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

Will the terms of the senior subordinated notes to be sold separately (not in the form of IDSs) be the same as the senior subordinated notes issued as a component of the IDSs?

        Yes. The terms of the senior subordinated notes to be sold separately (not in the form of IDSs) will be identical to the terms of the senior subordinated notes represented by IDSs and will be part of the same series of notes and issued under the same indenture. Accordingly, holders of senior subordinated notes sold separately (not in the form of IDSs) and holders of senior subordinated notes represented by IDSs will vote together as a single class, in proportion to the aggregate principal amount of senior subordinated notes they hold, on all matters on which holders of senior subordinated notes are entitled to vote under the indenture governing the senior subordinated notes. Our counsel has advised us that selling separate senior subordinated notes (not in the form of IDSs) may potentially strengthen our position that the senior subordinated notes should be respected as debt for U.S. federal income tax purposes. Consequently, we are selling senior subordinated notes separately (not in the form of IDSs) in an amount approximately equal to ten percent of the senior subordinated notes which would be outstanding on the closing date of this offering assuming that the underwriters' over-allotment option is exercised in full and that all of the class B common stock is exchanged for IDSs as of such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Accounting for Income Taxes."

In what form will IDSs and the securities represented by the IDSs and the senior subordinated notes sold separately be issued?

        The IDSs and the securities represented by the IDSs and the senior subordinated notes sold separately (not in the form of IDSs) will be issued in book-entry form only. This means that you will not be recognized by us as a registered holder of IDSs or the securities represented by the IDSs or the senior subordinated notes sold separately (not in the form of IDSs), and you will not be entitled to receive a certificate for your IDSs or the securities represented by your IDSs or the senior subordinated notes sold separately (not in the form of IDSs), subject to the exception described below. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs or senior subordinated notes. However, you will be the beneficial owner of the class A common stock and senior subordinated notes represented by your IDSs and, as such, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing our senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the class A common stock and senior subordinated notes, as applicable.

        In accordance with Delaware law, a registered holder of class A common stock has the right to request a certificate representing its shares of class A common stock. However, if a registered holder requests a certificated share on your behalf as a beneficial owner, the IDSs beneficially owned by you must be split into the class A common stock and senior subordinated notes represented by the IDSs. As long as you hold certificated shares of class A common stock, your class A common stock will not be eligible for inclusion in The Depository Trust Company's book-entry settlement and clearance system described under the heading "Description of IDSs—Book Entry Settlement and Clearance." If you are willing to forego being a holder of certificated shares of class A common stock and you deposit the class A common stock with a direct or indirect participant of The Depository Trust Company, your class A common stock will be eligible for inclusion in The Depository Trust Company's book-entry settlement and clearance system and you will be a beneficial holder rather than a registered holder of the class A common stock.

How can I separate my IDSs into shares of class A common stock and senior subordinated notes or combine shares of class A common stock and senior subordinated notes to form IDSs?

        Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control, through a broker or other financial institution, separate each of their IDSs into the shares of our class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our class A common stock and senior subordinated notes, whether represented by IDSs purchased in this offering or a subsequent offering and separated, or purchased separately in the secondary market, may, at any time, through a broker, custodian or other financial institution, combine the applicable number of shares of class A common stock and senior subordinated notes to form IDSs. A holder of IDSs who purchases in this offering or in a subsequent offering may choose to separate such IDSs in order to sell either the class A common stock or senior subordinated notes represented by such IDSs, and an investor who purchases class A common stock and senior subordinated notes not represented by IDSs may choose to recombine such securities to form IDSs for which there will be a public trading market. Separation and recombination of IDSs will occur promptly in accordance with The Depository Trust Company's procedures and upon receipt of instructions from your broker and may involve transaction fees charged by your broker and/or other financial intermediaries. Trading in the IDSs will not be suspended as a result of any such separation or recombination of IDSs. See "Description of IDSs—Book Entry, Settlement and Clearance—Separation and Recombination." Following the automatic separation of the IDSs, shares of our class A common stock and our senior subordinated notes may no longer be combined to form IDSs.

What will happen if we issue additional IDSs or senior subordinated notes of the same series in the future?

        We may conduct future financings by selling additional IDSs or senior subordinated notes of the same series. Additional IDSs or senior subordinated notes will have terms that are identical to those of the IDSs or senior subordinated notes being sold in this offering, except that:

  •
  if additional IDSs are issued 45 days or more after the closing of this offering, they will be immediately separable into the shares of class A common stock and senior subordinated notes represented by such IDSs, whereas the IDSs issued in this offering are not separable for 45 days after the closing of this offering; and

  •
  if additional IDSs are issued less than 45 days after the closing of this offering, they will be separable on the same date as the IDSs issued in this offering.

        If we issue additional IDSs, they also will be comprised of class A common stock and senior subordinated notes in the same proportion as the then outstanding IDSs. Although the senior subordinated notes issued in the future, whether represented by IDSs or sold separately (not in the form of IDSs), will have terms that are identical to the senior subordinated notes being sold in this offering, it is possible that the new senior subordinated notes will be issued with original issue discount for U.S. federal income tax purposes. Original issue discount is the excess, if any, of the stated redemption price at maturity of the senior subordinated notes over the issue price. This difference must be included in income as interest on an economic accrual basis over the remaining term of the senior subordinated notes. If the difference satisfies the statutory definition of de minimis, then no original issue discount will result. See "—What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes?" We will be required to issue additional IDSs in the future upon the exchange of our class B common stock which will be held by some of our existing equity holders after the completion of this offering. The consequences described herein with respect to original issue discount may occur when such exchange occurs.

        Because of the possible impact of the issuance of senior subordinated notes with original issue discount, the automatic exchange described below under "—What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes?" may affect the underlying economics of your investment in our IDSs or senior subordinated notes sold separately (not represented by IDSs), as the case may be. For a description of the tax and economic impact of original issue discount in connection with a subsequent issuance of senior subordinated notes, see "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences" and "Risk Factors—A subsequent issuance of senior subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the senior subordinated notes or in the event of our bankruptcy."

What will be the U.S. federal income tax consequences of an investment in the IDSs?

        Certain aspects of the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs in this offering are not certain. We intend to treat the purchase of IDSs in this offering as the purchase of shares of our class A common stock and senior subordinated notes (rather than as the purchase of a single security) and, by purchasing IDSs, you will agree to such treatment. You must allocate the purchase price of the IDSs between those shares of class A common stock and senior subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. Assuming an initial public offering price of $16.00 per IDS, which represents the midpoint of the range set forth on the cover page of this prospectus, we expect to report the initial fair market value of each share of class A common stock as $11.10 and the initial fair market value of each $4.90 aggregate principal amount of senior subordinated notes as $4.90 and, by purchasing IDSs, you will agree to and be bound by such allocation. However, this allocation is not binding on the Internal Revenue Service. See "Risk Factors—If the Internal Revenue Service challenges the allocation of the purchase price of the IDSs, there may be adverse U.S. federal income tax consequences."

        We have received an opinion from our counsel, Paul, Hastings, Janofsky & Walker LLP, that you and the Internal Revenue Service should treat the IDSs as two separate instruments for U.S. federal income tax purposes and the senior subordinated notes as debt for such purposes; however, this position may not be sustained if challenged by the Internal Revenue Service. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes would be treated as a dividend to the extent of our current or accumulated earnings and profits (but any such interest treated as dividends would likely not qualify for the special rate described below), and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income. As a result, our after-tax cash flow could be reduced, thereby adversely affecting our ability to make payments on the senior subordinated notes and class A common stock represented by the IDSs.

        In addition, payments on the senior subordinated notes to foreign holders would be subject to U.S. federal withholding taxes at rates of up to 30% and we could be liable for withholding taxes on any such interest payments previously made by us to non-U.S. holders. Payments to foreign holders would not be grossed-up on account of any such taxes.

        Dividends paid by us, to the extent paid out of our current or accumulated earnings and profits, will generally be taxable to you at long-term capital gains rates under legislation which is scheduled to expire in 2008. Interest income on the senior subordinated notes will generally be taxable to you at ordinary income rates. See "Certain United States Federal Tax Considerations."

        If we elect to defer the payment of interest on the IDSs, you may incur original issue discount income. See "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes—Deferral of Interest."

What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes?

        Future issuances by us of IDSs or senior subordinated notes sold separately (not in the form of IDSs) may affect your tax treatment. The U.S. federal income tax consequences to you of such subsequent issuances of senior subordinated notes are not certain. In order to achieve fungibility of all of our IDSs whenever issued and therefore ensure the maximum trading liquidity, the indenture governing the senior subordinated notes and the agreements with The Depository Trust Company will provide that:

  •
  in the event there is a subsequent issuance of senior subordinated notes under the indenture governing the senior subordinated notes with identical terms as the senior subordinated notes offered hereby but with a different CUSIP number, or any issuance thereafter, each holder of senior subordinated notes or IDSs agrees that, upon such issuance and upon any issuance of senior subordinated notes thereafter, a portion of the holder's senior subordinated notes will be automatically exchanged for a portion of the new senior subordinated notes; and

  •
  the records of holders of senior subordinated notes maintained under such agreements will be revised to reflect these exchanges.

        Therefore, following any subsequent issuance and exchange, without any action by a holder, each holder of senior subordinated notes or IDSs will own an inseparable unit comprised of each separate issuance of senior subordinated notes in the same proportion as each other holder. However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of a subsequent issuance and exchange.

        Due to the lack of applicable authority, it is unclear whether the exchange of senior subordinated notes for subsequently-issued senior subordinated notes will result in a taxable exchange for U.S. federal income tax purposes, and our counsel is not able to opine on this issue; consequently, it is possible that the Internal Revenue Service might successfully assert that such an exchange should be treated as a taxable exchange. In such a case, a holder would recognize any gain realized on such exchange, but any loss recognized might be disallowed.

        Even if the exchange is not treated as a taxable exchange, the exchange may result in holders having to include original issue discount in taxable income prior to the receipt of cash because the exchange of the senior subordinated notes that you hold for a portion of the new senior subordinated notes that we subsequently issue will cause you to incur some original issue discount if, as may be the case, those subsequently-issued senior subordinated notes have original issue discount. See "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes—Additional Issuances."

        Following the subsequent issuance and exchange, we (and our agents) will report any original issue discount on the subsequently-issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing IDSs, agree to report original issue discount in a manner consistent with this approach. However, the Internal Revenue Service may assert that any original issue discount should be reported only to the persons that initially acquired such subsequently-issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of original issue discount on their tax returns. Such a challenge could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

        Because of the possible impact of original issue discount, this exchange of existing senior subordinated notes for a pro rata portion of new senior subordinated notes may affect the underlying economics of the securities you hold. For a description of the tax and economic impact of original issue discount, see "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences" and "Risk Factors—A subsequent issuance of senior subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the senior subordinated notes or our bankruptcy."

        We will immediately file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of IDS components or changes in original issue discount attributed to the senior subordinated notes.

        Because a subsequent issuance will affect the senior subordinated notes in the same manner regardless of whether the senior subordinated notes are held as part of IDSs or separately, the recombination of senior subordinated notes and shares of class A common stock to form IDSs or the separation of IDSs into shares of class A common stock and senior subordinated notes should not affect your tax treatment.

        Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the IDSs or instruments similar to the IDSs, our counsel is not able to opine on the tax consequences of a subsequent issuance of senior subordinated notes and the exchange discussed above, and we urge you to consult your own tax advisor concerning the tax consequences of an investment in the IDSs. For additional information, see "Certain United States Federal Tax Considerations."

Summary of Our Class A Common Stock

Issuer	FairPoint Communications, Inc.
Shares of class A common stock represented by IDSs being offered hereby	• 42,812,500 shares. Each offered share of class A common stock initially will be represented by an IDS.
•
7,981,944 shares to our existing equityholders. This amount does not include 1,266,132 shares of class A common stock represented by IDSs that will be held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles. Each such share of class A common stock initially will be represented by an IDS.
Shares of class A common stock outstanding following this offering
50,794,444 shares (or 57,965,278 shares assuming the exchange of all of our class B common stock for IDSs). These numbers do not include 1,266,132 shares of class A common stock represented by IDSs that will be held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles.
Voting rights
Each outstanding share of our class A common stock will carry one vote per share and will vote as a single class with the holders of our class B common stock and new class C common stock on all matters.
Dividends
Upon the closing of this offering, our board of directors will adopt dividend policies which reflect our judgment that our stockholders would be better served if we distributed all of our cash available for distribution to them instead of retaining it in our business. We currently expect to make periodic dividend payments, which will be taxed as dividends to the extent of our current or accumulated earnings and profits, on the shares of our class A common stock represented by your IDSs if and to the extent dividends are declared by our board of directors and permitted by Delaware law and the terms of our then outstanding indebtedness. Specifically, the indenture governing the senior subordinated notes and our new credit facility both restrict our ability to declare and pay dividends on our class A common stock. Upon the closing of this offering, our board of directors will adopt a dividend policy which contemplates that, subject to the indenture governing the senior subordinated notes, our new credit facility and Delaware law, initial annual dividends will be $0.9010 per share of our class A common stock. We expect to make our initial dividend payment on December 15, 2004 with respect to the period commencing on the closing date of this offering and ending December 15, 2004. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure that we will pay dividends at this level in the future or at all. Holders of our common stock do not have any legal right to receive, or require us to pay dividends. See "Dividend Policies and Restrictions."

Dividend priority
The payment of dividends on our class B common stock will be subordinated to the payment of dividends on our class A common stock. Upon our achieving certain specified financial performance targets based on our year-end audited financial statements and satisfying certain other conditions, the subordination of the dividends on our class B common stock will terminate.
Dividend payment dates
If declared, dividends will be paid on or about March 15, June 15, September 15 and December 15 of each year to holders of record on the first day of each such month or the immediately preceding business day.
Listing
Our shares of class A common stock will not be listed for separate trading on the New York Stock Exchange until the number of shares of our class A common stock held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on the New York Stock Exchange. Our class A common stock will be freely tradable without restriction or further registration under the Securities Act, unless held by our "affiliates," as that term is defined in Rule 144 under the Securities Act.

Summary of Our Senior Subordinated Notes

Issuer	FairPoint Communications, Inc.
Senior subordinated notes being offered hereby	• $209.8 million aggregate principal amount of % senior subordinated notes due 2019 represented by IDSs being sold in this offering;
• $33.0 million aggregate principal amount of % senior subordinated notes due 2019 to be sold separately (not in the form of IDSs) in this offering; and
• $45.3 million aggregate principal amount of % senior subordinated notes due 2019 represented by IDSs being issued to our existing equityholders and optionholders and certain of our employees.
Senior subordinated notes to be outstanding following the offering	$281.9 million aggregate principal amount of % senior subordinated notes due 2019 ($317.0 million assuming the exchange of all of our class B common stock for IDSs). These amounts do not include $6.2 million aggregate principal amount of senior subordinated notes represented by IDSs that will be held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles.
Interest rate	% per year.
Interest payment dates	Interest will be paid quarterly in arrears on the fifteenth day of each March, June, September and December, commencing on December 15, 2004, to holders of record on the first day of each such month.
Interest deferral	Prior to , 2009, subject to certain limitations, we may, at our option, defer interest payments on the senior subordinated notes for not more than eight quarters in the aggregate and not beyond , 2009. In addition, after , 2009, subject to certain limitations, we may, at our option, defer interest on the senior subordinated notes on not more than four occasions for not more than two quarters per occasion; provided that no interest deferral period after , 2009 may commence unless and until all deferred interest and accrued interest thereon pursuant to any preceding interest deferral period has been paid in full.
No interest deferral may be commenced, and any ongoing deferral shall cease, if we are in default under the senior subordinated notes and, if the default is not a payment default, the senior subordinated notes have been accelerated as a result of such default.

Deferred interest on the senior subordinated notes will bear interest at the same rate as stated on the senior subordinated notes, compounded quarterly. We will repay all interest deferred prior to , 2009 (together with accrued interest thereon) on or prior to , 2009. We will repay all interest deferred after , 2009 (together with accrued interest thereon) on or prior to , 2019; provided that we must pay all deferred interest and accrued interest thereon in full with respect to any interest deferral period after , 2009 prior to deferring interest for any subsequent interest deferral period. We may prepay deferred interest at any time, except when an interest deferral period is in effect.
In the event that interest payments on the senior subordinated notes are deferred, you would be required to include interest in your income for U.S. federal income tax purposes on an economic accrual basis under the original issue discount rules even if you do not receive any cash interest payments.
Maturity date	The senior subordinated notes will mature on , 2019.
Ranking	The senior subordinated notes will be senior subordinated indebtedness, will be subordinated in right of payment to all our existing and future senior indebtedness, will rank equally in right of payment with all our existing and future senior subordinated indebtedness, and will rank senior to all our future subordinated obligations. The senior subordinated notes will be structurally subordinated to all indebtedness of our operating subsidiaries. In addition, payments on the senior subordinated notes will be blocked upon the occurrence of certain events of default with respect to our senior indebtedness. See "Description of Senior Subordinated Notes—Subordination."
As of June 30, 2004, after giving pro forma effect to the transactions:
• we would have had approximately $681.9 million of total consolidated indebtedness (excluding the senior subordinated notes represented by IDSs that will be held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles), of which $400.0 million would have been senior indebtedness under our new credit facility; and
• our non-guarantor subsidiaries would have had no indebtedness outstanding, other than trade payables.
Guarantees	The senior subordinated notes will be fully and unconditionally guaranteed, jointly and severally, by our first tier subsidiaries on an unsecured senior subordinated basis on the terms set forth in the indenture. All guarantors of the new credit facility will be guarantors of the senior subordinated notes. The senior subordinated note guarantees will be subordinated in right of payment to all existing and future senior indebtedness of our first tier subsidiaries, including their senior guarantees of indebtedness under our new credit facility and will be structurally subordinated to all indebtedness of our operating subsidiaries. See "Description of Senior Subordinated Notes—Note Guarantees."
Optional redemption
The senior subordinated notes will be redeemable, in whole or in part, at our option, at any time on or after , 2011 at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. If the senior subordinated notes are redeemed in whole or in part, the senior subordinated notes and class A common stock represented by each IDS will be automatically separated. See "Description of Senior Subordinated Notes—Optional Redemption."
Change of control
Upon the occurrence of a change of control, as defined under "Description of Senior Subordinated Notes—Repurchase at the Option of Holders upon a Change of Control," unless we have exercised our right to redeem all senior subordinated notes as described above, each holder of the senior subordinated notes will have the right to require us to repurchase that holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued but unpaid interest to the date of repurchase. In order to exercise this right, a holder must separate the senior subordinated notes and class A common stock represented by such holder's IDSs.
Procedures relating to subsequent issuances
The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes by us having identical terms as the senior subordinated notes offered hereby but a different CUSIP number (or any issuance of senior subordinated notes thereafter), each holder of senior subordinated notes or IDSs (as the case may be) agrees that a portion of such holder's senior subordinated notes (whether held directly or held as part of IDSs) will be automatically exchanged for a portion of the senior subordinated notes purchased by the holders of such subsequently-issued senior subordinated notes, and the records of The Depository Trust Company will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and automatic exchange, without any action by such holder, each holder of senior subordinated notes or IDSs (as the case may be) will own an inseparable unit comprised of senior subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. The indenture governing the senior subordinated notes will permit issuances of additional senior subordinated notes, subject to compliance with restrictive covenants contained in the indenture. However, we may not issue additional senior subordinated notes if and for so long as an event of default with respect to the senior subordinated notes has occurred and is continuing. Any automatic exchange of senior subordinated notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of senior subordinated notes purchased by such holder. However, any subsequent issuance of senior subordinated notes by us may adversely affect the tax and non- tax treatment of the holders of senior subordinated notes and IDSs. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences," "Risk Factors—A subsequent issuance of senior subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the senior subordinated notes or in the event of our bankruptcy" and "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes—Additional Issuances."
Restrictive covenants	The indenture governing the senior subordinated notes will contain covenants with respect to us and our restricted subsidiaries that will restrict:
	•	the incurrence of additional indebtedness and the issuance by our restricted subsidiaries of preferred stock;
	•	our ability to incur layered indebtedness;
	•	the payment of dividends on, and purchase or redemption of, capital stock;
	•	a number of other restricted payments, including investments;

	•	the creation of liens;
	•	the ability of our restricted subsidiaries to guarantee our and their indebtedness;
	•	specified sales of assets;
	•	the creation of encumbrances or restrictions on the ability of restricted subsidiaries to distribute and advance funds or transfer assets to us or any other restricted subsidiary;
	•	specified transactions with affiliates;
	•	sale and leaseback transactions;
	•	our ability to designate restricted and unrestricted subsidiaries;
	•	our ability to enter lines of business outside the communications business; and
	•	certain consolidations, mergers and sales and transfers of assets by or involving us.
The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under "Description of Senior Subordinated Notes—Certain Covenants."
Listing	We do not anticipate that our senior subordinated notes will be separately listed on any exchange.

Risk Factors

        You should carefully consider the information under "Risk Factors" beginning on page 23 of this prospectus and all other information included in this prospectus prior to making a decision to invest in the IDSs and the shares of our class A common stock and/or senior subordinated notes.

Summary Historical and Pro Forma Financial Data

        The following financial information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated historical and pro forma financial statements and notes thereto contained elsewhere in this prospectus. Amounts in thousands, except access lines and ratios.

						Pro Forma(1)
				Six Months Ended June 30,			Six Months Ended June 30, 2004
	Year Ended December 31,					Year Ended December 31, 2003
	2001	2002	2003	2003	2004
				(unaudited)		(unaudited)
Statement of Operations:
Revenues	$230,176	$230,819	$231,432	$113,097	$123,401	$238,663	$123,401
Income from operations	57,995	73,320	72,140	36,030	36,442	72,185	36,046
Income (loss) from continuing operations(2)	(25,422)	(8,694)	(8,250)	(444)	(9,372)	18,543	10,254
Income (loss) from discontinued operations(3)	(186,178)	21,933	9,921	1,234	671	9,921	671
Net income (loss)(2)	(211,600)	13,239	1,671	790	(8,701)	28,464	10,925
Operating Data:
EBITDA(4)	$106,404	$107,654	$129,827	$63,090	$67,040	$131,323	$66,644
Adjusted EBITDA(4)	120,951	131,656	132,574	67,068	70,782	135,039	70,782
Capital expenditures	43,175	38,803	33,595	10,167	16,599	34,218	16,599
Access line equivalents(5)	247,862	248,581	264,308	251,597	272,450	264,308	272,450
Residential access lines	191,570	189,803	196,145	191,089	194,269	196,145	194,269
Business access lines	53,056	51,810	50,226	50,312	49,830	50,226	49,830
Digital subscriber lines	3,236	6,968	17,937	10,196	28,351	17,937	28,351
Balance Sheet Data:
Cash	$2,919	$5,394	$5,603	$7,784	$7,772		$23,268
Total assets	875,015	829,253	843,068	827,286	835,579		871,892
Total long term debt, including current portion	907,602	804,190	825,560	815,242	821,160		681,893
Preferred shares subject to mandatory redemption	—	90,307	96,699	87,650	106,359		—
Total shareholders' equity (deficit)	(149,510)	(146,150)	(147,953)	(150,232)	(157,823)		103,129

(1)
Information gives pro forma effect to this offering, our new credit facility, the other transactions described under "The Transactions" and the Maine acquisition as if they had each occurred on January 1, 2003.

(2)
Interest expense includes amortization of debt issue costs aggregating $4,018, $3,664 and $4,171 for the fiscal years ended December 31, 2001, 2002 and 2003 and $2,000 and $2,301 for the six months ended June 30, 2003 and 2004, respectively. We prospectively adopted the provisions of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," effective July 1, 2003. SFAS 150 requires us to classify as a long-term liability our series A preferred stock and to reclassify dividends and accretion from the series A preferred stock as interest expense. Such stock is now described as "Preferred Shares Subject to Mandatory Redemption" in the balance sheet and dividends and accretion on these preferred shares are now included in pre-tax income whereas previously they were presented as a reduction to equity (a dividend), and, therefore, a reduction of net income available to common stockholders. For the year ended December 31, 2003, interest expense includes $9,049 related to dividends and accretion on preferred shares subject to mandatory redemption. For the six-months ended June 30, 2004, interest expense includes $9,660 related to dividends and accretion on preferred shares subject to mandatory redemption.

(3)
Income (loss) from discontinued operations reflects (i) the sale by us of all the capital stock of Union Telephone of Harford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to the Golden West Telephone Properties, Inc. on September 30, 2003, which we refer to as the South Dakota disposition; and (ii) the discontinuation of our competitive local exchange carrier operations through FairPoint Carrier Services, Inc., or Carrier Services, in November 2001.

(4)
EBITDA means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies. While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with generally accepted accounting principles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        A reconciliation of net cash provided by operating activities of continuing operations to EBITDA follows (in thousands):

						Pro Forma
				Six Months Ended June 30,			Six Months Ended June 30, 2004
	Year Ended December 31,					Year Ended December 31, 2003
	2001	2002	2003	2003	2004
				(unaudited)		(unaudited)
Net cash provided by operating activities of continuing operations	$35,717	$55,632	$32,834	$19,889	$20,006	$63,590	$40,028
Adjustments:
Depreciation and amortization	(55,081)	(46,310)	(48,089)	(24,197)	(24,700)	(49,325)	(24,700)
Impairment of investments	—	(12,568)	—	—	—	—	—
Other non-cash items	(9,712)	1,281	1,866	5,203	(6,010)	2,820	(6,406)
Changes in assets and liabilities arising from continuing operations, net of acquisitions	3,654	(6,729)	5,139	(1,339)	1,332	1,458	1,332

Income (loss) from continuing operations	(25,422)	(8,694)	(8,250)	(444)	(9,372)	18,543	10,254
Adjustments:
Interest expense(2)	76,314	69,520	90,224	39,069	51,538	63,548	31,516
Provision (benefit) for income tax expense	431	518	(236)	268	174	(93)	174
Depreciation and amortization	55,081	46,310	48,089	24,197	24,700	49,325	24,700

EBITDA	$106,404	$107,654	$129,827	$63,090	$67,040	$131,323	$66,644

Covenants in the indenture governing our senior subordinated notes and in our new credit facility will contain ratios based on Adjusted EBITDA. Adjusted EBITDA for any period is defined in our senior subordinated note indenture and our new credit facility as (1) the sum of consolidated net income, as defined therein, plus the following to the extent deducted from consolidated net income: provision for taxes, consolidated interest expense, depreciation, amortization and certain other non-cash items, each as defined, minus (2) all non-cash items increasing consolidated net income for the period. If our Adjusted EBITDA were to decline below certain levels, covenants in the agreements governing our indebtedness that are based on Adjusted EBITDA, including our interest coverage ratio covenant, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends or a requirement that we defer interest payments on the senior subordinated notes. These covenants are summarized under "Description of

Certain Indebtedness—New Credit Facility" and "Description of Senior Subordinated Notes." A reconciliation of EBITDA to Adjusted EBITDA is as follows (in thousands):

						Pro Forma
				Six Months Ended June 30,			Six Months Ended June 30, 2004
	Year Ended December 31,					Year Ended December 31, 2003
	2001	2002	2003	2003	2004
				(unaudited)		(unaudited)
EBITDA	$106,404	$107,654	$129,827	$63,090	$67,040	$131,323	$66,644
Net (gain) loss on sale of investments and other assets	648	(34)	(608)	(109)	(199)	(608)	(199)
Impairment on investments	—	12,568	—	—	—	—
Equity in net earnings of investees	(4,930)	(7,798)	(10,092)	(4,513)	(5,054)	(10,092)	(5,054)
Distributions from investments(6)	5,013	9,018	10,775	6,227	8,799	10,775	8,799
Realized and unrealized losses on interest rate swaps	12,873	9,577	1,387	984	112	1,387	112
Loss on early retirement of debt	—	—	1,503	1,503	—	1,503	—
Non-cash stock based and deferred compensation	1,337	924	15	—	88	984	484
Deferred patronage dividends	(394)	(253)	(233)	(114)	(4)	(233)	(4)

Adjusted EBITDA	$120,951	$131,656	$132,574	$67,068	$70,782	$135,039	$70,782

(5)
Total access line equivalents includes both voice access lines and digital subscriber lines.

(6)
Includes distributions relating to passive ownership interests in partnership investments. We do not control the timing or the amount of distributions from such investments.

Risk Factors

        An investment in the IDSs and the shares of our class A common stock and/or our senior subordinated notes involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors. Any of the following risks could materially and adversely affect our business, consolidated financial conditions, results of operations or liquidity. In such case, you may lose all or part of your original investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes

You may not receive the level of dividends provided for in the dividend policies our board of directors expects to adopt upon the closing of this offering or any dividends at all.

        Our board of directors may, in its discretion, amend or repeal the dividend policies it expects to adopt upon the closing of this offering. Future dividends with respect to shares of our class A common stock, if any, will depend on, among other things, our cash flows, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. Our board of directors may decrease the level of dividends provided for in the dividend policies or entirely discontinue the payment of dividends. The indenture governing our senior subordinated notes and the new credit facility contain significant restrictions on our ability to make dividend payments, including, if we have been required to defer interest on the senior subordinated notes under the new credit facility or the indenture, restrictions on the payment of dividends until we have paid all deferred interest. In addition, we have reported a loss from continuing operations in each of our last five fiscal years. We cannot assure you that we will generate sufficient cash from continuing operations in the future, or have sufficient surplus or net profits, as the case may be, under Delaware law, to pay dividends on our class A common stock in accordance with the dividend policy established by our board of directors. If we were to use borrowings under our new credit facility's revolving facility to fund dividends, we would have less cash available for future dividends.

To expand our business through acquisitions and service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control. We may not generate sufficient funds from operations to consummate acquisitions, pay interest on the senior subordinated notes, pay dividends with respect to shares of our class A common stock or repay or refinance our indebtedness at maturity or otherwise.

        Our ability to consummate acquisitions and to make payments on our indebtedness, including the senior subordinated notes, will depend on our ability to generate cash flow from operations in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Our ability to continue to expand through acquisitions will, to a certain extent, be dependent upon our ability to borrow funds under our new credit facility and to obtain other third-party financing, including through the sale of IDSs or other securities. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the senior subordinated notes, or to fund our other liquidity needs.

        A significant portion of our cash flow from operations will be dedicated to capital expenditures and debt service. In addition, we currently expect to distribute a significant portion of our cash earnings to our stockholders in the form of periodic dividends. As a result, we may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions, or unanticipated capital expenditures or to fund our operations.

        Borrowings under our new credit facility will bear interest at variable interest rates. In connection with this offering, we intend to purchase an interest rate cap which will fix the interest rates on such borrowings for a period of three years after the closing of this offering. After the interest rate cap expires, our annual debt service obligations under our new credit facility will vary from year to year unless we purchase a new interest rate cap or interest rate hedge. An increase of one percentage point in the annual interest rate applicable to borrowings under our new credit facility which would be outstanding on the closing date of this offering would result in an increase of approximately $4.0 million in our annual cash interest expense, and a corresponding decrease in cash available to pay dividends on our common stock. If we choose to purchase a new interest rate cap or interest rate hedge in the future, the amount of cash available to pay dividends on our common stock would decrease. However, to the extent interest rates increase in the future, we may not be able to purchase a new interest rate cap or interest rate hedge on acceptable terms.

        In addition, prior to the maturity of our new credit facility and the senior subordinated notes, we will not be required to make any payments of principal on our senior subordinated notes or our new credit facility, and it is not likely that we will generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity. We therefore will need to refinance our debt. We may not be able to refinance our new credit facility, or if refinanced, the refinancing may occur on less favorable terms, which may materially adversely affect our ability to pay dividends. In particular, some of the terms of the senior subordinated notes that may be viewed as favorable to the senior lenders, such as our ability to defer interest, become less favorable in 2009, which may materially adversely affect our ability to refinance our new credit facility. If we were unable to refinance our new credit facility, our failure to repay all amounts due on the maturity date would cause a default under our new credit facility and the indenture governing the senior subordinated notes. We expect our required principal repayments under our new credit facility to be approximately $400.0 million at its maturity in 2009. Our interest expense may increase significantly if we refinance our new credit facility on terms that are less favorable to us than the terms of our new credit facility.

        We may also be forced to raise additional capital or sell assets and, if we are forced to pursue any of these options under distressed conditions, our business and the value of your investment in our IDSs or senior subordinated notes could be adversely affected. In addition, these alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business, legislative and regulatory factors or restrictions contained in our senior indebtedness.

If we have insufficient cash flow to cover the expected dividend payments under the dividend policy to be adopted by our board of directors we would need to reduce or eliminate dividends or, to the extent permitted under our debt agreements, fund a portion of our dividends with additional borrowings.

        If we do not have sufficient cash to fund dividend payments, we would either reduce or eliminate dividends or, to the extent we were permitted to do so under the indenture governing the senior subordinated notes and the new credit facility, fund a portion of our dividends with borrowings or from other sources. If we were to use working capital or permanent borrowings under our new credit facility's revolving facility to fund dividends, we would have less cash available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business.

The indenture governing our senior subordinated notes and our new credit facility permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends.

        Our senior subordinated notes and our new credit facility permit us to pay a significant portion of our cash flow to stockholders in the form of dividends and, following completion of this offering, we currently expect to pay periodic dividends per share on our class A common stock in the aggregate of $0.9010 per year. The indenture governing our senior subordinated notes and our new credit facility permit us to pay such dividends as long as we meet specified thresholds. See "Description of Senior

Subordinated Notes—Certain Covenants" and "Description of Certain Indebtedness—New Credit Facility." Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the senior subordinated notes. Standard & Poor's Corporation, or Standard & Poor's, has adopted a policy of downgrading certain issuers of IDSs or similar securities as a result of the high dividend payout provisions of such securities and the liberal restrictive payment covenants contained in the agreements governing the indebtedness of such issuers. Accordingly, Standard & Poor's has advised us that it has placed our "B+" corporate credit rating on creditwatch with negative implications and that it intends to downgrade our corporate credit rating from "B+" to "B" if we consummate this offering.

Subject to certain limitations, we may defer interest on our senior subordinated notes at any time at our option. If we defer interest we will not be permitted to make any payment of dividends on our class A common stock so long as any deferred interest or interest on deferred interest remains outstanding.

        Prior to            2009, subject to certain limitations, we may, at our option, defer interest payments on the senior subordinated notes, and such deferred interest will not be required to be repaid until             , 2009. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. In addition, after            , 2009, subject to certain limitations, we may, at our option, defer interest on the senior subordinated notes, and such deferred interest will not be required to be repaid until             , 2019. Consequently, you may be owed a substantial amount of deferred interest that will not be due and payable until such date. During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends with respect to our class A common stock.

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the IDSs or the separately held senior subordinated notes.

        If interest payments on the senior subordinated notes are deferred, you will be required to recognize interest income for U.S. federal income tax purposes under the rules related to original issue discount in respect of interest payments on the senior subordinated notes represented by the IDSs or the separately-held senior subordinated notes, as the case may be, held by you before you receive any cash payment of this interest. In addition, you will not receive this cash if you sell the IDSs or the separately held senior subordinated notes, as the case may be, before the end of any deferral period or before the record date relating to interest payments that are to be paid.

        If interest is deferred, the IDSs or the separately-held senior subordinated notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the senior subordinated notes. In addition, the requirement that we defer payments of interest on the senior subordinated notes under certain circumstances may mean that the market price for the IDSs or the separately held senior subordinated notes may be more volatile than other securities that do not have this requirement.

The U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are uncertain and our cash available for dividends and interest could be reduced if the senior subordinated notes were treated as equity for tax purposes.

        No statutory, judicial or administrative authority directly addresses the treatment of the IDSs or instruments similar to the IDSs for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of IDSs are uncertain. We have received an opinion from our counsel, Paul, Hastings, Janofsky & Walker LLP, that an IDS should be treated as representing both a share of class A common stock and senior subordinated notes, and that the senior subordinated notes should be treated as debt, for U.S. federal income tax purposes. However, the Internal Revenue Service or a court of law may take the position that the IDSs are a single equity investment for tax purposes, or that both the class A common stock and the senior subordinated notes represented by IDSs are equity, which, if such position were to prevail, would result in our inability to take tax deductions on the interest that accrues on such senior subordinated notes and could adversely affect the amount, timing and character of income, gain or loss in respect of your investment in IDSs. In addition, it would materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This could reduce our after-tax cash flow and materially and adversely impact our ability to make interest and dividend payments on the senior subordinated notes and the class A common stock represented by the IDSs. In such an event, the interest paid on the senior subordinated notes could be treated as a dividend (or a return of capital, depending on our current and accumulated earnings and profits). Foreign holders would be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. Payments to foreign holders would not be grossed-up for any such taxes. For discussion of these tax-related risks, see "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes—Characterization of Senior Subordinated Notes" and "Certain United States Federal Tax Considerations—Considerations for Non-U.S. Holders—Senior Subordinated Notes—Characterization of Senior Subordinated Notes."

If the Internal Revenue Service challenges the allocation of the purchase price of the IDSs, there may be adverse U.S. federal income tax consequences.

        The purchase price of each IDS must be allocated between the share of class A common stock and senior subordinated note represented by such IDS. The purchase price of each IDS will be so allocated on the basis of the fair market value of the class A common stock and senior subordinated note at the time of purchase. On the cover page of this prospectus, we set forth a range within which we expect the actual initial public offering price of an IDS to fall. The midpoint of that range is $16.00. Assuming that $16.00 is the actual initial public offering price of an IDS, we expect to report the initial fair market value of each share of class A common stock represented by an IDS as $11.10 and the initial fair market value of each senior subordinated note represented by an IDS as $4.90. By purchasing IDSs, you agree to be bound by this allocation. However, this allocation is not binding on the Internal Revenue Service and the Internal Revenue Service may challenge this allocation (including by asserting that the interest rate on the senior subordinated notes does not represent an arms-length rate). If the Internal Revenue Service successfully challenges our allocation of the purchase price of an IDS between the share of class A common stock and senior subordinated note represented by such IDS on the basis that the senior subordinated note actually has a fair market value that is less than that which we allocated to it, or that the stated interest rate is too low, it is possible that the senior subordinated notes will be treated as having been issued with original issue discount. If the senior subordinated notes were treated as having original issue discount, you generally would have to include original issue discount in income in advance of the receipt of cash attributable to that income. If the Internal Revenue Service successfully asserts that the senior subordinated note actually has a fair market value greater than that which we allocate to it, it is possible that the senior subordinated notes will be treated as having been issued with amortizable bond premium. If the senior subordinated notes were treated as having amortizable bond premium, you would be able to elect to amortize bond premium over the term of the senior subordinated notes.

If we subsequently issue senior subordinated notes with significant original issue discount, we may not be able to deduct all of the interest on those senior subordinated notes.

        It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant original issue discount" and thus be classified as "applicable high yield discount obligations." If any such senior subordinated notes were so treated, a portion of the original issue discount on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and, depending on the availability of net operating loss carryovers, may adversely affect our cash flow available for interest payments and distributions to our stockholders.

Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences.

        A subsequent issuance of senior subordinated notes issued with original issue discount may adversely affect your tax treatment. As discussed in "Prospectus Summary—The Offering—What will happen if we issue additional IDSs or senior subordinated notes of the same series in the future?" and "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes—Additional Issuances", upon a subsequent issuance of senior subordinated notes with original issue discount (and upon each subsequent issuance of senior subordinated notes thereafter) there will be an automatic exchange of a portion of the senior subordinated notes you held prior to such subsequent issuance for new senior subordinated notes that will be identical except that a different amount of original issue discount may exist between the different issues of senior subordinated notes. If you were already accruing original issue discount into your income with respect to the senior subordinated notes that you held prior to such subsequent issuance, you may have to increase the amount of accrual of such original issue discount due to the automatic exchange into the new senior subordinated notes that may have greater original issue discount than the senior subordinated notes you held prior to such automatic exchange. If you were not already accruing original issue discount, you may have to begin accruing original issue discount as a result of such automatic exchange. This could happen if the subsequent issuance of senior subordinated notes occurs pursuant to an IDS offering or a separate offering of senior subordinated notes.

        In addition, the Internal Revenue Service may assert that the exchange of a portion of your senior subordinated notes for the newly-issued senior subordinated notes is a taxable exchange for U.S. federal income tax purposes. This could apply whether the senior subordinated notes are held as part of an IDS or separately.

        Upon a subsequent issuance of senior subordinated notes with original issue discount, we will report any original issue discount on the newly-issued senior subordinated notes ratably among all holders, and by purchasing IDSs, you agree to report original issue discount in a manner consistent with this approach. We cannot assure you that the Internal Revenue Service will not assert that any original issue discount should be reported only to the persons that initially acquired the newly-issued senior subordinated notes and their transferees and further claim that, unless a holder can establish that it is not a person that initially acquired the newly-issued senior subordinated notes or their transferee, all of the senior subordinated notes held by such holder have original issue discount. These potential actions by the Internal Revenue Service could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

        For a discussion of these tax related risks, see "Certain United States Federal Tax Considerations."

We may have to establish a reserve for contingent tax liabilities in the future, which could adversely affect our ability to make dividend payments on our class A common stock.

        Even if the Internal Revenue Service does not challenge the tax treatment of the senior subordinated notes, it is possible that as a result of changes in circumstances or facts that come to light after this offering, we may in the future need to change our anticipated accounting treatment and establish a reserve for contingent tax liabilities associated with a disallowance of all or part of the interest deductions on the senior subordinated notes, although our present view is that no such reserve is necessary or appropriate. If we were required to maintain such a reserve, our ability to make dividend payments on our class A common stock could be materially impaired and the market for the IDSs or our class A common stock would be adversely affected.

A subsequent issuance of senior subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the senior subordinated notes or in the event of our bankruptcy.

        Under New York and federal bankruptcy law, holders of subsequently issued senior subordinated notes having original issue discount (including the recipients of such senior subordinated notes in the involuntary exchanges pursuant to the indenture governing the senior subordinated notes) may not be able to collect the portion of their principal face amount that represents unamortized original issue discount as of the acceleration or filing date, as the case may be, in the event of an acceleration of the senior subordinated notes or in the event of our bankruptcy prior to the maturity date of the senior subordinated notes. As a result, an automatic exchange that results in a holder receiving a senior subordinated note with original issue discount could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

If interest rates rise, the trading value of our IDSs or senior subordinated notes or class A common stock represented thereby may decline.

        We cannot predict the interest rate environment or guarantee that interest rates will not rise in the near future. Should interest rates rise or should the threat of rising interest rates develop, debt markets may be adversely affected. As a result, the trading value of our IDSs or senior subordinated notes or class A common stock represented thereby may decline.

Our substantial indebtedness could restrict our ability to pay interest and principal on the senior subordinated notes and to pay dividends on our class A common stock and have an adverse impact on our financing options and liquidity position.

        As of June 30, 2004, after giving pro forma effect to the transactions, we would have had approximately $681.9 million of total consolidated indebtedness (excluding the senior subordinated notes represented by IDSs that will be held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles). Our substantial indebtedness could have important adverse consequences to the holders of the IDSs and to the holders of the senior subordinated notes, including:

  •
  limiting our ability to pay interest and principal on the senior subordinated notes, pay dividends on our class A common stock or make payments in connection with our other obligations, including, under our new credit facility;

  •
  limiting our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions;

  •
  we may not be able to refinance our indebtedness on terms acceptable to us or at all;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the communications industry;

  •
  a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for future operations, acquisitions, dividends on our class A common stock and/or capital expenditures;

  •
  we may be more vulnerable to economic and industry downturns and conditions, including changes in interest rates; and

  •
  placing us at a competitive disadvantage compared to those of our competitors that have less indebtedness.

Despite our substantial indebtedness, we may still be able to incur substantially more debt, which could further exacerbate the risks described above.

        Subject to certain covenants, the indenture governing our senior subordinated notes and our new credit facility will permit us to incur additional indebtedness. The indenture governing the senior subordinated notes will also permit our subsidiaries to incur certain additional indebtedness. Any additional indebtedness that we may incur would exacerbate the risks described in the preceding risk factor.

Our new credit facility will contain significant limitations on distributions and other payments.

        Our new credit facility contains significant restrictions on our ability to pay interest on the senior subordinated notes and dividends on the class A common stock based on meeting our total leverage ratio, interest coverage ratio and compliance with other conditions, as described in detail under "Description of Certain Indebtedness—New Credit Facility."

We may amend the terms of our new credit facility, or we may enter into new agreements that govern our senior indebtedness, and the amended terms or new agreements may further significantly affect our ability to pay interest to holders of our IDSs and our senior subordinated notes and dividends to holders of our IDSs.

        As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance our new credit facility, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the senior subordinated notes, any such amendment, refinancing or additional agreement may contain covenants which could limit in a significant manner our ability to pay interest payments and dividends to you.

The Company and the subsidiary guarantors are holding companies and rely on dividends, interest and other payments, advances and transfers of funds from the Company's non-guarantor operating subsidiaries and investments to meet their debt service and other obligations.

        The Company and the subsidiary guarantors are holding companies and conduct all of their operations through the Company's non-guarantor operating subsidiaries. The Company currently has no significant assets other than equity interests in its first tier subsidiaries, all of which will be subject to the first priority claims of the lenders under our new credit facility. The subsidiary guarantors have no significant assets other than direct or indirect equity interest in the Company's non-guarantor operating subsidiaries. As a result, the Company and the subsidiary guarantors will rely on dividends and other payments or distributions from the Company's non-guarantor operating subsidiaries to pay interest on the senior subordinated notes, pay dividends with respect to our class A common stock and to meet their debt service obligations generally. The ability of the Company's subsidiaries to pay dividends or make other payments or distributions to the Company and/or the subsidiary guarantors will depend on their respective operating results and may be restricted by, among other things:

  •
  the laws of their jurisdiction of organization, which may limit the amount of funds available for the payment of dividends;

  •
  agreements of those subsidiaries;

  •
  the terms of our new credit facility; and

  •
  the covenants of any future outstanding indebtedness we or our subsidiaries incur.

        The Company's non-guarantor operating subsidiaries have no obligation, contingent or otherwise, to pay amounts pursuant to the senior subordinated notes or to make funds available to the Company and/or the subsidiary guarantors, whether in the form of loans, dividends or other distributions. In addition, we have a number of minority investments and investments in joint ventures from which we receive distributions. For example, in 2003 we received $10.8 million of distributions from such investments. Distributions from these entities represent passive ownership interests in partnership investments. We do not control the timing or amount of distributions from such investments and we may not have access to the cash flows of these entities.

        Accordingly, our ability to pay interest on the senior subordinated notes, pay dividends with respect to shares of our class A common stock and to repay the senior subordinated notes at maturity or otherwise may be dependent upon factors beyond our control. Subject to limitations in the indenture governing the senior subordinated notes, the Company's subsidiaries may also enter into agreements that contain covenants prohibiting them from distributing or advancing funds or transferring assets to us under certain circumstances, including to fund interest payments in respect of the senior subordinated notes and pay dividends.

We may not have sufficient funds to purchase the senior subordinated notes upon the exercise by holders of their rights upon a change of control.

        Under the indenture governing the senior subordinated notes, upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding senior subordinated notes. However, we may not have sufficient funds at the time of the change of control event to make the required repurchase of the senior subordinated notes. In addition, a change of control would require the repayment of all borrowings under our new credit facility. Our failure to make or complete an offer to repurchase the senior subordinated notes would place us in default under the indenture governing the senior subordinated notes. We may therefore need to refinance our debt, raise additional capital or sell assets and, if we are forced to pursue any of these options under distressed conditions, our business and the value of your investment in our IDSs or senior subordinated notes could be adversely affected. In addition, these alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business, legislative and regulatory factors or restrictions contained in our senior indebtedness. You should also be aware that a number of important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the senior subordinated notes.

We are subject to covenants related to our outstanding debt that limit our business flexibility by imposing operating and financial restrictions on our operations.

        Covenants in the indenture governing the senior subordinated notes impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

  •
  the incurrence of additional indebtedness and the issuance by our restricted subsidiaries of preferred stock;

  •
  the ability to incur layered indebtedness;

  •
  the payment of dividends on, and purchase or redemption of, capital stock;

  •
  a number of other restricted payments, including investments;

  •
  the creation of liens;

  •
  the ability of our restricted subsidiaries to guarantee our and their indebtedness;

  •
  specified sales of assets;

  •
  the creation of encumbrances or restrictions on the ability of restricted subsidiaries to distribute and advance funds or transfer assets to us or any other restricted subsidiary;

  •
  specified transactions with affiliates;

  •
  sale and leaseback transactions;

  •
  our ability to designate restricted and unrestricted subsidiaries;

  •
  our ability to enter lines of business outside the communications business; and

  •
  certain consolidations, mergers and sales and transfers of assets by or involving us.

        The new credit facility includes most of these covenants and other and more restrictive covenants and prohibits us from prepaying our other indebtedness, including the senior subordinated notes, while indebtedness under the new credit facility is outstanding. The new credit facility also contains covenants which require us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum total leverage ratio, a maximum senior secured leverage ratio and a minimum interest coverage ratio.

If we are unable to comply with the covenants governing our outstanding debt, we could be in default under our indebtedness which could result in our inability to make payments under the senior subordinated notes or the acceleration of our indebtedness.

        Our ability to comply with the covenants, ratios or tests contained in the agreements governing our indebtedness may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture governing the senior subordinated notes. Certain events of default under the new credit facility would prohibit us from making payments on the senior subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new credit facility, the lenders could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the security granted to them to secure that indebtedness. An acceleration by the lenders of payments of indebtedness under the new credit facility may cause an acceleration of amounts outstanding under the senior subordinated notes which we may not be able to repay. If the lenders accelerate the payment of the indebtedness under the new credit facility, our assets may not be sufficient to repay in full the indebtedness under our new credit facility and our other indebtedness, including the senior subordinated notes.

Because of the subordinated nature of the senior subordinated notes and the related note guarantees, holders of our senior subordinated notes may not be entitled to be paid in full, if at all, in the event of a payment default on our senior indebtedness or senior indebtedness of the subsidiary guarantors or a bankruptcy, liquidation or reorganization or similar proceeding.

        As a result of the subordinated nature of our senior subordinated notes and related note guarantees, in the event of a payment default on our senior indebtedness or senior indebtedness of the subsidiary guarantors or upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our senior subordinated notes or the note guarantees.

        In such case, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our senior subordinated notes may receive less, ratably, than the holders of senior indebtedness.

        The senior subordinated notes will be senior subordinated obligations of the Company ranking equal in right of payment to all of the Company's existing and future senior subordinated indebtedness, senior to all of the Company's future subordinated indebtedness and junior in right of payment to all of the Company's existing and future senior indebtedness. As of June 30, 2004, on a pro forma basis after giving effect to the transactions, the Company would have had $400.0 million of senior indebtedness outstanding and would have had the ability to borrow up to an additional $100.0 million under the new credit facility, all of which would have ranked senior in right of payment to our senior subordinated notes. If we are unable to repurchase all of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes in the tender offers for such notes, the mix of our senior and senior subordinated indebtedness outstanding may change. See "Description of Certain Indebtedness."

        In addition, the subsidiary guarantors are guarantors under our new credit facility, so any claims of holders of the senior subordinated notes will be subordinated in right of payment to the satisfaction of the claims that the lenders may have under the guarantees granted pursuant to our new credit facility.

Holders of our senior subordinated notes and the note guarantees will be structurally subordinated to the debt of our non-guarantor subsidiaries.

        The Company and the subsidiary guarantors are holding companies, which means that they conduct substantially all of their operations through subsidiaries. The Company's operating subsidiaries will not be guarantors of the senior subordinated notes. As a result, no payments are required to be made to the Company from the assets of these subsidiaries. Claims of holders of the notes and the note guarantees will be structurally subordinated to the indebtedness and other liabilities and commitments of the Company's non-guarantor subsidiaries, and claims by the Company and any subsidiary guarantor as an equity holder in such subsidiaries will be limited to the extent of their respective direct or indirect investment in such entities. The ability of creditors, including the holders of the senior subordinated notes, to participate in the assets of any of the Company's non-guarantor subsidiaries upon any bankruptcy, liquidation or reorganization or similar proceeding of any such entity will be subject to the prior claims of that entity's creditors, including trade creditors, and any prior or equal claim of any other equity holder. In addition, the ability of the Company's creditors, including the holders of senior subordinated notes, to participate in distributions of assets of the Company's non-guarantor subsidiaries will be limited to the extent that the outstanding shares of any of the Company's subsidiaries are either pledged to secure other creditors (including lenders under our new credit facility) or are not owned by the Company.

If the note guarantees of the senior subordinated notes by the subsidiary guarantors are held to be invalid or unenforceable or are limited in accordance with their terms, the senior subordinated notes also would be structurally subordinated to the debt of the subsidiary guarantors.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a note guarantee could be voided, or claims in respect of a note guarantee could be subordinated to all other debt of a subsidiary guarantor, if, among other things, the subsidiary guarantor, at the time that it assumed the guarantee:

  •
  issued the note guarantee to delay, hinder or defraud present or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the note guarantee and, at the time it issued the note guarantee:

  •
  was insolvent or rendered insolvent by reason of issuing the note guarantee and the application of the proceeds of the note guarantee;

  •
  was engaged or about to engage in a business or a transaction for which the subsidiary guarantor's remaining assets available to carry on its business constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

        In addition, any payment by a subsidiary guarantor under its note guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor or the note guarantee could be subordinated to other debt of such subsidiary guarantor.

Ownership change will limit our ability to use certain losses for U.S. federal income tax purposes and may increase our tax liability.

        The transactions will result in an "ownership change" within the meaning of the U.S. federal income tax laws addressing net operating loss carryforwards, alternative minimum tax credits and other similar tax attributes. As a result of such ownership change, there will be specific limitations on our ability to use our net operating loss carryforwards and other tax attributes from periods prior to the transactions. Although it is not expected that such limitations will materially affect our U.S. federal income tax liability in the near-term, it is possible in the future that such limitations could limit our ability to utilize such tax attributes and, therefore, result in an increase in our U.S. federal income tax liability. Such an increase would reduce the funds available for the payment of dividends and might require us to reduce or eliminate the dividends on our class A common stock.

Before this offering, there has not been a public market for our IDSs, class A common stock or senior subordinated notes. The price of the IDSs may fluctuate substantially, which could negatively affect holders of IDSs or holders of senior subordinated notes sold separately.

        None of the IDSs, class A common stock or senior subordinated notes has a public market history. In addition, there has not been an active market in the United States for securities similar to the IDSs. We cannot assure you that an active trading market for the IDSs and the senior subordinated notes sold separately in this offering will develop in the future, which may cause the price of the IDSs and the senior subordinated notes sold separately in this offering to fluctuate substantially, and we currently do not expect that an active trading market for the shares of our class A common stock will develop until the senior subordinated notes are redeemed or mature. We do not intend to list our shares of class A common stock for separate trading on the New York Stock Exchange until the number of shares of our class A common stock held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on the New York Stock Exchange. If the senior subordinated notes represented by your IDSs are redeemed or mature, your IDSs will automatically separate and you will then hold the shares of our class A common stock. We do not intend to list our senior subordinated notes on any securities exchange. Accordingly, we cannot assure you that there will be a market for the senior subordinated notes.

        The initial public offering price of the IDSs and the senior subordinated notes sold separately in this offering has been determined by negotiations among us, the existing equity investors and the representatives of the underwriters and may not be indicative of the market price of the IDSs and the senior subordinated notes sold separately in this offering after the offering. Factors such as announcements by us or others, developments affecting us, general interest rate levels and general market volatility could cause the market price of the IDSs and the senior subordinated notes sold separately in this offering to fluctuate significantly.

The limited liquidity of the trading market for the senior subordinated notes sold separately (not in the form of IDSs) may adversely affect the trading price of the separate senior subordinated notes.

        We are separately selling $33.0 million aggregate principal amount of senior subordinated notes (not in the form of IDSs), representing approximately 10% of the total outstanding senior subordinated notes (assuming all of the shares of class B common stock are exchanged for IDSs). While the senior subordinated notes sold separately (not in the form of IDSs) are part of the same series of senior subordinated notes as, and identical to, the senior subordinated notes represented by the IDSs, at the time of the issuance of the separate senior subordinated notes, the senior subordinated notes represented by the IDSs will not be separable for at least 45 days and will not be separately tradeable until separated. As a result, the initial trading market for the senior subordinated notes sold separately (not in the form of IDSs) will be very limited. Even after holders of the IDSs are permitted to separate their IDSs, a sufficient number of holders of IDSs may not separate their IDSs into the shares of our class A common stock and senior subordinated notes represented thereby to create a sizable and more liquid trading market for the senior subordinated notes not represented by IDSs. Therefore, a liquid market for the senior subordinated notes may not develop, which may adversely affect the ability of the holders of the separate senior subordinated notes to sell any of their separate senior subordinated notes and the price at which these holders would be able to sell any of the senior subordinated notes sold separately (not in the form of IDSs).

Future sales or the possibility of future sales of a substantial amount of IDSs, shares of our class A common stock or our senior subordinated notes may depress the price of the IDSs and the shares of our class A common stock and our senior subordinated notes.

        Future sales or the availability for sale of substantial amounts of IDSs or shares of our class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect the prevailing market price of the IDSs and the shares of our class A common stock and our senior subordinated notes and could impair our ability to raise capital through future sales of our securities.

        Upon consummation of this offering and assuming the exchange of all of our class B common stock for IDSs, we anticipate that our existing equity investors will own    % of the outstanding shares of our class A common stock, or    % if the underwriters exercise their over-allotment option in full. Sales of IDSs by our existing equity investors could cause a decline in the market price of the IDSs.

        Subject to certain limitations set forth under our indebtedness and our amended and restated by-laws, we may issue additional shares of our class A common stock and senior subordinated notes, which may be in the form of IDSs, or other securities as consideration for future acquisitions and investments. In the event that an acquisition or investment is significant, the number of shares of our class A common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of IDSs, or the number or aggregate principal amount of other securities that we may issue may be significant. In addition, we may also grant registration rights covering those IDSs, shares of our class A common stock, senior subordinated notes or other securities in connection with any such acquisitions and investments.

Our restated certificate of incorporation and amended and restated by-laws and several other factors could limit another party's ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

        A number of provisions in our restated certificate of incorporation and amended and restated by-laws will make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our restated certificate of incorporation provides that certain provisions of our restated certificate of incorporation can only be amended by a vote of two-thirds or more in voting power of all the outstanding shares of capital stock and that stockholders generally may not act by written consent and only stockholders representing at least 50% in voting power may request that our board of directors call a special meeting. Our restated certificate of incorporation provides for a classified board of directors and authorizes the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our class A common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

We may, under certain circumstances, suspend your rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, any applicable communications law.

        Our restated certificate of incorporation will provide that so long as we hold any authorization, license, permit, order, filing or consent from the Federal Communications Commission or any state regulatory commission having jurisdiction over us, we will have the right to request certain information from our stockholders. If any stockholder from whom such information is requested should fail to respond to such a request or we conclude that the ownership of, or the existence or exercise of any rights of stock ownership with respect to, shares of our capital stock by such stockholder, could result in any inconsistency with, or violation of, any applicable communications law, we may suspend those rights of stock ownership the existence or exercise of which would result in any inconsistency with, or violation of, any applicable communications law, and we may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any stockholder, with a view towards obtaining such information or preventing or curing any situation which would cause an inconsistency with, or violation of, any provision of any applicable communications law. See "Description of Capital Stock—Regulatory Ownership Provisions."

Risks Related to our Business

We provide services to our customers over access lines, and if we lose access lines, our business and results of operations may be adversely affected.

        Our business generates revenue by delivering voice and data services over access lines. We have experienced net access line loss of 0.5% for the period from December 31, 2000 through December 31, 2003 due to challenging economic conditions and increased competition. We may continue to experience net access line loss in our markets. Our inability to retain access lines could adversely affect our business and results of operations.

We are subject to competition that may adversely impact us.

        As an incumbent carrier, we historically have experienced little competition in our rural telephone company markets. Nevertheless, the market for telecommunications services is highly competitive. Regulation and technological innovation change quickly in the telecommunications industry, and changes in these factors historically have had, and may in the future have, a significant impact on competitive dynamics. In certain of our rural markets, we face competition from wireless telephone system operators, which may increase as wireless technology improves. We also face competition from cable television operators. In the future, we may face additional competition from new market entrants, such as providers of wireless broadband, voice over internet protocol, satellite telecommunications and electric utilities. The Internet services market is also highly competitive, and we expect that competition will intensify. Some of our competitors have brand recognition and financial, personnel, marketing and other resources that are significantly greater than ours. In addition, consolidation and strategic alliances within the communications industry or the development of new technologies could affect our competitive position. We cannot predict the number of competitors that will emerge, especially as a result of existing or new federal and state regulatory or legislative actions, but increased competition from existing and new entities could have a material adverse effect on our business. Competition may lead to loss of revenues and profitability as a result of numerous factors, including:

  •
  loss of customers (in general, when we lose a customer for local service we also lose that customer for all related services);

  •
  reduced usage of our network by our existing customers who may use alternative providers for long distance and data services;

  •
  reductions in the prices for our services which may be necessary to meet competition; and/or

  •
  increases in marketing expenditures and discount and promotional campaigns.

In addition, our provision of long distance service is subject to a highly competitive market served by large nation-wide carriers that enjoy brand name recognition.

We may not be able to successfully integrate new technologies, respond effectively to customer requirements or provide new services.

        The communications industry is subject to rapid and significant changes in technology, frequent new service introductions and evolving industry standards. We cannot predict the effect of these changes on our competitive position, profitability or industry. Technological developments may reduce the competitiveness of our networks and require unbudgeted upgrades or the procurement of additional products that could be expensive and time consuming. In addition, new products and services arising out of technological developments may reduce the attractiveness of our services. If we fail to adapt successfully to technological changes or obsolescence or fail to obtain access to important new technologies, we could lose customers and be limited in our ability to attract new customers and/or sell new services to our existing customers. An element of our business strategy is to deliver enhanced and ancillary services to customers. The successful delivery of new services is uncertain and dependent on many factors, and we may not generate anticipated revenues from such services.

We rely on a limited number of key suppliers and vendors to operate our business. If these suppliers or vendors experience problems or favor our competitors, we could fail to obtain sufficient quantities of products and services we require to operate our business successfully.

        We depend on a limited number of suppliers and vendors for equipment and services relating to our network infrastructure. If these suppliers experience interruptions or other problems delivering these network components on a timely basis, subscriber growth and our operating results could suffer significantly. If proprietary technology of a supplier is an integral component of our network, we could be effectively locked into one of a few suppliers for key network components. As a result we have become reliant upon a limited number of network equipment manufacturers, including Nortel Networks Corporation and Siemens Information and Communication Networks, Inc. In addition, when our new billing platform is completed, we will rely on a single outsourced supplier to support our billing and related customer care services. In the event it becomes necessary to seek alternative suppliers and vendors, we may be unable to obtain satisfactory replacement suppliers or vendors on economically attractive terms, on a timely basis, or at all, which could increase costs and may cause disruptions in services.

Our relationships with other telecommunications companies are material to our operations and their financial difficulties may adversely affect our business and results of operations.

        We originate and terminate calls for long distance carriers and other interexchange carriers over our network and for that service we receive payments for access charges. These payments represent a significant portion of our revenues. Should these carriers go bankrupt or experience substantial financial difficulties, our inability to then collect access charges from them could have a negative effect on our business and results of operations.

We face risks associated with acquired businesses and potential acquisitions.

        We have grown rapidly by acquiring other businesses. Since 1993, we have acquired 30 rural telephone businesses and we continue to own and operate 26 such businesses. We expect that a portion of our future growth will result from additional acquisitions, some of which may be material. Growth through acquisitions entails numerous risks, including:

  •
  strain on our financial, management and operational resources, including the distraction of our management team in identifying potential acquisition targets, conducting due diligence and negotiating acquisition agreements;

  •
  difficulties in integrating the network, operations, personnel, products, technologies and financial, computer, payroll and other systems of acquired businesses;

  •
  difficulties in enhancing our customer support resources to adequately service our existing customers and the customers of acquired businesses;

  •
  the potential loss of key employees or customers of the acquired businesses;

  •
  unanticipated liabilities or contingencies of acquired businesses;

  •
  not achieving projected cost savings or cash flow from acquired businesses;

  •
  fluctuations in our operating results caused by incurring considerable expenses to acquire businesses before receiving the anticipated revenues expected to result from the acquisitions;

  •
  difficulties in finding suitable acquisition candidates;

  •
  difficulties in making acquisitions based on attractive terms due to increased competitiveness; and

  •
  difficulties in obtaining and maintaining any required regulatory authorizations in connection with acquisitions.

        We cannot assure you that we will be able to successfully complete the integration of the businesses that we have already acquired or successfully integrate any businesses that we might acquire in the future. If we fail to do so, or if we do so but at greater cost than we anticipated, or if our acquired businesses do not experience significant growth, there will be a risk that our business may be adversely affected.

We may need additional capital to continue growing through acquisitions.

        We may need additional financing to continue growing through acquisitions. Such additional financing may be in the form of additional debt, which would increase our leverage. We may not be able to raise sufficient additional capital at all or on terms that we consider acceptable. In addition, sellers may not accept IDSs as acquisition currency to finance future acquisitions. Moreover, as a result of the restrictions in the indenture governing the senior subordinated notes and the restrictions in the other agreements governing our indebtedness, we may be prevented from issuing additional IDSs. If we are unable to issue additional IDSs, we may be forced to rely on equity-only securities as an additional source of capital. Although we are not contractually restricted from issuing certain equity-only securities, as a result of this offering, most of our equity holders will hold their investment in us in the form of IDSs, and consequently equity-only securities may be a comparatively less attractive investment.

A system failure could cause delays or interruptions of service, which could cause us to lose customers.

        To be successful, we will need to continue to provide our customers reliable service over our network. Some of the risks to our network and infrastructure include:

  •
  physical damage to access lines;

  •
  power surges or outages;

  •
  software defects; and

  •
  disruptions beyond our control.

        Disruptions may cause interruptions in service or reduced capacity for customers, either of which could cause us to lose customers and incur expenses.

We depend on third parties for our provision of long distance services.

        Our provision of long distance services is dependent on underlying agreements with other carriers that provide us with transport and termination services. These agreements are based, in part, on our estimate of future supply and demand and may contain minimum volume commitments. If we overestimate demand, we may be forced to pay for services we do not need. If we underestimate demand, we may need to acquire additional capacity on a short-term basis at unfavorable prices, assuming additional capacity is available. If additional capacity is not available, we will not be able to meet this demand. In addition, if we cannot meet any minimum volume commitments, we may be subject to underutilization charges, termination charges, or rate increases which may adversely affect our results of operations.

We may face significant future liabilities or compliance costs in connection with environmental and worker health and safety matters.

        Our operations and properties are subject to federal, state and local laws and regulations relating to protection of the environment, natural resources, and worker health and safety, including laws and regulations governing the management, storage and disposal of hazardous substances, materials and wastes. Under certain environmental laws, we could be held liable, jointly and severally and without regard to fault, for the costs of investigating and remediating any contamination at owned or operated properties; or for contamination arising from the disposal by us or our predecessors of hazardous wastes at formerly-owned properties or at third-party waste disposal sites. In addition, we could be held responsible for third-party property or personal injury claims relating to any such contamination or relating to violations of environmental laws. Changes in existing laws or regulations or future acquisitions of businesses could require us to incur substantial costs in the future relating to such matters.

Risks Related to our Regulatory Environment

We are subject to significant regulations that could change in a manner adverse to us.

        We operate in a heavily regulated industry, and the majority of our revenues generally have been supported by regulations, including access revenue and Universal Service Fund support for the provision of telephone services in rural areas. Laws and regulations applicable to us and our competitors may be, and have been, challenged in the courts, and could be changed by Congress or regulators. In addition, any of the following have the potential to have a significant impact on us:

        Risk of loss or reduction of network access charge revenues.    Almost 48% of our revenues come from network access charges, which are paid to us by intrastate and interstate long distance carriers for originating and terminating calls in the regions served. In recent years, several of these long distance carriers have declared bankruptcy. Future declarations of bankruptcy by a carrier that utilizes our access services could negatively impact our financial results. The amount of access charge revenues that we receive is based on rates set by federal and state regulatory bodies, and such rates could change. Further, from time to time federal and state regulatory bodies conduct rate cases and/or "earnings" reviews, which may result in rate changes. The Federal Communications Commission has reformed and continues to reform the federal access charge system. States often mirror these federal rules in establishing intrastate access charges. In October 2001, the Federal Communications Commission reformed the system to reduce interstate access charges and shift a portion of cost recovery, which historically have been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our rural local exchange carriers, has decreased and may continue to decrease. Although these changes were implemented on a revenue neutral basis (with commensurate increases in other charges and Universal Service Fund support), there is no assurance that future changes in access charge rates will be implemented on a revenue neutral basis. It is unknown at this time what additional changes, if any, the Federal Communications Commission may eventually adopt. Furthermore, to the extent our rural local exchange carriers become subject to competition, such access charges could be paid to competing communications providers rather than to us. Additionally, the intrastate access charges we receive may be reduced as a result of wireless competition. Regulatory developments of this type could adversely affect our business, revenue or profitability.

        Risk of loss or reduction of Universal Service Support.    We receive Universal Service Fund revenues to support the high cost of our operations in rural markets. For the year ended December 31, 2003, approximately 8% of our revenues resulted from the high cost loop support we received from the Universal Service Fund and was based upon our average cost per loop compared to the national average cost per loop. This support fluctuates based upon the historical costs of our operating companies. In addition to the Universal Service Fund high cost loop support, we also receive Universal Service Fund support payments, which include local switching support, long term support, and interstate common line support that used to be included in our interstate access charge revenues (the Federal Communications Commission has recently merged long term support into interstate common line support). If our rural local exchange carriers were unable to receive support from the Universal Service Fund, or if such support was reduced, many of our rural local exchange carriers would be unable to operate as profitably as they have historically, in the absence of our implementation of increases in charges for other services. Moreover, if we raise prices for services to offset loss of Universal Service Fund payments, the increased pricing of our services may disadvantage us competitively in the marketplace, resulting in additional potential revenue loss.

        The Telecommunications Act of 1996, or the Telecommunications Act, provides that eligible telecommunications carriers, including competitors to rural local exchange carriers, may obtain the same per line support as the rural local exchange carriers receive if a state commission determines that granting such support to competitors would be in the public interest. In fact, wireless telecommunications providers in certain of our markets have obtained matching support payments from the Universal Service Fund, but that has not led to a loss of revenues for our rural local exchange carriers under existing regulations. Any shift in universal service regulation, however, could have an adverse effect on our business, revenue or profitability.

        During the last three years, pursuant to recommendations made by the Multi-Association Group and the Rural Task Force, the Federal Communications Commission has made certain modifications to the universal service support system that changed the sources of support and the method for determining the level of support. These changes have been revenue neutral to our operations. It is unclear whether the changes in methodology will continue to accurately reflect the costs incurred by our rural local exchange carriers, and whether it will provide for the same amount of universal service support that our rural local exchange carriers have received in the past. In addition, several parties have raised objections to the size of the universal service support fund and the types of services eligible for support. A number of issues regarding the source and amount of contributions to, and eligibility for payments from, the Universal Service Fund are pending and will likely be addressed by the Federal Communications Commission or Congress in the near future. The outcome of any regulatory proceedings or legislative changes could affect the amount of universal service support that we receive, and could have an adverse effect on our business, revenue or profitability.

        The Federal State Joint Board has recently issued recommendations for the resolution of portability of Universal Service Fund support. The Federal State Joint Board recommended that:

  •
  a set of permissive federal guidelines be developed to ensure that the public interest is served before eligible telecommunications carriers are designated;

  •
  support be limited to a single connection that provides access to the public telephone network; and

  •
  the basis for providing support be considered and further clarified during the comprehensive review of the Universal Service Fund to be completed in 2006.

        The Federal Communications Commission statutorily must act on these recommendations by February 27, 2005. In addition, the Federal Communications Commission is considering resolution of the method by which contributions to the Universal Service Fund are determined.

        Risk of loss of statutory exemption from burdensome interconnection rules imposed on incumbent local exchange carriers.    Our rural local exchange carriers are exempt from the Telecommunications Act's more burdensome requirements governing the rights of competitors to interconnect to incumbent local exchange carrier networks and to utilize discrete network elements of the incumbent's network at favorable rates. If state regulators decide that it is in the public's interest to impose these more burdensome interconnection requirements on us, we would be required to provide unbundled network elements to competitors. As a result, more competitors could enter our traditional telephone markets than are currently expected and we could incur additional administrative and regulatory expenses, and experience additional revenue losses.

        Risks posed by costs of regulatory compliance.    Regulations create significant compliance costs for us. Our subsidiaries that provide intrastate services are generally subject to certification, tariff filing and other ongoing regulatory requirements by state regulators. Our interstate access services are provided in accordance with tariffs filed with the Federal Communications Commission. Challenges to our tariffs by regulators or third parties or delays in obtaining certifications and regulatory approvals could cause us to incur substantial legal and administrative expenses, and, if successful, such challenges could adversely affect the rates that we are able to charge our customers.

        Our business also may be impacted by legislation and regulation imposing new or greater obligations related to assisting law enforcement, bolstering homeland security, minimizing environmental impacts, or addressing other issues that impact our business. For example, existing provisions of the Communications Assistance for Law Enforcement Act and Federal Communications Commission regulations implementing the Communications Assistance for Law Enforcement Act require telecommunications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance. We cannot predict whether and when the Federal Communications Commission might modify its Communications Assistance for Law Enforcement Act rules or any other rules or what compliance with new rules might cost. Similarly, we cannot predict whether or when federal or state legislators or regulators might impose new security, environmental or other obligations on our business.

        For a more thorough discussion of the regulatory issues that may affect our business, see "Regulation."

Regulatory changes in the telecommunications industry could adversely affect our business by facilitating greater competition against us, reducing potential revenues or raising our costs.

        The Telecommunications Act provides for significant changes and increased competition in the telecommunications industry, including the local telecommunications and long distance industries. This statute and the Federal Communications Commission's implementing regulations remain subject to judicial review and additional rulemakings of the Federal Communications Commission, thus making it difficult to predict what effect the legislation will have on us, including our operations and our revenues and expenses, and our competitors. Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced, that address issues affecting our operations and those of our competitors. We cannot predict the outcome of these developments, nor can we assure that these changes will not have a material adverse effect on us or our industry.

        For a more thorough discussion of the regulatory issues that may affect our business, see "Regulation."

The failure to obtain necessary regulatory approvals could impede the consummation of a potential acquisition.

        Our acquisitions likely will be subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals, in which case a potential acquisition could be delayed or not consummated. For example, in June 2003, we executed an agreement and plan of merger with respect to the Berkshire acquisition and we have not yet received the regulatory approvals required to consummate that transaction.

Forward-Looking Statements

        Some statements in this prospectus are known as "forward-looking statements". Forward-looking statements may relate to, among other things, our dividend policies and expectations regarding dividend payments, minimum Adjusted EBITDA estimates, future performance generally, the conclusion that the senior subordinated notes should be treated as debt, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and competition. Many statements under the captions "Prospectus Summary," "Risk Factors," "Dividend Policies and Restrictions," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Regulation" and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors" and other parts of this prospectus. You should not place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus.

Dividend Policies and Restrictions

General

        Upon the closing of this offering, our board of directors will adopt dividend policies under which cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness, dividends on our future senior classes of capital stock, if any, capital expenditures, taxes and future reserves, if any, would in general be distributed as regular periodic dividend payments to the holders of our class A common stock and class B common stock, rather than retained by us and used to finance growth opportunities. These policies reflect our judgment that our stockholders would be better served if we distributed all of our cash available for distribution to them instead of retaining it in our business. However, as described more fully below, you may not receive any dividends as a result of the following factors:

  •
  nothing requires us to pay dividends;

  •
  while our current dividend policies contemplate the distribution of our excess cash, these policies could be modified or revoked at any time;

  •
  even if our dividend policies were not modified or revoked, the actual amount of dividends distributed under these policies and the decision to make any distributions is entirely at the discretion of our board of directors;

  •
  the amount of dividends distributed is subject to covenant restrictions under the indenture governing the senior subordinated notes and our new credit facility;

  •
  the amount of dividends distributed is subject to restrictions under Delaware law;

  •
  our stockholders have no contractual or other legal right to receive dividends; and

  •
  we may not have enough cash to pay dividends due to changes in our cash from operations, working capital requirements and/or anticipated cash needs.

        We currently intend to pay an initial dividend under these policies with respect to the period commencing on the closing date of this offering and ending December 15, 2004, based on an expected dividend level of $0.225 and $0.360 per share of class A common stock and class B common stock, respectively, for each three-month dividend payment period, and to continue to pay dividends at that rate for each such period for the remainder of the first full year following the closing of this offering. In respect of the first full year following the closing of this offering, this would be $0.9010 and $1.44 per share, or $45.8 million and $10.3 million in the aggregate (assuming that no shares of class B common stock are exchanged for IDSs during such period), on the outstanding shares of class A common stock and class B common stock, respectively. Dividends on our class A common stock and class B common stock will not be cumulative. Consequently, if dividends on our class A common stock and class B common stock are not declared and/or paid at the targeted levels, our stockholders will not be entitled to receive such payments in the future. In determining our expected initial dividend levels, we reviewed and analyzed, among other things, our operating and financial performance in recent years, the anticipated cash requirements associated with our capital structure, our anticipated capital expenditure requirements, our other anticipated cash needs, the terms of our new credit facility and the indenture governing the senior subordinated notes, applicable provisions of Delaware law, other potential sources of liquidity and various other aspects of our business.

        The initial dividend rate on our class B common stock will be the weighted average of the coupon on the senior subordinated notes and the dividend yield on our class A common stock represented by the IDSs. In addition, in order to enhance our ability to make the targeted dividend payments on our class A common stock, the payment of dividends on our class B common stock is subordinated to the payment of dividends on our class A common stock. This means that we are not permitted to pay dividends on our class B common stock in any period unless and until dividends have been paid in full on our class A common stock for such period. Our restated certificate of incorporation provides that the payment of dividends on our class B common stock will be subordinated to the payment of dividends on our class A common stock until (i) based on amounts derived from our audited financial statements for the most recently completed fiscal year, we achieve Adjusted EBITDA of $143.5 million for such fiscal year and Excess Cash for such fiscal year of $0.9010 per share of our outstanding class A common stock (the outstanding number of shares of class A common stock to be determined in accordance with GAAP, assuming the exchange of all of our class B common stock for IDSs), in each case, as defined in the indenture governing our senior subordinated notes (provided that, in the case of the calculation of our Excess Cash for fiscal 2004, (x) our Consolidated Interest Expense (as defined in the indenture governing our senior subordinated notes) will be determined by multiplying our Consolidated Interest Expense for the fourth quarter of fiscal 2004 by four and (y) principal payments of indebtedness in connection with the transactions will be excluded), and (ii) we have paid dividends at a rate equal to or greater than the initial dividend rate on all of our outstanding shares of class A common stock on each dividend payment date in such fiscal year. See "Description of Capital Stock—Class B Common Stock." After the subordination of dividends on our class B common stock has terminated, if cash available for distribution is insufficient to make the targeted dividend payments on our class A common stock and our class B common stock in any period, dividends on each class of common stock would be reduced by the same percentage until the aggregate dividends paid in such period equaled the cash available for distribution. For example, if the target dividend per share on our class A common stock and class B common stock for a period was $0.50 and $0.75, respectively, and the aggregate cash available for distribution was $1.00, the dividend per share on our class A common stock would be reduced to $0.40 for such period and the dividend per share on our class B common stock would be reduced to $0.60 for such period.

        Under our dividend policies, as long as the subordination provisions relating to our class B common stock are in effect, cash available for distribution with respect to any dividend payment period in excess of the minimum necessary to fund the target dividends on our class A common stock will be applied to fund the targeted dividends on our class B common stock. In such case, this cash would not be available to fund dividends on our class A common stock in subsequent periods.

        We have not paid dividends on our common stock in the past.

Minimum Adjusted EBITDA

        We believe that in order to fund dividend payments to holders of our class A common stock at the levels described above from cash generated by our business, our Adjusted EBITDA for the first full year following the closing of this offering would need to be at least $133.2 million and our Adjusted EBITDA with respect to each three-month dividend payment period during such year would need to be at least $33.3 million (assuming in each case that the subordination of dividends on our class B common stock has not terminated). In addition, we believe that in order to fund dividend payments to holders of our class A common stock and class B common stock at the levels described above from cash generated by our business, our Adjusted EBITDA for the first full year following the closing of this offering would need to be at least $143.5 million and our Adjusted EBITDA with respect to each three-month dividend payment period during such year would need to be at least $35.9 million. Based on a review and analysis conducted by our management and our board of directors as described under "—Assumptions and Considerations" below, we believe that our Adjusted EBITDA for the first full year following the closing of this offering will be at least $133.2 million and our Adjusted EBITDA with respect to each three-month dividend payment period during such year will be at least $33.3 million. If our Adjusted EBITDA with respect to such year and such three-month periods were at or above these levels, we would be able to make the full targeted dividend payments on our class A common stock and we would be permitted to make such payments under the restricted payment covenants in our new credit facility and the indenture governing the senior subordinated notes.

        The table below sets forth our calculation that $133.2 million of Adjusted EBITDA would be sufficient to fund dividend payments at the targeted levels on our class A common stock for the first full year following the closing of this offering and would satisfy the restricted payment covenants in our new credit facility and the indenture governing the senior subordinated notes.

Estimated Cash Available to Pay Dividends on Class A Common Stock Based on Estimated Minimum Adjusted EBITDA

Amount (dollars in thousands)
Estimated minimum Adjusted EBITDA(1)(2)	$133,174
Less:
Estimated capital expenditures(3)	32,500
Estimated cash interest expense on senior subordinated notes(4)	22,500
Estimated cash interest expense on new credit facility(5)	31,008
Estimated cash income taxes(6)	1,400
Estimated cash available to pay dividends on outstanding class A common stock(7)	$45,766
Estimated interest coverage ratio derived from above(8)	2.5x

        The table below sets forth our calculation that $143.5 million of Adjusted EBITDA would be required to fund dividend payments at the targeted levels on our class A common stock and class B common stock for the first full year following the closing of this offering and would satisfy the restricted payment covenants in our new credit facility and the indenture governing the senior subordinated notes.

Estimated Cash Required to Pay Dividends on Class A Common Stock and Class B Common Stock Based on Minimum Adjusted EBITDA

Amount (dollars in thousands)
Minimum Adjusted EBITDA(1)(2)	$143,500
Less:
Estimated capital expenditures(3)	32,500
Estimated cash interest expense on senior subordinated notes(4)	22,500
Estimated cash interest expense on new credit facility(5)	31,008
Estimated cash income taxes(6)	1,400
Estimated cash required to pay dividends on outstanding class A common stock and class B common stock(7)	$56,092
Estimated interest coverage ratio derived from above(8)	2.7x

        The table below sets forth, for the year ended December 31, 2003, the four fiscal quarters ended June 30, 2004 and the six months ended June 30, 2004, the amount of excess cash that would have been available for distributions to our stockholders, in each case after giving pro forma effect to the Maine acquisition as if it had occurred on January 1, 2003 and subject to the assumptions described in such table. The information in the table below should be read in conjunction with our consolidated historical and pro forma financial statements and notes thereto contained elsewhere in this prospectus.

Pro Forma Excess Cash for the Year Ended December 31, 2003, the Four Fiscal Quarters Ended June 30, 2004 and the Six Months Ended June 30, 2004

	Historical
	Year Ended December 31, 2003	Four Fiscal Quarters Ended June 30, 2004	Six Months Ended June 30, 2004
Net cash provided by operating activities of continuing operations	32,834	32,951	20,006
Adjustments:
Depreciation and amortization	(48,089)	(48,592)	(24,700)
Other non-cash items	1,866	(9,347)	(6,010)
Changes in assets and liabilities arising from continuing operations net of acquisitions	5,139	7,810	1,332

Loss from continuing operations	(8,250)	(17,178)	(9,372)
Adjustments:
Interest expense	90,224	102,693	51,538
Provision (benefit) for income tax expense	(236)	(330)	174
Depreciation and amortization	48,089	48,592	24,700
Net gain on sale of investments and other assets	(608)	(698)	(199)
Equity in earnings of investee	(10,092)	(10,633)	(5,054)
Distributions from investments	10,775	13,347	8,799
Realized and unrealized losses on interest rate swaps	1,387	515	112
Loss on early retirement of debt	1,503	—	—
Non-cash stock based compensation	15	103	88
Deferred patronage dividends	(233)	(123)	(4)

Historical Adjusted EBITDA	132,574	136,288	70,782
Proforma adjustments for Maine acquisition: (10)
Net income (loss) from acquisition	59	(177)	—
Interest expense	1,027	467	—
Provision (benefit) for income tax expense	143	(57)	—
Depreciation and amortization	1,236	563	—

Proforma Adjusted EBITDA	135,039	137,084	70,782
Cash interest expense on senior subordinated notes (4)	(31,008)	(31,008)	(15,377)
Cash interest expense on new credit facility (5)	(22,500)	(22,500)	(11,160)
Income tax expense (6)	(1,400)	(1,400)	(700)
Capital expenditures (3)	(34,218)	(40,366)	(16,599)
Non-recurring capital expenditures (9)	7,421	11,559	6,099
Additional public costs (2)	(1,000)	(1,000)	(500)

Excess cash that would have been available to pay dividends	52,334	52,369	32,545

(1)
To pay the targeted dividends on our class A common stock, our Adjusted EBITDA with respect to each three-month dividend payment period must be at least $33.3 million. To pay the targeted dividends on our class A common stock and class B common stock, our Adjusted EBITDA with respect to each three-month dividend payment period must be at least $35.9 million.

(2)
Takes into account estimated incremental ongoing expenses of $1.0 million associated with being a public IDS issuer, including estimated audit fees, director and officer liability insurance premiums, expenses relating to stockholders' meetings, printing expenses, investor relations expenses, registrar and transfer agent fees, directors' fees, additional legal fees and listing fees.

(3)
We expect capital expenditures in fiscal 2004 to be approximately $36.6 million, which includes $3.5 million of anticipated non-recurring capital expenditures relating to the conversion of our billing systems into an integrated billing platform and $5.4 million of anticipated non-recurring capital expenditures relating to the final stages of our digital subscriber line initiative. We expect that our annual capital expenditures for our existing operations will be approximately $32.5 million through fiscal 2009. We estimate that approximately $30.0 million of this amount will be used to maintain our network infrastructure and operate our business and that approximately $2.5 million of this amount will be available for one-time or discretionary capital expenditures, such as the billing systems conversion. We expect to fund all of these capital expenditures through our cash flow from operations. If cash is available beyond what is required to support our dividend policies, we may consider additional capital expenditures if we believe they are beneficial. Although the amount of our capital expenditures can fluctuate from quarter to quarter, on an annual basis we do not expect capital expenditures for our existing operations through fiscal 2009 to vary significantly from our estimated amounts. We do not believe that our dividend policies will materially affect our ability to maintain our network infrastructure and operate our business.

(4)
Represents interest of 11% per annum on $248.9 million of senior subordinated notes represented by IDSs and $33.0 million of senior subordinated notes sold separately (not in the form of IDSs). Does not include interest payable with respect to $6.2 million aggregate principal amount of senior subordinated notes represented by 1,266,132 IDSs that are held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles. In accordance with our new retention and incentive plan, any interest paid with respect to such senior subordinated notes will be distributed to us until the date the IDSs representing such senior subordinated notes are distributed pursuant to such plan. See "Management—New Retention and Incentive Plan."

(5)
Represents interest of 5.5% per annum, based on the purchase of a three-year interest rate cap with a portion of the proceeds of this offering, on $400.0 million of outstanding borrowings under our new credit facility's term loan facility, and a commitment fee of 0.5% per annum on the average unused balance of $100.0 million under our new credit facility's revolving facility.

(6)
We expect cash taxes during the first full year following the closing of this offering to approximate $1.4 million, assuming our pro forma capital structure.

(7)
The table below sets forth the number of shares of class A common stock and class B common stock which would be outstanding upon the closing of this offering and the estimated per share and aggregate dividend amounts payable on such shares during the first full year following the closing of this offering. The information below with respect to the number of outstanding shares and dividends does not include 1,266,132 shares of class A common stock represented by 1,266,132 IDSs that are held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles. In accordance with our new retention and incentive plan, any dividends paid with respect to such unvested IDSs will be distributed to us until the date any such IDSs are distributed pursuant to such plan. See "Management—New Retention and Incentive Plan." In order to generate cash flow to pay dividends of $0.9010 per share of class A common stock and $1.44 per share of class B common stock for the first full year following the closing of the offering, we would require an estimated minimum Adjusted EBITDA of $143.5 million.

		Dividends
	Number of Outstanding Shares
		Per Share	Aggregate
			(in thousands)
Estimated dividends on class A common stock	50,794,444	$0.9010	$45,766
Estimated dividends on class B common stock	7,170,834	$1.44	10,326
Estimated dividends on common stock			$56,092
(8)
Interest coverage ratio is calculated as pro forma Adjusted EBITDA divided by consolidated interest expense. Under the indenture governing the senior subordinated notes and under our new credit facility, we may not pay dividends on our capital stock if our interest coverage ratio is below 2.00 to 1.00 through June 30, 2007, 2.05 to 1.00 from July 1, 2007 to June 30, 2008 and 2.10 to 1.00 thereafter.

(9)
Includes non-recurring capital expenditures of $2.2 million, $2.7 million and $0.9 million for the year ended December 31, 2003, the four fiscal quarters ended June 30, 2004 and the six months ended June 30, 2004, respectively, related to the conversion of our billing systems into an integrated billing platform. Also includes non-recurring capital expenditures of $4.8 million, $8.4 million and $5.2 million for the year ended December 31, 2003, the four fiscal quarters ended June 30, 2004 and the six months ended June 30, 2004, respectively, related to capital investments in digital subscriber line access multiplexers and other plant upgrades associated with our accelerated digital subscriber line initiative that began during the third quarter of 2003. As a result, 92% of our exchanges are broadband capable as of June 30, 2004 and management expects that digital subscriber line investments will decrease significantly in 2005. Also includes non-recurring capital expenditures of $0.5 million and $0.5 million for the year ended December 31, 2003 and the four fiscal quarters ended June 30, 2004, respectively, related to the expansion of one of our rural networks into an adjoining service area which we believed was not being properly serviced by a regional bell operating company. This expansion has been completed. Our management views non-recurring capital expenditures as either one-time capital expenditures or discretionary capital expenditures which are not necessary to maintain our network infrastructure or operate our business, such as the billing systems conversion and the digital subscriber line initiative described above. Our dividend policies may cause us to reduce or eliminate such one-time or discretionary capital expenditures in the future.

(10)
Presents Adjusted EBITDA as if the Maine acquisition had occurred on January 1, 2003.

Assumptions and Considerations

        Based on a review and analysis conducted by our management and our board of directors, we believe that our Adjusted EBITDA for the first full year following the closing of this offering will be at least $133.2 million and our Adjusted EBITDA with respect to each three-month dividend payment period during such year will be at least $33.3 million, and we have determined that our assumptions as to capital expenditures, cash interest expense and income taxes in the above tables are reasonable. We considered numerous factors in making such determination, including the following:

  •
  For fiscal years 2003, 2002 and 2001 and the six months ended June 30, 2004, our Adjusted EBITDA was $132.6 million, $131.7 million, $121.0 million and $70.8 million, respectively.

  •
  For the year ended December 31, 2003, the four fiscal quarters ended June 30, 2004 and the six months ended June 30, 2004, our pro forma Adjusted EBITDA (after giving effect to the Maine acquisition) was $135.0 million, $137.1 million and $70.8 million, respectively.

  •
  For fiscal years 2003, 2002 and 2001 and the six months ended June 30, 2004, we incurred $33.6 million, $38.8 million, $43.2 million and $16.6 million, respectively, in capital expenditures. For fiscal 2003, 2002 and 2001 and the six months ended June 30, 2004, we had capital expenditures of $4.7 million, $3.0 million, $2.0 million and $5.2 million, respectively, related to our digital subscriber line initiative. This investment has resulted in 92% of our exchanges being broadband enabled as of June 30, 2004. We expect that the amount of our capital expenditures related to digital subscriber line technology in 2005 will significantly decrease. Capital expenditures for fiscal 2002 and 2001 also include the costs associated with switch and plant upgrades for certain of our exchanges and the purchase of high level digital loop carrier equipment. Such upgrades enable us to provide higher quality service and enhanced features to our customers. The cost to deploy similar technologies has decreased since the implementation of such upgrades. For example, equivalent capacity can be provided on soft switch technology which is less capital intensive than the Time Division Multiplex switches purchased in 2002 and 2001. We expect capital expenditures in fiscal 2004 to be approximately $36.6 million, which includes $3.5 million of anticipated non-recurring capital expenditures relating to the conversion of our billing systems into an integrated platform and $5.4 million of anticipated non-recurring capital expenditures relating to the final stages of our digital subscriber line initiative. We expect capital expenditures in fiscal 2005 to be approximately $32.5 million.

  •
  Our analysis of the impact of our new capital structure (including the payment of dividends at the levels described above) on our operations and performance in prior years and our determination that the new credit facility's revolving facility would have had sufficient capacity to finance any fluctuations in working capital and other cash needs, including the payment of dividends at the levels described above. The company currently does not intend to borrow under our new credit facility's revolving facility to pay dividends.

        We have also assumed:

  •
  that our general business climate, including such factors as consumer demand for our services, the level of competition and our favorable regulatory environment, will remain consistent with previous periods; and

  •
  the absence of extraordinary business events, such as new industry altering technological advances or adverse regulatory developments, that may adversely affect our business, results of operations or anticipated capital expenditures.

        If our Adjusted EBITDA with respect to the first full year after the closing of this offering were to fall below $133.2 million or $33.3 million in any of the three-month dividend payment periods in such year (or if our assumptions as to capital expenditures, principal repayments, interest expense or tax expense were too low), we would need to either reduce or eliminate dividend payments on our class A common stock or, to the extent we were permitted to do so under the indenture governing the senior subordinated notes and our new credit facility, fund a portion of the dividends on the class A common stock with borrowings or from other sources. If we were to use working capital or permanent borrowings under our new credit facility's revolving facility to fund dividend payments, we would have less cash available for future dividend payments and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business. In addition, to the extent we finance capital expenditures or acquisitions with indebtedness, we will begin to incur incremental interest and principal obligations.

        We cannot assure you that our Adjusted EBITDA will equal or exceed the minimum levels set forth above, and our belief that it will equal or exceed such levels are subject to all of the risks, considerations and factors identified in other sections of this prospectus, including those identified in "Risk Factors."

        As noted above, we have estimated our initial dividend payment levels and our minimum Adjusted EBITDA only for the first full year following the closing of this offering. Moreover, we cannot assure you that during or following such period that we will pay dividends at the levels estimated above, or at all. In the future, our capital and cash needs will invariably change, which could impact the level of any dividends we pay.

        We are not required to pay dividends, and our board of directors may modify or revoke our dividend policies at any time. Dividend payments are within the sole discretion of our board of directors and will depend upon, among other things, our results of operations, our financial condition and future developments that could differ materially from our current expectations. We expect that our general policy will be to distribute rather than retain excess cash. These policies are based upon our current assessment of our business and the environment in which it operates, and that assessment could change based on competitive or technological developments (which could, for example, increase our need for capital expenditures), acquisition opportunities or other factors. Management currently has no specific plans to make any acquisition or increase capital spending to expand our business materially. However, management will evaluate growth opportunities as they arise and may pursue opportunities that it believes would result in net increases to our cash available for distribution. Management currently intends to fund any such opportunities through additional financing, such as senior debt, subordinated debt or future IDS offerings. However, our board of directors is free to depart from or change our dividend policies at any time and could do so, for example, if it were to determine that we had insufficient cash to take advantage of any such opportunities.

        Borrowings under our new credit facility will bear interest at variable interest rates. In connection with this offering, we intend to purchase an interest rate cap which will fix the interest rates on such borrowings for a period of three years after the closing of this offering. After the interest rate cap expires, our annual debt service obligations under our new credit facility will vary from year to year unless we purchase a new interest rate cap or interest rate hedge. An increase of one percentage point in the annual interest rate applicable to borrowings under our new credit facility which would be outstanding on the closing date of this offering would result in an increase of approximately $4.0 million in our annual cash interest expense, and a corresponding decrease in cash available to pay dividends on our common stock. If we choose to purchase a new interest rate cap or interest rate hedge in the future, the amount of cash available to pay dividends on our common stock would decrease. However, to the extent interest rates increase in the future, we may not be able to purchase a new interest rate cap or interest rate hedge on acceptable terms. In addition, our new credit facility will need to be refinanced on or prior to    , 2009. We may not be able to refinance our new credit facility, or if refinanced, the refinancing may occur on less favorable terms, which may materially adversely affect our ability to pay dividends. In particular, some of the terms of the senior subordinated notes that may be viewed as favorable to the senior lenders, such as our ability to defer interest, become less favorable in 2009, which may materially adversely affect our ability to refinance our new credit facility. If we were unable to refinance our new credit facility, our failure to repay all amounts due on the maturity date would cause a default under our new credit facility and the indenture governing the senior subordinated notes. We expect our required principal repayments under our new credit facility to be approximately $400.0 million at its maturity in 2009. Our interest expense may increase significantly if we refinance our new credit facility on terms that are less favorable to us than the terms of our new credit facility.

        The senior subordinated notes mature in 2019 and we may not be able to refinance the senior subordinated notes when they become due. If we are unable to refinance the senior subordinated notes, our failure to repay all amounts due on the maturity date would cause a default under the indenture governing the senior subordinated notes. Even if we were able to refinance the senior subordinated notes, the refinancing may occur on terms that are less favorable to us, which may materially adversely affect our results of operations and our ability to pay dividends.

        Subject to the limitations described elsewhere in this prospectus, we have the ability to issue additional IDSs, class A common stock, other equity securities or preferred stock for such consideration and on such terms and conditions as are established by our board of directors in its sole discretion and without the approval of the holders of IDSs or our class A common stock. It is possible that we will fund acquisitions, if any, through the issuance of additional IDSs, class A common stock, other equity securities or preferred stock. Holders of any additional IDSs, class A common stock or other equity securities issued by us may be entitled to share equally with the holders of IDSs in dividend distributions. The certificate of designation of any preferred stock issued by us may provide that the holders of preferred stock are senior to the holders of our common stock with respect to the payment of dividends. If we were to issue additional IDSs, class A common stock, other equity securities or preferred stock, it would be necessary for us to generate additional cash in order for us to distribute dividends at the same rate per share as distributed prior to any such additional issuance.

        As discussed under "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes," we have received an opinion from our counsel that you and the Internal Revenue Service should treat the senior subordinated notes as debt for United States federal income tax purposes (although we have not sought a ruling from the Internal Revenue Service on this issue) and we intend to annually deduct interest expense of approximately $             million on the senior subordinated notes from taxable income for United States federal and state income tax purposes. We cannot assure you that the classification of the senior subordinated notes as debt, or the amount of interest expense deducted, will not be challenged by the Internal Revenue Service or will be sustained if challenged. In the event the senior subordinated notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the senior subordinated notes would not be deductible from taxable income and we would be required to recognize additional tax expense and establish a related income tax liability, which could reduce the amount of cash we would have available for distribution to our stockholders. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years open to assessment for which we claim the interest expense deduction. Taking into account any limitations on the use of our net operating losses resulting from the consummation of the transactions, we believe that we will have sufficient net operating losses available to us through fiscal 2008 to offset substantially all of such increase in our tax expense and, accordingly, the loss of such interest expense deduction should not have a material adverse effect on the amount of cash available for distribution to our stockholders through such fiscal year. However, since the transactions will result in an "ownership change" within the meaning of the U.S. federal income tax laws, which will limit our ability to use our net operating losses, we cannot assure you that the full amount of such net operating losses will be available to us. See "Risk Factors—Ownership change will limit our ability to use certain losses for U.S. federal income tax purposes and may increase our tax liability."

Restrictions on Payment of Dividends

        Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital) or, if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year. We do not anticipate that we will have (and in prior years we would not have had) sufficient earnings to pay dividends at the levels described above and therefore expect that we will pay dividends out of surplus. Although we believe we will have sufficient surplus to pay dividends at the anticipated levels during the first full year after the closing of this offering, our board of directors will seek periodically to assure itself of this before actually declaring any dividends.

        The indenture governing our senior subordinated notes restricts our ability to declare and pay dividends on our common stock as follows:

  •
  we will be permitted to pay dividends for the period from the closing date of this offering through December 15, 2004 and for the period from December 15, 2004 through March 15, 2005;

  •
  after March 15, 2005, we may use all of our excess cash accumulated after January 1, 2005 plus certain incremental funds to pay dividends, but we may not in general pay dividends in excess of such amount. "Excess cash" is defined in the indenture governing the senior subordinated notes as Adjusted EBITDA minus cash interest expense, capital expenditures (unless funded by long-term debt), cash taxes and repayments of our indebtedness;

  •
  we may not pay dividends if a default or event of default under the indenture has occurred and is continuing or would occur as a consequence of such payment;

  •
  we may not pay dividends if immediately prior to and after giving effect to such payment our interest coverage ratio, as calculated in accordance with the indenture, is below 2.00 to 1.00 from the issue date of the senior subordinated notes through June 30, 2007, below 2.05 to 1.00 from July 1, 2007 to June 30, 2008 or below 2.10 to 1.00 thereafter, in each case for the last four fiscal quarters preceding the payment date of such dividend; and

  •
  we may not pay dividends while an interest deferral period with respect to the senior subordinated notes is in effect or there is any deferred and unpaid interest on the senior subordinated notes.

        See "Description of Notes—Certain Covenants—Limitation on Restricted Payments."

        Our new credit facility contains similar provisions with respect to excess cash available to make dividend payments. In addition, our new credit facility will not allow us to pay dividends on our common stock if and for as long as (a) a default or an event of default under our new credit facility has occurred or is continuing, (b) we have any deferred and unpaid interest outstanding on the senior subordinated notes, (c) our interest coverage ratio is below 2.00 to 1.00 from the date of such new credit facility through June 30, 2007, below 2.05 to 1.00 from July 1, 2007 to June 30, 2008 or below 2.10 to 1.00 thereafter, or (d) our leverage ratio is below 5.90 to 1.00 from the date of such new credit facility through June 30, 2007, 5.80 to 1.00 from July 1, 2007 to June 30, 2008 or below 5.70 to 1.00 thereafter. See "Description of Certain Indebtedness—New Credit Facility."

        Excess cash does not represent the amount we intend to distribute as dividends for any period but rather is a restriction on the maximum level of dividend payments, if any, that we will be permitted to declare and pay under the terms of the indenture governing the senior subordinated notes and under our new credit facility.

The Transactions

        Concurrently with this offering, we will effect the transactions described below. For additional information concerning the transactions, see "Use of Proceeds," "Description of Certain Indebtedness" and "Capitalization."

        New Credit Facility.    We will enter into a new senior secured credit facility with a syndicate of financial institutions, including Deutsche Bank Trust Company Americas as administrative agent. The new credit facility will be comprised of a revolving facility in an aggregate principal amount of up to $100.0 million (less amounts reserved for letters of credit) and a term facility in an aggregate principal amount of up to $400.0 million. While the new credit facility will permit us to pay interest and dividends to IDS holders, it will contain significant restrictions on our ability to make such interest and dividend payments. The revolving facility and the term facility each will have a five year maturity.

        Purchase of an interest rate cap.    We intend to purchase an interest rate cap in connection with the floating rate borrowings under our new credit facility. The floating rate borrowings under our new credit facility will bear interest at LIBOR plus an applicable margin, which is expected to be between 2.25% and 3.25%. The interest rate cap will effectively limit the interest rate on such floating rate debt to not more than 5.5% per annum for the three years following the closing of this offering.

        Repayment of Existing Credit Facility.    We will repay all $192.3 million of outstanding loans under our existing credit facility, plus accrued and unpaid interest. The terms of the existing credit facility allow us to prepay loans without premium or penalty.

        Tender Offers and Consent Solicitations.    On July 16, 2004, we commenced tender offers and consent solicitations with respect to all of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes. As of August 11, 2004, approximately 95.92% of the 9 1/2% notes, 89.87% of the floating rate notes, 98.83% of the 12 1/2% notes and 99.98% of the 11 7/8% notes had been irrevocably tendered and consents related thereto had been irrevocably delivered. We have executed supplemental indentures with respect to the indentures governing each such series of notes which eliminate substantially all of the covenants and the events of default in such indentures and permit the transactions to be consummated on the terms described herein. These supplemental indentures will become effective upon the closing of this offering. The consummation of the tender offers will be conditioned upon this offering. To the extent that any holders of 9 1/2% notes and floating rate notes do not tender their notes in the tender offers, we intend to redeem the remaining outstanding 9 1/2% notes and floating rate notes following this offering.

        Preferred Stock.    We will redeem all of our $116.9 million liquidation preference of series A preferred stock (together with accrued and unpaid dividends thereon). The series A preferred stock was initially issued in May 2002 in exchange for debt of one of our subsidiaries whose operations we discontinued.

        Exchange of Current Class A Common Stock and Class C Common Stock.    All holders of our existing class A common stock and class C common stock will be offered the right to exchange their class A common stock or class C common stock for IDSs (no additional consideration will be paid for the senior subordinated notes represented by such IDSs). The exchange ratio for such exchanges will be .29691 IDSs per share of class A common stock or class C common stock, which exchange ratio is based on the price to the public of the IDSs being offered hereby. We expect these exchanges to occur no later than the eleventh day after the closing date of this offering. Assuming the exchange of all of our class A common stock and class C common stock for IDSs, other than the class A common stock and class C common stock that will be exchanged for class B common stock as described below,              IDS, will be issued in exchange for our class A common stock and              IDSs will be issued in exchange for our class C common stock.

        Exchange of Certain Class A Common Stock for Class B Common Stock.    Thomas H. Lee Equity Fund IV, Kelso & Company, certain other significant equityholders and certain of our directors and executive officers named in our management table will exchange a portion of the existing class A common stock, class C common stock or stock options held by them for shares of our class B common stock, rather than IDSs. The exchange ratio for such exchange will be the same as the exchange ratio for the class A common stock, class C common stock or stock options into IDSs. We expect these exchanges will occur on the closing date of this offering. The expected initial dividend rate on the class B common stock will be the weighted average of the coupon on the senior subordinated notes and the dividend yield on the class A common stock represented by the IDSs. In order to enhance our ability to make the target dividend payments on our class A common stock and new class C common stock, the payment of dividends on our class B common stock will be subordinated to the payment of dividends on our class A common stock and new class C common stock. Upon our achieving certain specified financial performance targets, based on our year-end audited financial statements, and satisfying certain other conditions, the subordination of the dividends on our class B common stock will terminate and 2,842,048 shares of our class B common stock will become exchangeable, at the holders' option, for an equal number of IDSs which will be registered under the Securities Act. If the subordination of the dividends on our class B common stock has terminated, the remaining shares of class B common stock will, at the holders' option, be exchangeable on a one-for-one basis for IDSs which will be registered under the Securities Act, upon our liquidation or during specified periods beginning on the second anniversary of the closing date of this offering, subject to certain conditions, including there being no event of default or interest deferral under the senior subordinated notes. Our counsel has advised us that having a portion of our common stock held separately and not in the form of IDSs may potentially strengthen our position that the senior subordinated notes should be respected as debt for U.S. federal income tax purposes. Consequently, certain of our existing stockholders and optionholders will retain some of our common stock, in the form of class B common stock, for at least two years after the closing of this offering separately from the class A common stock represented by the IDSs. See "Description of Capital Stock—Class B Common Stock." 7,170,834 shares of class B common stock will be issued in exchange for shares of our class A common stock, class C common stock and stock options.

        Treatment of Stock Options and Restricted Stock Units.    We will offer holders of our existing vested, exercisable and in-the-money stock options the right to cancel their stock options in exchange for an award of IDSs (no additional consideration will be paid for the senior subordinated notes represented by the IDSs), which will be registered under the Securities Act. The number of IDSs granted will generally be based on the aggregate intrinsic value of the stock options, net of any applicable withholding taxes (with such withholding taxes to be calculated using the full applicable rate). The holders of any of our existing stock options which are not vested, exercisable or in-the-money will be offered the right to cancel such stock options in exchange for an award of IDSs (no additional consideration will be paid for the senior subordinated notes represented by the IDSs), which will be registered under the Securities Act, under our new retention and incentive plan, subject to certain vesting requirements. The holders of our restricted stock units will be offered the right to exchange their restricted stock units for an award of IDSs (no additional consideration will be paid for the senior subordinated notes represented by the IDSs), which will be registered under the Securities Act, under our new retention and incentive plan, subject to certain vesting requirements. As a result of these transactions, we expect to recognize compensation expense of $9.1 million at the completion of this offering. We expect these cancellations and exchanges will occur no later than the eleventh day after the closing date of this offering. Assuming that all of our existing stock options and restricted stock units are cancelled and exchanged for awards of IDSs and that all applicable stock options are exchanged on a cashless exercise basis and net of applicable withholding taxes, 1,140,089 IDSs, including awards of IDSs subject to certain vesting requirements, will be issued in exchange for such stock options and restricted stock units. In addition, on the closing date of this offering, we will issue approximately 468,750 IDSs subject to certain vesting requirements to certain of our employees as new awards under our new retention and incentive plan. See "Management—New Retention and Incentive Plan."

        Reclassification of our class A common stock and class C common stock.    We will reclassify all shares of our existing class A common stock and class C common stock which are not exchanged for IDSs or class B common stock in connection with this offering into shares of our new class C common stock, with a value approximately equivalent to the value of the IDSs which would have been issued in exchange for such shares of class A common stock or class C common stock, pursuant to our restated certificate of incorporation. In addition, each stock option and restricted stock unit not cancelled and exchanged for IDSs or an award of IDSs under our new retention and incentive plan in connection with this offering by the end of the eleventh day after the closing date of this offering will be converted into a stock option to purchase shares of our new class C common stock and a restricted stock unit representing shares of our new class C common stock, respectively. Our new class C common stock will not be exchangeable for IDSs. Our class A common stock, class B common stock and new class C common stock will be entitled to the same rights and preferences, except as to dividends, dividend priority and liquidation preference with respect to the class B common stock, that our class B common stock and new class C common stock cannot be combined with senior subordinated notes to form IDSs and that the holders of our class B common stock may, subject to certain conditions, exchange their shares of class B common stock for IDSs. See "Description of Capital Stock."

Use of Proceeds

        The table below sets forth our estimate of the sources of the funds required to effect the transactions and our uses of such funds, assuming the transactions all occurred on June 30, 2004. We will receive $681.6 million of net proceeds from the sale of our IDSs (after deducting underwriting discounts and commissions and estimated offering expenses) and the senior subordinated notes to be sold separately (not in the form of IDSs). The estimated sources and uses are based on an assumed initial public offering price of $16.00 per IDS and an initial public offering price of          % of the stated principal amount per senior subordinated note to be sold separately (not in the form of IDSs). The table assumes that we have repurchased all outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes in the tender offers and consent solicitations for such notes. Actual amounts may vary from the amounts shown below.

(in millions)
Sources of Funds:
IDSs offered hereby	$685.0
Senior subordinated notes sold separately (not in the form of IDSs)	33.0
New credit facility(1)
Term facility(2)	400.0
Revolving facility(3)	0.0

Total sources of funds	$1,118.0

Uses of Funds:
Repay existing credit facility (4)	$192.3
Repurchase 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes(5)	608.2
Tender premiums and consent payments	79.1
Redeem series A preferred stock(6)	119.0
Purchase interest rate cap(7)	20.0
Repay subsidiary debt(8)	14.1
Repay promissory note (9)	7.0
Withholding tax payments(10)	3.7
Fees and expenses(11)	57.7
Working capital(12)	16.9

Total uses of funds	$1,118.0

(1)
Our new credit facility will consist of a $400.0 million term facility and a $100.0 million revolving facility.

(2)
Loans under our new credit facility's term facility will mature on                ,                 and are expected to bear interest per annum at either a base rate plus     % or LIBOR plus    %.

(3)
Loans under our new credit facility's revolving facility will mature on            ,            and are expected to bear interest per annum at either a base rate plus     % or LIBOR plus    %.

(4)
Represents all loans under our existing credit facility. All revolving loans under our existing credit facility mature on March 31, 2007 and bear interest per annum at LIBOR plus 4.00%. We used the proceeds from revolving loans to fund acquisitions, capital expenditures and for general corporate purposes. Tranche A term loans under our existing credit facility mature on March 31, 2007 and bear interest per annum at LIBOR plus 4.50%. Tranche C term loans under our existing credit facility mature on March 31, 2007 and bear interest per annum at LIBOR plus 4.50%.

(5)
The 9 1/2% notes and the floating rate notes each mature on May 1, 2008. The floating rate notes bear interest at a rate per annum equal to LIBOR plus 418.75 basis points. The 12 1/2% notes mature on May 1, 2010. The 11 7/8% notes mature on March 1, 2010.

(6)
We will redeem all of our $116.9 million liquidation preference of series A preferred stock (together with accrued and unpaid dividends thereon). $2.1 million of this amount represents redemption premiums. The series A preferred stock was initially issued in May 2002 in exchange for debt of one of our subsidiaries whose operations we discontinued.

(7)
We intend to purchase an interest rate cap in connection with the floating rate borrowings under our new credit facility. The floating rate borrowings under our new credit facility will bear interest at LIBOR plus an applicable margin, which is expected to be between 2.25% and 3.25%. The interest rate cap will effectively limit the interest rate on such floating rate debt to not more than 5.5% per annum for the three years following the closing of this offering.

(8)
This debt represents senior secured floating rate and fixed rate notes issued by three of our operating subsidiaries which were assumed in connection with our acquisition of these rural local exchange carriers. The maturities of these obligations range from 2005 to 2016.

(9)
This debt represents a $7.0 million unsecured promissory note issued by us in connection with a past acquisition.

(10)
Represents withholding tax payments required to be made by us in connection with the cancellation of certain of our existing stock options and restricted stock units and the issuance of IDSs or shares of our class B common stock in exchange therefor. See "Management—1995 Stock Option Plan" and "Management—1998 Stock Incentive Plan."

(11)
Includes the underwriting discount of $32.3 million payable to the underwriters in connection with this offering, $10.0 million payable to the providers of our new credit facility and $7.0 million in other professional fees. Includes a transaction fee of approximately $8.4 million payable to Kelso & Company. See "Certain Relationships and Related Party Transactions—Financial Advisory Agreements."

(12)
We intend to use $3.5 million of this amount to fund non-recurring capital expenditures in 2004 relating to the conversion of our billing systems into an integrated platform and $5.4 million of this amount to fund capital expenditures in 2004 relating to the final stages of our digital subscriber line initiative.

        Affiliates of certain of the underwriters are lenders and/or agents under the existing credit facility. Affiliates of certain of the underwriters own shares of series A preferred stock, which will be redeemed by us in connection with this offering. Accordingly, affiliates of certain of the underwriters will receive a substantial portion of the net proceeds of this offering. See "Underwriting."

Capitalization

        The following table sets forth our capitalization as of June 30, 2004:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to give effect to the transactions as if they were consummated as of June 30, 2004.

        This table should be read in conjunction with our consolidated financial statements and unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus.

	June 30, 2004
	Actual	Adjustments	Proforma as adjusted
	(dollars in thousands)
Cash and cash equivalents	$7,772	$15,496	23,268

Long-term debt, including current portion:
New credit facility:
Term facility(1)	—	400,000	400,000
Revolving facility(2)	—	—	—
% senior subordinated notes due 2019 (3)	—	281,893	281,893
Existing credit facility	192,271	(192,271)	—
9 1/2% notes and floating rate notes	190,207	(190,207)	—
12 1/2% notes	193,000	(193,000)	—
11 7/8% notes	225,000	(225,000)	—
Other debt	21,079	(21,079)	—

Total consolidated long-term debt, including current portion	821,557	(139,664)	681,893

Derivatives(4)	—	8,429	8,429

Series A preferred stock subject to mandatory redemption	106,359	(106,359)	—

Allocated portion of class B common stock retained interest(5)	—	22,536	22,536

Common stock before this offering:
Class A voting, par value $0.01 per share(6)	456	(456)	—
Class B nonvoting, convertible, par value $0.01 per share(6)	—	—
Class C nonvoting, convertible, par value $0.01 per share(6)	43	(43)	—
Common stock after this offering:
Class A voting, par value $0.01 per share(7)	—	508	508
Class B voting, par value $0.01 per share(7)(8)	—	72	72
Class C voting, par value $0.01 per share(7)	—	—
Additional paid-in capital	198,153	389,684	587,837
Accumulated other comprehensive income	109	—	109
Accumulated deficit	(356,584)	(128,813)	(485,397)

Total stockholders' equity (deficit)	(157,823)	260,952	103,129

Total capitalization	$777,865	$61,390	839,255

(1)
Assumes all of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes are purchased pursuant to the tender offers for such notes.

(2)
Under the revolving facility, we will have revolving loan availability of up to $100.0 million.

(3)
Includes senior subordinated notes represented by IDSs and senior subordinated notes sold separately (not in the form of IDSs). Does not include $6.2 million aggregate principal amount of senior subordinated notes represented by IDSs that will be held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles.

(4)
Represents the value of the exchange feature of the class B common stock, which will be accounted for as a derivative liability in our financial statements until such feature is exercised.

(5)
Represents the senior subordinated notes underlying the IDSs issuable upon exchange of the class B common stock.

(6)
236,200,000 shares of our class A common stock authorized and 45,697,566 shares outstanding; 150,000,000 shares of our class B common stock authorized and none outstanding; and 13,800,000 shares of our class C common stock authorized and 4,269,440 shares outstanding.

(7)
shares of our class A common stock authorized and 50,794,444 outstanding;                       shares of our class B common stock authorized and 7,170,834 outstanding; and                 shares of our new class C common stock authorized and none outstanding. The number of shares of class A common stock outstanding does not include 1,266,132 shares of class A common stock represented by IDSs that will be held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles.

(8)
Does not include the portion of the class B common stock exchangeable for senior subordinated notes underlying IDSs.

Dilution

        Dilution is the amount by which:

  •
  the portion of the offering price paid by the purchasers of the IDSs to be sold in the offering that is allocated to our shares of class A common stock represented by the IDSs, exceeds

  •
  the net tangible book value or deficiency per share of our class A common stock after the offering.

        Net tangible book value or deficiency per share of our class A common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of class A common stock and class C common stock deemed to be outstanding at that date. For purposes of this section, references to our "common stock" after the offering includes the shares of class A common stock to be issued as part of the IDSs and the shares of class B common stock to be held by our existing equityholders.

        Our net tangible book deficiency as of June 30, 2004 was approximately $648.6 million, or $13.00 per share of class A common stock and class C common stock. After giving effect to our receipt and intended use of approximately $1,068.7 million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and offering expenses) from our sale of IDSs and senior subordinated notes sold separately (not in the form of IDSs) in this offering and borrowings we expect to receive under our new credit facility, and assuming that all of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes are tendered pursuant to the applicable tender offers for such notes and all of our existing common stock, stock options and restricted stock units are exchanged for IDSs, our pro forma as adjusted net tangible book deficiency as of June 30, 2004 would have been approximately $388.1 million (after adjustment for intangible assets, including goodwill, debt issue costs and interest rate cap), or $6.55 per share of common stock. This represents an immediate increase in net tangible book value of $6.45 per share of our common stock to existing stockholders and an immediate dilution of $17.65 per share of our common stock to new investors purchasing IDSs in this offering.

        The following table illustrates this substantial and immediate dilution to new investors:

Per Share of Class A Common Stock
Portion of the assumed initial public offering price of $16.00 per IDS allocated to one share of class A common stock	$11.10

Net tangible book value (deficiency) per share as of June 30, 2004	(13.00)
Increase per share attributable to cash payments made by investors in this offering	6.45

Pro forma as adjusted net tangible book value (deficiency) after this offering	$(6.55)

Dilution in net tangible book value per share to new investors	$17.65

        The following table sets forth on a pro forma basis as of June 30, 2004, assuming no exercise of the underwriters' over-allotment option:

  •
  the total number of shares of our existing class A common stock and class C common stock owned by our existing equity investors and the total number of shares of our class A common stock to be owned by the new investors purchasing IDSs in this offering, as represented by the IDSs to be sold in this offering;

  •
  the total consideration paid by our existing equity investors and to be paid by the new investors purchasing IDSs in this offering; and

  •
  the average price per share of existing class A common stock and class C common stock paid by our existing equity investors (cash and stock) and the average price per share of class A common stock to be paid by new investors purchasing IDSs in this offering:

	Shares of class A Common Stock Purchased
			Total Consideration
					Average Price Per Share of Class A Common Stock
	Number	Percent	Amount	Percent
Existing stockholders, optionholders and restricted stock unitholders and certain of our employees	9,248,076	17.8%	$102,653,644	17.8%	$11.10
New investors	42,812,500	82.2%	475,218,750	82.2%	11.10

Total	52,060,576	100.0%	$577,872,394	100.0%

Selected Financial Data

        Certain of the selected financial data presented below under the captions "Statement of Operations," "Operating Data," "Summary Cash Flow Data" and "Balance Sheet Data" as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, are derived from the consolidated financial statements of the Company and its subsidiaries, which financial statements have been audited by KPMG LLP, independent registered public accounting firm. The consolidated financial statements as of December 31, 2002 and 2003, and of each of the years in the three-year period ended December 31, 2003, and the report thereon, are included elsewhere in this prospectus. The selected financial data for the six month periods ended June 30, 2003 and 2004 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial positions and results of operations for these periods. The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto contained elsewhere in this prospectus. Amounts in thousands, except access lines and ratios.

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
Statement of Operations:
Revenues	$133,475	$190,786	$230,176	$230,819	$231,432	$113,097	$123,401
Operating expenses:
Operating expenses	71,214	95,540	115,763	110,265	111,188	52,870	62,171
Depreciation and amortization(1)	29,964	46,146	55,081	46,310	48,089	24,197	24,700
Stock based compensation expense	3,386	12,323	1,337	924	15	—	88
Total operating expenses	104,564	154,009	172,181	157,499	159,292	77,067	86,959
Income from operations	28,911	36,777	57,995	73,320	72,140	36,030	36,442
Interest expense(2)	(50,464)	(59,556)	(76,314)	(69,520)	(90,224)	(39,069)	(51,538)
Other income (expense), net(3)	4,877	13,198	(6,670)	(11,974)	9,600	2,864	5,899
Loss from continuing operations before income taxes	(16,676)	(9,581)	(24,989)	(8,174)	(8,484)	(175)	(9,197)
Income tax (expense) benefit(3)	(2,179)	(5,607)	(431)	(518)	236	(268)	(174)
Minority interest in income of subsidiaries	(100)	(3)	(2)	(2)	(2)	(1)	(1)
Loss from continuing operations	(18,955)	(15,191)	(25,422)	(8,694)	(8,250)	(444)	(9,372)
Income (loss) from discontinued operations	(10,085)	(73,926)	(186,178)	21,933	9,921	1,234	671
Net income (loss)	(29,040)	(89,117)	(211,600)	13,239	1,671	790	(8,701)
Redeemable preferred stock dividends and accretion(2)	—	—	—	(11,918)	(8,892)	(8,892)	—
Gain on repurchase of redeemable preferred stock	—	—	—	—	2,905	2,905	—
Net income (loss) attributable to common shareholders	$(29,040)	$(89,117)	$(211,600)	$1,321	$(4,316)	$(5,197)	$(8,701)
Basic and diluted shares outstanding	36,203	49,381	50,131	50,122	50,043	50,044	49,969
Basic and diluted loss from continuing operations per share	$(0.52)	$(0.31)	$(0.51)	$(0.41)	$(0.28)	$(0.13)	$(0.19)

Operating Data:
EBITDA(4)	$63,652	$96,118	$106,404	$107,654	$129,827	$63,090	$67,040
Adjusted EBITDA(4)	66,241	100,034	120,951	131,656	132,574	67,068	70,782
Capital expenditures	27,773	49,601	43,175	38,803	33,595	10,167	16,599
Access line equivalents(5)	150,612	237,294	247,862	248,581	264,308	251,597	272,450
Residential access lines	120,387	184,798	191,570	189,803	196,145	191,089	194,269
Business access lines	30,225	51,025	53,056	51,810	50,226	50,312	49,830
Digital subscriber lines	—	1,471	3,236	6,968	17,937	10,196	28,351
Ratio of earnings to fixed charges(6)	—	—	—	—	—	1.04	—
Summary Cash Flow Data:
Net cash provided by operating activities of continuing operations	$26,411	$44,706	$35,717	$55,632	$32,834	$19,889	$20,006
Net cash used in investing activities of continuing operations	(59,986)	(284,953)	(57,161)	(30,258)	(54,010)	(6,058)	(7,678)
Net cash provided by (used in) financing activities of continuing operations	46,979	300,088	101,234	(12,546)	(1,976)	(10,770)	(9,247)
Net cash contributed (from) to continuing operations (to) from discontinued operations	(17,862)	(64,466)	(80,862)	(10,353)	23,361	(671)	(912)
Balance Sheet Data (at period end):
Cash	$8,616	$3,991	$2,919	$5,394	$5,603	$7,784	$7,772
Property, plant and equipment, net	157,236	272,228	278,277	271,690	266,706	258,351	258,606
Total assets	517,356	863,547	875,015	829,253	843,068	827,286	835,579
Total long term debt	462,395	756,812	907,602	804,190	825,560	815,242	821,160
Preferred shares subject to mandatory redemption	—	—	—	90,307	96,699	87,650	106,359
Total stockholders' equity (deficit)	(11,581)	64,378	(149,510)	(146,150)	(147,953)	(150,232)	(157,823)

(1)
On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Pursuant to the requirements of SFAS No. 142, we ceased amortizing goodwill beginning January 1, 2002, and instead test for goodwill impairment annually. Amortization expense for goodwill and equity method goodwill was $5,335, $9,762 and $11,962 in fiscal 1999, 2000 and 2001, respectively. Depreciation and amortization excludes amortization of debt issue costs.

(2)
Interest expense includes amortization of debt issue costs aggregating $1,575, $2,362, $4,018, $3,664 and $4,171 for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 and $2,000 and $2,301 for the six months ended June 30, 2003 and 2004, respectively. In 1999, interest expense includes $13,331 related to the retirement of put warrants of one of our subsidiaries. We prospectively adopted the provisions of SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," effective July 1, 2003. SFAS No. 150 requires us to classify as a long-term liability our series A preferred stock and to reclassify dividends and accretion from the series A preferred stock as interest expense. Such stock is now described as "Preferred Shares Subject to Mandatory Redemption" in the balance sheet and dividends and accretion on these shares are now included in pre-tax income whereas previously they were presented as a reduction to equity (a dividend), and, therefore, a reduction of net income available to common stockholders. For the year ended December 31, 2003, interest expense includes $9,049 related to dividends and accretion on shares subject to mandatory redemption. For the six months ended June 30, 2004, interest expense includes $9,659 related to dividends and accretion on preferred shares subject to mandatory redemption.

(3)
On January 1, 2001, we adopted the provisions of SFAS No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities," as amended by SFAS No. 138. On the date of adoption, the Company recorded a cumulative adjustment of $4,664 in accumulated other comprehensive income for the fair value of interest rate swaps. Because the interest rate swaps do not qualify as accounting hedges under SFAS No. 133, the change in fair value of the interest rate swaps are recorded as non operating gains or losses, which the Company classifies in other income (expense). We also recorded other income (expense) in 2001, 2002 and 2003 for the amortization of the transition adjustment of the swaps initially recognized in accumulated other comprehensive income. In the second quarter of 2002, we adopted SFAS No. 145 "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13 and Technical Corrections." This statement eliminates the requirement that gains and losses from the extinguishment of debt be required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. In 2003, other income (expense) includes a $3,465 gain on the extinguishment of debt and a $4,967 loss for the write-off of debt issue costs related to this extinguishment of debt.

(4)
EBITDA means net income (loss) before income (loss) from discontinued operations, interest expense, income taxes, and depreciation and amortization. We believe EBITDA is useful to investors because EBITDA is commonly used in the communications industry to analyze companies on the basis of operating performance, liquidity and leverage. We believe EBITDA allows a standardized comparison between companies in the industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies While providing useful information, EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with accounting principles generally accepted in the United States of America. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

A reconciliation of net cash provided by operating activities of continuing operations to EBITDA follows (in thousands):

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
						(unaudited)
Net cash provided by operating activities of continuing operations	$26,411	$44,706	$35,717	$55,632	$32,834	$19,889	$20,006
Adjustments:
Depreciation and amortization	(29,964)	(46,146)	(55,081)	(46,310)	(48,089)	(24,197)	(24,700)
Impairment of investments	—		—	(12,568)	—	—	—
Other non-cash items	(9,716)	7,439	(9,712)	1,281	1,866	5,203	(6,010)
Changes in assets and liabilities arising from continuing operations, net of acquisitions	(5,686)	(21,190)	3,654	(6,729)	5,139	(1,339)	1,332

Income (loss) from continuing operations	(18,955)	(15,191)	(25,422)	(8,694)	(8,250)	(444)	(9,372)
Adjustments:
Interest expense(2)(3)	50,464	59,556	76,314	69,520	90,224	39,069	51,538
Provision (benefit) for income tax expense	2,179	5,607	431	518	(236)	268	174
Depreciation and amortization	29,964	46,146	55,081	46,310	48,089	24,197	24,700

EBITDA	$63,652	$96,118	$106,404	$107,654	$129,827	$63,090	$67,040

Covenants in the indenture governing our senior subordinated notes and in our new credit facility will contain ratios based on Adjusted EBITDA. Adjusted EBITDA for any period is defined in our senior subordinated note indenture and our new credit facility as (1) the sum of consolidated net income, as defined, plus the following to the extent deducted from consolidated net income: provision for taxes, consolidated interest expense, depreciation, amortization and certain other non-cash items, each as defined, minus (2) all non-cash items increasing consolidated net income for the period. If our Adjusted EBITDA were to decline below certain levels, covenants in the agreements governing our indebtedness that are based on Adjusted EBITDA, including our interest coverage ratio covenant, may be violated and could cause, among other things, a default or mandatory prepayment under our new credit facility, or result in our inability to pay dividends or a requirement that we defer interest payments on the senior subordinated notes. These covenants are summarized under

  "Description of Certain Indebtedness—New Credit Facility" and "Description of Senior Subordinated Notes." A reconciliation of EBITDA to Adjusted EBITDA is as follows (in thousands):

	Year Ended December 31,					Six Months Ended June 30,
	1999	2000	2001	2002	2003	2003	2004
EBITDA	$63,652	$96,118	$106,404	$107,654	$129,827	$63,090	$67,040
Net (gain) loss on sale of investments and other assets	(514)	(6,642)	648	(34)	(608)	(109)	(199)
Impairment on investments	—	—	—	12,568	—	—	—
Equity in net earnings of investees	(2,495)	(4,807)	(4,930)	(7,798)	(10,092)	(4,513)	(5,054)
Distributions from investments(7)	2,592	3,155	5,013	9,018	10,775	6,227	8,799
Realized and unrealized losses on interest rate swaps	—	—	12,873	9,577	1,387	984	112
Loss on early retirement of debt	—	—	—	—	1,503	1,503	—
Non-cash stock based and deferred compensation	3,386	12,323	1,337	924	15	—	88
Deferred patronage dividends	(380)	(113)	(394)	(253)	(233)	(114)	(4)

Adjusted EBITDA	$66,241	$100,034	$120,951	$131,656	$132,574	$67,068	$70,782

(5)
Total access line equivalents includes voice access lines and digital subscriber lines.

(6)
For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings (losses) from continuing operations before income taxes, minority interest and income or loss from equity investments, plus distributed income of equity investments, amortization of capitalized interest, and fixed charges. Fixed charges include interest expense on indebtedness, capitalized interest and rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest. We had a deficiency to cover fixed charges of $16,583, $11,232, $24,906, $6,954 and $7,801 for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively, and $5,452 for the six months ended June 30, 2004.

(7)
Includes distributions relating to passive ownership interests in partnership investments. We do not control the timing or the amount of distributions from such investments.

Management's Discussion and Analysis
of Financial Condition and Results of Operations

        The following discussion should be read in conjunction with our financial statements and the notes thereto included elsewhere in this prospectus. The following discussion includes certain forward-looking statements. For a discussion of important factors, including the continuing development of our business, actions of regulatory authorities and competitors and other factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see "Risk Factors."

Overview

        We are a leading provider of communications services in rural communities, offering an array of services, including local voice, long distance, data, Internet and broadband product offerings. We are one of the largest telephone companies in the United States focused on serving rural communities and we are the 16th largest local telephone company, in each case based on number of access lines. We operate in 17 states with approximately 272,450 access line equivalents in service as of June 30, 2004.

        We were incorporated in February 1991 for the purpose of operating and acquiring incumbent telephone companies in rural markets. Since 1993, we have acquired 30 such businesses, 26 of which we continue to own and operate. Many of our telephone companies have served their respective communities for over 75 years. The majority of the rural communities we serve have fewer than 2,500 residents. All of our telephone company subsidiaries qualify as rural local exchange carriers under the Telecommunications Act.

        Rural local exchange carriers generally are characterized by stable operating results and strong cash flow margins and operate in supportive regulatory environments. In particular, existing state and federal regulations permit us to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by relevant regulatory authorities). Competition is typically limited because rural local exchange carriers primarily serve sparsely populated rural communities with predominantly residential customers, and the cost of operations and capital investment requirements for new entrants is high. As a result, in our markets, we have experienced virtually no wireline competition and limited competition from cable providers. While most of our markets are served by wireless service providers, their impact on our business has been limited.

Revenues

        We derive our revenues from:

  •
  Local calling services.    We receive revenues from providing local exchange telephone services, including monthly recurring charges for basic service, usage charges for local calls and service charges for special calling features.

  •
  Universal Service Fund—high cost loop support.    We receive payments from the Universal Service Fund to support the high cost of our operations in rural markets. This revenue stream is based upon our average cost per loop compared to the national average cost per loop. This support fluctuates based upon the historical costs of our operating companies.

  •
  Interstate access revenues.    These revenues are primarily based on a regulated return on rate base and recovery of allowable expenses associated with the origination and termination of toll calls both to and from our customers. Interstate access charges to long distance carriers and other customers are based on access rates filed with the Federal Communications Commission. These revenues also include Universal Service Fund payments for local switching support, long term support and interstate common line support.

  •
  Intrastate access revenues.    These revenues consist primarily of charges paid by long distance companies and other customers for access to our networks in connection with the origination and termination of long distance telephone calls both to and from our customers. Intrastate access charges to long distance carriers and other customers are based on access rates filed with the state regulatory agencies.

  •
  Long distance services.    We receive revenues from long distance services we provide to our residential and business customers. In addition, our subsidiary Carrier Services provides our rural local exchange carriers and other non-affiliated communications providers with wholesale long distance services.

  •
  Data and Internet services.    We receive revenues from monthly recurring charges for services, including digital subscriber line, special access, private lines, Internet and other services.

  •
  Other services.    We receive revenues from other services, including billing and collection, directory services and sale and maintenance of customer premise equipment.

        The following summarizes our revenues and percentage of revenues from continuing operations from these sources:

	Year ended December 31,			Six months ended June 30,		Year ended December 31,			Six months ended June 30,
	2001	2002	2003	2004	2003	2001	2002	2003	2004	2003
	Revenue (in thousands)					% of Revenue
Local calling services	$50,629	$54,000	$56,078	31,348	27,460	22%	23%	24%	25%	24%
Universal service fund-high cost loop	19,019	22,429	18,903	11,303	9,866	8	10	8	9	9
Interstate access revenues	66,002	65,769	66,564	34,678	31,843	29	29	29	28	28
Intrastate access revenues	48,671	43,848	43,969	21,036	21,664	21	19	19	17	19
Long distance services	19,459	16,763	15,440	8,249	7,623	9	7	7	7	7
Data and Internet services	7,684	10,257	13,431	8,486	6,106	3	4	6	7	5
Other services	18,712	17,753	17,047	8,301	8,535	8	8	7	7	8

Total	$230,176	$230,819	$231,432	123,401	113,097	100%	100%	100%	100%	100%

Operating Expenses

        Our operating expenses are categorized as operating expenses; depreciation and amortization; and stock based compensation.

  •
  Operating expenses includes cash costs incurred in connection with the operation of our central offices and outside plant facilities and related operations. In addition to the operational costs of owning and operating our own facilities, we also purchase long distance services from regional bell operating companies, large independent telephone companies and third party long distance providers. In addition, our operating expenses include expenses relating to sales and marketing, customer service and administration and corporate and personnel administration.

  •
  Depreciation and amortization includes depreciation of our communications network and equipment. Prior to January 1, 2002, and the implementation of SFAS No. 142, this category also included amortization of goodwill relating to our acquisitions.

  •
  Stock based compensation consists of non-cash compensation charges incurred in connection with the employee stock options granted to our executive officers, and stockholder appreciation rights agreements granted to two of our executive officers.

Acquisitions

        We intend to continue to pursue selective acquisitions:

  •
  On December 1, 2003, we purchased all of the capital stock of Community Service Telephone and Commtel Communications. Community Service Telephone and Commtel Communications provided communication services to approximately 13,280 access line equivalents in central Maine as of the date of such acquisition.

  •
  On June 18, 2003, we executed an agreement and plan of merger with Berkshire to merge FairPoint Berkshire Corporation with Berkshire. Shareholders of Berkshire would receive approximately $19.2 million in the merger, subject to adjustment. Berkshire is an independent local exchange carrier that, as of March 31, 2004, provided communication services to over 7,242 access line equivalents serving five communities in New York State. Berkshire's communities of service are adjacent to Taconic Telephone Corp., one of the Company's subsidiaries. This acquisition is expected to close during the fourth quarter of 2004, pending receipt of required state regulatory approvals.

  •
  During 2002, we made no acquisitions.

  •
  During 2001, we acquired one rural local exchange carrier and certain assets of additional telephone exchanges for an aggregate purchase price of $24.2 million, which included $0.7 million of acquired debt. At the respective dates of acquisition, these businesses served an aggregate of approximately 5,600 access lines.

        In the normal course of business, we evaluate selective acquisitions and may enter into non-binding letters of intent with respect to such acquisitions, subject to customary conditions.

Stock Based Compensation

        Non-cash compensation charges associated with restricted stock units were $88,000 for the six-months ended June 30, 2004.

        In 2003, we did not recognize any material non-cash compensation charges, primarily due to the fact that the fair market value per share of our common stock remained relatively stable.

        In March 2002, we recognized a non-cash compensation benefit of $0.2 million associated with the reduction in estimated fair market value of the stockholder appreciation rights agreements. In December 2002, an additional benefit of $0.1 million was recognized in connection with these agreements. This benefit was offset by a non-cash compensation charge of $1.2 million in connection with the modification of employee stock options by one of our executive officers.

        In December 2001, we recognized a non-cash compensation charge of $2.2 million in connection with the modification of employee stock options by one of our executive officers. This charge was offset by a non-cash compensation benefit of $0.9 million associated with the reduction in estimated fair market value of the stockholder appreciation rights agreements.

Discontinued Operations

        On September 30, 2003, MJD Services Corp., or MJD Services, a wholly-owned subsidiary of the Company, completed the sale of all of the capital stock owned by MJD Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West Telephone Properties, Inc., or Golden West. The sale was completed in accordance with the terms of the purchase agreement, dated as of May 9, 2003, between MJD Services and Golden West, which we refer to as the South Dakota purchase agreement. The divestiture is referred to herein as the South Dakota disposition. MJD Services received approximately $24.2 million in proceeds from the South Dakota disposition. The companies sold to Golden West provided communication services to approximately 4,150 voice access lines located in South Dakota as of the date of such disposition. The operations of these companies were presented as discontinued operations beginning in the second quarter of 2003. Therefore, the balances associated with these activities were reclassified as "held for sale." All prior period financial statements have been restated accordingly. We recorded a gain on disposal of the South Dakota companies of $7.7 million during the third quarter of 2003.

        In November 2001, we decided to discontinue the competitive local exchange carrier operations of Carrier Services. This decision was a proactive response to the deterioration in the capital markets, the general slow-down of the economy and the slower-than-expected growth in Carrier Services' competitive local exchange carrier operations.

        Carrier Services provides wholesale long distance services and support to our rural local exchange carriers and other non-affiliated communications providers. These services allow such companies to operate their own long distance communication services and sell such services to their respective customers. Our long distance business is included as part of continuing operations in the accompanying financial statements.

        The information in our year to year comparisons below represents only our results from continuing operations.

Results of Operations

        The following table sets forth the percentages of revenues represented by selected items reflected in our consolidated statements of operations. The year to year and quarter to quarter comparison of financial results are not necessarily indicative of future results:

	Year Ended December 31,			Six months ended June 30,
	2001	2002	2003	2004	2003
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses	50.3	47.8	48.0	50.4	46.7
Depreciation and amortization	23.9	20.1	20.8	20.0	21.4
Stock based compensation	0.6	0.4	—	0.1	—

Total operating expenses	74.8	68.3	68.8	70.5	68.1

Income from operations	25.2	31.7	31.2	29.5	31.9

Net gain on sale of investments and other assets	(0.3)	—	0.3	0.2	0.1
Interest and dividend income	0.9	0.8	0.8	0.6	0.6
Interest expense	(33.2)	(30.1)	(39.0)	(41.8)	(34.6)
Impairment of investments	—	(5.4)	—	—	—
Equity in net earnings of investees	2.1	3.4	4.4	4.1	4.0
Realized and unrealized losses on interest rate swaps	(5.6)	(4.1)	(0.6)	(0.1)	(0.9)
Other non-operating, net	—	0.2	(0.7)	—	(1.3)

Total other expense	(36.1)	(35.2)	(34.8)	(37.0)	(32.1)

Loss from continuing operations before income taxes	(10.9)	(3.5)	(3.7)	(7.5)	(0.2)
Income tax benefit (expense)	(0.2)	(0.3)	0.1	(0.1)	(0.2)

Loss from continuing operations	(11.0)%	(3.8)%	(3.6)%	(7.6)%	(0.4)%

Six Month Period Ended June 30, 2004 Compared with Six Month Period Ended June 30, 2003

  Revenues

        Revenues.    Revenues increased $10.3 million to $123.4 million in 2004 compared to $113.1 million in 2003. $4.3 million of this increase was attributable to the Maine acquisition and $6.0 million to additional revenues from our existing operations. We derived our revenues from the following sources:

        Local calling services.    Local calling service revenues increased $3.9 million from $27.5 million in 2003 to $31.4 million in 2004. Revenues from our existing operations increased $2.3 million. Of this increase, $1.8 million is attributable to the implementation of Basic Service Call Areas in the state of Maine, which changes and expands basic service calling areas and has the effect of shifting revenues from intrastate access to local services. Despite a slight decline in access lines, the remaining $0.5 million increase in local revenues from existing operations is due to increases in local calling features and local interconnection revenues. The remaining increase of $1.6 million was attributable to the Maine acquisition.

        Universal service fund high cost loop.    Universal service fund high cost loop receipts increased $1.4 million to $11.3 million in 2004 from $9.9 million in 2003. Our existing operations accounted for all of this increase. A reclassification of plant has increased our Universal Service Fund receipts in our Maine and Idaho companies that has more than offset a drop in receipts from the Universal Service Fund related to increases in the National Average Cost Per Loop.

        Interstate access revenues.    Interstate access revenues increased $2.9 million from $31.8 million in 2003 to $34.7 million in 2004. Our existing operations accounted for $1.2 million of this increase due to expense increases from our regulated operations that result in higher interstate revenue requirements, and $1.7 million was attributable to the Maine acquisition.

        Intrastate access revenues.    Intrastate access revenues decreased from $21.7 million in 2003 to $21.0 million in 2004. The decrease from our existing operations was $1.3 million before being offset by $0.6 million in revenues contributed by the Maine acquisition. The decrease was mainly attributed to the Basic Service Call Areas plan implemented in Maine as discussed above in local calling services.

        Long distance services.    Long distance services revenues increased $0.6 million from $7.6 million in 2003 to $8.2 million in 2004. This was all attributable to our existing operations and a result of promotional efforts designed to generate more revenue.

        Data and Internet services.    Data and Internet services revenues increased $2.4 million from $6.1 million in 2003 to $8.5 million in 2004. This increase is due primarily to increases in digital subscriber line customers as we continue to aggressively market our broadband services. Our digital subscriber line subscribers increased from 10,196 as of June 30, 2003 to 28,351 as of June 30, 2004.

        Other services.    Other revenues decreased from $8.5 million in 2003 to $8.3 million in 2004. A decrease of $0.5 million from existing operations was partially offset by an increase from the Maine acquisition of $0.3 million. The decrease is mainly associated with reductions in billing and collections revenues, as inter-exchange carriers continue to take back the billing function for their more significant long distance customers. We expect this trend to continue.

  Operating Expenses

        Operating expenses, excluding depreciation and amortization.    Operating expenses increased $9.3 million to $62.2 million in 2004 from $52.9 million in 2003. Of the increase, $7.2 million is related to our existing operations and $2.1 million is related to expenses of the companies we acquired in 2003 in the Maine acquisition. Wages and benefits increased $2.7 million due to merit increases, an increase in our incentive compensation plan and an increase in the number of our employees. As we change our company to a more data/broadband and sales organization, our training costs have also increased by $0.2 million as compared to the same period in 2003. Network operations expense, wholesale DSL charges and transport and network costs associated with our broadband initiatives increased $1.4 million. Bad debt expense was $0.9 million higher in 2004 than 2003 due primarily to a recovery received in 2003. Marketing and promotion expenses increased $0.7 million due to higher levels of activity related to the promotion of custom calling features, data services and other products. Billing costs have increased $0.6 million as we incur costs associated with the conversion of our billing systems into an integrated platform.

        Depreciation and amortization.    Depreciation and amortization increased $0.5 million to $24.7 million in 2004 from $24.2 million in 2003. All of this increase was attributable to the Maine acquisition.

        Stock based compensation.    For the six months ended June 30, 2004, stock-based compensation associated with restricted stock units was $88,000. During the six months ended June 30, 2003, there were no stock-based compensation charges.

        Income from operations.    Income from operations increased $0.4 million to $36.4 million in 2004 from $36.0 million in 2003. A $1.2 million decrease attributable to our existing operations was offset by a $1.6 million increase attributable to the Maine acquisition.

        Other income (expense).    Total other expense increased $9.4 million to $45.6 million in 2004 from $36.2 million in 2003. The increase consisted primarily of interest expense on long-term debt. Interest expense increased $12.4 million to $51.5 million in 2004 from $39.1 million in 2003, mainly attributable to our issuance of the 11 7/8% notes during the first quarter of 2003 and the extinguishment of debt related thereto and the adoption of SFAS 150 as of July 1, 2003, the latter of which resulted in our recording $9.7 million in interest expense related to dividends and accretion on our series A preferred stock for the six months ended June 30, 2004. Earnings in equity investments increased $0.6 million to $5.1 million in 2004 from $4.5 million in 2003. Other non-operating income (expense) includes net loss on the extinguishment of debt and expenses related to the loss on the write off of loan origination costs. As a result of the issuance of $225.0 million in senior notes during the first quarter of 2003, we recorded $3.5 million in non-operating gains on the extinguishment of the senior subordinated notes and Carrier Services loans. Additionally, we recorded a non-operating loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt in 2003.

        The following is a summary of amounts included in realized and unrealized losses on interest rate swaps (dollars in thousands):

	Six months ended June 30,
	2004	2003
Change in fair value of interest rate swaps	$874	$4,574
Reclassification of transition adjustment included in other comprehensive income (loss)	(103)	(625)
Realized losses	(883)	(4,933)

Total	$(112)	$(984)

        Income tax expense.    Income tax expense decreased $0.1 million from $0.3 million in 2003 to $0.2 million in 2004. The income tax expense relates primarily to income taxes owed in certain states.

        Discontinued operations.    Net income from discontinued operations of our existing operations sold in the South Dakota disposition was $1.2 million for 2003. During the six months ended June 30, 2004, we recorded an adjustment to our liability associated with the discontinuation of our competitive local exchange carrier operations of $0.7 million. This is mainly attributable to excise tax refunds received from the Internal Revenue Service as well as a reduction in liabilities associated with potential property tax payments.

        Net income (loss).    Net loss attributable to common stockholders for the six months ended June 30, 2004 was $8.7 million. Our 2003 net loss attributable to common stockholders was $5.2 million after giving effect to $8.9 million in dividends and accretion related to our series A preferred stock and the repurchase of a portion of our series A preferred stock at a discount of $2.9 million. Additionally, as a result of the adoption of SFAS 150 on July 1, 2003, the dividends and discount accretion of $9.7 million related to these instruments are included as a reduction of net income for the six months ended June 30, 2004. The other differences between 2004 and 2003 are a result of the factors discussed above.

Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

  Revenues

        Revenues.    Revenues increased $0.6 million to $231.4 million in 2003 compared to $230.8 million in 2002. Of this increase, $0.7 million was attributable to the Maine acquisition and $1.5 million in revenues from our existing operations. This was offset by a decrease to revenues of $1.6 million from our wholesale long distance company. We derived our revenues from the following sources:

        Local calling services.    Local calling service revenues increased $2.1 million from $54.0 million in 2002 to $56.1 million in 2003. Despite a slight decline in access lines, revenues from our existing operations increased $1.8 million due to increases in local calling features and local interconnection revenues. The remaining increase of $0.3 million was attributable to the Maine acquisition.

        Universal service fund—high cost loop.    Universal service fund—high cost loop receipts decreased $3.5 million to $18.9 million in 2003 from $22.4 million in 2002. Our existing operations accounted for all of this decrease. The support from the high cost loop fund is associated with historical expense levels of our companies that exceed the national average cost per loop. The historical expenses occur two years prior to the receipt of the Universal Service Fund revenues. Historical expenses related to a performance share plan paid in 2000 by an acquired company resulted in Universal Service Fund receipts in 2002 which did not recur in 2003. In addition to this decrease, the Universal Service Fund receipts declined due to increases in the national average cost per loop.

        Interstate access revenues.    Interstate access revenues increased $0.8 million from $65.8 million in 2002 to $66.6 million in 2003. Our existing operations accounted for $0.5 million of this increase due to operating expense increases that resulted in higher interstate revenue requirements and $0.3 million was attributable to the Maine acquisition.

        Intrastate access revenues.    Intrastate access revenues increased slightly from $43.8 million in 2002 to $44.0 million in 2003. This slight increase was attributable to the Maine acquisition. While consolidated access revenues were relatively flat, lower access rates in a few of the states in which we operate were generally offset by higher minutes of use in other states in which we operate.

        Long distance services.    Long distance services revenues decreased $1.4 million from $16.8 million in 2002 to $15.4 million in 2003. An approximately $0.2 million increase was attributable to our existing rural local exchange carrier operations. Carrier Services revenues decreased by $1.6 million as a result of rate increases from its underlying toll carriers, which resulted in the loss of wholesale customers by Carrier Services.

        Data and Internet services.    Data and Internet services revenues increased $3.1 million from $10.3 million in 2002 to $13.4 million in 2003. This increase is primarily from an increase of digital subscriber lines customers from 6,659 to 17,937, an increase of 169%.

        Other services.    Other revenues decreased by $0.8 million from $17.8 million in 2002 to $17.0 million in 2003 at our existing operations. This decrease is mainly associated with reductions in billing and collections revenues, as interexchange carriers continue to take back the billing function for their more significant long distance customers. We expect this trend to continue.

  Operating Expenses

        Operating expenses, excluding depreciation and amortization.    Operating expenses increased $0.9 million to $111.2 million in 2003 from $110.3 million in 2002. Expenses of our wholesale long distance company decreased $0.7 million as a result of lower minutes of use from our wholesale customers. This decrease was offset by an increase of $1.3 million related to our existing operations and $0.3 million related to expenses of the companies we acquired in 2003 in the Maine acquisition. Several items contributed to the expense increase, including network operations expense, transport and network costs associated with our broadband initiatives. Expenses also increased because of an increase in the Universal Service Fund life line fund contribution expense which is directly assigned to the interstate revenue requirement and is fully recovered via our interstate revenues. Marketing and promotion expenses increased due to higher levels of activity related to the promotion of custom calling features, data services and other performance products. The increased expenses in 2003 would have been larger except for lower compensation costs in 2003 as a result of employee termination costs incurred in 2002, as well as a $1.9 million bad debt expense incurred in 2002 when a carrier declared bankruptcy and a $0.6 million recovery of this write-off received in 2003 resulting in a year over year decrease in bad debt expense of $2.5 million.

        Depreciation and Amortization.    Depreciation and amortization from continuing operations increased $1.8 million to $48.1 million in 2003 from $46.3 million in 2002. An increase of $1.7 million was attributable to the increased investment in our communications network by existing operations we acquired prior to 2003 and $0.1 million was attributable to the Maine acquisition.

        Stock Based Compensation.    For the year ended December 31, 2002, stock based compensation of $0.9 million was incurred, including $1.2 million resulting from a modification of an employee stock option agreement with an executive officer, offset by the decrease in the estimated value of fully vested stockholder appreciation rights agreements of $0.3 million. Stock based compensation for the year ended December 31, 2003 was not material.

        Income from Operations.    Income from continuing operations decreased $1.2 million to $72.1 million in 2003 from $73.3 million in 2002. A $0.5 million decrease attributable to our existing operations and a decrease of $1.0 million from our wholesale long distance company was offset by a $0.3 million increase attributable to the Maine acquisition.

        Other Income (Expense).    Total other expense from continuing operations decreased $0.9 million to $80.6 million in 2003 from $81.5 million in 2002. The expense consisted primarily of interest expense on long-term debt. Interest expense increased $20.7 million to $90.2 million in 2003 from $69.5 million in 2002, mainly attributable to our March 2003 debt refinancing and our early adoption of SFAS 150, as of July 1, 2003, the latter of which resulted in our recording $9.0 million in interest expense related to dividends and accretion on preferred shares subject to mandatory redemption. During 2002, we recorded non-cash impairment of investments of $12.6 million which is associated with other than temporary declines in fair value of approximately $8.2 million of Choice One stock and a write-down of $4.4 million for certain investments accounted for under the equity method. There were no similar impairment losses recorded in 2003. Earnings in equity investments increased $2.3 million to

$10.1 million in 2003 from $7.8 million in 2002. Other non-operating income (expense) includes net gain (loss) on the extinguishment of debt and expenses related to the loss on the write off of loan origination costs. As a result of the issuance of $225.0 million in senior notes during the first quarter of 2003, we recorded $2.8 million and $0.7 million of non-operating gains on the extinguishment of the senior subordinated notes and the Carrier Services loans, respectively. Additionally, we recorded a non-operating loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt in 2003.

        The following is a summary of amounts included in realized and unrealized gains (losses) on interest rate swaps (dollars in thousands):

	2002	2003
Change in fair value of interest rate swaps	$2,135	$7,693
Reclassification of transition adjustment included in other comprehensive income (loss)	(1,437)	(1,029)
Realized gains (losses)	(10,275)	(8,051)

Total	$(9,577)	$(1,387)

        Income Tax Benefit.    Income tax benefit from continuing operations increased $0.7 million to $0.2 million in 2003 from an expense of $0.5 million in 2002. The income tax benefit related primarily to income taxes owed in certain states offset by investment tax credits in certain states.

        Discontinued Operations.    In November 2001, we decided to discontinue the competitive local exchange carrier operations of Carrier Services. Net income from discontinued operations of our competitive local exchange carrier operations was $0.3 million and $19.5 million for 2003 and 2002, respectively. The income in 2002 was a result of a gain on extinguishment of debt attributable to Carrier Services. Net income from discontinued operations of our existing operations sold in the South Dakota disposition was $1.9 million and $2.4 million for 2003 and 2002, respectively. The Company recorded a gain on disposal in connection with the South Dakota disposition of $7.7 million in 2003.

        Net Income (Loss).    Our 2003 net loss attributable to common shareholders was $4.3 million after giving effect to $8.9 million in dividends and accretion related to our series A preferred stock and the repurchase of series A preferred stock at a discount of $2.9 million. Additionally, as a result of the adoption of SFAS 150 on July 1, 2003, the dividends and accretion of $9.0 million related to these instruments is included as a reduction of net income for the third and fourth quarters of 2003. Our 2002 net income attributable to common shareholders was $1.3 million after giving effect to $11.9 million in dividends and accretion related to our series A preferred stock. The differences between the 2003 and 2002 net income (loss) are a result of the factors discussed above.

Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

  Revenues

        Revenues.    Revenues increased $0.6 million to $230.8 million in 2002 compared to $230.2 million in 2001. Of this increase, $4.2 million was attributable to revenues from companies we acquired in 2001. This was offset by a reduction of $0.7 million in revenues from our existing operations and a decrease in revenues of $2.9 million attributable to revenues from our wholesale long distance company. We derived our revenues from the following sources.

        Local calling services.    Local calling service revenues increased $3.4 million from $50.6 million in 2001 to $54.0 million in 2002, including an increase of $2.2 million from an increase in the number of access lines and local services provided in our existing operations, as well as an increase of $1.2 million from the companies we acquired in 2001.

        Universal service fund—high cost loop.    Universal service fund—high cost loop receipts increased $3.4 million to $22.4 million in 2002 from $19.0 million in 2001. Our existing operations accounted for $3.2 million of the increase with the balance obtained from companies we acquired in 2001. The support from the high cost loop fund is associated with historical expense levels of our companies that exceed the national average cost per loop.

        Interstate access revenues.    Interstate access revenues were relatively flat from year to year, decreasing $0.2 million from $66.0 million in 2001 to $65.8 million in 2002. A reduction of $1.2 million from our existing operations was offset by $1.0 million associated with companies we acquired in 2001. The $1.2 million revenue reductions are due mainly to our cost reductions at acquired entities, which correspondingly lower our revenue requirement.

        Intrastate access revenues.    Intrastate access revenues decreased $4.9 million from $48.7 million in 2001 to $43.8 million in 2002. An increase of $1.6 million from companies we acquired in 2001 was offset by a reduction of $6.5 million from our existing operations. The decrease was mainly due to rate and state support reductions in Maine, Kansas, Vermont and Illinois. We continue to expect downward pressure on our intrastate access rates. To the extent these pressures reduce our earnings levels below authorized rates of return, our companies are allowed to file and seek approval from the state public utility commissions for recovery of these reductions through increases in local rates and, where they exist, state universal service funds.

        Long distance services.    Long distance services revenues decreased $2.7 million from $19.5 million in 2001 to $16.8 million in 2002, all attributed to a reduction in Carrier Services' long distance wholesale operations. Wholesale customers were lost when one of our underlying wholesale carriers declared bankruptcy.

        Data and Internet services.    Data and Internet services revenues increased $2.6 million from $7.7 million in 2001 to $10.3 million in 2002, including an increase of $0.1 million from acquisitions and an increase of $2.5 million as a result of increased service offerings to our customers of our existing operations.

        Other services.    Other revenues decreased by $0.9 million from $18.7 million in 2001 to $17.8 million in 2002 as other revenue contributed by the companies we acquired in 2001 of $0.1 million was offset by a reduction in other revenues of $1.0 million from our existing operations. This decrease is mainly associated with reductions in billing and collections revenues, as interexchange carriers "take back" the billing function for their long distance customers. This trend is expected to continue.

  Operating Expenses

        Operating expenses, excluding depreciation and amortization.    Operating expenses decreased $5.5 million, or 4.7%, to $110.3 million in 2002 from $115.8 million in 2001. Expenses of our wholesale long distance company decreased $2.5 million as a result of lower minutes of use from our wholesale customers. In addition, expenses of our existing operations decreased by $4.4 million, mainly attributable to overall cost reduction efforts throughout the company. This decrease was offset by an increase of $1.4 million attributable to expenses of the rural local exchange carriers we acquired in 2001.

        Depreciation and Amortization.    Depreciation and amortization from continuing operations decreased $8.8 million to $46.3 million in 2002 from $55.1 million in 2001. The decrease of $12.0 million attributable to the discontinuance of amortizing goodwill upon the implementation of SFAS No. 142 was offset by increases in depreciation of property, plant and equipment consisting of

$2.5 million attributable to the increased investment in our communications network by existing operations we acquired prior to 2001 and $0.7 million related to the companies we acquired in 2001.

        Stock Based Compensation.    For the year ended December 31, 2002, stock based compensation of $0.9 million was incurred, including $1.2 million related to a modification of an employee stock option agreement with an executive officer, offset by the decrease in the estimated value of fully vested stockholder appreciation rights agreements of $0.3 million. For the year ended December 31, 2001, stock based compensation of $0.9 million was related to the decrease in the estimated value of fully vested stockholder appreciation rights agreements. This is offset by a $2.2 million non-cash stock based compensation charge related to a modification of an employee stock option agreement with an executive officer. The net charge for the year ended December 31, 2001 was $1.3 million.

        Income from Operations.    Income from continuing operations increased $15.3 million to $73.3 million in 2002 from $58.0 million in 2001. Of this increase, $13.2 million was attributable to our existing operations and $2.1 million was attributable to the rural local exchange carriers we acquired in 2001. Income from our wholesale long distance company decreased $0.4 million, and stock based compensation expense decreased $0.4 million.

        Other Income (Expense).    Total other expense from continuing operations decreased $1.5 million to $81.5 million in 2002 from $83.0 million in 2001. The expense consists primarily of interest expense on long-term debt. Interest expense decreased $6.8 million to $69.5 million in 2002 from $76.3 million in 2001. During 2002, we recorded non-cash impairment of investments of $12.6 million which is associated with other than temporary declines in fair value of approximately $8.2 million of Choice One stock and a write-down of $4.4 million for certain investments accounted for under the equity method. Earnings in equity investments increased $2.9 million to $7.8 million in 2002 from $4.9 million in 2001.

        The following is a summary of amounts included in realized and unrealized gains (losses) on interest rate swaps (dollars in thousands):

	2001	2002
Change in fair value of interest rate swaps	$(6,896)	$2,135
Reclassification of transition adjustment included in other comprehensive income (loss)	(1,238)	(1,437)
Realized gains (losses)	(4,739)	(10,275)

Total	$(12,873)	$(9,577)

        Income Tax Expense.    Income tax expense from continuing operations increased $0.1 million to $0.5 million in 2002 from $0.4 million in 2001. The income tax expense relates primarily to income taxes owed in certain states.

        Discontinued Operations.    Income from discontinued operations was $21.9 million in 2002. $2.4 million was a result of the South Dakota disposition and $17.5 million was a result of a gain on extinguishment of debt at Carrier Services. Losses from discontinued operations for 2001 were $186.2 million. This loss was associated with a loss on the disposition of the competitive local exchange carrier operations of $95.3 million, losses from the discontinued operations of the competitive local exchange carrier operations of $93.0 million, offset with income from the South Dakota disposition of $2.1 million.

        Net Income (Loss).    Our 2002 net income attributable to common shareholders was $1.3 million after giving effect to $11.9 million in dividends and accretion related to the series A preferred stock. Our net loss was $211.6 million for 2001, as a result of the factors discussed above and mainly associated with the loss from discontinued operations.

Liquidity and Capital Resources

        Following consummation of the transactions, our short-term and long-term liquidity needs will arise primarily from: (i) interest payments primarily related to our new credit facility and our senior subordinated notes; (ii) capital expenditures, which are expected to be approximately $36.6 million in 2004 (which includes $3.5 million of anticipated non-recurring capital expenditures relating to the conversion of our billing systems into an integrated platform and $5.4 million of anticipated non-recurring capital expenditures relating to the final stages of our digital subscriber line initiative) and approximately $32.5 million in 2005; (iii) working capital requirements as may be needed to support the growth of our business; (iv) dividend payments on our common stock; and (v) potential acquisitions. Upon the closing of this offering, our board of directors will adopt dividend policies which reflect our judgment that our stockholders would be better served if we distributed all of our cash available for distribution to them instead of retaining it in our business.

        After the transactions, we intend to fund our operations, interest expense, capital expenditures, working capital requirements and dividend payments on our common stock from cash from operations. To fund future acquisitions, we intend to use borrowings under our new revolving facility, or, subject to the restrictions in the new credit facility and the indenture governing the senior subordinated notes, to arrange additional funding through the sale of public or private debt and/or equity securities, including IDSs, or obtain additional senior bank debt.

        Our ability to service our indebtedness will depend on our ability to generate cash in the future. We will not be required to make any scheduled amortization payments under our new credit facility which will mature in            2009 or sinking fund payments with respect to the senior subordinated notes. However, we may be required to make annual mandatory prepayments under our new credit facility with a portion of our excess cash. We will need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance our indebtedness on commercially reasonable terms or at all. If we were unable to renew or refinance the new credit facility, our failure to repay all amounts due on the maturity date would cause a default under the new credit facility. In addition, borrowings under our new credit facility will bear interest at variable interest rates. In connection with this offering, we intend to purchase an interest rate cap which will fix the interest rates on such borrowings for a period of three years after the closing of this offering. After the interest rate cap expires, our annual debt service obligations under our new credit facility will vary from year to year unless we purchase a new interest rate cap or interest rate hedge. An increase of one percentage point in the annual interest rate applicable to borrowings under our new credit facility which would be outstanding on the closing date of this offering would result in an increase of approximately $4.0 million in our annual cash interest expense, and a corresponding decrease in cash available to pay dividends on our common stock. If we choose to purchase a new interest rate cap or interest rate hedge in the future, the amount of cash available to pay dividends on our common stock would decrease. However, to the extent interest rates increase in the future, we may not be able to purchase a new interest rate cap or interest rate hedge on acceptable terms. For the years ended December 31, 2003, 2002 and 2001, cash provided by operating activities of continuing operations was $32.8 million, $55.6 million and $35.7 million, respectively. For the six months ended June 30, 2004 and 2003, cash provided by operating activities of continuing operations was $20.0 million and $19.9 million, respectively.

        Based on the dividend policies with respect to our common stock which our board of directors will adopt upon the closing of this offering, we may not have any significant cash available to meet any unanticipated liquidity requirements, other than available borrowings, if any, under our new revolving facility. As a result, we may not retain a sufficient amount of cash to finance growth opportunities, including acquisitions, or unanticipated capital expenditures or to fund our operations. If we do not have sufficient cash for these purposes, our financial condition and our business will suffer. However, our board of directors may, in its discretion, amend or repeal these dividend policies to decrease the level of dividends provided for or discontinue entirely the payment of dividends.

        As discussed under "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes", we have received an opinion from our counsel that you and the Internal Revenue Service should treat the senior subordinated notes as debt for United States federal income tax purposes (although we have not sought a ruling from the Internal Revenue Service on this issue) and we intend to annually deduct interest expense of approximately $            million on the senior subordinated notes from taxable income for United States federal and state income tax purposes. We cannot assure you that the classification of the senior subordinated notes as debt, or the amount of interest expense deducted, will not be challenged by the Internal Revenue Service or will be sustained if challenged. In the event the senior subordinated notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the senior subordinated notes would not be deductible from taxable income and we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years open to assessment for which we claim the interest expense deduction. Taking into account any limitations on the use of our net operating losses resulting from the consummation of the transactions, we believe that we will have sufficient net operating losses available to us through fiscal 2008 to offset substantially all of such increase in our tax expense and, accordingly, the loss of such interest expense deduction should not have a material adverse effect on our cash flow and liquidity through such fiscal year. However, since the transactions will result in an "ownership change" within the meaning of the U.S. federal income tax laws, which will limit our ability to use our net operating losses, we cannot assure you that the full amount of such net operating losses will be available to us. See "Risk Factors—Ownership change will limit our ability to use certain losses for U.S. federal income tax purposes and may increase our tax liability."

        Upon consummation of this offering, we will use net proceeds received from this offering, together with approximately $400.0 million of borrowings under our new credit facility, to, among other things, repay all outstanding loans under our existing credit facility, redeem all of our outstanding series A preferred stock and consummate tender offers and consent solicitations in respect of our existing 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes. To the extent not all of the holders of 9 1/2% notes and floating rate notes tender their notes in the tender offer and consent solicitation, we intend to redeem the remaining outstanding 9 1/2% notes and floating rate notes following this offering. See "The Transactions" and "Use of Proceeds."

        Net cash used in investing activities from continuing operations was $54.0 million, $30.3 million and $57.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. These cash flows primarily reflect capital expenditures of $33.6 million, $38.8 million and $43.2 million for the years ended December 31, 2003, 2002 and 2001, respectively, and acquisitions of telephone properties, net of cash acquired of $33.1 million, $0 million and $18.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. Offsetting capital expenditures were distributions from investments of $10.8 million, $9.0 million and $5.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

        Net cash used in investing activities from continuing operations was $7.7 million and $6.1 million for the six months ended June 30, 2004 and 2003, respectively. These cash flows primarily reflect net capital expenditures of $16.6 million and $10.2 million for the six months ended June 30, 2004 and 2003, respectively. Offsetting capital expenditures were distributions from investments of $8.8 million and $6.2 million for the six months ended June 30, 2004 and 2003, respectively. The $8.8 million received in 2004 includes a non-recurring $2.5 million distribution to one of our subsidiaries, Chouteau Telephone Company, indirectly from Independent Cellular Telephone LLC resulting from the sale of its membership interest in an operating cellular limited liability company.

        Distributions from our investments represent passive ownership interests in partnership investments. We do not control the timing or amount of distributions from such investments. In addition, we have been advised that one of these partnerships may adjust its pricing structure. If such an adjustment occurs, the amount of future distributions from this partnership may decrease. We will reconsider any investment or other accounting implications with respect to this partnership if such an adjustment occurs.

        Net cash provided by (used in) financing activities from continuing operations was $(2.0) million, $(12.5) million and $101.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. These cash flows primarily represent net proceeds of long term debt of $23.3 million and $104.2 million for the years ended December 31, 2003 and 2001, respectively. For the year ended December 31, 2002, net repayments were $11.5 million.

        Net cash used in financing activities from continuing operations was $9.2 million and $10.8 million for the six months ended June 30, 2004 and 2003, respectively. These cash flows primarily represent net repayment of long-term debt of $4.5 million and $3.7 million in debt issuance and offering related costs for the six months ended June 30, 2004. For the six months ended June 30, 2003, net proceeds from the issuance of long term debt of $13.7 million were offset by debt issuance costs of $14.8 million and the repurchase of series A preferred stock and common stock of $9.6 million.

        Our annual capital expenditures for our rural telephone operations have historically been significant. Because existing regulations allow us to recover our operating and capital costs, plus a reasonable return on our invested capital in regulated telephone assets, capital expenditures have historically constituted an attractive use of our cash flow. Capital expenditures were approximately $33.6 million for the year ended December 31, 2003 and $16.6 million for the six months ended June 30, 2004. These amounts include $2.2 million and $0.9 million for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively, of non-recurring capital expenditures related to the conversion of our billing systems into an integrated billing platform. These amounts also include $4.8 million and $5.2 million for the year ended December 31, 2003 and six months ended June 30, 2004, respectively, of non-recurring capital expenditures related to capital investments in digital subscriber line access multiplexers and other plant upgrades associated with our accelerated digital subscriber line initiative that began during the third quarter of 2003. As a result, 92% of our exchanges are broadband capable as of June 30, 2004 and management expects that digital subscriber line investments will decrease significantly in 2005. In addition, for the year ended December 31, 2003, capital expenditures include $0.5 million of non-recurring capital expenditures related to the expansion of one of our rural networks into an adjoining service area which we believed was not being properly serviced by a regional bell operating company. This expansion has been completed. Our management views non-recurring capital expenditures as either one-time capital expenditures or discretionary capital expenditures which are not necessary to maintain our network infrastructure or operate our business.

        We expect capital expenditures in fiscal 2004 to be approximately $36.6 million, which includes $3.5 million of anticipated non-recurring capital expenditures relating to the conversion of our billing systems into an integrated billing platform and $5.4 million of anticipated non-recurring capital expenditures relating to the final stages of our digital subscriber line initiative. We expect that our annual capital expenditures for our existing operations will be approximately $32.5 million through fiscal 2009. We estimate that approximately $30.0 million of this amount will be used to maintain our network infrastructure and that approximately $2.5 million of this amount will be available for one-time or discretionary capital expenditures, such as the billing systems conversion. We expect to fund all of these capital expenditures through our cash flow from operations. If cash is available beyond what is required to support our dividend policies, we may consider additional capital expenditures if we believe they are beneficial. Although the amount of our capital expenditures can fluctuate from quarter to quarter, on an annual basis we do not expect capital expenditures for our existing operations through fiscal 2009 to vary significantly from our estimated amounts.

        We intend to use borrowings under the new credit facility's revolving facility to fund the Berkshire acquisition, which we expect to close in the third quarter of 2004.

        Our existing credit facility consists of an $85.0 million revolving loan facility of which $14.7 million was outstanding at December 31, 2003 and two term facilities, a tranche A term loan facility of $40.0 million with $30.0 million outstanding at December 31, 2003 that matures on March 31, 2007, and a tranche C term loan facility with $126.4 million principal amount outstanding as of December 31, 2003 that matures on March 31, 2007. We will repay all of the borrowings under our existing credit facility with a portion of the net proceeds from this offering, together with borrowings under our new credit facility. See "The Transactions" and "Use of Proceeds."

        In 1998, the Company issued $125.0 million aggregate principal amount of 9 1/2% senior subordinated notes and $75.0 million aggregate principal amount of floating rate notes. Both series of these notes mature on May 1, 2008. These notes are general unsecured obligations of the Company, subordinated in right of payment to all of the Company's senior debt. In 2000, the Company issued $200.0 million aggregate principal amount of 12 1/2% senior subordinated notes. These notes mature on May 10, 2010. These notes are general unsecured obligations of the Company, subordinated in right of payment to all of the Company's senior debt. In 2003, the Company issued $225.0 million aggregate principal amount of 11 7/8% senior notes. These notes mature on March 1, 2010. These notes are general unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future senior debt of the Company, including all obligations under our existing credit facility, and senior in right of payment to all existing and future subordinated indebtedness of the Company.

        In connection with this offering, on July 16, 2004 the Company commenced tender offers and consent solicitations for all of the outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes. As of August 11, 2004, approximately 95.92% of the 9 1/2% notes, 89.87% of the floating rate notes, 98.83% of the 12 1/2% notes and 99.98% of the 11 7/8% notes had been irrevocably tendered and consents related thereto had been irrevocably delivered. We have executed supplemental indentures with respect to the indentures governing each such series of notes which eliminate substantially all of the covenants and the events of default in such indentures and permit the transactions to be consummated on the terms described herein. These supplemental indentures will become effective upon the closing of this offering.

        For a summary description of our debt, see "Description of Certain Indebtedness."

        In May 2002, Carrier Services entered into an amended and restated credit facility with its lenders to restructure its obligations under its credit facility. In the restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of obligations under the credit facility, (ii) the lenders converted approximately $93.9 million of the loans under the credit facility into shares of the Company's series A preferred stock and (iii) the remaining loans under the credit facility and certain swap obligations were converted into $27.9 million of new term loans. In March 2003, the Company used a portion of the proceeds from the offering of the 11 7/8% notes and borrowings under the existing credit facility's tranche A term loan facility to repay $2.2 million principal amount of loans under the Carrier Services credit facility, at approximately a 30% discount to par. On January 30, 2004, the Company used additional borrowings under its existing credit facility's tranche A loan facility and a portion of the borrowings under its existing credit facility's revolving loan facility to repay in full all indebtedness under the Carrier Services credit facility.

        The Company's series A preferred stock is non-voting, except as required by applicable law, and is not convertible into class A common stock of the Company. The series A preferred stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the series A preferred stock are payable, at the option of the Company, either in cash or in additional shares of series A preferred stock. The Company has the option to redeem the series A preferred stock at any time. The redemption price for such shares is payable in cash in an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon, which we refer to as the preference amount. Under certain circumstances, the Company would be required to pay a premium of up to 6% of the preference amount in connection with the redemption of the series A preferred stock. In addition, upon the occurrence of certain events, the Company would be required to redeem all outstanding shares of the series A preferred stock at a price per share equal to the preference amount. Certain holders of the series A preferred stock have agreed with the Company to reduce the dividend rate payable on the shares they hold from 17.428% to 15% for the period from March 6, 2003 to March 6, 2005. We will redeem all of our $112.4 million liquidation preference of series A preferred stock (together with accrued and unpaid dividends thereon) in connection with this offering. The series A preferred stock was initially issued in May 2002 in exchange for debt of Carrier Services.

  Summary of Contractual Obligations

        The tables set forth below contain information with regard to disclosures about contractual obligations and commercial commitments.

        The following table discloses aggregate information about our contractual obligations as of June 30, 2004 and the periods in which payments are due:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Contractual obligations:
Debt maturing within one year	$28,201	$28,201	$—	$—	$—
Long term debt	792,959	—	177,547	194,386	421,026
Preferred shares subject to mandatory redemption(1)	106,359	—	—	—	106,359
Operating leases(2)	11,414	5,261	4,653	957	543
Deferred transaction fee(3)	8,445	—	—	—	8,445
Common stock subject to put options	1,136	1,000	136	—	—
Non-compete agreements	100	100	—	—	—
Minimum purchase contract	4,370	3,145	1,225

Total contractual cash obligations	$952,984	$37,707	$183,561	$195,343	$536,373

        The following table discloses aggregate information about our contractual obligations as of June 30, 2004 after giving effect to the transactions and the periods in which payments are due:

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(Dollars in thousands)
Contractual obligations:
Debt maturing within one year	$—	$—	$—	$—	$—
Long term debt(4)	717,030	—	—	400,000	317,030
Operating leases(2)	11,414	5,261	4,653	957	543
Noncompete agreements	100	100	—	—	—
Minimum purchase contract	4,370	3,145	1,225	—	—

Total contractual cash obligations	$732,914	$8,506	$5,878	$400,957	$317,573

(1)
The Company has the option to redeem the series A preferred stock at any time. Under certain circumstances, the Company would be required to pay a premium of up to 6% in connection with a redemption. The Company is required to redeem the series A preferred stock upon the occurrence of one of the following events: (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least $175.0 million, or (iii) the first anniversary of the maturity of the 12 1/2% notes (which first anniversary will occur in May 2011), unless prohibited by its credit facility or the indentures governing its 9 1/2% notes, floating rate notes and 12 1/2% notes.

(2)
Real property lease obligations of $8.7 million associated with the discontinued operations discussed in note (12) to our consolidated financial statements which are stated in this table at total contractual amounts. However, we have negotiated lease terminations or subleases on these properties to reduce the total obligation. Operating leases from continuing operations of $2.7 million are also included.

(3)
Payable to affiliates of Kelso & Company upon the occurrence of certain events, which include this offering. See "Certain Relationships and Related Party Transactions—Financial Advisory Agreements."

(4)
Includes $35.1 million liquidation value of allocated portion of class B common stock retained interest.

        As of June 30, 2004, we did not have any derivative financial instruments.

Critical Accounting Policies

        Our critical accounting policies are as follows:

  •
  Accounting for income taxes;

  •
  Valuation of long-lived assets, including goodwill;

  •
  Accounting treatment for IDSs; and

  •
  Accounting treatment for class B common stock.

        Accounting for income taxes.    As part of the process of preparing our consolidated financial statements we were required to estimate our income taxes. This process involves estimating our actual current tax exposure and assessing temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheets. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe the recovery is not likely, we must establish a valuation allowance. Further, to the extent that we establish a valuation allowance or increase this allowance in a financial accounting period, we must include a tax provision, or reduce our tax benefit in our consolidated statement of operations. In performing the assessment, management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. We use our judgment to determine our provision or benefit for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets.

        There are various factors that may cause those tax assumptions to change in the near term. We cannot predict whether future U.S. federal income tax laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes to the U.S. federal and state income tax laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when new regulation and legislation is enacted.

        We had $250.8 million in federal and state net operating loss carryforwards as of December 31, 2003. The transactions will result in an "ownership change" within the meaning of the U.S. federal income tax laws addressing net operating loss carryforwards, alternative minimum tax credits and other similar tax attributes. As a result of such ownership change, there will be specific limitations on our ability to use our net operating loss carryforwards and other tax attributes. In order to fully utilize the deferred tax assets, mainly generated by the net operating losses, we will need to generate future taxable income of approximately $176.4 million prior to the expiration of the net operating loss carryforwards beginning in 2019 through 2022. Based upon the level of projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe we will realize the benefits of these deductible differences, net of the valuation allowance of $64.4 million at December 31, 2003. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

        We intend to account for our issuance of IDSs in this offering as an issuance of class A common stock and senior subordinated notes represented by such IDSs and to allocate the proceeds received for each IDS between the class A common stock and senior subordinated notes represented thereby in the amounts of their respective fair values at the time of issuance. Accordingly, we will account for the senior subordinated notes represented by the IDSs as long-term debt bearing a stated interest rate and maturing on            , 2019. As discussed below, based on the opinion of our counsel, we are of the view that the senior subordinated notes should be treated as debt for United States federal income tax purposes (although we have not sought a ruling from the Internal Revenue Service on this issue) and we intend to deduct annually interest expense of approximately $      million on the senior subordinated notes from taxable income for United States federal and state income tax purposes. There can be no assurance that the classification of senior subordinated notes as debt (or the amount of interest expense deducted) will not be challenged by the Internal Revenue Service or will be sustained by a court of law if challenged.

        If our treatment of the senior subordinated notes as debt is put at risk in the future as a result of a future ruling by the Internal Revenue Service or by a court of law, including an adverse ruling for IDSs (or other similar securities) issued by other companies or as a result of a proposed adjustment by the Internal Revenue Service in an examination of our company or for any other reason, we will need to consider the effect of such developments on the determination of our future tax provisions and obligations. In the event the senior subordinated notes are required to be treated as equity for income tax purposes, then the cumulative interest expense associated with the senior subordinated notes for prior tax periods that are open to assessment and for future tax periods would not be deductible from taxable income, and we would be required to recognize additional tax expense and establish a related income tax liability for prior period treatment. The additional tax due to the federal and state authorities would be based on our taxable income or loss for each of the years that we claimed the interest expense deduction and could materially and adversely affect our financial position, cash flow, and liquidity, and could affect our ongoing ability to make interest payments on the senior subordinated notes and dividend payments on the shares of class A common stock represented by the IDSs and our ability to continue as a going concern to the extent net operating loss carry forwards are unavailable to reduce such increased income tax liabilities.

        A factor in the ongoing determination that no contingent liability reserve should be recorded in our financial statements with respect to the deductibility for income tax purposes of the interest on the senior subordinated notes is the veracity, at the time of the offering, of the representations that will be delivered by the purchasers of senior subordinated notes sold separately (not in the form of IDSs), as described under "Underwriting." Procedures may be conducted in the future to confirm the veracity, at the time of this offering, of the purchaser representations. In addition, other factors indicating the existence, at the time of this offering, of any plan or pre-arrangement described under the heading "Underwriting" may also be relevant to this ongoing determination.

        Consequently, it is possible that we will at some point in the future, as a result of the findings of the procedures noted above, Internal Revenue Service interpretations, changes in law or other changes in circumstances, conclude that we should establish a reserve for contingent tax liabilities associated with a disallowance of all or part of the interest deductions on the senior subordinated notes, although our present view is that no such reserve is necessary or appropriate. If we decide to maintain such a reserve, our income tax provision, and related income tax payable, would be materially impacted. As a result, our ability to pay dividends on the shares of our common stock could be materially impaired and the market price and/or liquidity for the IDSs or our common stock would be adversely affected.

        For more discussion of our (and our tax counsel's) conclusion that the senior subordinated notes should be treated as indebtedness for United States federal income tax purposes, see "Certain United States Federal Tax Considerations."

        Valuation of long-lived assets, including goodwill.    We review our long-lived assets, including goodwill for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Several factors could trigger an impairment review such as:

  •
  significant underperformance relative to expected historical or projected future operating results,

  •
  significant regulatory changes that would impact future operating revenues,

  •
  significant negative industry or economic trends and

  •
  significant changes in the overall strategy in which we operate our overall business.

Net goodwill was $468.8 million at December 31, 2003.

        We are required to perform an annual impairment review of goodwill as required by Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. No impairment of goodwill or other long-lived assets resulted from the annual valuation of goodwill.

        Accounting Treatment for IDSs.    Our IDSs include class A common stock, senior subordinated notes and certain embedded derivative features including a call option and a change of control put option. Generally accepted accounting principles require that the proceeds of this offering be allocated, based on relative fair value to the class A common stock, the senior subordinated notes and to any embedded derivatives which warrant separate accounting under Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). We currently believe that the call option and the change of control put option do not warrant separate accounting under FAS 133 because they are clearly and closely related to the economic characteristics of the host debt instrument. Therefore, we expect that we will allocate the entire proceeds of this offering to the class A common stock and the senior subordinated notes.

        As discussed below, we will issue shares of class B common stock that will be exchangeable for IDSs at the option of the stockholder. If the class B common stock is exchanged for IDSs in the future, we will be required to re-evaluate whether the embedded derivatives (the call option and the change of control put option) associated with the senior subordinated notes are clearly and closely related to the debt host contract. To determine whether the embedded derivatives are clearly and closely related to the debt host contract, we are required to determine whether the instrument cannot be contractually settled in such a way that the investor does not receive substantially all of its initial net investment and that there are no possible interest rate scenarios that would at least double the investor's initial rate of return on the debt host contract. For a future issuance of IDSs, this determination is, therefore, sensitive to a number of factors which will not be known until an exchange of the class B common stock occurs. Those factors will include the current market interest rate on the senior subordinated notes (inclusive of any discount or premium for the senior subordinated notes at issuance) and the length of time between the issuance of the IDSs and the earliest use of the put or call feature. If we determine that the embedded derivatives, if any, require separate accounting from the debt host contract under SFAS 133, the put and call features associated with the senior subordinated notes will be recorded as derivative liabilities at fair value, with changes in fair value recorded as other nonoperating income or expense. Any allocation of proceeds to an embedded derivative will be immediately charged against additional paid in capital, similar to a dividend.

        The class A common stock portion of each IDS will be included in shareholders' equity, net of related transaction costs, and dividends paid on the common stock will be recorded as a decrease to shareholders' equity when declared by us. The senior subordinated notes portion of each IDS will be presented as long-term obligations, and the related transaction costs will be capitalized as deferred financing fees and amortized to interest expense over the term of the senior subordinated notes. Interest on the senior subordinated notes will be charged to expense as it is accrued. We intend to determine the fair value of the class A common stock and the senior subordinated notes with reference to a number of factors, including the price obtained on the sale of the senior subordinated notes sold separately (not in the form of IDSs) which have the same terms as the senior subordinated notes included in the IDSs.

        Accounting treatment for class B common stock.    In connection with this offering, the Company will issue shares of class B common stock. Under the terms of our restated certificate of incorporation and amended and restated by-laws, these shares will be exchangeable for IDSs. Dividends on the class B common stock will initially equal the weighted average of the coupon on the senior subordinated notes and the dividend yield on the class A common stock represented by the IDSs, which will cause the initial yield on the class B common stock to approximate the initial yield on the IDSs for which each share of class B common stock ultimately may be converted.

        Upon our achieving certain specified financial performance targets, based on our year-end audited financial statements, the subordination of the dividends on our class B common stock will terminate and 2,842,048 shares of our class B common stock will become exchangeable, at the holders' option, for IDSs which will be registered under the Securities Act. If the subordination of the dividends on our class B common stock has terminated, the remaining shares of class B common stock will, at the holders' option, be exchangeable for IDSs which will be registered under the Securities Act, upon our liquidation or during specified periods beginning on the second anniversary of the closing date of this offering.

        We will initially record the portion of class B common stock allocable to the potential debt issuance upon exchange outside stockholders' equity in the "mezzanine" section of our consolidated balance sheet based upon the present value of the senior subordinated notes at original issuance. The difference in the present value of the senior subordinated notes at original issuance and the principal amount of the senior subordinated notes to be issued beginning on the second anniversary of the closing date (which will equal our maximum potential cash obligation at the maturity of the senior subordinated notes assuming the senior subordinated notes are originally issued at par value (i.e., the principal amount of the senior subordinated notes)), will be recorded as periodic reductions of permanent equity over the period to the earliest exchange date, based on the interest method as prescribed in APB opinion No. 12. This obligation will be labeled "Allocated Portion of Class B Common Stock Retained Interest." We will also account separately for the embedded exchange feature of the class B common stock as a derivative liability (exchange feature). We will record the allocation of value to the embedded derivative liability with an immediate charge to additional paid in capital, resulting in a reduction to permanent equity. The derivative liability for the exchange feature of the class B common stock will be marked to current estimated fair value at each subsequent balance sheet date, with such adjustments recorded as other non-operating income or expense. Upon any actual exchange of class B common stock for IDSs (representing the underlying class A common stock and $35.1 million principal amount of our senior subordinated notes), that pro rata portion of the "Allocated Portion of Class B Common Stock Retained Interest" of such exchange and the derivative liability for the exchange feature will be reduced and such amount added to the carrying value of newly issued senior subordinated notes. If the then fair value (i.e., market price) of the senior subordinated notes is above or below the par value of the senior subordinated notes, we will amortize any premium or accrete any discount on a non-cash basis on our consolidated statements of operations from the date that the exchange is made and recorded as a permanent debt obligation of our company through the maturity date of the senior subordinated notes whereby the carrying value of the senior subordinated notes at maturity would equal the par value of the senior subordinated notes. At conversion, the Company will record a reduction to additional paid-in capital for the difference between the fair value of the senior subordinated notes and the carrying values of the derivative liability and "Allocated Portion of Class B Common Stock Retained Interest" (i.e., as a treasury acquisition of class B common stock). Following any exchange of a share of class B common stock for IDSs, the portion of such exchange representing the exchange into shares of class A common stock will continue to be classified by us as permanent equity and no changes to accounting would be reflected on an ongoing basis.

        Dividends on our class B common stock will be considered in the determination of earnings per share, using the two-class method, based on the relative dividend rights of our class A common stock, class B common stock and new class C common stock. To the extent that holders exercise their exchange rights, the portion of the class B common stock included in temporary equity will be reclassified to debt and the associated interest payments will be included in interest expense. Accretion of the discount on the "Allocated Portion of Class B Common Stock Retained Interest" will reduce the income available to class A common stockholders and new class C common stockholders for purposes of computing earnings per share.

New Accounting Standards

        In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. In December 2003, the FASB revised Interpretation No. 46, which clarifies the application of Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements. As per ARB No. 51, a general rule for preparation of consolidated financial statements of a parent and its subsidiary is ownership by the parent, either directly or indirectly, of over fifty percent of the outstanding voting shares of a subsidiary. However, application of the majority voting interest requirement of ARB No. 51 to certain types of entities may not identify the party with a controlling financial interest because the controlling financial interest may be achieved through arrangements that do not involve voting interest. Interpretation No. 46 clarifies applicability of ARB No. 51 to entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Interpretation No. 46 requires an entity to consolidate a variable interest entity even though the entity does not, either directly or indirectly, own over fifty percent of the outstanding voting shares. Interpretation No. 46 is applicable for financial statements issued for reporting periods that end after March 15, 2004. The implementation of Interpretation No. 46 did not have a significant impact on our financial statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a non-public entity, in which case this statement shall be effective for fiscal periods beginning after December 15, 2003. For purposes of SFAS No. 150, we meet the definition of a nonpublic entity. As described in note 7 to our consolidated financial statements contained elsewhere in this prospectus, we adopted SFAS No. 150 early, as of July 1, 2003.

        In March 2004, the EITF concluded its discussion of Issue No. 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments, or EITF 03-01. EITF 03-01 provides accounting guidance regarding the determination of when an impairment (i.e. fair value is less than carrying value) of debt and marketable equity securities and investments accounted for under the cost method should be considered other-than-temporary and recognized in earnings. EITF 03-01 also requires annual disclosures of certain quantitative and qualitative factors of debt and marketable equity securities classified as available-for-sale or held-to-maturity that are in an unrealized loss position at the balance sheet date, but for which an other-than-temporary impairment has not been recognized. The disclosure requirements of EITF 03-01 were effective December 31, 2003. The accounting guidance of EITF 03-01 will be effective in the third quarter of 2004 and is not expected to have a material effect on the Company's financial statements.

Inflation

        We do not believe inflation has a significant effect on our operations.

Quantitative and Qualitative Disclosures About Market Risk

        At December 31, 2003 and June 30, 2004, we recorded our marketable available-for-sale equity securities at a fair value of $1.9 and $0.5 million, respectively. These securities have exposure to price risk. A hypothetical ten percent adverse change in quoted market prices would decrease the recorded value by approximately $0.2 million at December 31, 2003 and $46,000 at June 30, 2004.

        Approximately 67% of our debt bears interest at fixed rates or effectively at fixed rates. However, our earnings are affected by changes in interest rates as our long-term debt under our existing credit facility has variable interest rates based on either the prime rate or LIBOR. If interest rates on our variable rate debt increased by 10%, our interest expense would have increased, and our loss from continuing operations before taxes would have increased by approximately $1.4 million for the year ended December 31, 2003 and approximately $0.4 million for the six months ended June 30, 2004.

        We have entered into interest rate swaps to manage our exposure to fluctuations in interest rates on our variable rate debt. Our liability for the fair value of these swaps was approximately $0.9 million at December 31, 2003. The fair value indicates an estimated amount we would have to pay to cancel the contracts or transfer them to other parties. In connection with our existing credit facility, we used two interest rate swap agreements, with notional amounts of $25.0 million each, to effectively convert a portion of our variable interest rate exposure to fixed rates ranging from 8.07% to 10.34%. The swap agreements expired in May 2004.

Business

Our Business

        We are a leading provider of communications services in rural communities, offering an array of services, including local voice, long distance, data, Internet and broadband product offerings. We are one of the largest telephone companies in the United States focused on serving rural communities, and we are the 16th largest local telephone company, in each case based on number of access lines. We operate in 17 states with approximately 272,450 access line equivalents in service as of June 30, 2004.

        We were incorporated in February 1991 for the purpose of operating and acquiring incumbent telephone companies in rural markets. We have acquired 30 such businesses, 26 of which we continue to own and operate. Many of our telephone companies have served their respective communities for over 75 years. The majority of the rural communities we serve have fewer than 2,500 residents. All of our telephone company subsidiaries qualify as rural local exchange carriers under the Telecommunications Act.

        Rural local exchange carriers generally are characterized by stable operating results and strong cash flow margins and operate in supportive regulatory environments. In particular, existing state and federal regulations permit us to charge rates that enable us to recover our operating costs, plus a reasonable rate of return on our invested capital (as determined by relevant regulatory authorities). Competition is typically limited because rural local exchange carriers primarily serve sparsely populated rural communities with predominantly residential customers, and the cost of operations and capital investment requirements for new entrants is high. As a result, in our markets, we have experienced virtually no wireline competition and limited competition from cable providers. While most of our markets are served by wireless service providers, their impact on our business has been limited.

Our Competitive Strengths

        We believe we are distinguished by the following competitive strengths:

  •
  Consistent and predictable cash flows and strong margins.    We have the leading market position in the rural communities we serve, with limited competition. Demand for telephone services from our residential and local business customers has historically been very stable despite changing economic conditions. As a result, we have experienced a relatively stable access line count during the last two years compared to regional bell operating companies. Additionally, our telephone companies operate in generally supportive regulatory environments. These factors have permitted us to generate consistent cash flows and strong margins.

  •
  Geographically diversified markets.    We currently operate 26 rural local exchange carriers in 17 states, clustered in five regions, enabling us to capitalize on economies of scale and operating efficiencies. Our geographic diversity significantly enhances our cash flow stability by limiting our exposure to competition, local economic downturns and state regulatory changes. In addition, we believe that we have achieved significant scale efficiencies by centralizing many functions, such as marketing, network planning, accounting and customer service.

  •
  Technologically advanced infrastructure.    Our advanced network infrastructure enables us to provide a wide array of communications services. Our network consists of central office hosts and remote sites with all digital switches, primarily manufactured by Nortel and Siemens, operating with current software. As of December 31, 2003, we maintained over 24,000 miles of copper plant and approximately 2,800 miles of fiber optic plant in order to service our 264,300 access line equivalents. As a result of our historic capital investments, our network infrastructure requires predictable capital expenditures and allows us to implement certain broadband enabled services with minimal incremental cost. As of June 30, 2004, approximately 92% of our exchanges were capable of providing broadband services.

  •
  Broadest service offerings in our markets.    We believe that, as a result of our advanced network and switching infrastructure, we offer the only comprehensive suite of communications services in our markets, including local voice, long distance, data and Internet services. In addition, we offer enhanced features such as caller identification, call waiting, call forwarding, teleconferencing, video conferencing and voicemail. We also offer broadband communications solutions to most of our customers primarily through digital subscriber lines technology.

  •
  Management team with proven track record.    We have an experienced management team that has demonstrated its ability to grow our rural telephone business over the past decade. Our senior management team has an average of 21 years of experience working with a variety of telephone companies. Our regional presidents have an average of 29 years of experience in the telecommunications industry. Our management team has successfully integrated 30 business acquisitions since 1993, improving revenues and cash flow significantly while enhancing service quality and broadening service offerings.

Our Strategy

        The key elements of our strategy are to:

  •
  Increase revenue per customer.    We are focused on increasing our revenues by introducing innovative product offerings and marketing strategies for enhanced and ancillary services to meet the growing needs of our customers. Our long standing relationships with our customers have helped us to successfully cross-sell broadband and value-added services, such as digital subscriber lines, long distance, Internet dial-up, voicemail and other services. We will continue to evaluate and implement technologies that will allow us to offer new products and services.

  •
  Continue to improve operating efficiencies and profitability.    We have achieved significant operating efficiencies by applying our operational, regulatory, marketing and management expertise to our acquired businesses. We intend to continue to increase our operating efficiencies by consolidating various administrative functions and implementing best practices across all of our regions. For example, we have begun to integrate all billing systems into a single, outsourced billing platform, which will allow us to improve our customer service and enhance sales and marketing efforts. When completed, we plan to use this platform to develop regional customer service and call centers and to create a significantly improved customer data base. These call centers and customer data base will allow us to enhance our operating efficiency and optimize our marketing initiatives. The billing platform will also enable our customers to directly access, via the Internet, their accounts and will allow us to provide virtual call centers.

  •
  Enhance customer loyalty.    We believe that our service driven customer relationships and long-standing local presence lead to high levels of customer satisfaction and increased demand for enhanced and ancillary services. We continue to build long-term relationships with our customers by actively participating in the communities we serve and by offering an array of communications services and quality customer care.

  •
  Pursue selective acquisitions.    We believe that our acquisition strategy has been successful because of our ability to integrate acquisitions and improve operating efficiencies in the businesses we acquire. Our management team has consistently produced strong operating cash flow improvements in our acquired businesses. We will continue to evaluate and pursue acquisitions which provide the opportunity to enhance revenues and cash flows. Given these objectives, we believe that such acquisitions will be primarily in regions where we already operate.

Our Services

        We offer a broad portfolio of high-quality communications services for residential and business customers in each of the markets in which we operate. We have a long history of operating in our markets and a recognized and respected brand identity within each of our service areas. Our companies are locally managed and staffed, which enables us to efficiently and reliably provide an array of communications services to meet our customer needs. These include services traditionally associated with local telephone companies, as well as other services such as long distance, Internet and broadband enabled services. Based on our understanding of our local customers' needs, we have attempted to be proactive by offering bundled services designed to simplify the customer's purchasing and management process.

Generation of Revenue

        We primarily generate revenue through: (i) the provision of our basic local telephone service to customers within our service areas; (ii) the provision of network access to interexchange carriers for origination and termination of interstate and intrastate long distance phone calls; (iii) Universal Service Fund—high cost loop payments; and (iv) the provision of other services such as long distance resale, data and Internet and broadband enabled services, enhanced services, such as caller name and number identification, and billing and collection for interexchange carriers.

        The following chart summarizes our revenue sources for the year ended December 31, 2003:

Revenue Source	% Revenue	Description
Local Calling Services	24%	Enables the local customer to originate and receive an unlimited number of calls within a defined "exchange" area. The customer is charged a flat monthly fee for basic service and service charges for special calling features.
Network Access Charges	48%
		Enables long distance companies to utilize our local network to originate or terminate intrastate and interstate calls. The network access charges are paid by the interexchange carrier to us and are regulated by state regulatory agencies and the Federal Communications Commission, respectively. This also includes Universal Service Fund payments for local switching support, long term support and interstate common line support.
Universal Service Fund—high cost loop	8%	We receive payments from the Universal Service Fund to support the high cost of our operations in rural markets. This support fluctuates based upon the historical costs of our operating companies.
Long Distance Services	7%	We receive revenues for intrastate and interstate long distance services provided to our retail customers and our wholesale long distance customers.
Data and Internet Services	6%	We receive revenues from monthly recurring charges for services, including broadband, digital subscriber lines, special access, private lines, Internet and other services.
Other Services	7%	We generate revenues from other services, including enhanced services and billing and collection.

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more information regarding our revenue sources.

Local Calling Services

        Local calling services include basic local lines, private lines and switched data services. We provide local calling services to residential and business customers, generally for a fixed monthly charge. In an rural local exchange carriers' territory, the amount that we can charge a customer for local service is determined by rate proceedings involving the appropriate state regulatory authorities.

Network Access Charges

        Network access charges relate to long distance, or toll calls, that typically involve more than one company in the provision of telephone service. Since toll calls are generally billed to the customer originating the call, a mechanism is required to compensate each company providing services relating to the call. This mechanism is the access charge and we bill access charges to long distance companies and other customers for the use of our facilities to access the customer, as described below.

        Intrastate Access Charges.    We generate intrastate access revenue when an intrastate long distance call involving an interexchange carrier is originated by a customer in our rural local exchange carrier exchange to a customer in another of our exchanges in the same state. The interexchange carrier pays us an intrastate access payment for either terminating or originating the call. We record the details of the call through our carrier access billing system and receive the access payment from the interexchange carrier. The access charge for intrastate services is regulated and approved by the state regulatory authority.

        Interstate Access Charges.    We generate interstate access revenue when an interstate long distance call is originated by a customer calling from one state to a customer in another state. We bill interstate access charges in the same manner as we bill intrastate access charges; however, the interstate access charge is regulated and approved by the Federal Communications Commission instead of the state regulatory authority.

Universal Service Fund—High Cost Loop

        The Universal Service Fund supplements the amount of local service revenue received by us to ensure that basic local service rates for customers in high cost rural areas are consistent with rates charged in lower cost urban and suburban areas. The Universal Service Fund, which is funded by monthly fees charged to interexchange carriers and local exchange carriers, distributes funds to us on a monthly basis based upon our costs for providing local service.

Long Distance Services

        We offer switched and dedicated long distance services throughout our service areas through resale agreements with national interexchange carriers. In addition, through Carrier Services, we offer wholesale long distance services to our rural local exchange carriers and other non-affiliated communications providers.

Data and Internet Services

        We offer Internet access via digital subscriber lines technology, dedicated T-1 connections, Internet dial-up, high speed cable modem and wireless broadband. Customers can utilize this access in combination with customer owned equipment and software to establish a presence on the web. In addition, we offer enhanced Internet services, which include obtaining Internet protocol addresses, basic web site design and hosting, domain name services, content feeds and web-based e-mail services. Our services include access to 24-hour, 7-day a week customer support.

Other Services

        We seek to capitalize on our rural local exchange carriers' local presence and network infrastructure by offering enhanced services to customers, as well as billing and collection services for interexchange carriers.

        Enhanced Services.    Our advanced digital switch and voicemail platforms allows us to offer enhanced services such as call waiting, call forwarding and transferring, call hunting, three-way calling, automatic callback, call hold, caller name and number identification, voice mail, teleconferencing, video conferencing, store-and-forward fax, follow-me numbers, Centrex services and direct inward dial.

        Billing and Collection.    Many interexchange carriers provide long distance services to our rural local exchange carrier customers and may elect to use our billing and collection services. Our rural local exchange carriers charge interexchange carriers a billing and collection fee for each call record generated by the interexchange carrier's customer.

        Directory Services.    Through our local telephone companies, we publish telephone directories in the majority of our locations. These directories provide white page listings, yellow page listings and community information listings. These directories generate revenues and operating cash flow from the sale of yellow page and related advertising to businesses. We contract out with leading industry providers to assist in the sale of advertising, compilation of information, as well as the production, publication and distribution of these directories.

Our Markets

        Our 26 rural local exchange carriers operate as the incumbent local exchange carrier in each of their respective markets. Our rural local exchange carriers serve an average of approximately 13 access lines per square mile versus the non-rural carrier average of approximately 128 access lines per square mile. Approximately 80% of these access lines serve residential customers. Our business customers account for approximately 20% of our access lines. Our business customers are predominantly in the agriculture, light manufacturing and service industries.

        The following chart identifies the number of access line equivalents in each of our 17 states as of June 30, 2004:

State	Access Line Equivalents
Maine	69,039
Florida	54,650
Washington	45,373
New York	44,222
Ohio	9,363
Virginia	8,235
Illinois	8,084
Vermont	7,061
Kansas	6,083
Idaho	6,518
Oklahoma	3,824
Colorado	3,131
Pennsylvania	3,127
Other States(1)	3,740

Total:	272,450

(1)
Includes Massachusetts, New Hampshire, Georgia and Alabama.

Sales and Marketing

        Our marketing approach emphasizes locally-managed, customer-oriented sales, marketing and service. We believe most telecommunications companies devote their resources and attention primarily toward customers in more densely populated markets. We seek to differentiate ourself from our competitors by providing a superior level of service to each of our customers.

        Each of our rural local exchange carriers has a long history in the communities it serves. It is our policy to maintain and enhance the strong brand identity and reputation that each rural local exchange carrier enjoys in its markets, as we believe this is a significant competitive advantage. As we market new services, we will seek to continue to utilize our brand identity in order to attain higher recognition with potential customers.

        To demonstrate our commitment to the markets we serve, we maintain local offices in most of the population centers within our service territories. These offices are typically staffed by local residents and provide sales and customer support services in the community. We believe that local offices facilitate a direct connection to the community, which improves customer satisfaction and loyalty.

        In addition, our strategy is to enhance our telecommunications services by offering comprehensive bundling of services and deploying new technologies to build upon the strong reputation we enjoy in our markets and to further promote rural economic development in the rural communities we serve.

        Many of the rural local exchange carriers acquired by us traditionally have not devoted a substantial amount of their operating budget to sales and marketing activities. After acquiring the rural local exchange carriers, we typically change this practice to provide additional support for existing products and services as well as to support the introduction of new services. As of December 31, 2003, we had 235 employees engaged in sales, marketing and customer service.

        We have two basic tiers of customers: (i) local customers located in our local access and transport areas who pay for local phone service and (ii) the interexchange carriers which pay us for access to customers located within our local access and transport areas. In general, the vast majority of our local customers are residential, as opposed to business, which is typical for rural telephone companies.

Information Technology and Support Systems

        Our approach to billing and operational support systems focuses on implementing best-of-class applications that allow consistent communication and coordination throughout our entire organization. Our objective is to improve profitability by reducing individual company costs through the sharing of best practices, centralization or standardization of functions and processes, and deployment of technologies and systems that provide for greater efficiencies and profitability.

        We have begun to integrate all billing systems into a single, outsourced billing platform. When completed, we plan to use this platform to develop regional customer service and call centers and to create a significantly improved customer data base. These call centers and customer data base will allow us to enhance our operating efficiency and optimize our marketing initiatives. The billing platform will also enable our customers to directly access, via the Internet, their accounts and will allow us to provide virtual call centers.

Network Architecture and Technology

        Our rural local exchange carrier networks consist of central office hosts and remote sites with advanced digital switches, primarily manufactured by Nortel and Siemens, operating with current software. The outside plant consists of transport and distribution delivery networks connecting our host central office with remote central offices and ultimately with our customers. As of December 31, 2003, we maintained over 24,000 miles of copper plant and 2,800 miles of fiber optic plant. We own fiber optic cable, which has been deployed throughout our current network and is the primary transport technology between our host and remote central offices and interconnection points with other incumbent carriers.

        Our fiber optic transport system is primarily a synchronous optical network capable of supporting increasing customer demand for high bandwidth transport services. This system supports advanced services including Asynchronous Transfer Mode, Frame Relay and/or Internet Protocol Transport, facilitating delivery of advanced services as demand warrants.

        In our rural local exchange carrier markets, digital subscriber lines-enabled integrated access technology is being deployed to provide significant broadband capacity to our customers. As of June 30, 2004, we had invested approximately $21.0 million and deployed this technology in all 26 of our rural local exchange carriers, reaching 123 of our 143 exchanges.

        Rapid and significant changes in technology are expected in the communications industry. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes. We believe that our network architecture enables us to efficiently respond to these technological changes.

Competition

        We believe that the Telecommunications Act and other recent actions taken by the Federal Communications Commission and state regulatory authorities promote competition in the provision of telecommunications services; however, many of the competitive threats now confronting larger regulated telephone companies do not currently exist in the rural local exchange carrier marketplace. Our rural local exchange carriers historically have experienced little wireline competition as the incumbent carrier in their market because the demographic characteristics of rural telecommunications markets generally will not support the high cost of operations and significant capital investment required for new wireline entrants to offer competitive services. For instance, the per minute cost of operating both telephone switches and interoffice facilities is higher in rural areas, as rural local exchange carriers typically have fewer, more geographically dispersed customers and lower calling volumes. Also, the distance from the telephone switch to the customer is typically longer in rural areas, which results in increased distribution facilities costs. These relatively high costs tend to discourage other wireline competitors from entering territories serviced by rural local exchange carriers.

        In most of our rural markets, we face competition from wireless technology. We do not expect this technology to represent a significant competitive threat to us in the near term, but as technology and economies of scale improve, we may experience increased competition from wireless carriers. In addition, the Federal Communications Commission's requirement that telephone companies offer wireline-to-wireless number portability may increase the competition we face from wireless carriers.

        We also face competition from new market entrants that provide close substitutes for the traditional telephone services we provide, such as cable television, voice over internet protocol, satellite telecommunications and electric utility companies. Cable television companies are entering the telecommunications market by upgrading their networks with fiber optics and installing facilities to provide fully interactive transmission of broadband voice, video and data communications. Electric utilities have existing assets and access to low cost capital that could allow them to enter a market rapidly and accelerate network development. In addition, in the future, we may face additional competition from new market entrants, such as providers of wireless broadband and voice over internet protocol.

        The Internet services market is also highly competitive, and we expect that competition will continue to intensify. Internet services, meaning both Internet access (wired and wireless) and on-line content services, are provided by Internet service providers, satellite-based companies, long distance carriers and cable television companies. Many of these companies provide direct access to the Internet and a variety of supporting services to businesses and individuals. In addition, many of these companies, such as America Online, Inc., Microsoft Network and Yahoo, offer on-line content services consisting of access to closed, proprietary information networks. Long distance companies and cable television operators, among others, are aggressively entering the Internet access markets. Long distance carriers have substantial transmission capabilities, traditionally carry data to large numbers of customers and have an established billing system infrastructure that permits them to add new services. Satellite companies are offering broadband access to the Internet from desktop PCs. Many of these competitors have substantially greater financial, technological, marketing, personnel, name-brand recognition and other resources than those available to us.

        In addition, we could face increased competition from competitive local exchange carriers, particularly in offering services to Internet service providers.

Employees

        As of June 30, 2004, we employed a total of 849 full-time employees. 126 employees of our rural local exchange carriers are represented by four unions. We believe the state of our relationship with our union and non-union employees is good. Within our Company, 31 employees are employed at our corporate office, 809 employees are employed at our rural local exchange carriers and 9 employees are employed by Carrier Services.

Properties

        We own all of the properties material to our business. Our headquarters is located in Charlotte, North Carolina. We also have administrative offices, maintenance facilities, rolling stock, central office and remote switching platforms and transport and distribution network facilities in each of the 17 states in which we operate our rural local exchange carrier business. Our administrative and maintenance facilities are generally located in or near the rural communities served by our rural local exchange carriers and our central offices are often within the administrative building and outlying customer service centers. Auxiliary battery or other non-utility power sources are at each central office to provide uninterrupted service in the event of an electrical power failure. Transport and distribution network facilities include fiber optic backbone and copper wire distribution facilities, which connect customers to remote switch locations or to the central office and to points of presence or interconnection with the long distance carriers. These facilities are located on land pursuant to permits, easements or other agreements. Our rolling stock includes service vehicles, construction equipment and other required maintenance equipment.

        We believe each of our respective properties is suitable and adequate for the business conducted therein, is being appropriately used consistent with past practice and has sufficient capacity for the present intended purposes.

Legal Proceedings

        We currently and from time to time are involved in litigation and regulatory proceedings incidental to the conduct of our business, but currently we are not a party to any lawsuit or proceeding which, in our opinion, is likely to have a material adverse effect on us.

Discontinued Operations

        On September 30, 2003, MJD Services, a wholly-owned subsidiary of the Company, completed the sale of all of the capital stock owned by MJD Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West. The sale was completed in accordance with the terms of the South Dakota purchase agreement. MJD Services received approximately $24.2 million in proceeds from the South Dakota disposition. The companies sold to Golden West provided communications services to approximately 4,150 voice access lines located in South Dakota as of the date of such disposition. The operations of these companies were presented as discontinued operations beginning in the second quarter of 2003. Therefore, the balances associated with these activities were reclassified as "held for sale." All prior period financial statements have been restated accordingly. We recorded a gain on disposal of the South Dakota companies of $7.7 million during the third quarter of 2003.

        In early 1998, we launched our competitive local exchange carrier enterprise through our wholly-owned subsidiary, Carrier Services. In November 2001, we decided to discontinue such competitive local exchange carrier operations. This decision was a proactive response to the deterioration in the capital markets, the general slow-down of the economy and the slower-than-expected growth in Carrier Services' competitive local exchange carrier operations. Carrier Services completed the termination or sale of its competitive local exchange carrier operations in the second quarter of 2002.

        Carrier Services provides wholesale long distance service and support to our rural local exchange carriers and to other non-affiliated communications providers. These services allow such companies to operate their own long distance communication services and sell such services to their respective customers.

Regulation

        The following summary does not describe all present and proposed federal, state and local legislation and regulations affecting the telecommunications industry. Some legislation and regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change the manner in which this industry operates. Neither the outcome of any of these developments, nor their potential impact on us, can be predicted at this time. Regulation can change rapidly in the telecommunications industry, and such changes may have an adverse effect on us in the future. See "Risk Factors—Risks Related to our Regulatary Environment."

Overview

        Our communications services are subject to extensive federal, state and local regulation. We hold various regulatory authorizations for our service offerings. At the federal level, the Federal Communications Commission generally exercises jurisdiction over all facilities and services of telecommunications common carriers, such as us, to the extent those facilities are used to provide, originate, or terminate interstate or international communications. State regulatory commissions generally exercise jurisdiction over such facilities and services to the extent those facilities are used to provide, originate or terminate intrastate communications. In addition, pursuant to the Telecommunications Act, state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies introduced by that legislation. In particular, state regulatory agencies have substantial oversight over the provision by incumbent telephone companies of interconnection and non-discriminatory network access to competitive communications providers. Local governments often regulate the public rights-of-way necessary to install and operate networks, and may require communications services providers to obtain licenses or franchises regulating their use of public rights-of-way. Additionally, municipalities and other local government agencies may regulate limited aspects of our business, including our use of public rights of way, and by requiring us to obtain construction permits and abide by building codes.

        We believe that competition in our telephone service areas will increase in the future as a result of the Telecommunications Act, although the ultimate form and degree of competition cannot be ascertained at this time. Competition may lead to loss of revenues and profitability as a result of: loss of customers; reduced usage of our network by our existing customers who may use alternative providers for long distance and data services; and reductions in prices for our services which may be necessary to meet competition.

Federal Regulation

        We must comply with the Communications Act which requires, among other things, that communications carriers offer services at just and reasonable rates and on non-discriminatory terms and conditions. The amendments to the Communications Act contained in the Telecommunications Act dramatically changed and are expected to continue to change the landscape of the telecommunications industry. The central aim of the Telecommunications Act was to open local telecommunications marketplaces to competition while enhancing universal service. Most significantly, the Telecommunications Act governs the removal of barriers to market entry into local telephone services, requires incumbent local exchange carriers to interconnect with competitors, establishes procedures pursuant to which incumbent local exchange carriers may provide other services, such as the provision of long distance services by regional bell operating companies, and imposes on incumbent local exchange carriers duties to negotiate interconnection arrangements in good faith.

        Removal of Entry Barriers.    Prior to the enactment of the Telecommunications Act, many states limited the services that could be offered by a company competing with an incumbent local exchange carrier. The Telecommunications Act generally preempts state and local laws that prevent competitive entry into the provision of any communications service. However, states can modify conditions of entry into areas served by rural local exchange carriers where the state regulatory commission determines that such modification is warranted by the public interest. Since the passage of the Telecommunications Act, we have experienced only limited competition from cable and wireless service providers.

        Access Charges.    The Federal Communications Commission regulates the prices that incumbent local telephone companies charge for the use of their local telephone facilities in originating or terminating interstate transmissions. The Federal Communications Commission has structured these prices, also referred to as "access charges," as a combination of flat monthly charges paid by the end-users and usage sensitive charges paid by long distance carriers. State regulatory commissions regulate intrastate access charges. Many states generally mirror the Federal Communications Commission price structure. A significant amount of our revenues come from network access charges, which are paid to us by intrastate carriers and interstate long distance carriers for originating and terminating calls in the regions served by our rural local exchange carriers. The amount of access charge revenues that we receive is based on rates set by federal and state regulatory bodies, and such rates are subject to change at any time.

        The Federal Communications Commission regulates the levels of interstate access charges by imposing price caps on larger incumbent local telephone companies. These price caps can be adjusted based on various formulae, such as inflation and productivity, and otherwise through regulatory proceedings. Smaller incumbents may elect to base access charges on price caps, but are not required to do so unless they elected to use price caps in the past or their affiliated incumbent local telephone companies base their access charges on price caps. Each of our 26 incumbent local telephone subsidiaries elected not to apply the Federal Communications Commission's price caps. Instead, our subsidiaries employ rate-of-return regulation for their interstate access charges.

        The Federal Communications Commission has made, and is continuing to consider, various reforms to the existing rate structure for charges assessed on long distance carriers for connection to local networks. States often mirror federal rules in establishing intrastate access charges. In 2001, the Federal Communications Commission adopted an order implementing the beginning phases of the Multi-Association Group plan to reform the access charge system for rural carriers. The Multi-Association Group plan is revenue neutral to our operating companies. Among other things, the Multi-Association Group plan reduces access charges and shifts a portion of cost recovery, which historically have been based on minutes-of-use, to flat-rate, monthly per line charges on end-user customers rather than long distance carriers. As a result, the aggregate amount of access charges paid by long distance carriers to access providers, such as our rural local exchange carriers, has decreased and may continue to decrease. In adopting the Multi-Association Group plan, the Federal Communications Commission also determined that rate-of-return carriers will continue to be permitted to set rates based on the authorized rate of return of 11.25%. Additionally, the Federal Communications Commission initiated a rulemaking proceeding to investigate the Multi-Association Group's proposed incentive regulation plan and other means of allowing rate-of-return carriers to increase their efficiency and competitiveness. The Multi-Association Group plan expires in 2006 and will need to be renewed or replaced at such time. In addition, to the extent our rural local exchange carriers become subject to competition in their own local exchange areas, such access charges could be paid to competing local exchange carriers rather than to us. Additionally, the access charges we receive may be reduced as a result of competition by other service providers such as wireless and voice over internet services. Such a circumstance could have a material adverse effect on our financial condition and results of operations. In addition, the Federal Communications Commission has sought comment on broad policy changes that could harmonize the rate structure and levels of all forms of intercarrier compensation, and could, as a result, substantially modify the current forms of carrier-to-carrier payments for interconnected traffic. Furthermore, in the notice of proposed rulemaking on voice over internet protocol services the Federal Communications Commission adopted in February 2004, the Federal Communications Commission has

sought comment on whether access charges should apply to voice over internet protocol or other internet protocol-based services. It is unknown at this time what additional changes, if any, the Federal Communications Commission may eventually adopt and the effect of any such changes on our business.

        Rural Local Exchange Carrier Services Regulation.    Our rural local exchange carrier services segment revenue is subject to regulation including regulation by the Federal Communications Commission and incentive regulation by various state regulatory commissions. State lawmakers will likely continue to review the statutes governing the level and type of regulation for telecommunications services. It is expected that over the next few years, legislative and regulatory actions will provide opportunities to restructure rates, introduce more flexible incentive regulation programs and possibly reduce the overall level of regulation. We expect the election of incentive regulation plans and the expected reduction in the overall level of regulation to allow us to introduce new services and pricing changes more expeditiously than in the past. At the same time, however, the implementation of such new programs may also lead to reductions in intrastate access charges.

        The Federal Communications Commission generally must approve in advance most transfers of control and assignments of operating authorizations by Federal Communications Commission-regulated entities. Therefore, if we seek to acquire companies that hold Federal Communications Commission authorizations, in most instances we will be required to seek approval from the Federal Communications Commission prior to completing those acquisitions. The Federal Communications Commission has the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with applicable federal laws or rules, regulations and policies of the Federal Communications Commission. Fines or other penalties also may be imposed for such violations. Our interstate common carrier services are also subject to nondiscrimination requirements and requirements that rates be just and reasonable.

        The Federal Communications Commission has required that incumbent independent local exchange carriers that provide interstate long distance services originating from their local exchange service territories must do so in accordance with "structural separation" rules. These rules require that our long distance affiliates (i) maintain separate books of account, (ii) not own transmission or switching facilities jointly with the local exchange affiliate, and (iii) acquire any services from its affiliated local exchange telephone company at tariffed rates, terms and conditions. The Federal Communications Commission has initiated a rulemaking proceeding to examine whether there is a continuing need for such requirements; however, we cannot predict the outcome of that proceeding.

        The Telecommunications Act required all carriers to offer local number portability. This requirement allows telephone customers to change service providers but keep their existing telephone numbers. Initially, the Federal Communications Commission set November 24, 2003 as the local number portability deadline for carriers within the Top 100 Metropolitan Statistical Areas and May 24, 2004 for carriers outside the Top 100 Metropolitan Statistical Areas. On January 16, 2004, the Federal Communications Commission granted an extension of time, to May 24, 2004, to local exchange carriers with fewer than two percent of the nation's subscriber lines, regardless of whether the companies operate in a Top 100 Metropolitan Statistical Areas. All local exchange carriers with bona fide local number portability requests must be prepared to port numbers from wireline to wireless carriers on or before May 24, 2004. We are in compliance with this requirement in all of the states in which we operate or have received waivers to extend the time for implementation beyond the May 24th date in certain states where technical limitations hinder compliance by this date.

        Our operations and those of all telecommunications carriers also may be impacted by legislation and regulation imposing new or greater obligations related to assisting law enforcement, bolstering homeland security, minimizing environmental impacts, or addressing other issues that impact our business. For example, existing provisions of the Communications Assistance for Law Enforcement Act and Federal Communications Commission regulations implementing the Communications Assistance for Law Enforcement Act require telecommunications carriers to ensure that their equipment, facilities, and services are able to facilitate authorized electronic surveillance. We believe we are in compliance with those laws and regulations. These laws and regulations, however, are subject to both interpretation and change which may result in requirements for us to incur additional costs.

State Regulation

        Most states have some form of certification requirement that requires providers of telecommunications services to obtain authority from the state regulatory commission prior to offering common carrier services. Each of our 26 rural local exchange carriers operates as the incumbent local telephone company in the states in which it operates and is certified in those states to provide local telephone services. State regulatory commissions generally regulate the rates incumbent local exchange carriers charge for intrastate services, including rates for intrastate access services paid by providers of intrastate long distance services. Although the Federal Communications Commission has preempted certain state regulations pursuant to the Telecommunications Act, states have retained authority to impose requirements on carriers necessary to preserve universal service, protect public safety and welfare, ensure quality of service and protect consumers. For instance, incumbent local exchange carriers must file tariffs setting forth the terms, conditions and prices for their intrastate services, and such tariffs may be challenged by third parties. From time to time, states conduct rate cases or "earnings" reviews. These reviews may result in the disallowance of certain investments or expenses for ratemaking puroposes. Subsidiaries of the Company recently completed rate cases in Vermont, Illinois, Kansas and Maine. We currently have "earnings" reviews of our rates being conducted in Idaho, New York and Vermont.

        Under the Telecommunications Act, state regulatory commissions have jurisdiction to arbitrate and review interconnection disputes and agreements between incumbent local exchange carriers and competitive local exchange carriers, in accordance with rules set by the Federal Communications Commission. State regulatory commissions may also formulate rules regarding fees imposed on providers of telecommunications services within their respective states to support state universal service programs. States often require prior approvals or notifications for certain acquisitions and transfers of assets, customers, or ownership of regulated entities. Therefore, in most instances we will be required to seek state approval prior to completing new acquisitions of rural local exchange carriers. States generally retain the right to sanction a carrier or to revoke certifications if a carrier materially violates relevant laws and/or regulations.

Local Government Authorizations

        We may be required to obtain from municipal authorities permits for street opening and construction or operating franchises to install and expand facilities in certain rural communities. Some of these franchises may require the payment of franchise fees. We have obtained such municipal franchises as were required. In some rural areas, we do not need to obtain such permits or franchises because the subcontractors or electric utilities with which we have contracts already possess the requisite authorizations to construct or expand our networks.

The Promotion of Local Service Competition and Traditional Telephone Companies

        As discussed above, the Telecommunications Act provides, in general, for the removal of barriers to entry into the telecommunications industry in order to promote competition for the provision of local service. Congress, however, has recognized that states should not be prohibited from taking actions necessary to preserve and advance universal service, and has further recognized that special consideration should be given to the appropriate conditions for competitive entry in areas served by rural telephone companies, such as our 26 rural local exchange carrier subsidiaries.

        Pursuant to the Telecommunications Act, all local exchange carriers, including both incumbents and new competitive carriers, are required to: (i) allow others to resell their services at retail rates; (ii) ensure that customers can keep their telephone numbers when changing carriers; (iii) ensure that competitors' customers can use the same number of digits when dialing and receive nondiscriminatory access to telephone numbers, operator service, directory assistance and directory listing; (iv) ensure access to telephone poles, ducts, conduits and rights of way; and (v) compensate competitors for the competitors' costs of completing calls to competitors' customers. Competitors are required to compensate the incumbent telephone company for the cost of providing these interconnection services. Under the Telecommunications Act, our rural local exchange carriers may request from state regulatory commissions, suspension or modification of any or all of the requirements described above. A state regulatory commission may grant such a request if it determines that such exemption, suspension or modification is consistent with the public interest and necessary to avoid a significant adverse economic impact on communications users and generally avoid imposing a requirement that is technically unfeasible or unduly economically burdensome. If a state regulatory commission denies some or all of any such request made by one of our rural local exchange carriers, or does not allow us adequate compensation for the costs of providing interconnection, our costs could increase and our revenues could decline. In addition, with such a denial, competitors could enjoy benefits that would make their services more attractive than if they did not receive such interconnection rights. With the exception of the previously referenced requests to modify the May 24, 2004 implementation date for local number portability in certain states, we have not encountered a need to file any such requests for suspension or modification of the interconnection requirements.

        The Telecommunications Act, with certain exceptions, imposes the following additional duties on incumbent telephone companies by requiring them to: (i) interconnect their facilities and equipment with any requesting telecommunications carrier at any technically feasible point; (ii) unbundle and provide nondiscriminatory access to network elements such as local loops, switches and transport facilities, at nondiscriminatory rates and on nondiscriminatory terms and conditions; (iii) offer their retail services for resale at wholesale rates; (iv) provide reasonable notice of changes in the information necessary for transmission and routing of services over the incumbent telephone company's facilities or in the information necessary for interoperability; and (v) provide, at rates, terms and conditions that are just, reasonable and nondiscriminatory, for the physical co-location of equipment necessary for interconnection or access to unbundled network elements at the premises of the incumbent telephone company. Competitors are required to compensate the incumbent local exchange carrier for the cost of providing these interconnection services. However, pursuant to the Telecommunications Act, rural telephone companies, including our rural local exchange carriers, are automatically exempt from these additional incumbent telephone company requirements. The exemption remains effective until an incumbent rural local telephone company receives a bona fide request for these additional interconnection services and the applicable state authority determines whether the request is not unduly economically burdensome, technically feasible, and consistent with the universal service objectives set forth in the Telecommunications Act. This exemption remains effective for all of our incumbent local telephone operations, except in Florida where the legislature has determined that all incumbent local exchange carriers are required to provide the additional interconnection services as prescribed in the Telecommunications Act. If a request for any of these additional interconnection services is filed by a potential competitor with respect to one of our other operating territories, we are likely to ask the relevant state regulatory commission to retain the exemption. If a state regulatory commission rescinds such exemption in whole or in part and if the state regulatory commission does not allow us adequate compensation for the costs of providing the interconnection, our costs would significantly increase, we would face new competitors in that state and we could suffer a significant loss of customers and resulting declines in our revenues. In addition, we could incur additional administrative and regulatory expenses as a result of the interconnection requirements.

Promotion of Universal Service

        The Universal Service Fund payments received by our rural local exchange carriers from the Universal Service Fund are intended to support the high cost of our operations in rural markets. Such Universal Service Fund payments related to the high cost loop represented 8% of our revenues for the year ended December 31, 2003. Under current Federal Communications Commission regulations, the total Universal Service Fund available to all rural local telephone companies, including our 26 rural local exchange carrier subsidiaries, is subject to a cap. In any given year, the cap may or may not be reached. In any year where the cap is reached, the per access line rate at which we can recover Universal Service Fund payments may decrease. In addition, the consideration of changes in the federal rules governing the distribution of Universal Service Fund is pending before the Federal Communications Commission. If our rural local exchange carriers were unable to receive Universal Service Fund payments, or if such payments were reduced, many of our rural local exchange carriers would be unable to operate as profitably as they have historically in the absence of our implementation of increases in charges for other services. Moreover, if we raise prices for services to offset loss of Universal Service Fund payments, the increased pricing of our services may disadvantage us competitively in the marketplace, resulting in additional potential revenue loss.

        Universal service rules have been adopted by both the Federal Communications Commission and some state regulatory commissions. Universal Service Fund funds may be distributed only to carriers that are designated as eligible telecommunications carriers by a state regulatory commission. All of our rural local exchange carriers have been designated as eligible telecommunications carriers pursuant to the Telecommunications Act. However, under the Telecommunications Act, competitors could obtain the same support payments as we do if a state regulatory commission determined that granting such support payments to competitors would be in the public interest.

        Two notable regulatory changes enacted by the Federal Communications Commission in the last three years are the adoption, with certain modifications, of the Rural Task Force proposed framework for rural high-cost universal service support and the implementation of the beginning phases of the Multi-Association Group plan. The Federal Communications Commission's Rural Task Force order modifies the existing universal service support mechanism for rural local exchange carriers and adopts an interim embedded, or historical, cost mechanism for a five-year period that provides predictable levels of support to rural carriers. The Federal Communication Commission has stated its intention to develop a long-term plan based on forward-looking costs when the five-year period expires in 2006. The Multi-Association Group plan created a new universal service support mechanism, Interstate Common Line Support, to replace carrier common line access charges and the recovery of certain costs formerly recovered through traffic sensitive access charges. A recent Federal Communications Commission order merged long term support into its interstate common line support mechanism without reducing (at least initially) the aggregate universal service support from the two mechanisms (both of which had been previously transformed from access charge revenue streams into universal service support mechanisms). As a result of these changes, when a competitor is designated an eligible telecommunications carrier, it also receives an increased level of Universal Service Fund support equal to the level received by the incumbent on a per line basis.

        The Federal State Joint Board is currently considering recommendations on the question of which carriers can obtain Universal Service Fund support in a market. The Federal State Joint Board recommended that:

  •
  a set of permissive federal guidelines be developed to ensure that the public interest is served before eligible telecommunications carriers are designated;

  •
  support be limited to a single connection that provides access to the public telephone network; and

  •
  the basis for providing support be considered and further clarified during the comprehensive review of the Universal Service Fund to be completed in 2006.

        The Federal Communications Commission statutorily must act on these recommendations by February 27, 2005. Also, the Federal Communications Commission is considering resolution of the method by which contributions to the Universal Service Fund are determined.

        In addition, there are a number of judicial appeals challenging several aspects of the Federal Communications Commission's universal service rules. It is not possible to predict at this time whether the Federal Communications Commission or Congress will require modification to those rules, or the ultimate impact any such modification might have on us.

Potential Internet Regulatory Obligations

        In connection with our Internet access offerings, we could become subject to laws and regulations as they are adopted or applied to the Internet. There is currently only limited regulations applicable to the Internet. As the significance of the Internet expands, federal, state and local governments may adopt rules and regulations, or apply existing laws and regulations to the Internet, and related matters are under consideration in both federal and state legislative and regulatory bodies. The Federal Communications Commission is currently reviewing the appropriate regulatory framework governing broadband access to the Internet through telephone and cable operators' communications networks. We cannot predict whether the outcome will prove beneficial or detrimental to our competitive position. In February 2004, the Federal Communications Commission initiated a proceeding to examine the regulatory implications of voice over Internet protocol technology. We cannot predict the results of these proceedings, the nature of these regulations or their impact on our business.

Environmental Regulations

        Similarly, and like all other local telephone companies, our 26 rural local exchange carrier subsidiaries are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner of property, we could be subject to environmental laws that impose liability for the entire cost of cleanup at contaminated sites, regardless of fault or the lawfulness of the activity that resulted in contamination. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations.

Management

        The following table sets forth the names and positions of our current directors and executive officers, as well as our nominees for our board of directors pending closing of this offering, and their ages.

        Upon the closing of this offering, our restated certificate of incorporation will require our board of directors to have between five and eleven members. We expect to restructure our board of directors and appoint the following three independent directors: Patricia Garrison-Corbin, David L. Hauser, and Claude C. Lilly. One additional independent director will be appointed in accordance with our restated bylaws within one year of the closing of this offering. To accommodate the inclusion of these new independent directors, three of our current directors, Daniel G. Bergstein, Anthony J. DiNovi and George E. Matelich, will resign upon the closing of this offering. See "—Composition of the Board After the Offering" below. See "Certain Relationships and Related Party Transactions—Stockholders Agreements, Nominating Agreement and Registration Rights Agreement."

Name	Age	Position
Eugene B. Johnson	57	Co-Founder, Chairman of the Board of Directors and Chief Executive Officer
Peter G. Nixon	52	Chief Operating Officer
Walter E. Leach, Jr.	52	Executive Vice President and Chief Financial Officer
John P. Duda	57	President
Lisa R. Hood	39	Senior Vice President and Controller
Shirley J. Linn	53	Vice President, General Counsel and Secretary
Timothy W. Henry	48	Vice President of Finance and Treasurer
Daniel G. Bergstein	61	Co-Founder and Director
Frank K. Bynum, Jr.	41	Director
Anthony J. DiNovi	41	Director
George E. Matelich	48	Director
Kent R. Weldon	37	Director
Patricia Garrison-Corbin	57	Director Nominee
David L. Hauser	52	Director Nominee
Claude C. Lilly	58	Director Nominee

        Eugene B. Johnson.    Mr. Johnson has served as our Chairman since January 1, 2003 and as our Chief Executive Officer since January 1, 2002. Prior to his current responsibilities, Mr. Johnson was our Chief Development Officer from May 1993 to December 2002 and Vice Chairman from August 1998 to December 2002. Mr. Johnson is a co-founder and has been a director of our company since 1991. From 1997 to 2002, Mr. Johnson served as a director of the Organization for the Promotion and Advancement of Small Telecommunications Companies the primary industry organization for small independent telephone companies. From 1987 to 1993, Mr. Johnson served as President and principal shareholder of JC&A, Inc., an investment banking and brokerage firm providing services to the cable television, telephone and related industries. From 1985 to 1987, Mr. Johnson served as the director of the mergers and acquisitions department of Cable Investments, Inc., an investment banking firm. Mr. Johnson currently is chairman of Organization for the Promotion and Advancement of Small Telecommunication Companies' Universal Service Fund committee.

        Peter G. Nixon.    Mr. Nixon has served as our Chief Operating Officer since November 2002. Previously, Mr. Nixon was our Senior Vice President of Corporate Development from February 2002 to

November 2002 and President of our Telecom Group from April 2001 to February 2002. Prior to this, Mr. Nixon served as President of our Eastern Region Telecom Group from June 1999 to April 2001 and President of Chautauqua & Erie Telephone Corporation, or C&E, from July 1997, when we acquired C&E, to June 1999. From April 1, 1989 to June 1997, Mr. Nixon served as Executive Vice President of C&E. From April 1, 1978 to March 31, 1989, Mr. Nixon served as Vice President of Operations for C&E. Mr. Nixon has served as the past Chairman of the New York State Telephone Association, in addition to his involvement in several community and regional organizations.

        Walter E. Leach, Jr.    In July 2004, Mr. Leach was appointed Executive Vice President and Chief Financial Officer. Mr. Leach has served as our Chief Financial Officer since October 1994 and served as our Senior Vice President from February 1998 to July 2004. From October 1994 to December 2000, Mr. Leach was our Secretary. From 1984 through September 1994, Mr. Leach served as Executive Vice President of Independent Hydro Developers, where he had responsibility for all project acquisition, financing and development activities.

        John P. Duda.    Mr. Duda has served as our President since April 2001. Mr. Duda is primarily responsible for industry relations, public policy and regulatory and legislative affairs. Prior to his current responsibilities, Mr. Duda was our Chief Operating Officer from April 2001 to November 2002. Mr. Duda also served as President of our Telecom Group and was responsible for all aspects of our RLEC operations from January 1994 to April 2001. Prior to 1994, Mr. Duda served as Vice President, Operations and Engineering of Rochester Tel Mobile Communications, State Vice President Minnesota, Nebraska and Wyoming and Director of Network Planning and Operations for Pennsylvania and New Jersey for Sprint and served in various management positions with C&P Telephone and Bell Atlantic. Mr. Duda is currently a member of the United States Telecom Association's Board of Directors. Mr. Duda is also currently a member of the Organization for the Promotion and Advancement of Small Telecommunications Companies' Board of Directors.

        Lisa R. Hood.    In July 2004, Ms. Hood was appointed our Senior Vice President and Controller. Ms. Hood has served as our Controller since December 1993 and served as our Vice President from December 1993 to July 2004. Prior to joining our company, Ms. Hood served as manager of a local public accounting firm in Kansas. Ms. Hood is certified as a public accountant in Kansas.

        Shirley J. Linn.    Ms. Linn has served as our Vice President and General Counsel since October 2000 and our Secretary since December 2000. Prior to joining us, Ms. Linn was a partner, from 1984 to 2000, in the Charlotte, North Carolina law firm of Underwood Kinsey Warren & Tucker, P.A., where she specialized in general business matters, particularly mergers and acquisitions.

        Timothy W. Henry.    Mr. Henry has served as our Vice President of Finance and Treasurer since December 1997. From 1992 to December 1997, Mr. Henry served as Vice President/Portfolio Manager at CoBank, ACB, and managed a $225 million telecommunications loan portfolio, which included responsibility for CoBank's relationship with us.

        Daniel G. Bergstein.    Mr. Bergstein is a co-founder and has been a director of our company since 1991. Mr. Bergstein served as Chairman of our board of directors from 1991 until August 1998. Since 1988, Mr. Bergstein has been a senior partner in the New York office of the international law firm Paul, Hastings, Janofsky & Walker LLP, where he is the Chairman of the Firm's global Telecommunications and Media Practice. Mr. Bergstein is also a co-founder of Cequel III LLC and is a Director of AAT Communications, Inc., Cebridge Connections and MxEnergy Inc. He also serves as a board member of the National Trustees of the Foundation Fighting Blindness.

        Frank K. Bynum, Jr.    Mr. Bynum has served as a director of our company since July 1997. He is also a Managing Director of Kelso & Company. Mr. Bynum joined Kelso & Company in 1987 and has held positions of increasing responsibility at Kelso & Company prior to becoming a Managing Director. Mr. Bynum is a director of CDT Holdings, plc, Citation Corporation, Endurance Business Media, Inc.,

eMarkets, Inc. and 21st Century Newspapers, Inc. He is also a Trustee of Prep for Prep and a member of the Board of Trustees of the College Foundation of the University of Virginia. Mr. Bynum has been designated to the Board of Directors by Kelso & Company pursuant to Kelso & Company's designation rights under our stockholders agreement.

        Anthony J. DiNovi.    Mr. DiNovi has served as a director of our company since January 2000. He is currently a Managing Director of Thomas H. Lee Partners, L.P., where he has been employed since 1988. Mr. DiNovi is a director of American Media, Inc., Endurance Specialty Holdings Ltd., Eye Care Centers of America Inc., Fisher Scientific International, Inc., Michael Foods, Inc., National Waterworks, Inc., US LEC Corp., Vertis, Inc. and various private corporations. Mr. DiNovi has been designated to the Board of Directors by Thomas H. Lee Equity Fund pursuant to Thomas H. Lee Equity Fund's designation rights under our stockholders agreement.

        George E. Matelich.    Mr. Matelich has served as a director of our company since July 1997. Mr. Matelich is currently a Managing Director of Kelso & Company, with which he has been associated since 1985. Mr. Matelich is a director of Capital Environmental Resource, Inc. and Optigas, Inc. Mr. Matelich is also a Trustee of the University of Puget Sound. Mr. Matelich has been designated to the Board of Directors by Kelso & Company pursuant to Kelso & Company's designation rights under our stockholders agreement.

        Kent R. Weldon.    Mr. Weldon has served as a director of our company since January 2000. He is currently a Managing Director of Thomas H. Lee Partners, L.P. Mr. Weldon worked at the firm from 1991 to 1993 and rejoined it in 1995. Prior to 1991, Mr. Weldon worked at Morgan Stanley & Co. Incorporated in the Corporate Finance Department. Mr. Weldon is a director of Michael Foods, Inc. and Syratech Corporation. Mr. Weldon has been designated to the Board of Directors by Thomas H. Lee Equity Fund pursuant to Thomas H. Lee Equity Fund's designation rights under our stockholders agreement.

        Patricia Garrison-Corbin.    Ms. Corbin will be appointed as a director of our company upon consummation of this offering. Ms. Corbin has served as President of P.G. Corbin & Company, Inc., Financial Advisory Services, Municipal Finance, since 1986. Ms. Corbin has also served as President and Chief Information Officer of P.G. Corbin Asset Management, Inc., Fixed Income Investment Management, since 1987. Ms. Corbin has served as Chairman of the Board of Directors of Delancey Capital Group, LP, Equity Investment Management since 1996, and Chairman of the Board of Directors of P.G. Corbin Group, Inc., Investment and Financial Advisory Services since 1996. Ms. Corbin has also served as a director for the Erie Insurance Company since 1999.

        David L. Hauser.    Mr. Hauser will be appointed as a director of our company upon consummation of this offering. He is currently the CFO and Group Vice President of Duke Energy, where he has been employed for 30 years. Mr. Hauser is a certified public accountant and a certified purchasing manager. He is a board member of the North Carolina Zoological Society and is a member of the North Carolina Association of Certified Public Accountants, American Institute of Certified Public Accountants and Financial Executives Institute.

        Claude C. Lilly.    Dr. Lilly will be appointed as a director of our company upon consummation of this offering. Dr. Lilly is currently dean and James J. Harris Chair of Risk Management and Insurance in The Belk College of Business Administration at The University of North Carolina at Charlotte. Dr. Lilly has served as Assistant Deputy Insurance Commissioner for the State of Georgia and as a director of several corporations. He holds the Chartered Property Casualty Underwriters and Chartered Life Underwriter designations and is a member of numerous professional associations.

Composition of the Board After the Offering

        Pursuant to our restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for a three-year term at the annual meeting of stockholders in the year in which their term expires. We currently anticipate that the classes will be comprised as follows:

  •
  Class I Directors. Eugene B. Johnson and Patricia Garrison-Corbin will be Class I directors whose terms will expire at the 2005 annual meeting of stockholders;

  •
  Class II Directors. Frank K. Bynum, Jr. and David L. Hauser will be Class II directors whose terms will expire at the 2006 annual meeting of stockholders; and

  •
  Class III Directors. Kent R. Weldon and Claude C. Lilly will be Class III directors whose terms will expire at the 2007 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of the company.

        In connection with this offering, we will enter into an agreement with Thomas H. Lee Equity Fund and Kelso & Company pursuant to which our nominating committee will agree, subject to the requirements of their fiduciary duties as directors, that Thomas H. Lee Equity Fund and Kelso & Company will be entitled to jointly nominate two directors for election to our board of directors as long as they own in the aggregate at least 40% of the shares of our class A common stock (including shares of class A common stock represented by IDSs into which class B common stock may be converted) which they owned as of the closing of this offering and will be entitled to jointly nominate one director for election to our board of directors as long as they own in the aggregate at least 20% of the shares of class A common stock (including shares of class A common stock represented by IDSs into which class B common stock may be converted) which they owned as of the closing of this offering. Mr. Weldon and Mr. Bynum will be the initial nominees pursuant to this agreement.

Committees of the Board of Directors

        Our board of directors has standing audit and compensation committees. Upon completion of this offering, we anticipate that we will appoint three independent directors to the audit committee and the compensation committee. Upon completion of this offering, we will create a corporate governance committee. We anticipate our corporate governance committee will consist of three independent directors.

Audit Committee

        Our audit committee currently consists of Frank K. Bynum, Jr., George E. Matelich and Kent R. Weldon. The board of directors has determined that George E. Matelich is the current audit committee financial expert serving on the audit committee for purposes of the Securities Exchange Act of 1934. At the completion of this offering, we anticipate our audit committee will consist of three independent directors. We anticipate that Claude C. Lilly will be the chair of the audit committee and David L. Hauser will serve as the audit committee financial expert. Upon completion of this offering, among other functions, the principal duties and responsibilities of our audit committee will be to:

  •
  have direct responsibility for the selection, compensation, retention and oversight of the work of our independent auditors;

  •
  set clear hiring policies for employees or former employees of the independent auditors;

  •
  review, at least annually, the results and scope of the audit and other services provided by our independent auditors and discuss any audit problems or difficulties and management's response;

  •
  review our annual audited financial statement and quarterly financial statements and discuss the statements with management and the independent auditors (including our disclosure in "Management's Discussion and Analysis of Financial Condition and Results of Operations");

  •
  review and evaluate our internal control functions;

  •
  review our compliance with legal and regulatory independence;

  •
  review and discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

  •
  review and discuss the Company's risk assessment and risk management policies;

  •
  prepare an audit committee report required by the Securities and Exchange Commission to be included in the Company's annual proxy statement; and

  •
  establish procedures regarding complaints received by the Company or its employees regarding accounting, accounting controls or accounting matters.

        The audit committee will be required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

Compensation Committee

        Our compensation committee currently consists of Anthony J. DiNovi and George E. Matelich. At the completion of this offering, we anticipate our compensation committee will consist of two independent directors, and one additional independent director will be appointed within one year of the closing of this offering. We anticipate that David L. Hauser will be the chair of the compensation committee. Upon completion of this offering, among other functions, the principal duties and responsibilities of our compensation committee will be to:

  •
  review and approve corporate goals and objectives relevant to our Chief Executive Officer's and other named executive officers' compensation;

  •
  evaluate our Chief Executive Officer's and our other named executive officers' performance in light of the goals and objectives;

  •
  either as a committee, or together with the other independent directors, determine and approve the Chief Executive Officer's and our other named executive officers' compensation;

  •
  make recommendations to our board of directors regarding the salaries, incentive compensation plans and equity-based plans for our employees; and

  •
  produce a compensation committee report on executive compensation as required by the Securities and Exchange Commission to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation

        For the fiscal year ended December 31, 2003, our compensation committee consisted of Anthony J. DiNovi and George E. Matelich. Mr. DiNovi has served as a director of our company since January 2000. Mr. Matelich has served as a director of our company since July 1997. None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served as a director of our company or member of our compensation committee.

Corporate Governance Committee

        At the completion of this offering, we will create a corporate governance committee. We anticipate our corporate governance committee will consist of two independent directors, and one additional independent director will be appointed within one year of the closing of this offering. We expect that Patricia Garrison-Corbin will be the chair of the corporate governance committee. Upon completion of this offering, among other functions, the principal duties and responsibilities of our corporate governance committee will be to:

  •
  identify individuals qualified to become board members, consistent with criteria approved by the board;

  •
  recommend the individuals identified be selected as nominees for the next annual meeting of shareholders;

  •
  develop and recommend to the board a set of corporate governance principles applicable to the corporation; and

  •
  oversee the evaluation of the board and management.

Director Compensation

        Currently, we reimburse non-employee directors for any expenses incurred in attending meetings of our board of directors and committees of our board. In addition, we provide Mr. Bergstein and his immediate family with certain medical benefits and provide Mr. Bergstein with a leased automobile as compensation for his services as a director. After this offering, we expect our non-employee directors to receive an annual fee of $45,000 for serving as directors and an annual fee of $5,000 for serving as the chair of our compensation committee and corporate governance committee and an annual fee of $10,000 for serving as the chair of our audit committee.

Executive Compensation

        The following table sets forth information concerning compensation paid to our chief executive officer and our other four most highly compensated executive officers in the years indicated.

Summary Compensation Table

Long-term Compensation Awards
		Annual Compensation				Number of Securities Underlying Options/SARs
Name and Principal Position				Other Annual Annual Compensation(1)	Restricted Stock Awards(2)		All Other Compensation(3)
	Year	Salary	Bonus
Eugene B. Johnson Chairman and Chief Executive Officer	2003 2002 2001	$341,923 256,500 285,000	$166,450 69,543 —	$45,353 46,093 37,511	— —	— 358,131 —	$13,252 11,038 10,540
Peter G. Nixon. Chief Operating Officer	2003 2002 2001	$198,789 155,000 151,827	$95,200 47,024 60,014	— — —	31,381 — —	125,525 44,426 —	$9,690 9,690 8,243
Walter E. Leach, Jr. Executive Vice President and Chief Financial Officer	2003 2002 2001	$199,219 171,074 186,250	$95,200 45,752 33,000	$36,130 20,077 21,191	25,000 — —	— 408,278 —	$11,661 9,822 8,100
John P. Duda President	2003 2002 2001	$189,000 189,081 200,000	$61,625 50,568 —	$31,127 37,431 29,701	— — —	— 285,640 —	$10,435 10,435 10,839
Shirley J. Linn Vice President, General Counsel and Secretary	2003 2002 2001	$188,758 180,000 168,294	$76,700 40,157 64,782	— — —	18,750 — —	75,000 48,594 —	$11,379 9,898 9,378

(1)
Reflects the value of certain benefits provided pursuant to employment arrangements.

(2)
There were 144,506 restricted stock units outstanding as of December 31, 2003, with an aggregate value of $890,000.

(3)
Reflects matching contributions made under our 401(k) plan and the value of group term life insurance coverage.

1995 Stock Option Plan

        Our 1995 Stock Option Plan, or the 1995 plan, was adopted on February 22, 1995. The 1995 plan provides for the grant of options to purchase up to an aggregate of 1,136,800 shares of our class A common stock. The 1995 plan is administered by our compensation committee, which makes discretionary grants of options to our officers, directors and employees. As of June 30, 2004, a total of 592,460 options to purchase shares of our class A common stock were outstanding under the 1995 plan. Such options all have an exercise price equal to $.25 per share, and are vested and exercisable.

        In connection with the offering, we will offer the holders of options granted under the 1995 plan the right to cancel and exchange their options for awards of IDSs which will be registered under the Securities Act. In addition, certain of the holders of options granted under the 1995 plan will cancel and exchange a portion of their options for shares of our class B common stock, rather than IDSs. The number of IDSs or shares of our class B common stock granted will be based on the aggregate intrinsic value of the stock options, net of any applicable withholding taxes (with such withholding taxes to be calculated using the full applicable rate). Our compensation committee intends to take appropriate action under the 1995 plan to permit the actions contemplated above, and we expect all outstanding stock options under the 1995 plan to be exchanged in connection with this offering.

1998 Stock Incentive Plan

        In August 1998, we adopted our 1998 Stock Incentive Plan, or the 1998 plan. The 1998 plan provides for grants to members of management of up to 6,952,540 nonqualified options to purchase our class A common stock, at the discretion of the compensation committee. As of June 30, 2004, a total of 4,413,700 options to purchase shares of our class A common stock were outstanding under the 1998 plan. 3,961,400 of these options have an exercise price equal to $1.71 per share and are vested, 184,000 have an exercise price equal to $2.74 per share and are vested, 18,300 have an exercise price equal to $3.28 per share and are vested and 250,000 of these options have an exercise price equal to $7.00 per share and are vested.

        In connection with this offering, we intend to offer the holders of options granted under the 1998 plan that are in-the-money, vested and would have been exercisable had this offering been an exercisability event for purposes of the 1998 plan the right to cancel and exchange such options for awards of IDSs which will be registered under the Securities Act. In addition, certain of the holders of the options granted under the 1998 plan that are in-the-money, vested and would have been exercisable had this offering been an exercisability event will cancel and exchange a portion of their options for shares of our class B common stock, rather than IDSs. The number of IDSs or shares of our class B common stock granted will generally be based on the aggregate intrinsic value of the stock options, net of any applicable withholding taxes (with such withholding taxes to be calculated using the full applicable rate). Our compensation committee intends to take appropriate action under the 1998 plan to permit the actions contemplated above, and we expect such stock options to be exchanged in connection with this offering.

        In connection with this offering, the holders of any of our stock options granted under the 1998 plan that would not have been exercisable will be offered the right to exchange such stock options for awards of IDSs, which will be registered under the Securities Act, under our new retention and incentive plan described below, having a substantially equivalent economic value. These awards of IDSs will vest only if the average price per IDS over any consecutive 60-day period ending prior to the third anniversary of this offering is 10% or more higher than the price in this offering.

2000 Employee Stock Incentive Plan

        In May 2000, the Company adopted the 2000 Employee Stock Incentive Plan, or the 2000 plan. The 2000 plan provides for grants to members of our management and other key employees of up to 10,019,200 options to purchase shares of our class A common stock, at the discretion of the compensation committee. During 2002, the Company amended the 2000 plan to limit the number of shares available for grant to 2,365,510. As of June 30, 2004, 1,585,729 options to purchase shares of our class A common stock were outstanding under the 2000 plan. Such options have an exercise price of $7.00 per share.

        In connection with this offering, the holders of stock options granted under the 2000 plan will be offered the right to cancel and exchange such stock options for awards of IDSs, which will be registered under the Securities Act, under our new retention and incentive plan described below, having a substantially equivalent economic value, subject to certain vesting requirements.

        In December 2003, we amended the 2000 plan to allow for the grant to members of our management of restricted stock units in addition to stock options. As a result, the 2000 plan provides for the grant to members of management of up to 2,365,510 shares of our class A common stock represented by restricted stock units and/or options to purchase our class A common stock, at the discretion of the compensation committee. As of June 30, 2004, 144,506 restricted stock units were outstanding.

        In connection with this offering, holders of our existing restricted stock units will be offered the right to cancel and exchange such units for awards of IDSs, which will be registered under the Securities Act, under our new retention and incentive plan described below, having a substantially equivalent economic value, subject to certain vesting requirements.

Treatment of Certain Stock Options and Restricted Stock Units

        Any stock options and restricted stock units not exchanged for IDSs by the end of the eleventh day after the closing date of this offering, as applicable, will be converted into stock options for shares of our new class C common stock and restricted shares of our class C common stock, respectively.

New Retention and Incentive Plan

        Prior to the offering, our board of directors will adopt, and our stockholders will approve, a new retention and incentive plan to be effective upon the completion of this offering. The new retention and incentive plan will not be qualified under section 401(a) of the Internal Revenue Code.

        IDSs will be awarded under our new retention and incentive plan in exchange for certain existing stock options and restricted stock units. These IDSs will be deposited in a Company controlled trust and will be subject to certain vesting requirements.

        The designation of other participants in the new retention and incentive plan, the amount of any of our contributions to the new retention and incentive plan and the amount allocated to any individual participant in the new retention and incentive plan will be determined by the compensation committee of our board of directors. In connection with new awards of IDSs to be made under our new retention and incentive plan at the time of, or shortly after, the completion of this offering, we anticipate that we will contribute approximately 468,750 IDSs to the trust established to hold such IDSs under the new retention and incentive plan, and the IDSs will be allocated among approximately      of our current employees (including allocations we intend to make to our chief executive officer and our other four most highly compensated executive officers). See "—Ownership of IDSs by Directors and Executive Officers."

        In addition, participants in the 1998 plan and 2000 plan who accept our offer to exchange certain of their outstanding options under the 1998 plan, and their outstanding options and restricted stock units under the 2000 plan, will receive an allocation under the new retention and incentive plan having a substantially equivalent economic value to such exchanged awards. The compensation committee may also make additional allocations to designated participants in the new retention and incentive plan as a new long-term incentive compensation opportunity.

        Allocations under the new retention and incentive plan made in exchange for existing stock options cancelled under the 1998 plan in connection with this offering will generally vest as described above under "—1998 Stock Incentive Plan." Allocations under the new retention and incentive plan made in exchange for existing stock options cancelled under the 2000 plan in connection with this offering will generally vest on the third year anniversary of the offering. Allocations under the new retention and incentive plan made in exchange for existing restricted stock units cancelled under the 2000 plan in connection with this offering will vest in accordance with the same vesting schedule as was applicable to such cancelled restricted stock units, so that one-third of such allocations will generally vest on each of December 12, 2006, December 12, 2007 and December 12, 2008. Other allocations made under the new retention and incentive plan in connection with this offering will generally vest on either the third or fifth anniversary of the allocation date (as determined by the compensation committee at the time of grant).

        Unless the compensation committee determines otherwise, and except for awards made in exchange for cancelled stock options granted under the 1998 plan, a participant will generally become vested in all allocations under the new retention and incentive plan upon his or her termination of employment by reason of death, disability or retirement. Unless the compensation committee determines otherwise, and except for awards made in exchange for cancelled stock options issued under the 1998 plan, a participant will forfeit any unvested allocation if he or she terminates employment for any reason other than death, disability or retirement prior to vesting. Any forfeitures may be reallocated to other participants in the new retention and incentive plan by the compensation committee.

        The new retention and incentive plan will provide that upon a change in control, all allocations to participant's accounts will immediately become 100% vested. Alternatively, the compensation committee may determine that no acceleration of vesting will occur if awards under the new retention and incentive plan shall be honored or assumed, or new rights substituted therefore, by the surviving employer on a substantially similar basis and in accordance with the terms and conditions of the new retention and incentive plan.

        Participants in the new retention and incentive plan will generally be entitled to receive an immediate distribution of any vested allocation. Where the terms of an award provide for distribution at some subsequent date, the committee has the discretion to permit the earlier distribution of a portion of any vested allocation to allow the participant to satisfy tax liabilities related to vesting.

        The unvested IDSs will be held in a Company controlled trust and are not considered outstanding under generally accepted accounting principles. Accordingly, dividends and interest paid on or with respect to unvested IDSs allocated to a participant under the new retention and incentive plan shall be distributed to us until the date such IDSs are distributed pursuant to such plan.

Future Long Term Incentive Plan

        In the future, our compensation committee may decide to establish a new long term incentive plan for members of our management team. The purpose of such a plan would be to provide eligible participants with compensation opportunities that will strengthen the mutuality of interests between the long term incentive plan participants and IDS holders, and enhance our ability to attract, retain, and motivate key personnel and reward key senior management for significant performance and cash flow growth.

Options/SAR Grants in the Last Fiscal Year

        The following table sets forth the information with respect to the named executive officers set forth in the Summary Compensation Table concerning the grant of options during fiscal year 2003.

	Individual Grants				Grant-Date Value
Name	Number of Securities Underlying Options/SARs Granted	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price($/sh)	Expiration Date	Grant-date Present Value $(1)
Peter G. Nixon	125,525	20.2%	$7.00	12/13/2013	$1.59
Peter G. Nixon	31,381	5.0%	$0.00	12/13/2013	$1.59
Walter E. Leach, Jr.	25,000	4.0%	$0.00	12/13/2013	$1.59
Shirley J. Linn	75,000	12.0%	$7.00	12/13/2013	$1.59
Shirley J. Linn	18,750	3.0%	$0.00	12/13/2013	$1.59

(1)
The per share weighted average fair value of stock options granted under the 2000 plan during 2003 was $1.59 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a weighted average risk free interest rate of 4.26% and an estimated option life of 10 years. Because the Company was nonpublic on the date of grant, no assumption as to the volatility of the stock prices was made.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values

        The following table sets forth the information with respect to the named executive officers set forth in the Summary Compensation Table concerning the exercise of options during fiscal year 2003, the number of securities underlying options as of December 31, 2003 and the year-end value of all unexercised in-the-money options held by such individuals.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Numbers of Securities Underlying Unexercised Options/SARs At Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In The Money Options/SARs at Fiscal Year End ($) Exercisable/Unexercisable(1)
Eugene B. Johnson	0	0	267,266/1,499,065	$1,260,012/$5,314,763
Peter G. Nixon	0	0	12,627/288,705	—/$627,807
Walter E. Leach, Jr.	0	0	204,139/838,539	—/$3,210,410
John P. Duda	0	0	157,880/632,820	$561,805/$2,169,578
Shirley J. Linn	0	0	19,182/123,162	—/$115,500

(1)
Represents the difference between the exercise price and the fair market value of our common stock at December 31, 2003.

Ownership of IDSs by Directors and Executive Officers

        The following table sets forth the number of IDSs and the number of IDSs underlying awards of IDSs under our new retention and incentive plan which will be beneficially owned by our directors and our executive officers named in our management table after this offering, assuming:

  •
  the exchange by such directors and executive officers of all class A common stock, stock options and restricted stock units held by them for IDSs, class B common stock and/or awards of IDSs under our new retention and incentive plan; and

  •
  the exchange of all of our class B common stock for IDSs.

Name	IDSs Beneficially Owned After this Offering(1)	Number of IDSs Underlying Awards of IDSs Under our New Retention and Incentive Plan(2)
Eugene B. Johnson	230,179	380,254
Peter G. Nixon	8,385	100,789
Walter E. Leach, Jr.	51,897	201,956
John P. Duda	56,277	91,978
Lisa R. Hood	9,246	46,216
Shirley J. Linn	0	53,941
Timothy W. Henry	15,521	33,698
Daniel G. Bergstein	625,677	—
Frank K. Bynum, Jr.	5,403,677	—
Anthony J. DiNovi	6,372,230	—
George E. Matelich	5,403,638	—
Kent R. Weldon	6,372,230	—

(1)
Does not include awards of IDSs issued in exchange for stock options or restricted stock units and IDSs issued as new awards under our new retention and incentive plan, in each case which are subject to certain vesting requirements and are not considered to be beneficially owned by such holders as of the date of this prospectus.

(2)
Includes new awards of IDSs under our new retention and incentive plan and awards of IDSs under our new retention and incentive plan which will be issued in exchange for our stock options and restricted stock units that are not vested, exercisable and in-the-money. These IDSs are subject to certain vesting requirements and are not considered to be beneficially owned by such holders as of the date of this prospectus.

Employment Agreements

  Eugene B. Johnson

        In December 2002, we entered into an employment agreement with Mr. Johnson, pursuant to which we named Mr. Johnson Chief Executive Officer of the Company and/or Chairman of the Company's Board of Directors from December 31, 2002 to December 31, 2006. The employment agreement provides that Mr. Johnson will receive an annual base salary of $350,000, an annual discretionary bonus, and Mr. Johnson shall be entitled to participate in all incentive, savings, stock option and retirement plans, practices, policies and programs applicable generally to other senior management. The employment agreement also provides that upon (i) the expiration of Mr. Johnson's employment period, or (ii) the termination of Mr. Johnson's employment as Chief Executive Officer without cause, Mr. Johnson is entitled to receive certain benefits. These benefits include continued medical coverage for Mr. Johnson and his wife until each has reached age 65, the accelerated vesting of all options granted to Mr. Johnson under the Company's 1998 plan and 2000 plan and extension of Mr. Johnson's right to exercise all of his vested options under the 1995 plan and the 2000 plan within certain time periods. If we terminate Mr. Johnson for cause or he voluntarily resigns he is not entitled to any benefits under the employment agreement. If Mr. Johnson's employment is terminated without cause during the term of his employment agreement he is entitled to receive payment of his salary as of the termination event for two years, subject to suspension for a breach of Mr. Johnson's covenant not to compete with us. Upon the expiration of the term of Mr. Johnson's employment agreement at December 31, 2006, unless extended, he is entitled to receive payment of his salary as of such expiration date for one year thereafter, subject to suspension for a breach of Mr. Johnson's covenant not to compete with us. The employment agreement supersedes and terminates all prior employment agreements and severance arrangements between Mr. Johnson and us.

  Jack H. Thomas

        In December 2001, we entered into a succession agreement with Mr. Thomas, pursuant to which Mr. Thomas resigned from his position as Chief Executive Officer of the Company and we retained him to serve as a non-executive member of our board of directors. In December 2003, Mr. Thomas resigned from his position as a member of the board of directors. The succession agreement provides for Mr. Thomas' right to exercise all of his vested options until the termination of the succession period and the immediate vesting of all unvested options upon a change of control or an early termination of the succession agreement without cause. In December 2003, we entered into a letter agreement with Mr. Thomas, supplementing and modifying the succession agreement. The letter agreement provides that Mr. Thomas and his wife shall continue to receive certain benefits until each is 65 years of age. In addition, the letter agreement extends Mr. Thomas' right to exercise certain fully vested options, subject to certain terms, conditions and trigger events. Furthermore, the letter agreement confirms that the restrictive covenants set forth in certain option plans continue to be in full force and effect until December 11, 2004, unless we subsequently waive the covenants.

  Walter E. Leach, Jr.

        In January 2000, we entered into an employment agreement with Mr. Leach. The employment agreement provides that upon the termination of Mr. Leach's employment due to a change of control, the executive is entitled to receive from us in a lump sum payment an amount equal to such executive's base salary as of the date of termination for a period ranging from twelve months to twenty-four months. For purposes of the previous sentence, a change of control shall be deemed to have occurred if: (a) certain of our stockholders no longer own, either directly or indirectly, shares of our capital stock entitling them to 51% in the aggregate of the voting power for the election of our directors as a result of a merger or consolidation, a transfer of our capital stock or otherwise; or (b) we sell, assign, convey, transfer, lease or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of our property or assets to any other person or entity. In addition, we have agreed to maintain Mr. Leach's long term disability and medical benefits for a similar period following a change of control.

        In December 2003, we entered into a letter agreement with Mr. Leach, supplementing and modifying his employment agreement. The letter agreement provides that following the expiration of his employment agreement, Mr. Leach shall continue as an employee at will. During this period, Mr. Leach is entitled to receive certain benefits. The letter agreement also provides that upon termination of Mr. Leach's employment by us without cause (including upon a change of control), Mr. Leach is entitled to receive from us in a lump sum payment an amount equal to his base salary as of the date of termination for a period of twelve months, plus all accrued and unpaid base salary and benefits as of the date of termination. In addition, Mr. Leach is entitled to receive certain benefits following his termination for twelve months following such date of termination.

  John P. Duda

        In January 2000, we entered into an employment agreement with Mr. Duda. In November 2002, we entered into a letter agreement with Mr. Duda, supplementing and modifying his employment agreement. The letter agreement provides that upon the termination of Mr. Duda's employment with us without cause, Mr. Duda is entitled to receive certain benefits. These benefits include continued long-term disability, term life insurance and medical benefits for twelve months and a lump sum payment from us in an amount equal to twelve months of his base salary as of the date of termination, plus accrued and unpaid base salary and benefits as of the date of termination.

  Peter G. Nixon and Shirley J. Linn

        In November 2002, we entered into a letter agreement with each of Mr. Nixon and Ms. Linn. The letter agreements provide that upon the termination of their respective employment with us without cause, each is entitled to receive from us in a lump sum payment an amount equal to twelve months of such executive's base salary as of the date of termination, plus the continuation of certain benefits, including medical benefits, for twelve months.

Certain Relationships
and Related Party Transactions

Financial Advisory Agreements

        We entered into a Management Services Agreement with THL Equity Advisors IV, LLC, dated as of January 20, 2000, and an Amended and Restated Financial Advisory Agreement, dated as of January 20, 2000, with Kelso & Company, pursuant to which THL Equity Advisors IV, LLC and Kelso & Company provide us certain consulting and advisory services related, but not limited to, equity financings and strategic planning. Each of these agreements expires on the earlier to occur of (i) December 31, 2006 or (ii) solely with respect to the Management Services Agreement, the date that THL Equity Advisors IV, LLC ceases to own, and solely with respect to the Amended and Restated Financial Advisory Agreement, the date that Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P. collectively cease to own at least 10% of the number of shares of our stock they held as of January 20, 2000. Pursuant to these agreements, we pay to each of THL Equity Advisors IV, LLC and Kelso & Company annual advisory fees of $500,000, payable on a quarterly basis, we reimburse them for out of pocket expenses, and we have agreed to indemnify them against certain liabilities they may incur in connection with their provision of advisory services. In addition, we agreed to pay a transaction fee of approximately $8.4 million to Kelso & Company, which fee is payable upon the earlier of (i) an initial public offering of our class A common stock, (ii) a sale of the Company to a third party or parties, whether structured as a merger, sale of stock, sale of assets, recapitalization or otherwise or (iii) Kelso Investment Associates V., LP and Kelso Equity Partners V, L.P. ceasing to own, collectively, at least 10% of the number of shares of our stock they held collectively as of January 20, 2000. In connection with our equity financing and recapitalization in January 2000, we terminated our financial advisory agreement with Carousel Capital Partners, L.P., a former significant stockholder, and the original financial advisory agreement with Kelso. The $8.4 million transaction fee referred to above will be paid to Kelso upon the consummation of this offering. We paid advisory fees and out of pocket expenses of approximately $1,020,850, $1,042,662 and $1,120,117 in the aggregate to THL Equity Advisors IV, LLC and Kelso & Company in 2003, 2002 and 2001, respectively. We will terminate the Management Services Agreement with THL Equity Advisors IV, LLC and the Amended and Restated Financial Advisory Agreement with Kelso & Company upon the closing of this offering.

Legal Services

        Daniel G. Bergstein, a director of the Company, is a senior partner of Paul, Hastings, Janofsky & Walker LLP, a law firm which provides legal services to us. In the years ended December 31, 2003, 2002 and 2001, we paid Paul Hastings approximately $1,270,575, $791,724 and $820,206, respectively, for legal services and expenses.

        Dumont Clarke, the husband of Shirley J. Linn, our Vice President, General Counsel and Secretary, is a partner of Moore & Van Allen PLLC, a law firm which provides legal services to us. In the years ended December 31, 2003, 2002 and 2001, we paid Moore & Van Allen PLLC approximately $146,000, $20,058 and $23,874, respectively, for legal services and expenses.

Stockholders Agreements, Nominating Agreement and Registration Rights Agreements

        In connection with our January 2000 equity financing and recapitalization, we entered into a stockholders agreement with our stockholders, dated as of January 20, 2000, which contains provisions relating to, among other things: (i) the designation of members to our board of directors (including two members to be designated by Thomas H. Lee Equity Fund, two members by Kelso & Company and the designation jointly by Thomas H. Lee Equity Fund and Kelso & Company of Daniel G. Bergstein, Eugene B. Johnson and Jack H. Thomas, (ii) restrictions on transfers of shares, (iii) procedures to be followed under certain circumstances with respect to a sale of the Company, (iv) the requirement that our stockholders take certain actions in connection with an initial public offering or a sale of the Company, (v) the requirement of the Company to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares, (vi) the participation rights of stockholders in connection with a sale of shares by other stockholders, and (vii) our right to purchase all (but not less than all) of the shares of a management stockholder in the event of resignation, termination of employment, death or disability. The stockholders agreement also provides that we must obtain the consent of Thomas H. Lee Equity Fund and Kelso & Company in order for us to incur debt in excess of $5 million.

        In connection with this offering, we will enter into an agreement with Thomas H. Lee Equity Fund and Kelso & Company pursuant to which our nominating committee will agree, subject to the requirements of their fiduciary duties as directors, that Thomas H. Lee Equity Fund and Kelso & Company will be entitled to jointly nominate two directors for election to our board of directors as long as they own in the aggregate at least 40% of the shares of our class A common stock (including shares of class A common stock represented by IDSs into which class B common stock may be exchanged) which they owned as of the closing of this offering and will be entitled to jointly nominate one director for election to our board of directors as long as they own in the aggregate at least 20% of the shares of class A common stock (including shares of class A common stock represented by IDSs into which class B common stock may be exchanged) which they owned as of the closing of this offering.

        We entered into a registration rights agreement with certain of our stockholders, dated as of January 20, 2000, pursuant to which such stockholders have the right in certain circumstances and, subject to certain conditions, to require us to register shares of our common stock held by them under the Securities Act. Under the registration rights agreement, except in limited circumstances, we are obligated to pay all expenses in connection with such registration.

        In connection with this offering, we will enter into a new stockholders agreement with our class B common stockholders, which we refer to as the class B stockholders agreement. This stockholders agreement will provide that 2,842,048 shares of our class B common stock will become exchangeable, at the holders' option, for IDSs which will be registered under the Securities Act, during specified periods following the end of any fiscal year in which we achieve certain financial performance targets set forth in our restated certificate of incorporation and satisfy certain other conditions. The stockholders agreement will also provide that, if such performance targets and other conditions have been satisfied, the remaining shares of our class B common stock will be exchangeable, at the holders' option, for IDSs which will be registered under the Securities Act, upon our liquidation or during specified periods beginning on the second anniversary of the closing date of this offering. Any such exchange will be subject to certain conditions, including there being no event of default or interest deferral under the senior subordinated notes.

        In connection with this offering, we will enter into a new registration rights agreement with Thomas H. Lee Equity Fund, Kelso & Company, certain other significant stockholders and certain members of our management, which we refer to as the affiliate registration rights agreement. This registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the Securities and Exchange Commission as soon as practicable following this offering a shelf registration statement covering the IDSs held by such parties.

        In connection with this offering, we will enter into a new registration rights agreement with our class B common stockholders, which we refer to as the class B common stock registration rights agreement. This registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the Securities and Exchange Commission by March 15, 2005, a shelf registration statement covering the IDSs for which the class B common stock are exchangeable.

Founder Compensation Arrangements

        Daniel G. Bergstein, Jack H. Thomas, Meyer Haberman and Eugene B. Johnson, our founding stockholders, have entered into an arrangement with Walter E. Leach, Jr. and John P. Duda pursuant to which such stockholders have agreed to provide compensation to Mr. Leach and Mr. Duda upon the occurrence of certain specified liquidation events with respect to us, based on our value at the time of such liquidation event. In connection with this offering, our founding stockholders will satisfy their obligations to Mr. Leach and Mr. Duda pursuant to this arrangement.

Principal and Selling Stockholders

        The following table sets forth information regarding beneficial ownership of our common stock as of June 30, 2004 before and after giving effect to the offering for (i) each executive officer named in the "Summary Compensation Table" (ii) each director, (iii) all of our named executive officers and directors as a group, (iv) each person who beneficially owns 5% or more of the outstanding shares of our common stock, and (v) each selling stockholder who will sell IDSs if the underwriters' over-allotment option is exercised.

        The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

        We anticipate that our existing class A common stock and class C common stock will be exchanged by the holders thereof for IDSs and/or class B common stock, as the case may be, and to the extent not exchanged will be reclassified into new class C common stock in connection with this offering. See "The Transactions."

	Shares Beneficially Owned Prior to this Offering(1)		IDSs to be Sold as Part of the Over-Allotment Option	Shares Beneficially Owned After this Offering Assuming No Exercise of the Over-Allotment Option (2)(3)		Shares Beneficially Owned After this Offering Assuming Exercise in Full of the Over-Allotment Option (2)(3)
	Number	%	Number	Number	%	Number	%
Executive Officers and Directors:
Eugene B. Johnson(4)	721,478	1.4%		230,179	0.4%
Peter G. Nixon(5)	30,537	*		8,385	**
Walter E. Leach, Jr.(6)	306,209	*		51,897	0.1%
John P. Duda(7)	209,290	*		56,277	0.1%
Shirley J. Linn(8)	21,100	*		0	**
Daniel G. Bergstein(9)	2,315,388	4.6%		625,677	1.1%
Frank K. Bynum, Jr.(10)	18,199,496	36.4%		5,403,638	9.3%
Anthony J. DiNovi(11)	21,461,720	43.0%		6,372,230	11.0%
George E. Matelich(10)	18,199,496	36.4%		5,403,638	9.3%
Kent R. Weldon(11)	21,461,720	43.0%		6,372,230	11.0%
All Executive Officers and Directors as a group (10 persons)	43,058,830	85.1%		43,265,218	42.3%
5% Stockholders:
Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P.(10)	18,199,496	36.4%		5,403,638	9.3%
320 Park Avenue, 24th Floor New York, New York 10022
Thomas H. Lee Equity Fund IV, L.P. and affiliates(11)	21,461,720	43.0%		6,372,230	11.0%
75 State Street Boston, Massachusetts 02109
Other Selling Stockholders:

*
Less than 1%.

**
Less than .1%.

(1)
Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. The percentage of beneficial ownership is based on 49,967,006 shares of common stock outstanding as of June 30, 2004.

(2)
Includes class A common stock and class B common stock. See "The Transactions" and "Description of Capital Stock."

(3)
The percentage of beneficial ownership is based on 57,965,278 shares of common stock outstanding as of the closing of this offering.

(4)
With respect to shares beneficially owned prior to this offering: (i) includes 294,298 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days, and (ii) does not include 1,472,033 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, includes 299,462 shares of class B common stock and does not include IDSs subject to certain vesting requirements.

(5)
With respect to shares beneficially owned prior to this offering: (i) includes 21,337 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 248,613 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) does not include 31,381 shares of our class A common stock underlying unvested restricted stock units. With respect to shares beneficially owned after this offering, includes 4,013 shares of class B common stock and does not include IDSs subject to certain vesting requirements.

(6)
With respect to shares beneficially owned prior to this offering: (i) includes 306,209 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 711,469 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) does not include 25,000 shares of our class A common stock underlying unvested restricted stock units, With respect to shares beneficially owned after this offering, includes 24,839 shares of class B common stock and does not include IDSs subject to certain vesting requirements.

(7)
With respect to shares beneficially owned prior to this offering: (i) includes 209,290 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days and (ii) does not include 581,410 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days. With respect to shares beneficially owned after this offering, includes 26,935 shares of class B common stock and does not include IDSs subject to certain vesting requirements.

(8)
With respect to shares beneficially owned prior to this offering: (i) includes 21,100 shares of class A common stock issuable upon exercise of options that are either currently exercisable or become exercisable during the next 60 days, (ii) does not include 102,494 shares of class A common stock issuable upon exercise of options that are not currently exercisable or do not become exercisable during the next 60 days and (iii) does not include 18,750 shares of our class A common stock underlying unvested restricted stock units. With respect to shares beneficially owned after this offering, does not include IDSs subject to certain vesting requirements.

(9)
With respect to shares beneficially owned prior to this offering, includes 2,150,388 shares of class A common stock owned by JED Communications Associates, Inc., a corporation owned 100% by Mr. Bergstein and members of his immediate family and 165,000 shares of class A common stock owned by certain of Mr. Bergstein's family members, for which Mr. Bergstein has both voting and disposition power. With respect to shares beneficially owned after this offering, includes 299,462 shares of class B common stock.

(10)
With respect to shares beneficially owned prior to this offering, includes 2,150,388 shares of class A common stock owned by Kelso Investment Associates V, L.P. and 1,771,770 shares of class A common stock owned by Kelso Equity Partners V, L.P. Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., due to their common control, could be deemed to beneficially own each other's shares, but each disclaims such beneficial ownership. Joseph S. Schuchert, Frank T. Nickell, Thomas R. Wall, IV, George E. Matelich, Michael B. Goldberg, David I. Wahrhaftig, Frank K. Bynum, Jr., Philip E. Berney, Frank J. Loverro and Michael B. Lazar may be deemed to share beneficial ownership of shares of class A common stock owned of record by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., by virtue of their status as general partners of the general partner of Kelso Investment Associates V, L.P. and as general partners of Kelso Equity Partners V, L.P. Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Lazar share investment and voting power with respect to securities owned by Kelso Investment Associates V, L.P. and Kelso Equity Partners V, L.P., but disclaim beneficial ownership of such securities. With respect to shares beneficially owned after this offering, includes 2,586,291 shares of class B common stock.

(11)
Shares of common stock held by Thomas H. Lee Equity Fund IV, L.P. may be deemed to be beneficially owned by THL Equity Advisors IV, LLC, the general partner of Thomas H. Lee Equity Fund IV, L.P.; Thomas H. Lee Partners, L.P.; and Thomas H. Lee Advisors, LLC, the general partner of Thomas H. Lee Partners, L.P. Thomas H. Lee Advisors, LLC is controlled by its managing group, consisting of Thomas H. Lee, Anthony J. DiNovi, Scott A. Schoen, Scott M. Sperling, David V. Herkins, Thomas M. Hagerty and C. Hunter Boll. All decisions must be approved by a majority of the managing group. Each of such persons disclaims beneficial ownership of such shares. With respect to shares beneficially owned after this offering, includes 3,049,879 shares of class B common stock.

IDSs Eligible For Future Sales

        Future sales or the availability for sale of substantial amounts of IDSs or shares of our class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have 50,794,444 IDSs outstanding, in respect of 50,794,444 shares of our class A common stock and $248.9 million aggregate principal amount of our senior subordinated notes. All of these IDSs and securities represented thereby will be freely tradable without restriction or further registration under the Securities Act unless the IDSs or securities represented thereby are held by our "affiliates", as that term is defined in Rule 144 under the Securities Act. The affiliate registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the Securities and Exchange Commission a shelf registration statement covering the IDSs held by Thomas H. Lee Equity Fund, Kelso & Company, certain other significant stockholders and certain members of our management. In addition, the class B common stock registration rights agreement will require us to use our commercially reasonable efforts to prepare, file and have declared effective by the Securities and Exchange Commission a shelf registration statement covering the IDSs for which the shares of class B common stock are exchangeable. See "Certain Relationships and Related Party Transactions—Stockholders Agreement, Nominating Agreement and Registration Rights Agreements." The affiliate registration rights agreement and the class B common stock registration rights agreement will cover                  shares of class A common stock represented by such IDSs. Upon completion of this offering and assuming exchange of all of our class B common stock for IDSs, our existing equity investors will own shares of class A common stock representing an aggregate 26.1% ownership interest in us after the offering, or 20.2% if the underwriters' over-allotment option is exercised in full.

        Subject to certain limitations, we may issue shares of our class A common stock or senior subordinated notes, which may be in the form of IDSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our class A common stock or senior subordinated notes, which may be in the form of IDSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our class A common stock or senior subordinated notes and IDSs, if applicable, or other securities in connection with any such acquisitions and investments.

Description of Certain Indebtedness

New Credit Facility

        Concurrently with the closing of this offering, we will enter into a new secured credit facility, which will replace our existing credit facility. We expect that the new credit facility will consist of a credit agreement among us and certain financial institutions, with Deutsche Bank Trust Company Americas, as administrative agent. The Company will be the borrower under the new credit facility and the subsidiary guarantors will guarantee the Company's obligations. The terms of the new credit facility have not yet been agreed upon. Because the terms, conditions and covenants of the new credit facility are subject to negotiation, execution and delivery of definitive loan documents, certain of the actual terms, conditions and covenants of the new credit facility may differ from those described below. This offering is conditioned upon the closing of the new credit facility.

        We expect that the new credit facility will consist of:

  •
  a revolving facility, or the new revolver, in a total principal amount of up to $100.0 million; and

  •
  a term loan, or the new term loan, in a total principal amount of up to $400.0 million.

        We expect that the new revolver will have a swingline subfacility in an amount to be determined and a letter of credit subfacility in an amount to be determined, which will allow issuances of letters of credit for our account. The new credit facility will also permit interest rate and currency exchange swaps and similar arrangements that we may enter into with the lenders under the new credit agreement and/or their affiliates.

        We expect that $400.0 million of the new term loan will be drawn upon the closing of this offering, and we will have $100.0 million of available borrowings under the new revolver. We intend to use the borrowings under the new term loan together with the proceeds of the IDS offering to, among other things, repay all outstanding loans under our existing credit facility, consummate the tender offer and consent solicitation in respect of our existing 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes and redeem our series A preferred stock. We expect to borrow additional amounts under the new revolver from time to time to provide for working capital and general corporate needs, including to finance permitted acquisitions.

        We expect that the new credit facility will mature 57 months after the closing of this offering.

        We expect that the new credit facility will have several features similar to credit facilities of this nature, including but not limited to:

        Interest Rate and Fees.    Borrowings will bear interest, at our option, for the new revolver and for the new term loan at either (a) the Eurodollar rate plus an applicable margin or (b) a base rate, as such term will be defined in the new credit agreement, plus an applicable margin.

        The Eurodollar rate applicable margin and the base rate applicable margin for the new term loan are expected to be 3.5% and 2.5%, respectively, and the Eurodollar rate applicable margin and the base rate applicable margin for the new revolver are expected to be 3.25% and 2.25%, respectively. Interest on swing line loans will bear interest at the base rate plus the base rate applicable margin applicable to the new revolver. Interest with respect to base rate loans will be payable quarterly in arrears and interest with respect to Eurodollar loans will be payable at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Prior to the closing of the new credit facility, the syndication agent, in consultation with the Company, can elect to have all or a portion of the term loan bear interest at a fixed rate equal to the fixed rate equivalent of the sum of the Eurodollar rate plus the Eurodollar rate applicable margin.

        The new revolver will provide for payment to the lenders of a commitment fee on any unused commitments initially equal to 0.50% per annum, payable quarterly in arrears, as well as other fees.

        We intend to purchase an interest rate cap in connection with the floating rate borrowings under our new credit facility. The floating rate borrowings under our new credit facility will bear interest at the Eurodollar rate plus an applicable margin, which is expected to be between 2.25% and 3.50%. The interest rate cap will effectively limit the interest rate on such floating rate debt to not more than 5.5% per annum for the three years following the closing of this offering.

        Mandatory Prepayments.    The new credit facility will require us first to prepay outstanding term loans under the new credit facility and, thereafter, to repay loans under the new revolver and/or reduce revolver commitments under the new credit facility (i) with, subject to certain conditions and exceptions, 100% of the net cash proceeds we receive from any sale, transfer or other disposition of any assets, 100% of net casualty insurance proceeds, 100% of the net cash proceeds we receive from the issuance of permitted senior unsecured notes, and 100% of the net cash proceeds we receive from the issuance of any IDSs or other senior subordinated indebtedness issued on terms substantially identical to the senior subordinated notes (other than in connection with this offering) or permitted subordinated debt or qualified preferred stock, except to the extent such proceeds (other than proceeds of permitted senior unsecured notes and certain permitted subordinated debt) are used to finance a permitted acquisition under the new credit facility and/or repay revolving loans or certain permitted subordinated debt or qualified capital stock incurred or issued to finance a permitted acquisition within 364 days prior to the issuance of such IDSs or other senior subordinated indebtedness or permitted subordinated debt or qualified preferred stock, and subject to certain exceptions, between 25% and 50% of our excess cash flow depending on our senior secured leverage ratio and (ii) subject to certain exceptions, with all or a portion of our available cash (as defined below) during any dividend suspension period or interest deferral period, as described below under "—Senior Subordinated Notes Interest Deferral/Suspension of Dividend Payments." Reductions to the revolving commitments under the new credit facility from the foregoing recapture events will not reduce the revolving commitments under the new credit facility below $50 million.

        Voluntary Prepayments.    The new credit agreement will provide for voluntary prepayments of the new revolver and the new term loan and voluntary commitment reductions of the new revolver, subject to giving proper notice and compensating the lenders for standard Eurodollar breakage costs, if applicable.

        Covenants.    We expect that the new credit facility will contain financial covenants, including, without limitation, the following tests: a minimum interest coverage ratio, a maximum senior secured leverage ratio and a maximum leverage ratio.

        The new credit facility will contain customary affirmative covenants. The new credit facility will also contain negative covenants and restrictions, including, among others, with respect to redeeming and repurchasing our other indebtedness (including the senior subordinated notes), loans and investments, additional indebtedness, liens, capital expenditures, changes in the nature of our business, mergers, acquisitions, asset sales and transactions with affiliates.

        Senior Subordinated Notes Interest Deferral/Suspension of Dividend Payments.    If we fail to meet the financial tests set forth below (or fail to deliver financial statements with respect to such tests on a timely basis) we will be required to defer interest payments under the senior subordinated notes. In addition, we will be required to defer interest payments under the senior subordinated notes at any time a payment or bankruptcy default or a payment, bankruptcy, tax or cross default to other indebtedness event of default exists under the new credit facility. Subject to certain exceptions, if we are required to defer interest on the senior subordinated notes, 50% of the deferred interest would then be applied as a mandatory repayment and/or commitment reduction under the new credit facility (subject to the applicable amount of cash "available", or the available cash, after payments of accrued interest (subject to certain exceptions), required principal repayments on debt (subject to certain exceptions), capital expenditures (subject to certain exceptions) and taxes).

        Our minimum interest coverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of interest on the senior subordinated notes will be required to be greater than or equal to the following amounts:

Quarter Ended	Interest Deferral Threshold
From the closing date of this offering to June 30, 2007	1.95:1.00
From July 1, 2007 to June 30, 2008	2.00:1.00
Thereafter	2.05:1.00

        As of June 30, 2004, on a pro forma basis after giving effect to the transactions, our interest coverage ratio would have been            .

        Our maximum permitted leverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of interest on the senior subordinated notes will be required to be less than or equal to the following amounts:

Quarter Ended	Interest Deferral Threshold
From the closing date of this offering to June 30, 2007	5.90:1.00
From July 1, 2007 to June 30, 2008	5.80:1.00
Thereafter	5.70:1.00

        As of June 30, 2004, on a pro forma basis after giving effect to the transactions, our leverage ratio would have been            .

        Each of the financial tests described above will be tested quarterly. A determination as to whether interest on the senior subordinated notes may be paid will be based on the financial test as of the end of the quarter ending immediately prior to the date of the proposed interest payment.

        If we fail to achieve any of these financial levels for any quarter but resume compliance for two consecutive quarters thereafter, we may resume payment of current interest on the senior subordinated notes, including current interest on any deferred interest, unless some other event described in the new credit facility requiring deferral of interest occurs.

        Such deferrals of interest may not continue for more than 8 quarters in the aggregate. So long as no interest is being deferred and no default has occurred and is continuing under the new credit facility, deferred interest on the senior subordinated notes may be paid on each senior subordinated note interest payment date. Interest on the senior subordinated notes may not be deferred if the senior subordinated notes have been accelerated as a result of an event of default under the indenture governing the senior subordinated notes.

        If we fail to meet the financial tests set forth below (or fail to timely deliver financial statements with respect to such tests) we will be required to suspend the payment of dividends on the class A common stock. In addition, the payment of dividends will be suspended at any time a default or event of default exists under the new credit facility, when interest payments on the senior subordinated notes are being deferred or when deferred interest on the senior subordinated notes has not been paid in full.

        Our minimum interest coverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of dividends on the IDSs will be required to be greater than or equal to the following amounts:

Quarter Ended	Dividend Suspension Threshold
From the closing date of this offering to June 30, 2007	2.00:1.00
From July 1, 2007 to June 30, 2008	2.05:1.00
Thereafter	2.10:1.00

        As of June 30, 2004, on a pro forma basis after giving effect to the transactions, our interest coverage ratio would have been            .

        Our maximum permitted leverage ratio will be tested quarterly and for purposes of the restricted payments covenant for the payment of dividends on the IDSs will be required to be less or equal to than the following amounts:

Quarter Ended	Dividend Suspension Threshold
From the closing date of this offering to June 30, 2007	5.80:1.00
From July 1, 2007 to June 30, 2008	5.70:1.00
Thereafter	5.60:1.00

        As of June 30, 2004, on a pro forma basis after giving effect to the transactions, our leverage ratio would have been            .

        Each of the financial tests described above will be tested quarterly. A determination as to whether dividend payments may be made will be based on the financial test as of the end of the quarter ending immediately prior to the date of the proposed dividend payment.

        If we fail to achieve any of these financial levels for any quarter but resume compliance for two consecutive quarters thereafter, we may resume dividend payments unless some other event described in the new credit facility requiring suspension of dividend payments occurs.

        Subject to certain exceptions, if we are required to suspend dividend payments, we will be required to apply 75% of available cash in excess of permitted current interest payments and permitted deferred interest payments on the senior subordinated notes, as a mandatory repayment and/or commitment reduction under the new credit facility.

        Guarantees/Collateral.    The new credit facility will be guaranteed, jointly and severally, subject to certain exceptions, by all of the first tier subsidiaries of the Company. We will provide to Deutsche Bank Trust Company Americas, as collateral agent for the benefit of the lenders under the new credit agreement and certain hedging creditors under permitted hedging agreements, collateral consisting of (subject to certain exceptions) 100% of the equity interests and promissory notes owned by us and our subsidiaries. Newly acquired or formed direct or indirect subsidiaries of the Company which own equity interests of any subsidiary that is an operating company will be required to provide the collateral described above.

        Events of Default.    The new credit facility will contain customary events of default, including but not limited to, failure to pay principal, interest or other amounts when due, breach of covenants or representations, cross-defaults to certain other indebtedness in excess of specified amounts, judgment defaults in excess of specified amounts, certain ERISA defaults, certain tax defaults, failure of any guaranty or security document supporting the new credit facility or the subordination provisions of the senior subordinated notes to be in full force and effect, and certain events of bankruptcy and insolvency.

Our Existing Credit Facility

        Our existing credit facility consists of an $85.0 million revolving loan facility of which $40.7 million was outstanding at June 30, 2004 and two term facilities, a tranche A term loan facility of $40.0 million with $40.0 million principal amount outstanding at June 30, 2004 that matures on March 31, 2007, and a tranche C term loan facility with $111.6 million principal amount outstanding at June 30, 2004 that matures on March 31, 2007. We will repay all of the borrowings under our existing credit facility with a portion of the net proceeds from this offering, together with borrowings under our new credit facility. See "The Transactions" and "Use of Proceeds."

9 1/2% Notes and Floating Rate Notes issued in 1998

        The Company issued $125.0 million aggregate principal amount of the 9 1/2% notes and $75.0 million of the floating rate notes in 1998. In March 2003, the Company repurchased $9.8 million aggregate principal amount of the 9 1/2% notes. The 9 1/2% notes bear interest at the rate of 9 1/2% per annum and the floating rate notes bear interest at a rate per annum equal to LIBOR plus 418.75 basis points, in each case payable semi-annually in arrears. The LIBOR rate on the floating rate notes is determined semi-annually.

        The 9 1/2% notes and floating rate notes mature on May 1, 2008. The Company may redeem the 9 1/2% notes and the floating rate notes at any time, in each case, at the redemption prices stated in the indenture under which those notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, the Company must offer to repurchase the outstanding 9 1/2% notes and floating rate notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 9 1/2% notes and floating rate notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including all obligations under our existing credit facility.

        The indenture governing the 9 1/2% notes and floating rate notes contains certain customary covenants and events of default.

        On July 16, 2004, we commenced tender offers and consent solicitations for all of the outstanding principal amount of 9 1/2% notes and floating rate notes. As of August 11, 2004, approximately 95.92% of the 9 1/2% notes and 89.87% of the floating rate notes had been irrevocably tendered and consents related thereto had been irrevocably delivered. We have executed a supplemental indenture with respect to the indenture governing such notes which eliminates substantially all of the covenants and the events of default in such indenture and permits the transactions to be consummated on the terms described herein. This supplemental indenture will become effective upon the closing of this offering.

12 1/2% Notes issued in 2000

        The Company issued $200.0 million aggregate principal amount of the 12 1/2% notes in 2000. In March 2003, the Company repurchased $7.0 million aggregate principal amount of the 12 1/2% notes. The 12 1/2% notes bear interest at the rate of 12 1/2% per annum payable semi-annually in arrears.

        The 12 1/2% notes mature on May 1, 2010. The Company may redeem the 12 1/2% notes at any time on or after May 1, 2005 at the redemption prices stated in the indenture under which the 12 1/2% notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, the Company must offer to repurchase the outstanding 12 1/2% notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 12 1/2% notes are general unsecured obligations of the Company, subordinated in right of payment to all existing and future senior indebtedness of the Company, including all obligations under our existing credit facility.

        The indenture governing the 12 1/2% notes contains certain customary covenants and events of default.

        On July 16, 2004, we commenced tender offers and consent solicitations for all of the outstanding principal amount of 12 1/2% notes. As of August 11, 2004, approximately 98.83% of the 12 1/2% notes had been irrevocably tendered and consents related thereto had been irrevocably delivered. We have executed a supplemental indenture with respect to the indenture governing such notes which eliminates substantially all of the covenants and the events of default in such indenture and permits the transactions to be consummated on the terms described herein. This supplemental indenture will become effective upon the closing of this offering.

11 7/8% Notes issued in 2003

        The Company issued $225.0 million aggregate principal amount of the 11 7/8% notes in 2003. The 11 7/8% notes bear interest at the rate of 11 7/8% per annum payable semi-annually in arrears.

        The 11 7/8% notes mature on March 1, 2010. The Company may redeem the 11 7/8% notes at any time on or after March 1, 2007 at the redemption prices stated in the indenture under which the 11 7/8% notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, the Company must offer to repurchase the outstanding senior notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 11 7/8% notes are general unsecured obligations of the Company, ranking pari passu in right of payment with all existing and future senior debt of the Company, including all obligations under our existing credit facility, and senior in right of payment to all existing and future subordinated indebtedness of the Company.

        The indenture governing the 11 7/8% notes contains certain customary covenants and events of default.

        On July 16, 2004, we commenced tender offers and consent solicitations for all of the outstanding principal amount of 11 7/8% notes. As of August 11, 2004, approximately 99.98% of the 11 7/8% notes had been irrevocably tendered and consents related thereto had been irrevocably delivered. We have executed a supplemental indenture with respect to the indenture governing such notes which eliminates substantially all of the covenants and the events of default in such indenture governing such notes and permits the transactions to be consummated on the terms described herein. This supplemental indenture will become effective upon the closing of this offering.

Description of IDSs

General

        This is an offering of IDSs. Each IDS represents:

  •
  one share of our class A common stock; and

  •
  a    % senior subordinated note with a $4.90 principal amount.

        The IDS will be governed by a global IDS certificate, which includes provisions with respect to the separation, recombination and adjustment of the components underlying the IDSs. The class A common stock represented by the IDSs will be governed by our restated certificate of incorporation and the senior subordinated notes represented by the IDSs will be governed by the indenture.

        The ratio of class A common stock to principal amount of senior subordinated notes represented by an IDS is subject to change in the event of a stock split, recombination or reclassification of our class A common stock. Immediately following the occurrence of any such event, we will file with the Securities and Exchange Commission a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of class A common stock to principal amount of senior subordinated notes as a result of such event.

        Holders of IDSs are the beneficial owners of the class A common stock and senior subordinated notes represented by such IDSs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the class A common stock and senior subordinated notes, as applicable.

        The IDSs will be available in book-entry form only. As discussed below under "—Book-Entry Settlement and Clearance," Cede & Co., a nominee of the book-entry clearing system will be the sole registered holder of the IDSs. That means you will not be a registered holder of IDSs or be entitled to receive a certificate evidencing your IDSs, except as described below under "—Voluntary Separation." You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are.

        All IDSs issued by us will be registered under the Securities Act.

Voluntary Separation

        Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control under the indenture, through their broker or other financial institution, separate their IDSs into the shares of class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our class A common stock and senior subordinated notes may, at any time, through their broker or other financial institution, combine the applicable number of shares of class A common stock and senior subordinated notes to form IDSs. See "—Book-Entry Settlement and Clearance" below for more information on the method by which delivery and surrender of IDSs and delivery of shares of class A common stock and our senior subordinated notes will be effected.

        In accordance with Delaware law, a registered holder of class A common stock has the right to request a certificate representing its shares of class A common stock. However, if the registered holder requests a certificated share on your behalf as a beneficial owner, the IDSs beneficially owned by you must be split into the class A common stock and senior subordinated notes represented by IDSs. As long as you hold certificated shares of class A common stock, your class A common stock will not be eligible for inclusion in The Depository Trust Company's book-entry settlement and clearance system described under the heading "Description of IDSs—Book Entry Settlement and Clearance." If you are willing to forego being a holder of certificated shares of class A common stock and you deposit the class A common stock with a direct or indirect participant of The Depository Trust Company, your class A common stock will be eligible for inclusion in The Depository Trust Company's book-entry settlement and clearance system and you will be a beneficial holder rather than a registered holder of the class A common stock.

Automatic Separation

        Upon the occurrence of any of the following, the IDSs will be automatically separated into the shares of class A common stock and senior subordinated notes represented thereby:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

  •
  if The Depository Trust Company no longer makes the IDSs eligible for deposit or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

        If the IDSs have been automatically separated, shares of our class A common stock and our senior subordinated notes may no longer be combined to form IDSs.

Book-Entry Settlement and Clearance

        The Depository Trust Company will act as securities depository for the IDSs, the senior subordinated notes and the shares of class A common stock represented by the IDSs, which we collectively refer to as the securities. The transfer agent for the class A common stock and the senior subordinated notes represented by the IDSs will act as custodian for the class A common stock and the senior subordinated notes on behalf of the owners of the IDSs. The class A common stock, senior subordinated notes, and IDSs will be issued in fully-registered form and will be represented by one or more global senior subordinated notes and global stock certificates. The IDSs will be registered in the name of The Depository Trust Company's nominee, Cede & Co., and, to the extent the class A common stock and senior subordinated notes are conjoined as IDSs, the class A common stock and the senior subordinated notes will be registered in the name of the custodian for the owners of the IDSs. This means that:

  •
  the only securityholder recognized by us as a registered holder will be Cede & Co.; and

  •
  you will not be entitled to receive a certificate evidencing your IDSs, except as described above under "—Voluntary Separation."

However, you will be the beneficial owner of the class A common stock and senior subordinated notes represented by your IDSs and, as such, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture, ranking upon bankruptcy and rights to receive communications and notices as a direct holder of the class A common stock and senior subordinated notes, as applicable.

        Book-entry procedures.    If you intend to purchase IDSs in the manner provided by this prospectus you must do so through The Depository Trust Company system or through its participants. The Depository Trust Company's participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company's system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The participant that you purchase through will receive a credit for the applicable security on The Depository Trust Company's records. Your ownership interest as a purchaser of the applicable security, who we refer to as a beneficial owner, will be recorded on the participant's records.

        All interests in the securities will be subject to the operations and procedures of The Depository Trust Company. The operations and procedures of The Depository Trust Company's settlement system may be changed at any time.

        The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. The Depository Trust Company was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. The Depository Trust Company's participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to The Depository Trust Company's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a The Depository Trust Company participant, either directly or indirectly. The rules that apply to The Depository Trust Company and its participants are on file with the Securities and Exchange Commission.

        To facilitate subsequent transfers, all IDSs deposited by direct participants with The Depository Trust Company are registered in the name of The Depository Trust Company's partnership nominee, Cede & Co. The class A common stock and the senior subordinated notes will be registered in the name of the custodian for the owners of the IDSs. The deposit of IDSs with The Depository Trust Company and their registration in the name of Cede & Co. or the custodians effect no change in beneficial ownership. The Depository Trust Company has no knowledge of the actual beneficial owners of the securities. The Depository Trust Company's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants and custodians will remain responsible for keeping account of their holdings on behalf of their customers.

        Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants or custodians acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

        Separation and recombination.    Holders of IDSs, whether purchased in this offering or in subsequent offerings of IDSs of the same series, may, at any time after 45 days from the closing of this offering or such earlier date upon a change of control, as defined in the indenture, through their broker, custodian or other financial institution, separate their IDSs into the shares of class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our class A common stock and senior subordinated notes may, at any time, through their broker, custodian or other financial institution, combine the applicable number of shares of class A common stock and senior subordinated notes to form IDSs. Any such separation or recombination will be effective as of the close of business on the trading day that The Depository Trust Company receives such instructions from a participant or custodians, provided that such instructions are received by 3:00 p.m., eastern standard time, on that trading day. Any instructions received after 3:00 p.m., eastern standard time, will be effective the next business day, if permitted by the custodian or participant delivering the instructions.

        In addition, the IDSs will be automatically separated into the shares of class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by IDSs at the time of such redemption,

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof, or

  •
  if The Depository Trust Company no longer makes the securities eligible for deposit or ceases to be a registered clearing agency under the Securities Exchange Act of 1934 and we are unable to find a successor depository.

        Any voluntary separation of IDSs and any subsequent voluntary recombination of IDSs from senior subordinated notes and class A common stock, will be accomplished by entries made by The Depository Trust Company participants acting on behalf of beneficial owners.

        Voluntary separation or recombination of IDSs will be accomplished via the use of DTC's Deposit/Withdrawal at Custodian, or DWAC, transaction. Participants or custodians seeking to separate or recombine IDSs will be required to enter a DWAC transaction in each of the IDSs and its underlying components.

        Separation will require submission of a Withdrawal-DWAC in the IDS in conjunction with a Deposit-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the IDSs and its components will cause the IDSs to be debited from Cede & Co.'s account in the IDS and credited to a separation/recombination reserve account in the IDS, and will cause an appropriate number of the components to be debited from the custodian's account in the components and credited to Cede & Co.'s account.

        Recombination of IDSs from underlying components will require submission of a Deposit-DWAC in the IDS in conjunction with a Withdrawal-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the IDS and its components will cause an appropriate number of components to be debited from Cede & Co.'s account in the components and credited to the account of the custodian, and will cause an appropriate number of IDSs to be debited from the separation/recombination reserve account and credited to Cede & Co.'s account in the IDS.

        There may be certain transactional fees imposed upon you by brokers and other financial intermediaries in connection with separation or combination of IDSs and you are urged to consult your broker regarding such transactional charges.

        Any transactional fees charged by the transfer agent in connection with separation and/or recombination of IDSs, subject to periodic changes, will be borne by the Issuer. We have been informed by The Depository Trust Company that the current fee per transaction per participant account for any separation or recombination is $4.50.

        Conveyance of notices and other communications, including notices relating to separation and combination of IDSs, between The Depository Trust Company and direct participants, between direct participants and indirect participants, and between participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither The Depository Trust Company nor Cede & Co. will consent or vote with respect to the IDSs or the underlying class A common stock and senior subordinated notes and the custodian will not consent or vote with respect to the class A common stock and senior subordinated notes. Under its usual procedures, The Depository Trust Company would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        We and the trustee will make payments on the senior subordinated notes to The Depositary Trust Company and we will make all payments on our class A common stock to the transfer agent for the benefit of the record holders. The transfer agent will deliver these payments to The Depository Trust Company. The Depository Trust Company's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on The Depository Trust Company's records unless The Depository Trust Company has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of The Depository Trust Company, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We or the trustee will be responsible for all payments to The Depository Trust Company and the transfer agent. The transfer agent will be responsible for the disbursement of those payments to The Depository Trust Company. The Depository Trust Company will be responsible for disbursements of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions The Depository Trust Company and participants take in accordance with instructions we provide.

        The Depository Trust Company may discontinue providing its service as securities depository with respect to the IDSs, the shares of our class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the trustee. If The Depository Trust Company discontinues providing its service as securities depository with respect to the IDSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If the custodian discontinues providing its service as the custodian with respect to the shares of our class A common stock or our senior subordinated notes and we are unable to obtain a successor custodian, we will print and deliver to you certificates for those securities and you will automatically take a position in the component securities.

        Also, in case we decide to discontinue use of the system of book-entry transfers through The Depository Trust Company (or a successor securities depository) we will print and deliver to you certificates for the various certificates of class A common stock and senior subordinated notes you may own.

        The information in this section concerning The Depository Trust Company and The Depository Trust Company's book-entry system has been obtained from sources that we believe to be reliable, including The Depository Trust Company.

        Except for actions taken by The Depository Trust Company in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

  •
  the accuracy of the records of The Depository Trust Company, its nominee, or any participant, with respect to any ownership interest in the securities, or

  •
  any payments to, or the providing of notice, to participants or beneficial owners.

        Any subsequently issued IDSs or senior subordinated notes will have terms that are identical to those of the IDSs and senior subordinated notes, respectively, sold in this offering, except that:

  •
  if additional IDSs are issued 45 days or more from the closing of this offering, they will be immediately separable; and

  •
  if additional IDSs are issued less than 45 days from the closing of this offering, they will be separable on the same date the IDSs issued in this offering may separate.

        Procedures relating to subsequent issuances.    The indenture governing the senior subordinated notes and the agreements with The Depository Trust Company will provide that, in the event there is a subsequent issuance of senior subordinated notes with original issue discount, which are identical to the senior subordinated notes initially represented by the IDSs but having a different CUSIP number (or any issuance of senior subordinated notes thereafter), which is a nine character identifier of a company and the type of securities, each holder of senior subordinated notes or IDSs (as the case may be) agrees that upon such issuance of senior subordinated notes and upon each issuance of senior subordinated notes thereafter, a portion of such holder's senior subordinated notes (whether held directly in book-entry form, or held as part of IDSs) will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes.

        Therefore, following each such subsequent issuance and exchange, each holder of senior subordinated notes or IDSs, as the case may be, will own senior subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the senior subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance.

        Accordingly, the following will occur upon a subsequent issuance of IDSs and exchange of senior subordinated notes:

  •
  immediately following any exchange resulting from a subsequent offering, the IDSs will consist of an inseparable unit representing the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the senior subordinated note or inseparable unit represented by the IDSs immediately prior to such subsequent issuance and exchange) and the class A common stock;

  •
  all accounts of The Depository Trust Company participants or custodians with a position in the securities will be automatically revised to reflect the new CUSIP numbers; and

  •
  in the event of any voluntary or automatic separation of IDSs following any such automatic exchange, holders will receive the class A common stock and the inseparable senior subordinated notes unit, such automatic exchange of senior subordinated notes should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of senior subordinated notes purchased by such holder.

        There will be no change to the voluntary separation provisions of the IDSs in the event of a subsequent issuance, and, if the subsequently issued IDSs are issued 45 days or more after the closing of this offering, they will be immediately separable from the issue date of the subsequently issued IDSs.

        We will immediately file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of IDS components or changes in original issue discount attributed to the senior subordinated notes relating to a subsequent issuance of senior subordinated notes.

        There may be adverse consequences to holders in the event subsequently issued senior subordinated notes are issued with original issue discount. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences," "Risk Factors—A subsequent issuance of senior subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the senior subordinated notes or in the event of our bankruptcy" and "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes—Additional Issuances."

Description of Capital Stock

        The following is a description of the terms of our restated certificate of incorporation and amended and restated by-laws, the forms of which have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is part and which will become effective upon the consummation of this offering.

Authorized Capitalization

        Upon the closing of this offering, our authorized capital stock will consist of:

  •
  shares of common stock, par value $0.01 per share, of which                  shares will be designated class A common stock,                   shares will be designated class B common stock and                   shares will be designated class C common stock; and

  •
  100,000,000 shares of preferred stock, par value $0.01 per share.

        After this offering, and assuming the exchange of all of our existing class A common stock and class C common stock for IDSs and/or class B common stock in connection with this offering, there will be 50,794,444 shares of our class A common stock, 7,170,834 shares of our class B common stock, no shares of our class C common stock and no shares of our preferred stock issued and outstanding. The number of shares of class A common stock does not include 1,266,132 shares of class A common stock represented by IDSs that will be held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles. These shares of class A common stock will be considered outstanding on the date they are distributed from the trust created under our new retention and incentive plan, which date will generally not be less than three years from the closing date of this offering. See "Management—New Retention and Incentive Plan."

        Upon the closing of this offering, our board of directors is expected to adopt dividend policies pursuant to which, in the event and to the extent we have cash available for distribution to the holders of our common stock, and subject to applicable law and the terms of our new credit facility, the indenture governing our senior subordinated notes and any other outstanding indebtedness of ours, our board of directors will declare cash dividends on our common stock. These policies reflect our judgment that our stockholders would be better served if we distributed all of our cash available for distribution to them instead of retaining it in our business.

        Our class A common stock, class B common stock and class C common stock are identical in all respects and are entitled to the same rights and preferences, except:

  •
  as to dividend rights with respect to our class B common stock;

  •
  as to dividend priority with respect to our class B common stock;

  •
  as to rights upon our liquidation with respect to our class B common stock;

  •
  that our class B common stock and class C common stock cannot be combined with senior subordinated notes to form IDSs; and

  •
  that holders of our class B common stock may, subject to certain conditions, exchange their shares of class B common stock for IDSs, or, in certain circumstances, the securities underlying the IDSs or shares of class A common stock and/or cash.

        As of December 31, 2003, there were approximately 69 record holders of our class A common stock and 14 record holders of our class C common stock.

Class A Common Stock

        All shares of class A common stock to be outstanding upon completion of this offering will be validly issued, fully paid and nonassessable.

        Dividends.    Holders of shares of our class A common stock will be entitled to receive dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

        Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have cash available for distribution to the holders of shares of our class A common stock, and subject to applicable law and the terms of our new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class A common stock. The initial dividend rate on our class A common stock is expected to be equal to $0.9010 per share per annum, subject to adjustment. We will pay those dividends on or about March 15, June 15, September 15 and December 15 of each year to holders of record on the first day of each such month or the immediately preceding business day. See "Dividend Policies and Restrictions."

        After the subordination of dividends on our class B common stock has terminated, and in the event that in any quarter cash available for distribution is insufficient to pay the targeted dividends on the class A common stock, the class B common stock and the new class C common stock, our restated certificate of incorporation will provide that the dividends on each class would be reduced by the same percentage until the aggregate dividends paid in the quarter equaled the cash available for distribution. After the subordination of dividends on our class B common stock has terminated, and in the event that in any quarter cash available for distribution is greater than the targeted dividends on the class A common stock, the class B common stock and the new class C common stock and our board of directors decides to pay additional dividends, our restated certificate of incorporation will provide that the dividends on each class would be increased by the same percentage.

        Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our class A common stock will be entitled to share on a weighted average pro rata basis, based on the value of each class of our common stock upon the closing of this offering, with the holders of our class B common stock and new class C common stock, in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

        Voting Rights.    Shares of our class A common stock carry one vote per share and shall vote as a single class with holders of our class B common stock and new class C common stock. Except as otherwise required by law, holders of our class A common stock are not entitled to vote on any amendment to our restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our class A common stock will not be entitled to cumulative voting rights.

        Except as otherwise required by the Delaware General Corporation Law and our restated certificate of incorporation and amended and restated by-laws, action requiring stockholder approval may be taken by a vote of the holders of a majority of the common stock at a meeting at which a quorum is present. See "—Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-laws."

        Other Rights.    Holders of shares of our class A common stock have no preemptive rights. The holders of class A common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        Restrictions.    Our amended and restated by-laws provide that we may not issue any shares of our class A common stock or securities which, by their terms, are convertible or exchangeable for shares of class A common stock, unless, at or prior to the time of such issuance (or prior to the earliest possible time of any conversion or exchange), we issue a number of IDSs equal to the number of shares of class A common stock to be issued. The purpose of this provision is to ensure that no holder of class A common stock will at any time have the right to hold class A common stock in the form of IDSs unless such IDSs have been issued in transactions that are registered under the Securities Act.

Class B Common Stock

        All shares of class B common stock to be outstanding upon completion of this offering will be validly issued, fully paid and nonassessable.

        Exchange Rights.    The class B stockholders agreement will provide that 2,842,048 shares of our class B common stock will become exchangeable on a one-for-one basis, at the holders' option, for IDSs which will be registered under the Securities Act, during specified periods following the end of any fiscal year in which we satisfy the subordination termination conditions described below. In addition, the class B stockholders agreement will provide that, if the subordination termination conditions have been satisfied, the remaining shares of our class B common stock will be exchangeable on a one-for-one basis, at the holders' option, for IDSs which will be registered under the Securities Act, upon our liquidation or during specified periods beginning on the second anniversary of the closing date of this offering. Any such exchange will be subject to certain conditions, including there being no event of default or interest deferral under the senior subordinated notes.

        Following the automatic separation of the IDSs, each share of class B common stock will be exchangeable for one share of class A common stock and a senior subordinated note with a $4.90 principal amount. However, if no senior subordinated notes remain outstanding at the time of any proposed exchange of class B common stock, each share of class B common stock will be exchangeable for one share of class A common stock and, at the Company's option, additional shares of class A common stock and/or cash based on the value of the $4.90 principal amount of senior subordinated notes the holder of class B common stock would have received if such senior subordinated notes remained outstanding.

        Dividends.    Subject to the provisions set forth in "—Subordination" below, holders of shares of our class B common stock will be entitled to receive dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

        Upon closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have cash available for distribution to the holders of shares of our class B common stock, and subject to applicable law and the terms of our new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our class B common stock. The initial dividend rate on the class B common stock is expected to be the weighted average of the coupon on the senior subordinated notes and the expected initial dividend yield on the class A common stock underlying the IDSs. We will pay those dividends on or about March 15, June 15, September 15 and December 15 of each year to holders of record on the first day of each such month or the immediately preceding business day.

        After the subordination of dividends on our class B common stock has terminated, and in the event that in any quarter cash available for distribution is insufficient to pay the targeted dividends on the class A common stock, the class B common stock and the new class C common stock, our restated certificate of incorporation will provide that the dividends on each class would be reduced by the same percentage until the aggregate dividends paid in the quarter equaled the cash available for distribution.

In the event that in any quarter cash available for distribution is greater than the targeted dividends on the class A common stock, the class B common stock and the new class C common stock and our board of directors decides to pay additional dividends, our restated certificate of incorporation will provide that the dividends on each class would be increased by the same percentage.

        Our restated certificate of incorporation provides that in the event of any change in the dividends per share paid on our class A common stock, the dividends per share payable on the class B common stock will automatically be increased or decreased, as applicable, by the same percentage amount.

        Our restated certificate of incorporation provides that on or after the second anniversary of the closing date of this offering, the per share class B common stock dividend rate will thereafter not exceed the per share dividend rate on our class A common stock under our dividend policy then in effect; provided that if the exchange of class B common stock for IDSs is not permitted under the indenture governing the senior subordinated notes as of the second anniversary of the closing date of the offering, such limitation will not become effective until the date such exchange is permitted under the indenture governing the senior subordinated notes.

        Subordination.    Our restated certificate of incorporation provides that the payment of dividends on our class B common stock will be subordinated to the payment of dividends on our class A common stock and new class C common stock until (i) based on amounts derived from our audited financial statements for the most recently completed fiscal year, we achieve Adjusted EBITDA of $143.5 million for such fiscal year and Excess Cash for such fiscal year of $0.9010 per share of our outstanding class A common stock (the outstanding number of shares of class A common stock to be determined in accordance with GAAP, assuming the exchange of all of our class B common stock for IDSs), in each case, as defined in the indenture governing our senior subordinated notes (provided that, in the case of the calculation of our Excess Cash for fiscal 2004, (x) our Consolidated Interest Expense (as defined in the indenture governing our senior subordinated notes) will be determined by multiplying our Consolidated Interest Expense for the fourth quarter of fiscal 2004 by four and (y) principal payments of indebtedness in connection with the transactions will be excluded), and (ii) we have paid dividends at a rate equal to or greater than the initial dividend rate on all of our outstanding shares of class A common stock and new class C common stock on each dividend payment date in such fiscal year. In each quarter, we will pay dividends on our class A common stock and new class C common stock pursuant to the dividend policy for our class A common stock and new class C common stock. Following the distribution of dividends on the class A common stock and new class C common stock (if any) in any quarter, any remaining cash available for distribution will be distributed, as a dividend on our class B common stock, in an amount up to the target dividend on our class B common stock for such quarter. Any cash remaining after these distributions may be retained by us or paid as additional dividends pro rata among our class A, class B and new class C common stock.

        Dividends on our class B common stock will be non-cumulative. Therefore, a distribution shortfall on our class B common stock in any quarter will not increase the dividends payable on the class B common stock in future quarters.

        Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our class B common stock will be entitled to share on a weighted pro rata basis, based on the value of each class of our common stock upon the closing of this offering, with the holders of our class A common stock and new class C common stock, in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

        Voting Rights.    Shares of our class B common stock carry one vote per share and shall vote as a single class with holders of our class A common stock and new class C common stock. Except as otherwise required by law, holders of our class B common stock are not entitled to vote on any amendment to our restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our class B common stock will not be entitled to cumulative voting rights.

        Except as otherwise required by the Delaware General Corporation Law and our restated certificate of incorporation and amended and restated by-laws, action requiring stockholder approval may be taken by a vote of the holders of a majority of the common stock at a meeting at which a quorum is present. See "—Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-laws."

        Transferability.    Except in certain limited circumstances, the class B common stock will not be transferable.

        Other Rights.    Holders of shares of our class B common stock have no preemptive rights. The holders of class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Class C Common Stock

        All shares of class C common stock (if any) to be outstanding upon completion of this offering will be validly issued, fully paid and nonassessable. Pursuant to our restated certificate of incorporation, all shares of our existing class A common stock and class C common stock which are not exchanged for IDSs in connection with this offering will be reclassified into shares of our new class C common stock, with a value approximately equivalent to the value of the IDSs which would have been issued in exchange for such shares of class A common stock or class C common stock.

        Dividends.    Holders of shares of our new class C common stock will be entitled to receive dividends and other distributions in cash, stock or property of ours as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions.

        Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have cash available for distribution to the holders of shares of our new class C common stock, and subject to applicable law and the terms of our new credit facility, the indenture governing our senior subordinated notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our new class C common stock. The board of directors will adopt the same dividend policy for our new class C common stock as our class A common stock. The initial dividend rate on our new class C common stock is expected to be equal to $0.9010 per share per annum, subject to adjustment. We will pay those dividends on or about March 15, June 15, September 15 and December 15 of each year to the holders of record on the first day of each such month or the immediately preceding business day.

        After the subordination of dividends on our class B common stock has terminated, and in the event that in any quarter cash available for distribution is insufficient to pay the targeted dividends on the class A common stock, the class B common stock and the new class C common stock, our restated certificate of incorporation will provide that the dividends on each class would be reduced by the same percentage until the aggregate dividends paid in the quarter equaled the cash available for distribution. After the subordination of dividends on our class B common stock has terminated, and in the event that in any quarter cash available for distribution is greater than the targeted dividends on the class A common stock, the class B common stock and the new class C common stock and our board of directors decides to pay additional dividends, our restated certificate of incorporation will provide that the dividends on each class would be increased by the same percentage.

        Rights Upon Liquidation.    In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of shares of our new class C common stock will be entitled to share equally on a weighted average pro rata basis, based on the value of each class of our common stock upon the closing of this offering, with the holders of our class A common stock and class B common stock, in our assets remaining after payment of all debts and other liabilities, subject to the liquidation preference of any outstanding preferred stock.

        Voting Rights.    Shares of our new class C common stock carry one vote per share and shall vote as a single class with holders of our class A common stock and class B common stock. Except as otherwise required by law, holders of our new class C common stock are not entitled to vote on any amendment to our restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment. Holders of shares of our new class C common stock will not be entitled to cumulative voting rights.

        Except as required by Delaware General Corporation Law and our restated certificate of incorporation and amended and restated by-laws, action requiring stockholder approval may be taken by a vote of the holders of a majority of the common stock at a meeting at which a quorum is present. See "—Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-laws."

        Other Rights.    Holders of shares of our new class C common stock have no preemptive rights. The holders of the new class C common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our restated certificate of incorporation provides that we may issue up to 100,000,000 shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

  •
  determining the number of shares to be included in each series;

  •
  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

  •
  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then best current market price.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated By-laws

        Provisions of the Delaware General Corporation Law, our restated certificate of incorporation and amended and restated by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Delaware Anti-Takeover Statute

        We are subject to Section 203 of the Delaware General Corporation Law. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

  •
  the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

        In addition, provisions of our restated certificate of incorporation and amended and restated by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.

        Classified Board of Directors.    Our restated certificate of incorporation provides that our board of directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.

        Quorum Requirements; Removal of Directors.    Our restated certificate of incorporation provides for a minimum quorum of one-third in voting power of the outstanding shares of our capital stock entitled to vote, except that a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote is necessary to hold a vote for any director in a contested election, the removal of a director or the filling of a vacancy on our board of directors. Directors may be removed only for cause by the affirmative vote of at least a majority in voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors.

        No Cumulative Voting.    The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our restated certificate of incorporation does not expressly address cumulative voting.

        No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders.    Our restated certificate of incorporation generally prohibits stockholder action by written consent. It and our amended and restated by-laws also provide that special meetings of our stockholders may be called only by (1) the chairman of our board of directors or (2) our board of directors pursuant to a resolution approved by our board of directors or (3) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our amended and restated by-laws provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder's notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder's notice. These provisions may impede stockholders' ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held and not more than 120 days prior to such meeting.

        Limitations on Liability and Indemnification of Officers and Directors.    The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors. Our restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

  •
  for breach of duty of loyalty;

  •
  for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law (unlawful dividends or stock repurchases); or

  •
  for transactions from which the director derived improper personal benefit.

        Our amended and restated by-laws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We are also expressly authorized to, and do, carry directors' and officers' insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our amended and restated by-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

        Authorized but Unissued Shares.    Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

        Supermajority Provisions.    The Delaware General Corporation Law provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend a corporation's certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our restated certificate of incorporation provides that the following provisions in the restated certificate of incorporation may be amended only by a vote of two-thirds or more in voting power of all the outstanding shares of our capital stock entitled to vote:

  •
  the prohibition on stockholder action by written consent;

  •
  the ability to call a special meeting of stockholders being vested solely in (1) the chairman of our board of directors, (2) our board of directors pursuant to a resolution adopted by our board of directors and (3) our board of directors upon a request by holders of at least 50% in voting power of all the outstanding shares entitled to vote at that meeting;

  •
  the provisions relating to the classification of our board of directors;

  •
  the provisions relating to the size of our board of directors;

  •
  the provisions relating to the quorum requirements for stockholder action and the removal of directors;

  •
  the limitation on the liability of our directors to us and our stockholders;

  •
  the provisions granting authority to our board of directors to amend or repeal our by-laws without a stockholder vote, as described in more detail in the next succeeding paragraph; and

  •
  the supermajority voting requirements listed above.

        Our restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our restated certificate of incorporation.

        In addition, our restated certificate of incorporation provides that our amended and restated by-laws may be amended by stockholders representing no less than two-thirds of the voting power of all the outstanding shares of our capital stock entitled to vote.

Regulatory Ownership Provisions

        The Company and its operating subsidiaries are subject to regulation by federal and state regulatory commissions. Certain of these regulatory commissions limit the amount of the Company's common stock which may be held by an investor or group of related investors without the approval of such commissions. Accordingly, our restated certificate of incorporation will provide that so long as we hold any authorization, license, permit, order, filing or consent from the Federal Communications Commission or any state regulatory commission having jurisdiction over us, if we have reason to believe that the ownership, or proposed ownership, of shares of our capital stock by any stockholder or any person presenting any shares of our capital stock for transfer into its name, which we refer to as a transferee, may be inconsistent with, or in violation of, any provision of any applicable communications law, or if the Company needs information in order to make a determination as to whether the ownership, or proposed ownership, of shares of capital stock of the Company by any stockholder or any transferee may be inconsistent with, or in violation of, any provision of any applicable communications laws, such stockholder or transferee, upon our request, shall furnish promptly to us such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as we shall reasonably request to determine whether the ownership of, or the existence or the exercise of any rights with respect to, shares of our capital stock by such stockholder or transferee is inconsistent with, or in violation of, any applicable communications law.

        If any stockholder or transferee from whom such information is requested should fail to respond to such a request or we conclude that the ownership of, or the existence or exercise of any rights of stock ownership with respect to, shares of our capital stock by such stockholder or transferee could result in any inconsistency with, or violation of, any applicable communications law, we may suspend those rights of stock ownership the existence or exercise of which would result in any inconsistency with, or violation of, any applicable communications law, such suspension to remain in effect until the requested information has been received and we have determined the existence or exercise of such suspended rights is permissible under such applicable communications law, and we may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any stockholder or transferee, with a view towards obtaining such information or preventing or curing any situation which would cause an inconsistency with, or violation of, any provision of any applicable communications law.

Listing

        Our shares of class A common stock will not be listed for separate trading on the New York Stock Exchange until the number of shares of our class A common stock held separately and not represented by IDSs is sufficient to satisfy applicable requirements for separate trading on the New York Stock Exchange.

        Our class B common stock and new class C common stock will not be listed for separate trading.

Transfer Agent and Registrar

        The Bank of New York is the transfer agent and registrar for our shares of class A common stock.

Description of Senior Subordinated Notes

        The following is a description of the material terms of the Indenture governing the senior subordinated notes, a copy of the form of which will be filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is a part. The following summary of certain provisions of the Indenture is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For purposes of this section, references to the "Company" mean FairPoint Communications, Inc., excluding its subsidiaries. Capitalized terms used in this section and not otherwise defined below have the meanings assigned to them in the Indenture.

General

        The Notes will be issued under an indenture, to be dated as of the Issue Date (the "Indenture"), between the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee"). The Trustee will act as the initial paying agent.

        The Notes will initially be issued in an aggregate principal amount of $288.1 million, of which $255.1 million will be represented by IDSs and $33.0 million will be sold separately (not in the form of IDSs). The Indenture will provide for the issuance of an unlimited aggregate principal amount of additional notes having identical terms and conditions to the Notes offered hereby ("Additional Notes"), subject to compliance with the restrictive covenants contained in the Indenture. Additional Notes may not be issued if an Event of Default under the Indenture has occurred and is continuing. Any Additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered hereby. Any Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued in this offering and will be deemed to have used up Note Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued in this offering. See "—Additional Notes."

        The Notes will be unsecured senior subordinated obligations of the Company. The Notes will be subordinated in right of payment to all future and existing Senior Debt of the Company, including all Obligations in respect of Debt under the Credit Agreement, equal in right of payment with all existing and future Senior Subordinated Debt of the Company and senior in right of payment to all future Subordinated Debt of the Company. See "—Subordination." The Notes will be guaranteed on an unsecured senior subordinated basis by certain subsidiaries of the Company. See "—Note Guarantees."

        The Notes will mature on                        , 2019.

        There will be no mandatory sinking fund payments for the Notes.

        The Notes will bear interest at the rate of    % per annum from                        , 2004, or from the most recent date to which interest has been paid or duly provided for, payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year, beginning on December 15, 2004, to the persons who are registered holders of the Notes at the close of business on the preceding March 1, June 1, September 1, or December 1, respectively. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        If any interest payment falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date.

        Principal of, and premium, if any, and interest on, the Notes will be payable in immediately available funds, and the Notes will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee). The Notes will be issued only in fully registered form without coupons, in denominations of $          or any integral multiple thereof. The Notes will be issued in the form of one or more permanent global Notes. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed.

Interest Deferral

        Prior to                        , 2009, interest payments on the Notes may be deferred, at the Company's option, for not more than eight quarters in the aggregate and not beyond                        , 2009. After                        , 2009, interest on the Notes may be deferred, at the Company's option, on not more than four occasions for not more than two quarters per occasion; provided that no interest deferral period after                        , 2009 may commence unless and until all deferred interest and accrued interest thereon pursuant to any preceding interest deferral period has been paid in full.

        In each case, the Company will be required to deliver to the Trustee a copy of a resolution of the Company's board of directors certified by an Officers' Certificate of the Company to the effect that, based upon a good faith determination of the Company's board of directors, such interest deferral is reasonably necessary for bona fide cash management purposes or to reduce the likelihood of or avoid a default on Designated Senior Debt. However, no interest deferral may be commenced, and any ongoing deferral shall cease, if there has been a failure to pay interest (other than any deferral of interest payments in accordance with the Indenture), principal or premium, if any, on the Notes and such failure is continuing, or any other Event of Default with respect to the Notes has occurred and is continuing and the Notes have been accelerated as a result of the occurrence of such Event of Default.

        Deferred interest on the Notes will bear interest at the same rate as stated on the Notes, compounded quarterly, until paid in full. Following the end of any interest deferral period, the Company will be obligated to resume quarterly payments of interest on the Notes, including interest on deferred interest. All interest deferred prior to                        , 2009 and accrued interest thereon must be repaid on or prior to                        , 2009. All interest deferred after                        , 2009 and accrued interest thereon must be repaid on or prior to the maturity of the Notes; provided that the Company must pay in full all deferred interest and accrued interest thereon with respect to any interest deferral period after                         , 2009 prior to deferring interest for any subsequent interest deferral period.

        The Company may prepay all or part of the deferred interest and accrued interest thereon at any time other than during any interest deferral period. If the Company prepays less than all of the deferred interest and accrued interest thereon, the Trustee will apply such prepayment in the order of maturity to the remaining deferred interest payments. During any interest deferral period, or for so long as any deferred interest and accrued interest thereon remains unpaid, the Company will not be permitted to pay any dividends or make any distributions to holders of the Company's common stock, or make certain other Restricted Payments. See "—Certain Covenants—Limitation on Restricted Payments."

Additional Notes

        The Indenture will permit issuances of Additional Notes:

  •
  upon exchange of Class B Common Stock issued on the Issue Date for IDSs, subject to compliance with clause (xiii) of paragraph (b) of the covenant described under "—Certain Covenants—Limitations on Debt"; and

  •
  for other purposes, as long as no Event of Default has occurred and is continuing at the time of, or would be caused by, such issuance, the Incurrence of Debt evidenced by such Additional

    Notes is permitted under the covenant described under "—Certain Covenants—Limitations on Debt"; and if such Additional Notes are issued in connection with the issuance of IDSs or Class A Common Stock, the ratio of the aggregate principal amount of such Additional Notes to the number of such additional shares of Class A Common Stock shall be equal to the equivalent ratio with respect to the Notes and Class A Common Stock represented by the IDSs outstanding immediately prior to such issuance.

        Any Additional Notes will be part of the same series as the Notes offered hereby and will vote on all matters with the Notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the Notes issued on the Issue Date and will be deemed to have used up Note Payment Blockage Periods and interest deferral periods to the same extent as the Notes issued on the Issue Date.

        The Indenture and the agreements with The Depository Trust Company will provide that, in the event there is a subsequent issuance of Additional Notes with a different CUSIP number (or any issuance of Additional Notes thereafter), each holder of the Notes or the IDSs (as the case may be) agrees that a portion of such holder's Notes (whether held directly in book-entry form or held as part of IDSs) will be automatically exchanged, without any action by such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and automatic exchange, each holder of the Notes or the IDSs (as the case may be) owns an inseparable unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other holder (and, for any holder of IDSs, such inseparable unit composed of the Notes and Additional Notes will be included in such holder's IDSs), and the records of The Depository Trust Company and the Trustee will be revised to reflect each such automatic exchange without any further action of such holder. The aggregate stated principal amount of the Notes owned by each holder will not change as a result of such automatic exchange. Any issuance of Additional Notes by the Company may affect the tax treatment of the holders of the Notes and the IDSs. See "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes—Additional Issuances." Any Additional Notes will be guaranteed by the Subsidiary Guarantors on the same basis as the Notes.

        If an issuance of Additional Notes would trigger the automatic exchange provisions of the Indenture, the Company may not issue such Additional Notes unless it delivers to the Trustee on the date of such issuance a certificate of the Company's principal financial officer stating that on such date, after giving pro forma effect to the issuance of such Additional Notes and the related Note Guarantees, the Company and the Subsidiary Guarantors are Solvent. The Company may issue Additional Notes only if it has received an opinion of independent counsel to the effect that the Additional Notes should be treated as debt for U.S. federal income tax purposes.

        In addition, if such Additional Notes are issued with original issue discount, holders of such Notes may not be able to recover the portion of their principal amount treated as unaccrued original issue discount in the event of an acceleration of the Notes or a bankruptcy of the Company prior to the maturity of the Notes. See "Risk Factors—Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences" and "Risk Factors—Risks Relating to the IDSs, the Shares of Class A Common Stock and the Senior Subordinated Notes—A subsequent issuance of senior subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the senior subordinated notes or in the event of our bankruptcy."

Optional Redemption

        The Notes will not be redeemable at the Company's option prior to                        , 2011.

        At any time and from time to time on and after                        , 2011, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on                        of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2011		%
2012		%
2013		%
2014		%
2015		%
2016 and thereafter	100%

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the Notes to be redeemed.

        In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with the applicable legal and regulatory requirements). If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption, so long as the Company has deposited with the depositary funds sufficient to pay the principal of, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon) on, the Notes to be redeemed.

        A full or partial redemption of the Notes will result in an automatic separation of the IDSs effective as of the redemption date. See "Description of IDSs—Automatic Separation."

Note Guarantees

        ST Enterprises, Ltd., MJD Ventures, Inc., MJD Services Corp., FairPoint Carrier Services, Inc., FairPoint Broadband, Inc., and MJD Capital Corp., each a direct wholly-owned subsidiary of the Company, and any other Restricted Subsidiary that in the future guarantees the Notes pursuant to the Indenture (collectively, the "Subsidiary Guarantors"), as primary obligors and not merely as sureties, will irrevocably, jointly and severally, fully and unconditionally guarantee on an unsecured senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes (all such guarantee obligations by such Subsidiary Guarantors are referred to as the "Note Guarantees"). Any Restricted Subsidiary that guarantees indebtedness of the Company or any Subsidiary Guarantor after the Issue Date will be required to guarantee the Notes pursuant to the covenant described under "—Certain Covenants—Limitation on Guarantees by Restricted Subsidiaries."

        Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor after giving effect to all of its other contingent and fixed liabilities (including all Senior Debt of the respective Subsidiary Guarantor) without rendering the Note Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Note Guarantee is a continuing Guarantee and shall:

  •
  remain in full force and effect until payment in full of all the Notes;

  •
  be binding upon each Subsidiary Guarantor and its successors; and

  •
  inure to the benefit of and be enforceable by the holders of the Notes, their successors, transferees and assigns.

        The Note Guarantee of any Subsidiary Guarantor will be released:

  •
  concurrently with any sale or disposition (by merger or otherwise) of such Subsidiary Guarantor in accordance with the terms of the Indenture (including the covenant described under "—Certain Covenants—Limitation on Asset Sales"), following which such Subsidiary Guarantor is no longer a Restricted Subsidiary;

  •
  upon the merger or consolidation of a Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person of such merger or consolidation; or

  •
  upon legal defeasance of the Company's and all Subsidiary Guarantors' obligations under the Indenture or satisfaction and discharge of the Indenture, in each case, in accordance with the provisions of the Indenture.

Subordination

  General

        The Notes will be unsecured senior subordinated indebtedness of the Company. The Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations on all existing and future Senior Debt of the Company, including all Obligations in respect of Debt under the Credit Agreement, will rank equally in right of payment with all existing and future Senior Subordinated Debt and will be senior in right of payment to all future Subordinated Debt. The Notes will be structurally subordinated to all obligations of the Company's subsidiaries, including the claims of trade creditors. However, to the extent that holders are able to exercise their rights and remedies under the Note Guarantees, the holders should effectively be in the same position with respect to Debt of the Subsidiary Guarantors that they would have been in had the Notes ranked equally with all Guarantor Senior Subordinated Debt and senior to Guarantor Subordinated Debt.

        The Debt evidenced by each Note Guarantee will be unsecured senior subordinated indebtedness of the applicable Subsidiary Guarantor, and will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Obligations on all existing and future Senior Debt of the applicable Subsidiary Guarantor, including the guarantees of all Obligations in respect of Debt under the Credit Agreement, will rank equally in right of payment with all future Guarantor Senior Subordinated Debt and will be senior in right of payment to all future Guarantor Subordinated Debt. The Debt evidenced by the Note Guarantees will be structurally subordinated to all obligations of the Subsidiary Guarantors' subsidiaries, which include all of the Company's operating companies, including the claims of trade creditors.

        As of June 30, 2004, after giving pro forma effect to the Transactions:

  •
  the Company and its Restricted Subsidiaries would have had $681.9 million of consolidated total indebtedness (excluding the senior subordinated notes represented by IDSs that will be held in a Company controlled trust, which IDSs are subject to certain vesting requirements and are not considered outstanding under generally accepted accounting principles), including $400.0 million of Senior Debt under the Credit Agreement; and

  •
  the Company's Non-Guarantor Restricted Subsidiaries would have had no debt outstanding (other than claims of trade creditors).

        Although the Indenture will contain limitations on the amount of additional indebtedness that the Company and the Restricted Subsidiaries may Incur, these limitations are subject to important exceptions and qualifications, and the amount of such additional indebtedness could be substantial. See "—Certain Covenants—Limitation on Debt" below.

  Subordination of the Notes

        The Notes are obligations exclusively of the Company. Since all the operations of the Company are conducted through Subsidiaries, the Company's ability to service its debt, including the Notes, is dependent upon the earnings of its Subsidiaries and the distribution of those earnings, or upon loans or other payments of funds, by those Subsidiaries to the Company. The ability of Subsidiaries of the Company to make such payments or advances to the Company may be limited by the laws of the relevant states in which such Subsidiaries are organized or located, including, in some instances, by minimum capitalization requirements imposed by state regulatory bodies that oversee the telecommunications industry in such states. In certain circumstances, the prior or subsequent approval of such payments or advances by such Subsidiaries to the Company is required from such regulatory bodies or other governmental entities.

        Under the subordination provisions of the Indenture with respect to the Notes, the Company may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes, or acquire any Notes for cash or property or otherwise (collectively, "pay the Notes"), if:

  •
  a default in the payment of the principal of, premium, if any, or interest on any Senior Debt of the Company shall have occurred and be continuing beyond any applicable grace period; or

  •
  any other default on Senior Debt of the Company occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full in cash.

        During the continuance of any default (other than a default described in the preceding paragraph) with respect to any Designated Senior Debt which permits the holders thereof to accelerate its maturity, the Company may not pay the Notes for a period (a "Note Payment Blockage Period") commencing upon the receipt by the Company (with a copy to the Trustee) of written notice (a "Note Blockage Notice") of such default from the Representative of such Designated Senior Debt specifying an election to effect a Note Payment Blockage Period and ending on the earliest to occur of the following events:

  •
  179 days shall have elapsed since the receipt of such Note Blockage Notice;

  •
  such Note Payment Blockage Period is terminated by written notice to the Company (with a copy to the Trustee) from the Person or Persons who gave such Note Blockage Notice;

  •
  the repayment in full in cash of such Designated Senior Debt; or

  •
  the default giving rise to such Note Blockage Notice is no longer continuing (so long as no other default exists).

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the preceding paragraph and in the fourth succeeding paragraph), unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt, the Company may pay the Notes after the end of such Note Payment Blockage Period. In no event may the total number of days during which any Note Payment Blockage Period is in effect:

  •
  extend beyond 179 days from the date of receipt by the Trustee of the relevant Note Blockage Notice; and

  •
  exceed 179 days during any 360 consecutive day period.

        For purposes of this provision, no non-payment default or non-payment event of default that existed or was continuing on the date of the commencement of any Note Payment Blockage Period with respect to the Designated Senior Debt initiating such Note Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Note Payment Blockage Period by the Representative of such Designated Senior Debt, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Note Blockage Notice, that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

        "Designated Senior Debt" means:

  •
  any Senior Debt of the Company under the Credit Agreement; and

  •
  after payment in full of all obligations under the Credit Agreement, any other Senior Debt of the Company, the principal amount of which is $25 million or more and that has been specifically designated by the Company as "Designated Senior Debt."

        During any period in which payments to you are blocked in the manner described above, any amounts received by you with respect to the Notes, including any amount you may receive in any legal action to enforce your right to receive payments under the Notes, would be required to be turned over to the holders of Senior Debt of the Company.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Debt of the Company will be entitled to receive payment in full in cash of all Obligations in respect of Senior Debt of the Company before the holders of Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations, on or relating to, the Notes, and until all Obligations in respect of Senior Debt of the Company are paid in full in cash, any payment or distribution to which the holders of Notes would be entitled but for the subordination provisions of the Notes will be made to holders of such Senior Debt of the Company as their interests may appear (except that holders of Notes may receive and retain Permitted Junior Securities, and holders of Notes may receive and retain payments made from the trust described under "—Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes in accordance with the requirements described under "Defeasance" and without violating the subordination provisions in the Notes). If a payment or distribution is made to the holders or the Trustee for the benefit of the holders, that due to the subordination provisions of the Notes should not have been made to them, the holders or the Trustee, as applicable, will be required to hold it in trust for the holders of Senior Debt of the Company and pay it over to them as their interests may appear.

        The Company must promptly notify the holders of Designated Senior Debt or the Representative of such holders if payment of the Notes is accelerated because of an Event of Default; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described herein.

        By reason of the subordination provisions contained in the Notes, in the event of insolvency, creditors of the Company who are holders of Senior Debt of the Company (secured or unsecured) may recover more, ratably, than the holders of Notes.

  Subordination of the Note Guarantees

        Under the subordination provisions of the Indenture with respect to the Note Guarantees, no Subsidiary Guarantor may make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes or its Note Guarantee, or acquire any Notes for cash or property or otherwise (collectively, "pay the Note Guarantees"), if:

  •
  a default in the payment of the principal of, premium, if any, or interest on any Senior Debt of such Subsidiary Guarantor shall have occurred and be continuing beyond any applicable grace period; or

  •
  any other default on Senior Debt of such Subsidiary Guarantor occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full in cash.

        During the continuance of any default (other than a default described in the preceding sentence) with respect to any Designated Guarantor Senior Debt which permits the holders thereof to accelerate its maturity, no Subsidiary Guarantor may pay the Notes for a period (a "Guarantee Payment Blockage Period") commencing upon the receipt by such Subsidiary Guarantor (with a copy to the Trustee) of written notice (a "Guarantee Blockage Notice") of such default from the Representative of such Designated Guarantor Senior Debt specifying an election to effect a Guarantee Payment Blockage Period and ending on the earliest to occur of the following events:

  •
  179 days shall have elapsed since the receipt of such Guarantee Blockage Notice;

  •
  such Guarantee Payment Blockage Period is terminated by written notice to the applicable Subsidiary Guarantor (with a copy to the Trustee) from the Person or Persons who gave such Guarantee Blockage Notice;

  •
  the repayment in full in cash of such Designated Guarantor Senior Debt; or

  •
  the default giving rise to such Guarantee Blockage Notice is no longer continuing (so long as no other default exists).

Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the preceding paragraph and in the fourth succeeding paragraph), unless the holders of such Designated Guarantor Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Guarantor Senior Debt, the Subsidiary Guarantor may pay the Note Guarantees after the end of such Guarantee Payment Blockage Period. In no event may the total number of days during which any Guarantee Payment Blockage Period is in effect:

  •
  extend beyond 179 days from the date of receipt by the Trustee of the relevant Guarantee Blockage Notice; and

  •
  exceed 179 days during any 360 consecutive day period.

        For purposes of this provision, no non-payment default or non-payment event of default that existed or was continuing on the date of the commencement of any Guarantee Payment Blockage Period with respect to the Designated Guarantor Senior Debt initiating such Guarantee Payment

Blockage Period shall be, or be made, the basis of the commencement of a subsequent Guarantee Payment Blockage Period by the Representative of such Designated Guarantor Senior Debt, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of delivery of such initial Guarantee Blockage Notice, that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

        "Designated Guarantor Senior Debt" means, with respect to a Subsidiary Guarantor:

  •
  any Senior Debt of such Subsidiary Guarantor under the Credit Agreement; and

  •
  after payment in full of all obligations under the Credit Agreement, any other Senior Debt of such Subsidiary Guarantor, the principal amount of which is $25 million or more and that has been specifically designated by the Company as "Designated Guarantor Senior Debt."

        During any period in which payments to you are blocked in the manner described above, any amounts received by you with respect to the Note Guarantees, including any amount you may receive in any legal action to enforce such Note Guarantees, would be required to be turned over to the holders of Senior Debt of the Subsidiary Guarantors.

        Upon any payment or distribution of the assets of any Subsidiary Guarantor upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Subsidiary Guarantor or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Subsidiary Guarantor or its property, the holders of Senior Debt of such Subsidiary Guarantor will be entitled to receive payment in full in cash of all Obligations in respect of Senior Debt of such Subsidiary Guarantor before the holders of Notes are entitled to receive any payment or distribution of any kind or character with respect to any Obligations, on or relating to, any Note Guarantee, and until all Obligations in respect of Senior Debt of such Subsidiary Guarantor are paid in full in cash, any payment or distribution to which the holders of Notes would be entitled but for the subordination provisions of the Note Guarantees will be made to holders of such Senior Debt of such Subsidiary Guarantor as their interests may appear (except that holders of Notes may receive and retain Permitted Junior Securities, and holders of Notes may receive and retain payments made from the trust described under "—Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the Notes in accordance with the requirements described under "Defeasance" and without violating the subordination provisions in the Note Guarantees). If a payment or distribution is made to the holders or the Trustee for the benefit of the holders, that due to the subordination provisions of the Note Guarantees should not have been made to them, the holders or the Trustee, as applicable, will be required to hold it in trust for the holders of Senior Debt of the Subsidiary Guarantors and pay it over to them as their interests may appear.

        By reason of the subordination provisions contained in the Note Guarantees, in the event of insolvency, creditors of the Subsidiary Guarantors who are holders of Senior Debt of the Subsidiary Guarantors may recover more, ratably, than the holders of Notes.

Repurchase at the Option of Holders upon a Change of Control

        Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon) to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, the Company shall cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and send, by first-class mail, with a copy to the Trustee, to each holder of Notes, at such holder's address appearing in the Security Register, a notice stating:

  •
  that a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders upon a Change of Control" and that all Notes timely tendered will be accepted for payment;

  •
  the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

  •
  the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

  •
  the procedures that holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

        In order for a holder of IDSs to exercise its right to require the Company to repurchase its Notes, such holder must voluntarily separate its IDSs representing such Notes.

        Prior to the mailing of the notice of the Change of Control Offer, but in any event within 30 days following any Change of Control, the Company shall (i) repay in full all Obligations, and terminate all commitments, under the Credit Agreement upon a Change of Control or offer to repay in full all Obligations, and terminate all commitments, under the Credit Agreement and repay the Obligations owed to (and terminate the commitments of) each lender that has accepted such offer; or (ii) obtain the requisite consents under the Credit Agreement to permit the repurchase of the Notes as provided above.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

        The Change of Control repurchase feature is a result of negotiations between the Company and the underwriters. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. There is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all the assets of the Company may be uncertain.

        The Credit Agreement prohibits the Company from voluntarily purchasing any Notes prior to their stated maturity. The Credit Agreement provides that the occurrence of any of the events that would constitute a Change of Control would constitute a change of control under the Credit Agreement, which would result in all debt thereunder becoming due and payable. Other future debt of the Company may contain prohibitions of any events which would constitute a Change of Control or require such debt to be repurchased upon a Change of Control. The exercise by holders of Notes of their right to require the Company to repurchase such Notes following a Change of Control could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Furthermore, the Company's ability to pay cash to holders of Notes upon a repurchase following a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Notes in connection with a Change of Control would result in a default under the Indenture which would, in turn, constitute a default under existing (and may constitute a default under future) debt of the Company. The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of at least a majority in principal amount of the Notes. See "—Amendments and Waivers."

Certain Covenants

        Limitation on Debt.    (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt; provided, however, that the Company may Incur Debt if on the date of Incurrence, after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, (x) the Leverage Ratio would not exceed 6.25 to 1.0 and (y) the Senior Leverage Ratio would not exceed 4.0 to 1.0.

        (b)   Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may
Incur the following Debt:

  (i)
  Debt of the Company evidenced by the Notes issued on the Issue Date and Debt of any Subsidiary Guarantor evidenced by any Note Guarantee;

  (ii)
  Debt of the Company under any Credit Facility; provided that the aggregate principal amount of all such Debt under all Credit Facilities at any one time outstanding pursuant to this clause (ii) shall not exceed $550.0 million, which amount shall be permanently reduced by the aggregate amount of Net Available Cash used to Repay Debt under any Credit Facility since the Issue Date pursuant to the covenant described under "—Limitation on Asset Sales";

  (iii)
  Debt of the Company or a Restricted Subsidiary in respect of Capital Lease Obligations, Purchase Money Debt and mortgage financings; provided that (A) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased and (B) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (iii) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (iii)) shall not exceed $30.0 million;

  (iv)
  (A) Debt of the Company owing to and held by any Restricted Subsidiary as long as any such Debt is expressly subordinated in right of payment to the Notes and (B) Debt of any Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary as long as any such Debt is made pursuant to a written instrument; provided that any subsequent issue or transfer of Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the Company or such Restricted Subsidiary, as the case may be;

  (v)
  Debt under Interest Rate Agreements entered into by the Company for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company and not for speculative purposes;

  (vi)
  Debt of the Company or any Restricted Subsidiary in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, completion or performance guarantees or standby letters of credit issued for the purpose of supporting such obligations and bank overdrafts (and letters of credit in respect thereof), in each case issued, or relating to liabilities incurred, in the ordinary course of business;

  (vii)
  Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date not otherwise described in clauses (i) through (vi) above;

  (viii)
  (A) Debt of the Company and the Subsidiary Guarantors in an aggregate principal amount outstanding at any one time not to exceed $10.0 million and (B) Debt of the Non-Guarantor Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed $10.0 million;

  (ix)
  (A) without limiting the covenant described under "—Limitation on Guarantees by Restricted Subsidiaries," Guarantees by any Subsidiary Guarantor of Senior Debt or Senior Subordinated Debt of the Company Incurred in compliance with paragraph (a) or (b) of this covenant, (B) without limiting the covenant described under "—Limitation on Liens," Debt of any Subsidiary Guarantor arising by reason of any Lien granted by or applicable to such Subsidiary Guarantor securing Senior Debt or Senior Subordinated Debt of the Company Incurred in compliance with paragraph (a) or (b) of this covenant, and (C) Debt of any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Restricted Subsidiary securing Senior Debt of the Company Incurred in compliance with paragraph (a) or (b) of this covenant;

  (x)
  (A) Debt of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or another Restricted Subsidiary and (B) Debt of a Person assumed by a Restricted Subsidiary in connection with the acquisition of assets from such Person if at the time such assets were owned by such other Person such Debt was either secured by such assets or Incurred in connection with the acquisition or improvement of such assets by such other Person (in each case, other than Debt Incurred as consideration in, in connection with or in anticipation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or another Restricted Subsidiary or such assets were acquired by a Restricted Subsidiary); provided that (1) at the time such Restricted Subsidiary was acquired by the Company or another Restricted Subsidiary or such assets were acquired by a Restricted Subsidiary, as applicable, the Company could Incur at least $1.00 of additional Debt pursuant to paragraph (a) of this covenant after giving effect to the Incurrence of such Debt pursuant to this clause (x) and (2) the aggregate principal amount of all Debt of Non-Guarantor Restricted Subsidiaries Incurred and then outstanding pursuant to this clause (x) shall not exceed $                                           million;

  (xi)
  Debt of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of earn-outs or other purchase price adjustments Incurred in connection with the acquisition or disposition of any business, assets or Person;

  (xii)
  Permitted Refinancing Debt of the Company Incurred in respect of Debt Incurred pursuant to paragraph (a) of this covenant and clauses (i), (iii) and (vii) above, and Permitted Refinancing Debt of any Restricted Subsidiary Incurred in respect of Debt of such Restricted Subsidiary Incurred pursuant to clauses (iii) and (x) above; and

  (xiii)
  Debt of the Company evidenced by Additional Notes represented by IDSs to be issued in exchange for Class B Common Stock issued on the Issue Date; provided that at the time of such exchange (A) no Event of Default has occurred and is continuing at the time of the issuance of such Additional Notes and (B) the ratio of the aggregate principal amount of such Additional Notes to the number of such additional shares of Class A Common Stock shall be equal to the equivalent ratio with respect to the Notes and Class A Common Stock represented by the IDSs outstanding prior to such issuance; provided further that no such issuance of Additional Notes in connection with such an exchange may be made during any interest deferral period with respect to the Notes or, after the end of any such interest deferral period, so long as any deferred interest and accrued interest thereon has not been paid in full.

        Notwithstanding anything to the contrary contained in this covenant, the Company shall not permit any Non-Guarantor Restricted Subsidiary to Incur any Debt (other than any Permitted Lien pursuant to paragraph (j) of the definition of "Permitted Liens") pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Company.

        For purposes of determining compliance with the foregoing covenant, if an item of Debt meets the criteria of more than one of the categories described in clauses (i) through (xii) of paragraph (b) of this covenant, the Company shall, in its sole discretion, classify (or from time to time may reclassify) such item of Debt in any manner that complies with this covenant and such item of Debt shall be treated as having been incurred pursuant to only one of such categories.

        Limitation on Layering.    The Company shall not Incur any Debt that is expressly subordinated in right of payment to any Senior Debt of the Company unless such Debt so Incurred ranks pari passu in right of payment with, or is expressly subordinated in right of payment to, the Notes. No Subsidiary Guarantor shall Incur any Debt that is expressly subordinated in right of payment to any Senior Debt of such Subsidiary Guarantor unless such Debt so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor's Note Guarantee, or is expressly subordinated in right of payment to such Subsidiary Guarantor's Note Guarantee. Unsecured Debt is not deemed to be subordinated or junior to secured Debt merely because it is unsecured, and Debt that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Debt that is so guaranteed merely because it is not so guaranteed.

        Limitation on Restricted Payments.    The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

  (a)
  a Default or Event of Default shall have occurred and be continuing or would result therefrom,

  (b)
  (i) a Dividend Suspension Period is in effect, (ii) an interest deferral period with respect to the Notes is in effect or (iii) there is deferred and unpaid interest on the Notes; and

  (c)
  the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (excluding Restricted Payments permitted by clauses (b), (c), (f), (g), (h) and (i) of the next succeeding paragraph) would exceed an amount equal to the sum of:

  (i)
  100% of the Excess Cash of the Company for the period (taken as one accounting period) from January 1, 2005 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

  (ii)
  Capital Stock Sale Proceeds;

  (iii)
  the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company (excluding (x) any such Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of its employees and (y) the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange);

  (iv)
  an amount in cash (including net cash proceeds from Property (other than cash) that is converted into cash) equal to the net reduction in Investments in any Person (other than the Company or a Restricted Subsidiary) resulting from dividends, principal payments, interest payments or other distributions or transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person;

  (v)
  100% of the aggregate net cash proceeds (including net cash proceeds from Property (other than cash) that is converted into cash) received from (A) the sale or disposition of all or any portion of any Investment constituting a Restricted Payment (other than to the Company or any of its Subsidiaries) and from repurchases and redemptions of any Investment constituting a Restricted Payment from the Company or any Restricted Subsidiary by any Person (other than the Company or any of its Subsidiaries), (B) the sale (other than to the Company or any of its Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary or (C) a distribution or dividend from an Unrestricted Subsidiary; and

  (vi)
  $10.0 million.

        Notwithstanding the foregoing limitation, the Company may:

  (a)
  pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Indenture; provided that at the time of such payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

  (b)
  purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of its employees);

  (c)
  purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt Incurred after the Issue Date (i) in exchange for, or out of the proceeds of the substantially concurrent sale of, (x) Permitted Refinancing Debt or (y) Debt of the Company Incurred in compliance with paragraph (a) of the covenant described under "—Limitation on Debt", or (ii) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Repurchase at the Option of Holders upon a Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby prior to purchasing or repaying such Subordinated Debt;

  (d)
  repurchase shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided that (i) the aggregate amount of such repurchases shall not exceed $2.0 million in any fiscal year and (ii) at the time of any such repurchase, no Default or Event of Default shall have occurred and be continuing (or result therefrom);

  (e)
  make cash payments to holders of Capital Stock of the Company in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

  (f)
  so long as no Default or Event of Default shall have occurred and be continuing (or result therefrom), the declaration and payment of dividends in the form of additional shares of the same class to holders of any class of Disqualified Stock of the Company or any class of Preferred Stock of any Restricted Subsidiary, in each case which was Incurred in accordance with the covenant described under "—Limitation on Debt";

  (g)
  exchange any shares of Class B Common Stock issued on the Issue Date for IDSs or, following the automatic separation of the IDSs, Class A Common Stock and Notes (or, if no Notes are outstanding at the time of any such exchange, Class A Common Stock and/or cash based on the value of the Notes that would otherwise have been received upon such exchange);

  (h)
  consummate the Transactions; and

  (i)
  subject to the conditions set forth in clauses (a) and (b) of the first paragraph of this covenant, the First Two Dividend Payments.

        Limitation on Liens.    The Company shall not, and shall not permit or cause any Restricted Subsidiary, directly or indirectly, to Incur or permit to exist, any Lien (other than any Permitted Lien) upon any of its Property (including Capital Stock of any other Person), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, which Lien secures any Debt of the Company or any Subsidiary Guarantor that is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Notes or such Subsidiary Guarantor's Note Guarantee, as the case may be (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the indebtedness due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's Property, any Note Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Debt or Guarantor Subordinated Debt) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon:

  (a)
  the release and discharge of the Initial Lien to which it relates; or

  (b)
  any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in any Restricted Subsidiary creating such Initial Lien.

        Limitation on Guarantees by Restricted Subsidiaries.    The Company shall not permit or cause any Restricted Subsidiary (other than any Restricted Subsidiary that is a Subsidiary Guarantor at such time), directly or indirectly, to Guarantee any Debt of the Company or any Subsidiary Guarantor ("Other Debt"), unless contemporaneously therewith such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment by such Restricted Subsidiary (as primary obligor and not merely as surety) of all obligations of the Company under the Indenture and the Notes, whereupon such Restricted Subsidiary shall become a Subsidiary Guarantor for all purposes of the Indenture; provided that this requirement shall not apply in the case of any Lien granted by or applicable to such Restricted Subsidiary Incurred pursuant to clause (ix)(C)

of paragraph (b) of the covenant described under "—Limitation on Debt." If such Other Debt is Senior Debt of the Company, the Note Guarantee of such Restricted Subsidiary shall be subordinated to such Restricted Subsidiary's Guarantee of such Other Debt to the same extent as the relevant Note Guarantee is subordinated to such Other Debt under the Indenture. If such Other Debt is Senior Subordinated Debt or Guarantor Senior Subordinated Debt, as the case may be, the Note Guarantee of such Restricted Subsidiary shall rank pari passu in right of payment with such Restricted Subsidiary's Guarantee of such Other Debt. If such Other Debt is Subordinated Debt or Guarantor Subordinated Debt, the Note Guarantee of such Restricted Subsidiary shall rank senior in right of payment to such Restricted Subsidiary's Guarantee of such Other Debt (which Guarantee of such Other Debt shall provide by its terms that such Guarantee is expressly subordinated in right of payment to the Note Guarantee of such Restricted Subsidiary).

        Limitation on Asset Sales.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

  (a)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale;

  (b)
  at least 75% of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale (except for a Permitted Asset Swap) is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and

  (c)
  the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

        The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent that the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Debt of the Company):

  (a)
  to Repay Senior Debt of the Company (excluding any Debt owed to an Affiliate of the Company); or

  (b)
  subject to the covenant described under "—Limitation on Restricted Payments," to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary).

Pending such application, and subject in all respects to the procedures set forth below, the Company may, to the extent such use would not constitute a Repayment, use such Net Available Cash to temporarily reduce Debt.

        Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of such Net Available Cash or that is not (to the extent not used to temporarily reduce Debt without reducing related loan commitments) segregated from the general funds of the Company for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 360-day period and that shall not have been completed or abandoned shall constitute "Excess Proceeds"; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute "Excess Proceeds" at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable.

        When the aggregate amount of Excess Proceeds exceeds $20.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the Notes which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest (including any deferred interest and accrued interest thereon) to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Notes have been given the opportunity to tender their Notes for purchase in accordance with the Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture and the amount of Excess Proceeds will be reset to zero. The term "Allocable Excess Proceeds" will mean the product of:

  (a)
  the Excess Proceeds; and

  (b)
  a fraction, the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the denominator of which is the sum of (x) the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and (y) the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase such Debt at substantially the same time as the Prepayment Offer.

        Within five Business Days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Notes, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed. In order for a holder of IDSs to exercise its right to require the Company to repurchase its Notes, such holder must voluntarily separate its IDSs representing such Notes.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to create or otherwise cause or permit to exist any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary;

  (b)
  make any loans or advances to the Company or any other Restricted Subsidiary; or

  (c)
  transfer any of its Property to the Company or any other Restricted Subsidiary.

        The limitations described in the clauses (a), (b) and (c) of the preceding paragraph will not apply to restrictions: (A) arising under the Credit Agreement or under other agreements of the Company or any Restricted Subsidiary as in effect on the Issue Date; (B) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or another Restricted Subsidiary; (C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (A) or (B) of this paragraph or in clause (A) or (B) of the next paragraph; provided such restriction is no more restrictive than those under the agreement evidencing the Debt so Refinanced; (D) any restriction under applicable law, rule or regulation or required by any governmental body or regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or (E) pursuant to customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business.

        The limitations described in clause (c) of the first paragraph above will not apply to restrictions: (A) relating to Senior Debt of the Company or any Restricted Subsidiary that is permitted to be Incurred and secured without also securing the Notes pursuant to the covenants described under "—Limitation on Debt" and "—Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt; (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition; (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder; or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

        Limitation on Transactions with Affiliates.    The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless:

  (a)
  the terms of such Affiliate Transaction are (i) set forth in writing, (ii) in the best interest of the Company or such Restricted Subsidiary, as the case may be, and (iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company;

  (b)
  if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction, and in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee; and

  (c)
  if such Affiliate Transaction involves aggregate payments or value in excess of $20.0 million, the Company obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

        Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

  (a)
  any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries; provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

  (b)
  any Restricted Payment permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments" or any Permitted Investment;

  (c)
  the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as such payments are pursuant to a policy (i) established by the Board of Directors in good faith and (ii) evidenced by a resolution of the Board of Directors that establishes standards to ensure that the terms and amount of such compensation are fair consideration for the services to be performed;

  (d)
  loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

  (e)
  maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

  (f)
  any sale or issuance of Capital Stock (other than Disqualified Stock) of the Company;

  (g)
  the payment of customary legal fees and expenses to Paul, Hastings, Janofsky & Walker LLP; or

  (h)
  the Transactions.

        Limitation on Sale and Leaseback Transactions.    The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

  (a)
  the Company or such Restricted Subsidiary would be entitled to (i) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under "—Limitation on Debt" and (ii) create a Lien on such Property securing such Attributable Debt without also securing the Notes pursuant to the covenant described under "—Limitation on Liens"; and

  (b)
  such Sale and Leaseback Transaction is effected in compliance with the covenant described under "—Limitation on Asset Sales."

        Designation of Restricted and Unrestricted Subsidiaries.    The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

  (a)
  the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary;

  (b)
  the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary; and

  (c)
  either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company.

        Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "—Limitation on Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

        Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

        Limitation on Company's Business.    The Company shall not, and shall not permit any Restricted Subsidiary, to, directly or indirectly, engage in any business other than the Communications Business.

        Combination of Notes and Class A Common Stock.    As long as Notes are outstanding, any holder of Notes that do not constitute part of an IDS and shares of Class A Common Stock that do not constitute part of an IDS may, at any time, combine such Notes and shares of Class A Common Stock (in the same proportion as the Notes and Class A Common Stock represented by the IDSs outstanding at the time of such combination) to form IDSs, unless all IDSs have been previously automatically separated as a result of the redemption or maturity of the Notes or otherwise.

Merger, Consolidation and Sale of Property

        The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger or consolidation of a Restricted Subsidiary with and into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless:

  (a)
  the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

  (b)
  the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company;

  (c)
  in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

  (d)
  immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

  (e)
  immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person would be able to Incur at least $1.00 of additional Debt pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Debt";

  (f)
  immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Surviving Person shall have a consolidated net worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction or series of transactions;

  (g)
  each Subsidiary Guarantor, unless they are the other party to the transactions described above, shall have by supplemental indenture or other instrument or document reasonably satisfactory to the Trustee confirmed that its Note Guarantee shall apply to the Surviving Person's obligations under the Indenture and the Notes; and

  (h)
  the Company shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, comply with the Indenture.

        The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from its obligations under the Indenture and the Notes (except the predecessor company shall be so released in the case of the sale, transfer, assignment, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).

        No Subsidiary Guarantor may, and the Company shall not permit any Subsidiary Guarantor to, merge, consolidate or amalgamate with or into any other Person (other than a merger or consolidation of such Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of related transactions to another Person (other than to the Company or another Subsidiary Guarantor) unless:

  (a)
  such Subsidiary Guarantor shall be the surviving Person (the "Surviving Subsidiary") or the Surviving Subsidiary (if other than such Subsidiary Guarantor) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

  (b)
  the Surviving Subsidiary (if other than such Subsidiary Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Subsidiary, all the obligations of such Subsidiary Guarantor under the Indenture, the Notes and its Note Guarantee;

  (c)
  immediately before and after giving effect to such transaction or series of transactions (and treating any Debt that becomes, or is anticipated to become, an obligation of the Company, the Surviving Subsidiary or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by such Person at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

  (d)
  the Company shall have delivered or caused to be delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and such supplemental indenture, if any, comply with the Indenture.

        The provisions of the covenant described under "—Certain Covenants—Limitation on Asset Sales," and not the provisions described in the preceding paragraph, will apply in the case of either (a) the sale or other disposition (including by merger or otherwise) of a Subsidiary Guarantor or (b) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Certain Covenants—Limitation on Assets Sales" in respect of such sale or disposition.

        The Surviving Subsidiary shall succeed to, and be substituted for, and may exercise every right and power of, such Subsidiary Guarantor under the Indenture, the Notes and the applicable Note Guarantee, but the predecessor company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from its obligations under the Indenture, the Notes or the applicable Note Guarantee (except the predecessor company shall be so released in the case of the sale, transfer, assignment, conveyance or other disposition, but not the lease, of the assets as an entirety or virtually as an entirety).

SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, furnish to the Trustee, and furnish to the holders of Notes or cause the Trustee to furnish to the holders of the Notes, such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

Events of Default

        Events of Default in respect of the Notes as set forth in the Indenture include:

  (a)
  failure to make the payment of any interest on the Notes or interest on any deferred interest when the same becomes due and payable, and such failure continues for a period of 30 days, whether or not such payment is prohibited by the subordination provisions of the Indenture; provided that deferral of interest payments in accordance with the Indenture shall not constitute a Default;

  (b)
  failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise, whether or not such payment is prohibited by the subordination provisions of the Indenture;

  (c)
  failure to pay any deferred interest or any accrued interest on any deferred interest at the end of any Initial Interest Deferral Period or any Subsequent Interest Deferral Period, whether or not such payment is prohibited by the subordination provisions of the Indenture;

  (d)
  failure to comply with the covenant described under "—Merger, Consolidation and Sale of Property";

  (e)
  failure to comply with the covenant described under "—Repurchase at the Option of Holders upon a Change of Control" and such failure continues for 30 days after written notice is given to the Company as provided below (other than a failure to purchase Notes);

  (f)
  failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b) (c), (d) or (e)) and such failure continues for 30 days after written notice is given to the Company as provided below;

  (g)
  a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the final stated maturity of such Debt (which acceleration is not rescinded, annulled or otherwise cured within 10 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration), or failure to pay any such Debt within any applicable grace period after its final stated maturity, in an aggregate amount greater than $10.0 million or its foreign currency equivalent at the time (the "cross acceleration provisions");

  (h)
  any judgment or judgments for the payment of money in an aggregate amount in excess of $10.0 million (or its foreign currency equivalent at the time) shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions");

  (i)
  failure of any Note Guarantee to be in full force and effect (except as contemplated by the terms of the Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor of its obligations under the Indenture or its Note Guarantee if such Default continues for 5 days;

  (j)
  certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions"); and

  (k)
  the Company pays any dividend or makes any distribution on the shares of the Company's Common Stock or effects a pro rata purchase, repurchase, redemption, acquisition or retirement of the Company's Common Stock (a) during any interest deferral period with respect to the Notes, (b) if any deferred interest and accrued interest on the Notes has not been paid in full, (c) during the continuance of an Event of Default or (d) during the continuance of any Dividend Suspension Period.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        A Default under clause (e) or (f) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

        The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any Event of Default and any event that with the giving of notice or the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in the holders' interest, except notice with respect to a Default or Event of Default relating to (i) the payment of principal of, or interest or premium, if any, on, the Notes or (ii) an Event of Default under clause (k) of the first paragraph under "—Events of Default."

        If an Event of Default (other than an Event of Default specified in clause (j) above with respect to the Company) shall occur and be continuing, the Trustee or the holders of at least 25% in aggregate principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company, the Trustee and the Representative under the Credit Agreement (if there are amounts outstanding under the Credit Agreement), specifying the applicable Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same: (a) shall become immediately due and payable; or (b) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five Business Days after the date of the delivery of such Acceleration Notice, but only if such Event of Default is then continuing.

        In case an Event of Default resulting from the bankruptcy provisions with respect to the Company shall occur, the principal of and accrued interest on all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Notes.

        After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders shall have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Subject to such provisions for the indemnification of the Trustee, the holders of at least a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

        No holder of Notes will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing Event of Default, (ii) the registered holders of at least 25% (or in respect of a remedy (other than acceleration) for an Event of Default under clause (k) of the first paragraph under "—Events of Default," at least 10%) in aggregate principal amount of the Notes then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (iii) except with respect to a remedy (other than acceleration) for an Event of Default under clause (k) of the first paragraph under "—Events of Default," the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest, certain covenants and provisions of the Indenture that cannot be amended without the consent of each holder of an outstanding Note affected or a default described under clause (k) under "—Events of Default") with the consent of the registered holders of at least a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected, no amendment or waiver may, among other things:

  (a)
  reduce the amount of Notes whose holders must consent to an amendment or waiver;

  (b)
  reduce the rate of or extend the time for payment of interest on any Note or amend the Company's right to defer interest on the Notes in a manner adverse to the holders of the Notes;

  (c)
  reduce the principal of or extend the Stated Maturity of any Note;

  (d)
  make any Note payable in money other than that stated in the Note;

  (e)
  impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (f)
  release any security interest that may have been granted in favor of the holders of the Notes, other than as permitted by the Indenture;

  (g)
  reduce the premium payable upon the redemption of any Note nor change the time at which any Note may be redeemed, as described under "—Optional Redemption";

  (h)
  reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

  (i)
  at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto;

  (j)
  make any change to the ranking or subordination provisions of the Indenture that would adversely affect any holder;

  (k)
  make any change in any Subsidiary Guarantee that would adversely affect any holder or, except in accordance with the Indenture, release any Subsidiary Guarantor from its obligations under its Note Guarantee;

  (l)
  make any change to the definition of "Dividend Suspension Period" to lower the applicable Dividend Suspension Threshold specified therein (except in connection with an offer to purchase all the Notes, in which case the consent of the registered holders of at least a majority in aggregate principal amount of the Notes will be sufficient); or

  (m)
  make any change that eliminates the prohibitions in the Indenture on paying dividends and making certain other Restricted Payments while interest on the Notes is being deferred, while any previously deferred interest on the Notes remains unpaid or during the continuance of any Dividend Suspension Period or Event of Default (except in connection with an offer to purchase all the Notes, in which case the consent of the registered holders of at least a majority in aggregate principal amount of the Notes will be sufficient).

        Without the consent of any holder of the Notes, the Company and the Trustee may amend the Indenture:

  (a)
  to cure any ambiguity, omission, defect or inconsistency;

  (b)
  to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

  (c)
  to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (d)
  to add Guarantees with respect to the Notes, including any Note Guarantees, or to release any Subsidiary Guarantor from its Note Guarantee as provided by the terms of the Indenture;

  (e)
  to secure the Notes;

  (f)
  to add to the covenants of the Company or any Restricted Subsidiary for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any Restricted Subsidiary;

  (g)
  to make any change that does not adversely affect the rights of any holder of the Notes;

  (h)
  to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act, as amended; or

  (i)
  to make changes to the Indenture to provide for the issuance of Additional Notes.

        Notwithstanding the foregoing, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Debt of the Company or any Subsidiary Guarantor then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to each registered holder of the Notes at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        The Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all outstanding Notes (other than lost, destroyed or stolen Notes which have been replaced) have been delivered to the Trustee for cancellation or (b) all outstanding Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption, and the Company has irrevocably deposited with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to the maturity date or redemption date, as the case may be; (ii) the Company has paid all other sums payable under the Indenture; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

        The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "—Repurchase at the Option of Holders upon a Change of Control" and "—Certain Covenants," the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions, described under "—Events of Default" above and the limitations contained in clauses (e) and (f) under the first paragraph of "—Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

        If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (f) (with respect to the covenants described under "—Certain Covenants"), (g), (h) or (j) (with respect only to Restricted Subsidiaries in the case of clause (j)) under "—Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph of "—Merger, Consolidation and Sale of Property" above.

        The legal defeasance option or the covenant defeasance option may be exercised only if:

  (a)
  the Company irrevocably deposits in trust with the Trustee money or U.S. Government Obligations for the payment of principal of and interest on the Notes to maturity or redemption, as the case may be;

  (b)
  the Company delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;

  (c)
  123 days pass after the deposit is made and during the 123-day period no Default described in clause (j) under "—Events of Default" occurs with respect to the Company which is continuing at the end of the period;

  (d)
  no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

  (e)
  such deposit does not constitute a default under any other agreement or instrument binding on the Company (including the Credit Agreement);

  (f)
  the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

  (g)
  in the case of the legal defeasance option, the Company delivers to the Trustee an Opinion of Counsel stating that (i) the Company has received from the Internal Revenue Service a ruling, or (ii) since the date of the Indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred;

  (h)
  in the case of the covenant defeasance option, the Company delivers to the Trustee an Opinion of Counsel to the effect that the holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

  (i)
  the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The Bank of New York is the Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

        "Additional Assets" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Communications Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Communications Business.

        "Additional Notes" means any Notes issued pursuant to the Indenture in addition to the Notes issued on the Issue Date.

        "Adjusted EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent deducted in computing Consolidated Net Income for such period:

  (i)
  the provision for taxes based on income or profits or utilized in computing net loss;

  (ii)
  Consolidated Interest Expense;

  (iii)
  depreciation;

  (iv)
  amortization of intangibles; and

  (v)
  any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period),

        minus (b) all non-cash items increasing Consolidated Net Income for such period.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Adjusted EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval of any governmental body or regulatory authority (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

        "Affiliate" of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenant described under "—Certain Covenants—Limitation on Transactions with Affiliates," "—Certain Covenants—Limitation on Asset Sales" and the definition of "Additional Assets" only, "Affiliate" shall also mean any beneficial owner of shares representing 10.0% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Sale" means any sale, lease, transfer, conveyance, issuance or other disposition (or series of related sales, leases, transfers, conveyances, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or (b) any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in the case of clauses (a) and (b) above:

  (i)
  any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

  (ii)
  any disposition effected in compliance with the covenant described under "—Merger, Consolidation and Sale of Property"; and

  (iii)
  for purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" only:

  (A)
  any disposition that constitutes a Restricted Payment permitted by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" or a Permitted Investment;

    (B)
    contemporaneous exchanges by the Company or any Restricted Subsidiary of Communications Assets for other Communications Assets in the ordinary course of business as long as the applicable Communications Assets received by the Company or such Restricted Subsidiary have at least substantially equal Fair Market Value to the Company or such Restricted Subsidiary (as evidenced by a resolution of the Board of Directors of the Company);

    (C)
    any disposition or series of related dispositions for an aggregate consideration not in excess of $1.0 million;

    (D)
    the grant of Liens not prohibited by the Indenture;

    (E)
    any disposition of obsolete, worn-out, uneconomical or surplus property or equipment in the ordinary course of business;

    (F)
    the sale or other disposition of cash or cash equivalents;

    (G)
    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; and

    (H)
    any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or controversy.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at any date of determination, (a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of "Capital Lease Obligation" and (b) in all other instances, the greater of (i) the Fair Market Value of the Property subject to such Sale and Leaseback Transaction and (ii) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

        "Average Life" means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

        "Business Day" means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law to close.

        "Capital Expenditures" means, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capital Lease Obligations Incurred by such Person.

        "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

        "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership or limited liability company interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Common Stock and Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

        "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of its employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Change of Control" means the occurrence of any of the following events:

  (a)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Equity Investors, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

  (b)
  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person, other than one or more of the Equity Investors, and any "person" (as defined in clause (a) above), other than one or more of the Equity Investors, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be;

  (c)
  during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company (together with any new members thereof whose election by the Board of Directors or whose nomination for election by holders of Capital Stock of the Company was approved by a vote of a majority of the members of the Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

  (d)
  the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        "Class A Common Stock" means the Company's Class A common stock, par value $0.01 per share.

        "Class B Common Stock" means the Company's Class B common stock, par value $0.01 per share.

        "Class C Common Stock" means the Company's Class C common stock, par value $0.01 per share.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Price Protection Agreement" means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

        "Common Stock" means the Company's Class A Common Stock, Class B Common Stock and Class C Common Stock.

        "Communications Assets" means any Property, including licenses and applications, bids and agreements to acquire licenses, or other authority to provide telecommunications services, previously granted, or to be granted, by the Federal Communications Commission, used or intended for use primarily in connection with a Communications Business.

        "Communications Business" means any business substantially all the revenues of which are derived from (a) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline, wireless, digital subscriber line or cable television facilities, (b) the sale or provision of phone cards, "800" services, voice mail, switching, enhanced communications services, telephone directory or telephone number information services or communications network intelligence or (c) any business ancillary or directly related to the businesses referred to in clause (a) or (b); provided that the determination of what constitutes a Communications Business shall be made in good faith by the Board of Directors.

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication:

  (a)
  interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations;

  (b)
  amortization of debt discount and debt issuance cost, including commitment fees;

  (c)
  capitalized interest;

  (d)
  non-cash interest expense;

  (e)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (f)
  net costs associated with Hedging Obligations (including amortization of fees);

  (g)
  Disqualified Stock Dividends;

  (h)
  Preferred Stock Dividends;

  (i)
  interest Incurred in connection with Investments in discontinued operations; and

  (j)
  interest in respect of Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

  (a)
  any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that, subject to the exclusion contained in clause (c) below, there shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below and excluding any such cash dividends or other distributions made by Financing Cooperatives that are reinvested in such Financing Cooperatives);

  (b)
  any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that, subject to the exclusion contained in clause (c) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution, plus the amount of income accrued during such period in excess of such distributed cash to the extent such excess income could be distributed on the date of determination (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause);

  (c)
  any gain or loss realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business; provided that in the event of such a sale or other disposition of all or a portion of the Capital Stock of a Financing Cooperative, any gain therefrom shall be included in Consolidated Net Income in an amount not to exceed the amount of dividends or other distributions from such Financing Cooperative previously excluded from Consolidated Net Income pursuant to the parenthetical in clause (a) above;

  (d)
  any extraordinary gain or loss;

  (e)
  the cumulative effect of a change in accounting principles; and

  (f)
  any non-cash compensation expense realized for grants of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary.

        "Consolidated Net Worth" means the total of the amounts shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (a) the par or stated value of all outstanding Capital Stock of the Company plus (b) paid-in capital or capital surplus relating to such Capital Stock plus (c) any retained earnings or earned surplus less (i) any accumulated deficit and (ii) any amounts attributable to Disqualified Stock.

        "Credit Agreement" means the credit agreement, dated as of                        , 2004, among the Company, the lenders party thereto in their capacities as lenders thereunder, and Deutsche Bank Trust Company Americas, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement), together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), entered into from time to time with banks or other institutions providing for revolving credit loans, term loans, letters of credit or other Debt, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the debt under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Debt" means, with respect to any Person on any date of determination (without duplication):

  (a)
  the principal of (i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

  (b)
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

  (c)
  all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (d)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

  (e)
  the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

  (f)
  all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (g)
  all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and

  (h)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        The amount of Debt of any Person at any date shall be the principal amount thereof or the accreted value thereof (in the case of Debt issued with original issue discount) or otherwise shall equal the amount thereof that would appear on a balance sheet of such Person prepared in accordance with GAAP. The amount of Debt represented by a Hedging Obligation shall be equal to (i) zero if such Hedging Obligation has been Incurred pursuant to clause (v) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt" or (ii) the notional amount of such Hedging Obligation if not Incurred pursuant to such clause.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Capital Expenditures" means the positive result, if any, of the amount of Capital Expenditures of the Company and its Restricted Subsidiaries for the relevant period minus the sum of (i) long-term Debt (other than under any revolving credit facility) Incurred to finance such Capital Expenditures, (ii) Net Available Cash of any Asset Sale (net of repayments of Debt therewith) applied pursuant to the covenant described under "—Certain Covenants—Limitation on Asset Sales" to finance such Capital Expenditures (except to the extent such Net Available Cash is included in Adjusted EBITDA) and (iii) insurance proceeds (net of repayments of Debt therewith) applied to finance such Capital Expenditures.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

        "Disqualified Stock Dividends" means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

        "Dividend Suspension Period" means any period in which the Interest Coverage Ratio of the Company for the last four fiscal quarters preceding the date on which such calculation is made for which consolidated financial statements of the Company are available is less than the following applicable threshold:

Period Ended On	Dividend Suspension Threshold
Issue Date through June 30, 2007	2.00 to 1.00
July 1, 2007 through June 30, 2008	2.05 to 1.00
July 1, 2008 and thereafter	2.10 to 1.00

        "Equity Investors" means Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P., Thomas H. Lee Equity Fund IV, LP and their respective Affiliates.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Excess Cash" means, with respect to the Company for any period, Adjusted EBITDA for such period, minus the sum of the following, each determined for such period on a consolidated basis:

  (a)
  Consolidated Interest Expense (excluding amortization of debt discount and debt issuance costs and other non-cash interest expense);

  (b)
  deferred interest expense resulting from interest deferred on the Notes, if any, not otherwise included in clause (a);

  (c)
  all cash taxes paid by the Company and its Restricted Subsidiaries, net of cash tax refunds and cash tax rebates received by the Company and its Restricted Subsidiaries;

  (d)
  Designated Capital Expenditures; and

  (e)
  the aggregate principal amount of any Debt repaid by the Company and its Restricted Subsidiaries (including Debt under any revolving credit facility to the extent that such repayment represents a permanent reduction of commitments under such revolving credit facility), except any such repayment (x) out of the Net Available Cash of any Asset Sale pursuant to the covenant described under "—Certain Covenants—Limitation on Asset Sales" (except to the extent such Net Available Cash is included in Adjusted EBITDA) and (y) out of the net proceeds of long-term Debt Incurred to refinance such Debt.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Notes" means the Company's 9 1/2% senior subordinated notes due 2008, floating rate notes due 2010, 12 1/2% senior subordinated notes due 2010 and 11 7/8% senior notes due 2010.

        "Fair Market Value" means, with respect to any Property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $5.0 million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $5.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction, delivered to the Trustee.

        "Fair Value" means, with respect to the assets of any Person as of any date of determination, the amount at which such assets would change hands between a willing buyer and willing seller, within a commercially reasonable period of time after such date, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

        "Financing Cooperative" means CoBank ACB and Rural Telephone Finance Cooperative.

        "First Two Dividend Payments" means the sum of all dividends to be paid on the Company's Common Stock at the initial annual levels set forth in this prospectus on December 15, 2004 and March 15, 2005, not to exceed $            in the aggregate.

        "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

  (a)
  in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (b)
  in the statements and pronouncements of the Financial Accounting Standards Board;

  (c)
  in such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (d)
  in the rules and regulations of the Commission or the Public Company Accounting Oversight Board governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (c) of the definition of Permitted Investments. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Guarantor Senior Subordinated Debt" means, with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under its Note Guarantee and any other Debt of such Subsidiary Guarantor that specifically provides that such Debt is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under its Note Guarantee and is not expressly subordinated by its terms in right of payment to any Debt of such Subsidiary Guarantor that is not Senior Debt of such Subsidiary Guarantor.

        "Guarantor Subordinated Debt" means, with respect to a Subsidiary Guarantor, any Debt of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Note Guarantee pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Debt).

        "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "IDSs" means the Company's Income Deposit Securities, whether issued on the Issue Date or as may be issued from time to time.

        "Identified Contingent Liability" means, with respect to any Person as of any date of determination, the maximum estimated amount of a liability reasonably likely to result from a pending litigation, an asserted claim or assessment, a guaranty, an uninsured risk or other contingent liability of such Person as of such date, exclusive of such contingent liabilities to the extent reflected in Stated Liabilities, as identified and explained to the Company's principal financial officer, in such capacity, in terms of the nature and estimated magnitude of such liability by responsible Officers of the Company or that may have been identified to the Company's principal financial officer, in such capacity, as such by an Officer of the Company.

        "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt. Accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Debt will not be deemed to be an Incurrence of Debt. Any Debt issued at a discount shall be deemed Incurred at the time of original issuance of the Debt at the initial accreted value thereof.

        "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing; provided that such firm or appraiser is not an Affiliate of the Company.

        "Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) the Pro Forma Adjusted EBITDA for the last four full fiscal quarters preceding the date of such determination for which consolidated financial statements of the Company are available to (b) Consolidated Interest Expense (excluding amortization of debt issuance cost, including commitment fees) for such four fiscal quarters.

        "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

        "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment," "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary of an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its Fair Market Value at the time of such Investment.

        "Issue Date" means the date on which the Notes are originally issued under the Indenture.

        "Leverage Ratio" means, as of any date of determination, the ratio of (a) the outstanding Debt of the Company and the Restricted Subsidiaries, on a consolidated basis, to (b) the Pro Forma Adjusted EBITDA for the last four full fiscal quarters preceding the date of such determination for which consolidated financial statements of the Company are available.

        "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Available Cash" from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

  (a)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

  (b)
  all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

  (c)
  all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

  (d)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

        "Non-Guarantor Restricted Subsidiary" means any Restricted Subsidiary other than a Subsidiary Guarantor.

        "Note Guarantee" means any Guarantee of the obligations of the Company under the Indenture and the Notes.

        "Notes" means the    % Senior Subordinated Notes due 2019 issued on the Issue Date and any Additional Notes.

        "Obligations" means all obligations for principal, premium, interest (including interest accruing after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Debt, whether or not such interest is an allowed claim in any such proceeding), penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or any Vice President of the Company.

        "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Asset Swap" means any transfer of property or assets by the Company or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Communications Business; provided that the aggregate Fair Market Value of the property or assets being transferred by the Company or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets received by the Company or such Restricted Subsidiary in such exchange; provided, however, that in the event such aggregate Fair Market Value of the property or assets being transferred or received by the Company is (x) less than $20.0 million, such determination shall be made in good faith by the Board of Directors of the Company and (y) greater than or equal to $20.0 million, such determination shall be made by an Independent Appraiser.

        "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in:

  (a)
  any Restricted Subsidiary, the Company or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Communications Business;

  (b)
  any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary, provided that such Person's primary business is a Communications Business;

  (c)
  Temporary Cash Investments;

  (d)
  receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances;

  (e)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business of the Company or a Restricted Subsidiary;

  (f)
  loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or a Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $1.0 million at any one time outstanding;

  (g)
  stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments;

  (h)
  Capital Stock of a Financing Cooperative made through the reinvestment of dividends or other distributions received from such Financing Cooperative;

  (i)
  any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under "—Certain Covenants—Limitation on Asset Sales";

  (j)
  any Investment to the extent made using Capital Stock (other than Disqualified Stock) of the Company as consideration;

  (k)
  any Lien granted by or applicable to any Restricted Subsidiary Incurred pursuant to clause (ix)(C) of paragraph (b) of the covenant described under "—Limitation on Debt"; and

  (l)
  other Investments that do not exceed $15.0 million outstanding at any one time in the aggregate, when taken together with all other Investments made pursuant to this clause (l) since the Issue Date.

        "Permitted Junior Securities" shall mean debt or equity securities of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Company that are subordinated in right of payment to all then-outstanding Obligations in respect of Senior Debt of the Company at least to the same extent that the Notes are subordinated in right of payment to all Obligations in respect of Senior Debt of the Company on the Issue Date, so long as (a) to the extent that any Senior Debt of the Company outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (x) the holders of any such Senior Debt of the Company not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (y) such holders receive securities which constitute Senior Debt of the Company and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Debt of the Company not paid in full in cash, and (b) in the case of debt securities, such debt securities:

  (1)
  are unsecured;

  (2)
  have no maturity, amortization, sinking fund, repayment or similar payment earlier than one year after the final maturity of all Senior Debt of the Company then outstanding (as such Senior Debt may be modified pursuant to any such reorganization or readjustment);

  (3)
  do not require the cash payment of principal, interest or other cash amounts until such time as all Senior Debt of the Company then outstanding (as such Senior Debt may be modified pursuant to any such reorganization or readjustment) has been paid in full in cash or cash equivalents acceptable to holders of such Senior Debt;

  (4)
  shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such debt securities than those in effect with respect to the Notes on the Issue Date (or the Senior Debt, after giving effect to such reorganization or readjustment); and

  (5)
  to the extent that the same are to be guaranteed, shall only be guaranteed by Subsidiaries of the Company that have guaranteed the Senior Debt of the Company (as such Senior Debt may be modified pursuant to any such reorganization or readjustment) and such guarantees shall be subordinated at least to the same extent as the Note Guarantees are subordinated to the payment of all Senior Debt of the Subsidiary Guarantors.

        "Permitted Liens" means:

  (a)
  Liens to secure Debt permitted to be Incurred under clause (iii) of paragraph (b) of the covenant described under "—Certain Covenants—Limitation on Debt"; provided that any such

    Lien may not extend to any Property of the Company or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

  (b)
  Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

  (c)
  Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

  (d)
  Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

  (e)
  Liens on Property at the time the Company or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by the Company or any Restricted Subsidiary;

  (f)
  Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

  (g)
  pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

  (h)
  utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

  (i)
  Liens existing on the Issue Date not otherwise described in clauses (a) through (h) above;

  (j)
  Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a), (e), (f) or

    (i) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of (i) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a), (e), (f) or (i) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing; and

  (k)
  Liens securing the Notes and the Note Guarantees.

        "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

  (a)
  such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

  (b)
  the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

  (c)
  the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

  (d)
  the new Debt shall not be senior in right of payment to the Debt that is being Refinanced;

provided, however, that Permitted Refinancing Debt shall not include (x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

        "Preferred Stock Dividends" means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company.

        "Pro Forma Adjusted EBITDA" means, for any period, the Adjusted EBITDA of the Company and its consolidated Restricted Subsidiaries, after giving effect to the following: if (a) since the beginning of such period, the Company or any Restricted Subsidiary shall have made any Asset Sale, Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of Property, (b) the transaction giving rise to the need to calculate Pro Forma Adjusted EBITDA is such an Asset Sale, Investment or acquisition or (c) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, Adjusted EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition occurred on the first day of such period.

        For purposes of this definition, notwithstanding the definition of "pro forma," Adjusted EBITDA shall be calculated on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation practices, consolidation of property, casualty and other insurance coverage and policies, standardization of sales representation commissions and other contract rates, and reductions in taxes other than income taxes (collectively, "Cost Savings Measures"), which cost savings the Company reasonably believes in good faith would have been achieved during the period for which such calculation is being made as a result of acquisitions of Property (regardless of whether such Cost Savings Measures could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the Commission or any other regulation or policy of the Commission), provided that both (i) such cost savings and Cost Savings Measures were identified and such cost savings were quantified in an Officers' Certificate delivered to the Trustee at the time of the consummation of an acquisition of Property and such Officers' Certificate states that such officers believe in good faith that actions will be commenced or initiated within 90 days of such acquisition of Property to effect such Cost Savings Measures and (ii) with respect to each acquisition of Property completed prior to the 90th day preceding such date of determination, actions were commenced or initiated by the Company or any of its Restricted Subsidiaries within 90 days of such acquisition of Property to effect the Cost Savings Measures identified in such Officers' Certificate (regardless, however, of whether the corresponding cost savings have been achieved).

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its Fair Market Value.

        "Purchase Money Debt" means Debt (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the Property being financed, and (b) Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of such Property, including additions and improvements thereto; provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Company or such Restricted Subsidiary.

        "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Repay" means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. "Repayment" and "Repaid" shall have correlative meanings. For purposes of the covenant described under "—Certain Covenants—Limitation on Asset Sales" and clause (b) of the covenant described under "—Certain Covenants—Limitation on Debt," Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith, without the right on the part of the Company or any of its Subsidiaries, pursuant to an agreement in effect at the time of such Repayment, to cause such commitment to be reinstated or replaced with a substantially similar commitment.

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Debt; provided that if, and for so long as, any Senior Debt lacks such a representative, then the Representative for such Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Senior Debt.

        "Restricted Payment" means:

  (a)
  any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

  (b)
  the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Affiliate of the Company (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Capital Stock, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

  (c)
  the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Debt or Guarantor Subordinated Debt (other than the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of (i) any Existing Notes, (ii) any Subordinated Debt or Guarantor Subordinated Debt in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition or retirement, or (iii) any Debt described in clause (iv) of paragraph (b) of the covenant described under "—Limitation on Debt");

  (d)
  any Investment (other than Permitted Investments) in any Person; or

  (e)
  the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such "Restricted Payment" shall be the Fair Market Value of the remaining interest, if any, in such former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

        "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another

Person and the Company or a Restricted Subsidiary, within two years of such transfer, leases it from such Person.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Debt" means, with respect to the Company or any Subsidiary Guarantor, (a) all monetary obligations (including guarantees thereof) of every nature under the Credit Agreement, whether outstanding on the Issue Date or thereafter Incurred, including without limitation, obligations (including guarantees) to pay principal, premium (if any) and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, and Hedging Obligations (including guarantees thereof) in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, and (b) the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all fees and other amounts owing in respect of, all other Debt of such Person, other than, in the case of the Company, Subordinated Debt and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Debt; provided, however, that Senior Debt shall not include:

  (A)
  any Debt of such Person that is by its terms expressly subordinated in right of payment to any other Debt of such Person;

  (B)
  any Debt of such Person Incurred in violation of the provisions of the Indenture (but, as to any such Debt, no such violation shall be deemed to exist for purposes of this clause (B) if the holders of such Debt or their Representative shall have received an officers' certificate signed by two Officers (at least one of which shall be the principal executive officer or principal financial officer of the Company) to the effect that such Incurrence of such Debt does not (or, in the case of revolving credit indebtedness, that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

  (C)
  accounts payable or any other liabilities to trade creditors created or assumed by such Person in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

  (D)
  any liability for Federal, state, foreign, local or other taxes owed or owing by such Person;

  (E)
  any obligation of such Person to any Restricted Subsidiary of such Person; or

  (F)
  any obligations with respect to any Capital Stock of such Person.

        "Senior Leverage Ratio" means, as of any date of determination, the ratio of (a) the outstanding Debt of the Company (excluding Senior Subordinated Debt and Subordinated Debt) and the outstanding Debt of the Restricted Subsidiaries of the Company, on a consolidated basis, to (b) Pro Forma Adjusted EBITDA for the last four fiscal quarters preceding the date on which such calculation is made for which consolidated financial statements of the Company are available.

        "Senior Subordinated Debt" means the Notes and any other Debt of the Company that specifically provides that such Debt is to rank pari passu in right of payment with the Notes and is not expressly subordinated by its terms in right of payment to any Debt of the Company that is not Senior Debt of the Company.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Solvent" means, with respect to any Person as of any date of determination and after giving pro forma effect to any Incurrence of Indebtedness by such Person on such date and the application of the proceeds, if any, thereof on such date, that (a) the Fair Value of all of the tangible and intangible assets of such Person and its Subsidiaries (on a consolidated basis) exceeds their debts as of such date, (b) as of such date, such Person and its Subsidiaries have not incurred and do not intend to incur debts beyond their ability to pay such debts as such debts mature and (c) such Person and its Subsidiaries do not as of such date have unreasonably small capital with which to conduct their business. For purposes of this definition only, "debt" means any liability on a claim, and "claim" means any Stated Liability or Identified Contingent Liability representing (i) the right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (ii) the right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

        "Stated Liability" means, with respect to any Person as of any date of determination, a recorded liability (including a contingent liability that would be recorded in accordance with generally accepted accounting principles) of such Person, determined in accordance with generally accepted accounting principles consistently applied.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Debt" means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement to that effect (which shall include the subordination section of any document governing such Debt).

        "Subsidiary" means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Note Guarantee.

        "Temporary Cash Investments" means any of the following:

  (a)
  Investments in U.S. Government Obligations maturing within one year of such Investment;

  (b)
  Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

  (c)
  Investments in repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above;

  (d)
  Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); and

  (e)
  direct obligations (or certificates representing an ownership interest in such obligations) of any State of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such State is pledged and which are not callable or redeemable at the issuer's option, provided that (i) the long-term debt of such State is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and (ii) such obligations mature within 180 days of the date of acquisition thereof.

        "Transactions" means, collectively, any or all of the following:

  (a)
  the entry into this Indenture, the offer and issuance of the Notes and the provision of the Note Guarantees by the Subsidiary Guarantors;

  (b)
  the entry into the Credit Agreement and Incurrence of Debt thereunder on the Issue Date by one or more of the Company and its Restricted Subsidiaries;

  (c)
  the consummation of any tender offer for, or redemption and/or other acquisition or retirement of, any Existing Notes;

  (d)
  the repayment of amounts outstanding under any existing credit facility to which the Company is party on the Issue Date and the termination of commitments thereunder;

  (e)
  the repayment on the Issue Date of outstanding Debt of Restricted Subsidiaries in an amount not to exceed $15.0 million in the aggregate;

  (f)
  the payment on the Issue Date of a transaction fee in an amount not to exceed $8.5 million to Kelso & Company, L.P. in connection with the foregoing; and

  (g)
  all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Unrestricted Subsidiary" means any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary and any Subsidiary of an Unrestricted Subsidiary, as permitted or required pursuant to the covenant described under "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

Book-Entry Form

        The Notes initially will be issued in the form of one or more fully registered Notes in global form (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of Cede & Co., as DTC's nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in limited circumstances described below. See "—Exchange of Book—Entry Notes for Certificated Notes."

Depositary Procedures

        DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants. Participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests and transfer of the ownership interests of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        Upon issuance of the Global Notes, DTC or its nominee will credit, on its book-entry registration and transfer system, the number of Notes represented by such Global Notes to the accounts of the Participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the Global Notes will be limited to Participants or Indirect Participants. Ownership of beneficial interests in such Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to Participants' interests) for such Global Notes, or by Participants or Indirect Participants (with respect to beneficial interests of persons other than Participants).

        Investors in the Global Notes may hold their interests therein directly through DTC if they are Participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

        Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have such Global Notes, or any Notes represented thereby, registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered the registered owners or holders of such Global Notes, or any Notes represented thereby.

        Any payments of principal or interest due on the Notes on any interest payment date or at maturity will be made available by the Company to the Trustee by such date and as soon as possible thereafter will be payable by the Trustee to DTC in its capacity as the registered holder of the Global Notes representing such Notes. The Trustee will treat the persons in whose names the Global Notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent thereof nor the Company has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of securities will be governed by standing constructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC or the Trustee.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a holder of the Global Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

        A Global Note is exchangeable for Notes in registered certificated form if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for any of the Global Notes or has ceased to be a clearing agency registered under the Exchange Act, and in either case the Company thereupon fails to appoint a successor depositary or (ii) the Company in its sole discretion elects to cause the issuance of the Notes in certificated form. In all cases, certificated securities delivered in exchange for any Global Note or beneficial interests therein will be fully registered and issued without coupons in denominations of $            and integral multiples thereof.

Same-Day Settlement and Payments

        The Indenture will require that payments in respect of the Global Notes (including principal, premium and interest (if any)) be made by wire transfer of immediately available funds to the accounts specified by the nominee for DTC. With respect to certificated securities, the Company will make all payments of principal and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

        So long as DTC, or its nominee, is the registered holder of any Global Notes, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of such Notes represented by such Global Notes for all purposes under the Indenture and the Notes. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action, and that the Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        As long as the Notes are represented by a Global Note, DTC's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice of Participants or by owners of beneficial interests in a Global Note held through such Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to Participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Notes must instruct the broker or other Participant to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant through which it holds an interest in a Note in order ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certain United States Federal Tax Considerations

        The following discussion, insofar as it relates to matters of United States federal tax law and legal conclusions with respect thereto, constitutes the opinion of Paul, Hastings, Janofsky & Walker LLP as to certain material United States federal income tax consequences (and certain U.S. federal estate tax consequences to Non-U.S. Holders (as defined below)) of the purchase, ownership and disposition of IDSs, senior subordinated notes and class A common stock as of the date hereof by U.S. Holders and Non-U.S. Holders (both as defined below). Except where noted, the following discussion addresses only IDSs, senior subordinated notes and class A common stock held as capital assets by holders who acquired IDSs upon their original issuance at their initial offering price or senior subordinated notes (not represented by IDSs) upon their original issuance at their initial issue price and does not deal with special situations, such as those of:

  •
  dealers in securities or currencies,

  •
  financial institutions,

  •
  regulated investment companies,

  •
  real estate investment trusts,

  •
  tax-exempt entities,

  •
  insurance companies,

  •
  persons holding IDSs, senior subordinated notes or class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

  •
  persons liable for alternative minimum tax,

  •
  investors in pass-through entities or

  •
  U.S. Holders (as defined below) of IDSs whose "functional currency" is not the U.S. dollar.

        Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. Holder" of IDSs, senior subordinated notes or class A common stock means a holder that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds IDSs, senior subordinated notes or class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding IDSs, senior subordinated notes or class A common stock, you should consult your own tax advisors.

        No statutory, administrative or judicial authority directly addresses the treatment of IDSs or instruments similar to IDSs for U.S. federal income tax purposes. As a result, the Internal Revenue Service or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the IDSs, and, in the case of Non-U.S. Holders, could subject such holders to U.S. federal withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the senior subordinated notes. If you are considering the purchase of IDSs or senior subordinated notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of IDSs, senior subordinated notes and class A common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Considerations for U.S. Holders

  IDSs

  Allocation of Purchase Price

        It is our counsel's opinion that you and the Internal Revenue Service should treat your acquisition of IDSs as an acquisition of the shares of our class A common stock and the senior subordinated notes represented by the IDSs for U.S. federal income tax purposes. Accordingly, we intend to treat the acquisition of IDSs in this manner, and by purchasing IDSs, you agree to adopt such treatment for tax reporting purposes; however, there are no directly applicable legal authorities governing the issue of whether IDSs will be treated for federal income tax purposes as the acquisition of a share of stock and a separate debt instrument or whether IDSs will instead be treated as one inseparable security that is solely an equity security. The remainder of this discussion assumes that the acquisition of IDSs will be treated as an acquisition of shares of our class A common stock and senior subordinated notes.

        The purchase price of each IDS will be allocated between the share of class A common stock and senior subordinated notes in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in each of the share of class A common stock and the senior subordinated notes. We will report the initial fair market value of each share of class A common stock as $11.10 and the initial fair market value of each $4.90 principal amount of senior subordinated notes as $4.90, and by purchasing IDSs, you agree to such allocation. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with original issue discount or amortizable bond premium. You generally would have to include original issue discount in income as it accrues, in addition to including in income the stated interest on the senior subordinated notes. If, instead of having original issue discount or being issued at par, the senior subordinated notes are issued with bond premium, you would be able to elect to amortize such bond premium over the remaining term of the senior subordinated notes. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

  Separation and Recombination

        As described under "Description of IDSs—Voluntary Separation—Separation and Recombination," you may, after the required non-separation period separate your IDSs into the shares of class A common stock and senior subordinated notes represented thereby or at any time combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IDSs. Our counsel opines that if you separate your IDSs into the shares of class A common stock and senior subordinated notes represented thereby or combine the applicable number of shares of class A common stock and principal amount of senior subordinated notes to form IDSs, you will not recognize gain or loss upon the separation or recombination into IDSs. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of class A common stock and the senior subordinated notes, and your tax basis in the shares of class A common stock and the senior subordinated notes will not be affected by the separation or recombination.

  Senior Subordinated Notes

  Characterization of Senior Subordinated Notes

        As discussed in more detail below, our counsel, Paul, Hastings, Janofsky & Walker LLP, is of the opinion that you and the Internal Revenue Service should treat the senior subordinated notes as debt for U.S. federal income tax purposes. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions and on customary representations and determinations (including those described below). Any alteration of such facts could adversely affect the validity of such opinion. The opinion of our counsel is not binding on the Internal Revenue Service or the courts, which could disagree. No ruling has been requested from the Internal Revenue Service on any aspect of the IDS. The Internal Revenue Service may challenge our position and such challenge may be successful. We will treat and, by acquiring senior subordinated notes, directly or in the form of an IDS, each holder agrees to treat the senior subordinated notes as our indebtedness for all tax purposes. Assuming such treatment is respected, stated interest on the senior subordinated notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

        The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and the characterization of debt is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor's interest in the corporation. Our determination that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinion of our counsel to this effect referred to above, are based upon the terms of the senior subordinated notes and, in addition, rely upon certain customary representations and determinations by us and upon an opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., or Houlihan Lokey, a financial advisory firm.

        In our view, the material opinions of Houlihan Lokey, which are relied upon by our counsel, are substantially as follows:

  •
  considered as a whole, the material provisions of the senior subordinated notes, including, term, interest rate, restrictions on incurrence of debt and payment of dividends, are commercially reasonable and are substantially similar to those terms to which an unrelated third party bond market lender not otherwise owning our equity, bargaining at arm's length with us, would reasonably agree;

  •
  the ratio of the aggregate amount of our indebtedness in relation to the fair market value of our equity is commercially reasonable under the circumstances;

  •
  the ratio of our outstanding indebtedness to the fair market value of our equity does not exceed      to 1.0 and the ratio of our EBITDA to fixed charges and the ratio of total debt to EBITDA are commercially reasonable; and

  •
  after 45 days from the closing of this offering, a holder of IDSs may separate the IDSs into the senior subordinated notes and the shares of class A common stock represented thereby without material market impediments, and there is a reasonable possibility that there will be circumstances where a holder of IDSs would find it economically advantageous to so separate the IDSs held by such investor.

        The opinion of Houlihan Lokey relies on, and assumes without independent investigation the accuracy and completeness of, the financial data and other information provided by us and the descriptions of the securities set forth in this prospectus; is being provided solely for the purpose of assisting us and our counsel regarding certain U.S. federal income tax determinations and legal opinions referred to in this prospectus and certain financial accounting matters and may not be relied upon for any other purpose; and does not constitute a recommendation to invest in our securities or an expression of a viewpoint as to our business prospects or the fairness or merits of this offering. Houlihan Lokey is not providing any opinion as to any legal questions or tax matters. The opinions of Houlihan Lokey as to commercial reasonableness and valuation of our securities are based on a comparison of our securities and this offering to other securities and transactions deemed comparable by Houlihan Lokey and on valuation methodologies deemed appropriate by it. Houlihan Lokey neither reviewed our books and records nor made any physical inspection or independent evaluation or appraisal of our assets and liabilities. The opinion of Houlihan Lokey is based in part on facts described in this prospectus and upon various other assumptions, determinations and representations, including the assumption that one or more of the lead underwriters will engage in the market making activities described elsewhere in this prospectus. Any alteration or incorrectness of such facts, assumptions, determinations or representations could adversely affect such opinion. The Houlihan Lokey opinion speaks only as of the closing of this offering.

        Our counsel's tax opinion also relies on our representation that we expect and intend to make all interest and principal payments on the senior subordinated notes in accordance with their terms.

        In light of the determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes, we are of the view, and our counsel opines, that you and the Internal Revenue Service should treat the senior subordinated notes as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the senior subordinated notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of senior subordinated notes and common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the senior subordinated notes will be treated as debt for U.S. federal income tax purposes.

        If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then, in our counsel's opinion, the stated interest on the senior subordinated notes would be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), but any such interest treated as dividends would likely not qualify for the special rate described below under "Class A Common Stock—Dividends", and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, as discussed below under "—Considerations for Non-U.S. Holders—Class A Common Stock," Non-U.S. Holders would be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the class A common stock. We would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. If we are not able to offset this income with net operating loss carryovers, this would reduce our after-tax cash flow and could materially adversely affect our ability to make interest and dividend payments on the senior subordinated notes and the class A common stock.

        The consequences to U.S. Holders and Non-U.S. Holders described below assume the senior subordinated notes will be respected as debt. However, no ruling on this issue has been requested from the Internal Revenue Service and, thus, there can be no assurance that such a position would not be challenged by the IRS or ultimately sustained.

        Prior to the subsequent issuance of senior subordinated notes, as more fully described under "Description of Senior Subordinated Notes—Additional Notes", we must receive an opinion of counsel to the effect that such subsequently issued senior subordinated notes should be treated as debt for U.S. federal income tax purposes. The remainder of this discussion assumes that any subsequently issued senior subordinated notes will be so treated.

  Sale, Exchange or Retirement of Senior Subordinated Notes

        Upon the sale, exchange, or other disposition of an IDS, our counsel opines that you will be treated as having sold, exchanged, or disposed of the senior subordinated notes underlying the IDS. Upon the sale, exchange, retirement or other disposition of senior subordinated notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your senior subordinated notes (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the senior subordinated notes. As described above under "—Considerations for U.S. Holders—IDSs—Allocation of Purchase Price," your tax basis in senior subordinated notes generally will be the portion of the purchase price of your IDSs allocable to the senior subordinated notes or your purchase price of any senior subordinated notes acquired separately (not represented by IDSs), less any principal payments previously received. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Deferral of Interest

        Under applicable Treasury regulations, a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount. Based on our detailed financial forecasts and the fact that we have no present plan or intention to exercise our right to defer interest, we believe that the likelihood of deferral of interest payments on the senior subordinated notes is remote within the meaning of the Treasury regulations. Based on the foregoing representation, our counsel opines that although the matter is not free from doubt, the senior subordinated notes should not be considered to be issued with original issue discount at the time of their original issuance. Accordingly, our counsel opines that stated interest on the senior subordinated notes should be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes. Our counsel is not able to provide a definitive opinion on this issue due to the lack of applicable governing legal authority and authoritative guidance on the interpretation of what constitutes a "remote contingency," and it is possible that the IRS could disagree with our view that the likelihood of deferral of interest payments on the senior subordinated notes is "remote".

        Under the Treasury regulations, if deferral of any payment of interest were determined not to be "remote," or if the interest payment deferral actually occurred, our counsel opines that the senior subordinated notes would be treated as issued with original issue discount at the time of issuance or at the time of such occurrence, as the case may be. Under such circumstances, all stated interest on the senior subordinated notes would thereafter be treated as original issue discount as long as the senior subordinated notes remained outstanding. In such event:

  •
  all of a U.S. Holder's taxable interest income relating to the senior subordinated notes would constitute original issue discount that would have to be included in income on an economic accrual basis, possibly before the receipt of the cash attributable to the interest, regardless of such U.S. Holder's method of tax accounting;

  •
  actual payments of stated interest would not be reported as taxable income;

  •
  any amount of original issue discount included in your gross income (whether or not during a deferral period) with respect to the senior subordinated notes would increase your tax basis in such notes; and

  •
  the amount of payments in respect of such accrued original issue discount would reduce your tax basis in such senior subordinated notes.

        Consequently, during a deferral period, a U.S. Holder would be required to include original issue discount in gross income even though we would not make any actual cash payments on the senior subordinated notes.

  Additional Issuances

        Subsequently issued senior subordinated notes may be issued with original issue discount if they are issued at a discount to their face value or if the contingencies relating to the deferral of interest were not viewed as "remote" at the time of the subsequent issuance. The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with original issue discount upon a subsequent offering by us of IDSs or upon the issuance of senior subordinated notes following a conversion of our class B common stock into IDSs are, in our counsel's opinion, unclear. The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes having terms that are otherwise identical (other than issuance date) in all material respects to the senior subordinated notes represented by the IDSs but with a new CUSIP number (or any issuance of senior subordinated notes thereafter), each holder of senior subordinated notes or IDSs, as the case may be, agrees that a portion of such holder's notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently-issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently-issued senior subordinated notes and each holder of existing senior subordinated notes will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly-issued senior subordinated notes. This result will apply whether you hold your senior subordinated notes as part of IDSs or separately. Because a subsequent issuance will affect the senior subordinated notes in the same manner regardless of whether these senior subordinated notes are held as part of IDSs or separately, the combination of senior subordinated notes and shares of class A common stock to form IDSs, or the separation of IDSs, should not affect your tax treatment.

        The aggregate stated principal of senior subordinated notes held by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently-issued senior subordinated notes (to the extent issued with original issue discount) will not be entitled to a claim for the portion of their principal amount that represents unaccrued original issue discount in the event of an acceleration of the senior subordinated notes or a bankruptcy proceeding occurring prior to the maturity of the senior subordinated notes. Whether the receipt of subsequently-issued senior subordinated notes in exchange for previously-issued senior subordinated notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently-issued senior subordinated notes are viewed as differing materially from the senior subordinated notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently-issued senior subordinated notes would be viewed as differing materially from the previously-issued senior subordinated notes for this purpose. Consequently, it is unclear whether an exchange of senior subordinated notes for subsequently-issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and due to the lack of authoritative guidance, statutes, regulations or rulings governing this situation, our counsel is unable to opine on the issue of whether such an exchange of senior subordinated notes would be a taxable exchange. It is possible that the Internal Revenue Service might successfully assert that such an exchange should be treated as a taxable exchange.

        If the Internal Revenue Service successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, our counsel opines that an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently-issued senior subordinated notes received and such holder's adjusted tax basis in the senior subordinated notes exchanged. See "—Senior Subordinated Notes—Sale, Exchange or Retirement of Senior Subordinated Notes." It is also possible that the IRS might successfully assert that any loss so recognized should be disallowed under the wash sale rules, in which case the holder's basis in the subsequently-issued senior subordinated notes would be increased to reflect that amount of the disallowed loss. In the case of a taxable exchange, a holder's initial tax basis in the subsequently-issued senior subordinated notes received in the exchange would be the fair market value of such notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder's holding period in such notes would begin on the day after such exchange.

        Even if the exchange is not treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of senior subordinated notes or IDSs. For example:

  •
  If you acquire a debt instrument at a premium, generally you amortize that premium over the term of the instrument, but in the case where our senior subordinated notes are acquired at a premium, you may be unable to fully amortize the portion of such premium that is attributable to the senior subordinated notes you originally held because in this situation they will have been exchanged for the subsequently-issued senior subordinated notes.

  •
  Such issuance may increase the original issue discount, if any, that holders were previously accruing with respect to the senior subordinated notes.

  •
  Holders that acquire notes at "market discount" may, as a result of such issuance and exchange, effectively have converted a portion of such market discount into original issue discount. Generally, market discount, unlike original issue discount, is not required to be included in income on an accrual basis, but instead results in treating a portion of the gain realized on sale, exchange or retirement of the senior subordinated notes as ordinary income.

        Following any subsequent issuance and exchange of senior subordinated notes with original issue discount, we (and our agents) will report any original issue discount on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and IDSs, and each holder of senior subordinated notes and IDSs will, by purchasing IDSs, agree to report original issue discount in a manner consistent with this approach. Consequently, holders that acquire senior subordinated notes in this offering may be required to report original issue discount as a result of a subsequent issuance (even though they purchase notes in this offering having no original issue discount). You would be required to include any original issue discount in income as it accrues, in advance of the receipt of cash attributable to such income. This generally would result in such holders reporting more interest income over the term of the senior subordinated notes than they would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the senior subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the senior subordinated notes.

        However, the Internal Revenue Service may assert that any original issue discount should be reported only by the persons that initially acquire such subsequently issued senior subordinated notes (and their transferees). In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder have original issue discount. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of IDSs and senior subordinated notes and could adversely affect the market for IDSs and senior subordinated notes.

        It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant original issue discount" and thus be classified as "applicable high yield discount obligations", which are referred to as AHYDOs. If any such notes were so classified, a portion of the original issue discount on such notes could be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

        Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

  Class A Common Stock

  Dividends

        In our counsel's opinion, the gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includable in your gross income as ordinary income. To the extent, if any, that the amounts of dividends paid to you exceed our current and accumulated earnings and profits, any amount in excess of our earnings and profits will be treated as a tax-free return of your tax basis in the shares of class A common stock and any amount in excess of such basis will be treated as capital gain from the sale of the shares. Pursuant to legislation enacted in 2003, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are satisfied.

  Sale, Exchange or Other Disposition of Class A Common Stock

        In our counsel's opinion, upon the sale, exchange, or other disposition of IDSs, you will be treated as having sold, exchanged or disposed of the shares of class A common stock underlying the IDSs. Upon the sale, exchange, or other disposition of shares of our class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of class A common stock and your tax basis in the shares of class A common stock. As described above under "—Considerations for U.S. Holders—IDSs—Allocation of Purchase Price," your tax basis in the shares of class A common stock generally will be the portion of the purchase price of your IDSs allocable to the shares of class A common stock, less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments of principal, interest and dividends on our senior subordinated notes and class A common stock and to the proceeds of sale of IDSs, senior subordinated notes and class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments at a rate of 28% if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Considerations for Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

  •
  U.S. expatriates,

  •
  "controlled foreign corporations,"

  •
  "passive foreign investment companies,"

  •
  "foreign personal holding companies,"

  •
  corporations that accumulate earnings to avoid U.S. federal income tax, and

  •
  investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986.

        Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

  Senior Subordinated Notes

  Characterization of Senior Subordinated Notes

        As discussed above under "—Considerations for U.S. Holders—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," we believe and our counsel opines that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the Internal Revenue Service. Consequently, this position may not be sustained if challenged by the Internal Revenue Service. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the senior subordinated notes would, in our counsel's opinion, be treated in the same manner as shares of class A common stock as described below under "—Considerations for Non-U.S. Holders—Class A Common Stock—Dividends," and payments on the senior subordinated notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion assumes the characterization of the senior subordinated notes as debt for U.S. federal income tax purposes will be respected.

  U.S. Federal Withholding Tax

        Subject to the discussion below concerning backup withholding, our counsel opines that no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on senior subordinated notes owned by you under the "portfolio interest exemption," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code of 1986 and the regulations thereunder,

  •
  you are not a controlled foreign corporation that is related to us through stock ownership,

  •
  you are not a bank whose receipt of interest on the senior subordinated notes is described in section 881(c)(3)(A) of the Internal Revenue Code of 1986, and

  •
  you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Internal Revenue Code of 1986 and the regulations thereunder.

        To satisfy the requirement referred to immediately above, you, or a financial institution holding the senior subordinated notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8BEN), or (2) a financial institution holding the senior subordinated notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a senior subordinated note held in an offshore account or through certain foreign intermediaries.

        If you cannot satisfy the requirements of the "portfolio interest exemption" described above, our counsel opines that payments of interest (including payments in respect of original issue discount) made to you will be subject to a 30% withholding tax (or a lower rate under an applicable tax treaty) unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  Internal Revenue Service Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or

  •
  Internal Revenue Service Form W-8ECI stating that interest paid on the senior subordinated notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Alternative documentation may be applicable in certain situations such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

  U.S. Federal Income Tax

        Our counsel opines that, if you are engaged in a trade or business in the United States and interest on the senior subordinated notes is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to your U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of such amount (or lesser rate under an applicable income tax treaty), subject to adjustments.

  Sale, Exchange or Retirement of Senior Subordinated Notes

        Upon the sale, exchange, or other disposition of an IDS, you will be treated as having sold, exchanged, or disposed of the senior subordinated notes constituting the IDS. Our counsel opines that any gain realized upon the sale, exchange, retirement or other disposition of senior subordinated notes generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States, or

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

        If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other disposition under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on any gain derived from the sale, exchange or other disposition, which may be offset by U.S. source capital losses (even though you are not considered a resident of the U.S.). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year, subject to adjustments.

  U.S. Federal Estate Tax

        Senior subordinated notes beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment of interest to such individual on the senior subordinated notes would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest exemption" described above under "—Considerations for Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" without regard to the statement requirement described therein.

  Class A Common Stock

  Dividends

        Our counsel opines that dividends paid to you (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

  •
  complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person, or

  •
  if the shares of our class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

        Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

        If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

  Sale, Exchange or Other Disposition of Class A Common Stock

        Our counsel opines that, upon the sale, exchange, retirement or other disposition of an IDS, you will be treated as having sold, exchanged, retired or disposed of the share of class A common stock constituting the IDS. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our class A common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, and, if certain tax treaties apply, is attributable to your U.S. permanent establishment,

  •
  if you are an individual and hold shares of our class A common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

  •
  we are or have been during a specified testing period a "United States real property holding corporation" for U.S. federal income tax purposes.

        If you are an individual and are described in the first bullet above, our counsel opines that you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe that we have not been, and do not anticipate becoming a "United States real property holding corporation" for U.S. federal income tax purposes.

  U.S. Federal Estate Tax

        Shares of our class A common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

  Information Reporting and Backup Withholding

        The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fourth bullet under "Considerations for Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fourth bullet under "Considerations for Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Underwriting

        We and the selling stockholders have entered into an underwriting agreement, dated                        , 2004 (the "IDS underwriting agreement"), with the underwriters named in the table below (the "IDS underwriters"). CIBC World Markets Corp., Deutsche Bank Securities Inc. and UBS Securities LLC are acting as representatives of the IDS underwriters (the "IDS representatives") and, subject to the terms and conditions described in the IDS underwriting agreement, we have agreed to sell to the IDS underwriters and the IDS underwriters severally have agreed to purchase from us, the number of IDSs listed opposite their names below. We have also entered into an underwriting agreement, dated                        , 2004 (the "note underwriting agreement", and, together with the IDS underwriting agreement, the "underwriting agreements"), with              (collectively, the "note underwriters" and, together with the IDS underwriters, the "underwriters") and, subject to the terms and conditions described in the note underwriting agreement, the note underwriters severally have agreed to purchase the aggregate principal amount of our    % senior subordinated notes due 2019 (not in the form of IDSs) listed opposite their names below.

Underwriters	Total Number of IDSs	Senior Subordinated Notes
CIBC World Markets Corp.
Deutsche Bank Securities Inc.
UBS Securities LLC
Banc of America Securities LLC
Citigroup Global Markets Inc.
Credit Suisse First Boston LLC
RBC Capital Markets Corporation
Wachovia Capital Markets, LLC

Total	42,812,500

        The IDS offering and senior subordinated notes offering are conditioned upon each other. The IDS underwriters have agreed to purchase all of the IDSs and the note underwriters have agreed to purchase all of the senior subordinated notes sold separately under the respective underwriting agreements if any of the IDSs or senior subordinated notes sold separately thereunder, as applicable, are purchased. Under each underwriting agreement, if an underwriter defaults in its commitment to purchase the IDSs or senior subordinated notes sold separately, as applicable, the commitments of non-defaulting underwriters thereunder may be increased or the applicable underwriting agreement may be terminated, depending on the circumstances. Under the IDS underwriting agreement, the IDS underwriters will purchase            IDSs directly from us and under the note underwriting agreement, the note underwriters will purchase the senior subordinated notes sold separately directly from us.

        An automatic exchange of senior subordinated notes described elsewhere in this prospectus should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of the underwriters with respect to the full amount of senior subordinated notes purchased by such holder. See "Description of IDSs—Book-Entry Settlement and Clearance—Procedures relating to subsequent issuances."

        Certain existing common stockholders have granted the IDS underwriters an over-allotment option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,425,000 additional IDSs at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. No over-allotment option has been granted to the note underwriters. The IDS underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with the IDS offering. The IDS underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional IDSs proportionate to the IDS underwriter's initial amount reflected in the foregoing table.

        The IDSs and senior subordinated notes sold separately should be ready for delivery on or about                        , 2004, but in any event no later than            , 2004 against payment in immediately available funds. The underwriters are offering the IDSs and senior subordinated notes sold separately, as applicable, subject to various parallel conditions and may reject all or part of any order. The underwriting agreements provide that the obligations of the underwriters to purchase the IDSs or senior subordinated notes sold separately, as applicable, are subject to approval of legal matters by counsel and to other conditions. The IDS representatives and the note underwriters have advised us that the IDS underwriters and the note underwriters propose to offer the IDSs and the senior subordinated notes sold separately, respectively, directly to the public at the applicable public offering price that appears on the cover page of this prospectus. In addition, the IDS representatives may offer some of the IDSs to other securities dealers at such price less a concession of $            per IDS. The IDS underwriters may also allow, and such dealers may reallow, a concession not in excess of $                  per IDS to other dealers. In addition, the note underwriters may offer some of the senior subordinated notes sold separately to other securities dealers at the price that appears on the cover page of this prospectus less a concession of $    per senior subordinated note and such dealers may reallow a concession not in excess of $    per senior subordinated note. After the IDSs and the senior subordinated notes sold separately are released for sale to the public, the IDS representatives and the note underwriters, as applicable, may change the offering price and other selling terms at various times. The IDSs and the senior subordinated notes sold separately are being offered in the United States in U.S. dollars.

        Pursuant to the IDS underwriting agreement, each of the IDS underwriters has agreed that, as part of the distribution of the IDSs offered by this prospectus and subject to certain exceptions, it will not sell IDSs to any person who, with its affiliates would, as a result of such sale, become a holder of common stock (represented by IDSs or otherwise) representing 10% or greater of our voting power on a fully diluted basis, except for any person who held 10% or greater of our voting power prior to the consummation of the transactions described in this prospectus under the heading "The Transactions."

        Each person purchasing senior subordinated notes sold separately by the note underwriters will deliver a representation letter in connection with such acquisition of senior subordinated notes sold separately to the effect that:

  (a)
  neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing IDSs in the IDS offering;

  (b)
  neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns, or has the contractual right to acquire, our equity securities, including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities (collectively, "Company Equity");

  (c)
  there is no plan or pre-arrangement by which (i) the purchaser or any entity, investment fund or account over which such purchaser exercises investment control will acquire any IDSs or Company Equity or (ii) senior subordinated notes sold separately being acquired by the purchaser will or would be (giving effect to any planned or pre-arranged transfers) owned, directly or indirectly, by any person who, directly or indirectly, owns IDSs or Company Equity; and

  (d)
  there is no pre-arrangement by which the purchaser will transfer any economic risk of loss in respect of the senior subordinated notes sold separately to us, any IDS representative or any person who, directly or indirectly, owns IDSs or Company Equity.

        For this purpose, the purchaser shall be deemed to be (1) the person who initially purchases the senior subordinated notes sold separately from the note underwriters in the senior subordinated notes offering and (2) the person(s), if any, pursuant to whose instructions such purchase was made. Our counsel has advised us that selling separate senior subordinated notes (not in the form of IDSs) may potentially strengthen our position that the senior subordinated notes should be respected as debt for U.S. federal income tax purposes. Consequently, we are selling senior subordinated notes separately (not in the form of IDSs) in an amount approximately equal to ten percent of the senior subordinated notes which would be outstanding on the closing date of this offering assuming that the underwriters' over-allotment option is exercised in full and that all of the class B common stock is exchanged for IDSs as of such date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Accounting for Income Taxes."

        The following table shows the underwriting discounts and commissions that we and the selling stockholders will pay to the underwriters in connection with the offerings. These amounts are shown assuming both no exercise and, in the case of the IDS offering, full exercise of the IDS underwriters' option to purchase additional IDSs:

	IDS Offering				Senior Subordinated Notes Offering
	Per IDS	Total without Exercise of Over- Allotment Option		Total with Full Exercise of Over- Allotment Option	Per Senior Subordinated Note		Total
FairPoint Communications, Inc.	$	$		$	$		$
Selling stockholders	$		—	$		—		—

        We estimate that our total expenses of the offerings, excluding the underwriting discounts, will be approximately $                   million.

        We have agreed to indemnify the underwriters against certain liabilities, including applicable securities regulatory liabilities under the Securities Act.

        We, our executive officers and directors and all of our significant IDS and equity holders have agreed to a 180-day "lock up" regarding the IDSs, shares of our class A common stock and shares of our class B common stock, including securities that are convertible into such securities and securities that are exchangeable or exercisable for such securities, subject to specified exceptions. This means that for a period of 180 days following the date of this prospectus we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representatives, subject to specified exceptions.

        The IDS representatives have informed us that they do not expect discretionary sales by the IDS underwriters to exceed 5% of the IDSs offered.

        There is no established trading market for the IDSs, the shares of our class A common stock or the senior subordinated notes. The offering price for the IDSs will be determined by us and the IDS representatives, and the offering price of the senior subordinated notes sold separately will be determined by us and the note underwriters based, in each case, on the following factors:

  •
  prevailing market and general economic conditions,

  •
  our financial information,

  •
  our history and prospects,

  •
  an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues, and

  •
  the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

        We intend to list the IDSs on the New York Stock Exchange under the trading symbol "FRP". In order to meet one of the requirements for listing the IDSs on the New York Stock Exchange the IDS underwriters have undertaken to sell lots of 100 or more IDSs to a minimum of 2,000 beneficial holders.

        The note underwriters have advised us that they intend to make a market in the senior subordinated notes as permitted by applicable law.

        Rules of the Securities and Exchange Commission may limit the ability of (i) the IDS underwriters to bid for or purchase IDSs and (ii) the note underwriters to bid for or purchase the senior subordinated notes sold separately, before the distribution of the IDSs or the senior subordinated notes sold separately, as applicable, is completed. However, the IDS underwriters or the note underwriters, as applicable, may engage in the following activities in accordance with the rules:

  •
  Stabilizing transactions—The IDS representatives and the note underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the IDSs or the senior subordinated notes sold separately, as applicable, so long as stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment and syndicate covering transactions—The IDS underwriters and the note underwriters may sell more IDSs or senior subordinated notes, as applicable, in connection with this offering than the number of such securities that they have committed to purchase. This over-allotment creates a short position for the applicable underwriters. This short sales position may involve, in the case of the IDS underwriters, either "covered" short sales or "naked" short sales and, in the case of the note underwriters, "naked" short sales. Covered short sales are short sales made in an amount not greater than the IDS underwriters' over-allotment option to purchase additional IDSs in this offering described above. The IDS underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing IDSs in the open market. To determine how they will close the covered short position, the IDS underwriters will consider, among other things, the price of IDSs available for purchase in the open market as compared to the price at which they may purchase IDSs through the over-allotment option. Naked short sales are, in the case of the IDS underwriters, short sales in excess of the over-allotment option and, in the case of the note underwriters, in excess of the principal amounts of senior subordinated notes to be purchased by the note underwriters. The IDS underwriters and the note underwriters must close out any naked short position by purchasing IDSs or senior subordinated notes, as applicable, in the open market. A naked short position is more likely to be created if such underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the IDSs or senior subordinated notes, as applicable, that could adversely affect investors who purchase IDSs or senior subordinated notes, as applicable, in this offering.

  •
  Penalty bids—If the IDS representatives purchase IDSs in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the IDS underwriters and selling group members who sold those IDSs as part of the IDS offering. If the note underwriters purchase senior subordinated notes in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the note underwriters and selling group members who sold those senior subordinated notes as part of the senior subordinated notes offering.

        Similar to other purchase transactions, the purchases by the IDS underwriters or the note underwriters to cover their short sales or to stabilize the market price of the IDSs or the senior subordinated notes sold separately, as applicable, or the imposition of penalty bids may have the effect of raising or maintaining the market price of the IDSs or the senior subordinated notes sold separately, as applicable, or preventing or mitigating a decline in the market price of the IDSs or the senior subordinated notes sold separately, as applicable. As a result, the price of the IDSs or the senior subordinated notes sold separately, as applicable, may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the IDSs or the senior subordinated notes sold separately, as applicable, if it discourages resales of such securities.

        Neither we nor the relevant underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the IDSs or the senior subordinated notes sold separately, as applicable. If such transactions are commenced, they may be discontinued without notice at any time. These transactions with respect to the IDSs may occur on the the New York Stock Exchange or otherwise.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the IDS underwriters. The IDS representatives may agree to allocate a number of IDSs to IDS underwriters for sale to their online brokerage account holders. The IDS representatives will allocate IDSs to IDS underwriters that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on any of these websites and any other information contained on a website maintained by an underwriter or syndicate member is not part of this prospectus.

        An affiliate of Deutsche Bank Securities Inc. and an affiliate of Wachovia Capital Markets, LLC each own greater than 10% of our outstanding series A preferred stock. Because of these relationships, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC may each be deemed to have a conflict of interest under NASD Conduct Rule 2720. The IDS offering will be conducted in accordance with such rule.

        NASD Conduct Rule 2720(c) requires that the public offering price of a security be no higher than the price recommended by a qualified independent underwriter who has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. The price of the IDSs will be no higher than that recommended by CIBC World Markets Corp., who has agreed to act as the qualified independent underwriter for the IDS offering and, in acting as such, has agreed to undertake the legal responsibilities and liabilities of an underwriter under the Securities Act, specifically those under Section 11.

        The underwriters and their affiliates have provided, and continue to provide, from time to time, investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business.

        We will use the net proceeds received by us from the sale of the IDSs and the senior subordinated notes to (a) repay approximately $    million of outstanding loans under our existing credit facility, (b) consummate tender offers and consent solicitations for all of our outstanding 9 1/2% notes, floating rate notes, 12 1/2% notes, and 11 7/8% notes, and (c) pay certain bank fees. As lenders under our existing credit facility, affiliates of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC, RBC Capital Markets Corporation and Wachovia Capital Markets, LLC will receive an aggregate of approximately $    in bank fees and repayments in respect of loans outstanding under our existing credit facility. Credit Suisse First Boston LLC holds a portion of the 12 1/2% notes and 11 7/8% notes that are being repurchased in the debt tenders. Affiliates of Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC will receive $    million and $     million, respectively, from the repurchase by us of our series A preferred stock that they currently own. See "The Transactions" and "Use of Proceeds." Affiliates of Banc of America Securities LLC, Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC currently own shares of our common stock and upon completion of this offering will own IDSs received in exchange for such shares.

        Deutsche Bank Trust Company Americas, an affiliate of Deutsche Bank Securities Inc., is the administrative agent for the new credit facility. Other affiliates of the underwriters will be lenders and/or agents under the new credit facility. See "Description of Certain Indebtedness—New Credit Facility." Citigroup Global Markets Inc. is the dealer manager for the tender offers and the solicitation agent for the consent solicitations. Citigroup Global Markets Inc, Deutsche Bank Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC and an affiliate of Wachovia Capital Markets, LLC were initial purchasers in the March 2003 offering of the 11 7/8% notes.

Legal Matters

        The legality of the issuance of the IDSs, the shares of class A common stock and senior subordinated notes offered hereby, as well as the validity of the issuance of the subsidiary guarantees by the Delaware subsidiary guarantors, will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Daniel G. Bergstein, a senior partner at Paul, Hastings, Janofsky & Walker LLP, is a director and significant stockholder of our company. The validity of the issuance of the subsidiary guarantee by the Kansas subsidiary guarantor will be passed upon for us by James M. Caplinger, Chartered, Topeka, Kansas. The validity of the issuance of the subsidiary guarantee by the South Dakota subsidiary guarantor will be passed upon for us by Riter, Rogers, Wattier & Brown, LLP, Pierre, South Dakota. Debevoise & Plimpton LLP, New York, New York, is acting as counsel for the underwriters. Debevoise & Plimpton LLP has in the past provided, and continues to provide, legal services to Kelso & Company and us.

Experts

        The consolidated financial statements of FairPoint Communications, Inc. and subsidiaries as of December 31, 2002 and 2003, and for each of the years in the three-year period ended December 31, 2003, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the Company's adoption of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and other intangible assets effective January 1, 2002 and to the Company's adoption of SFAS No. 150 Accounting for Certain Financial Instruments with Characterizations of both Liabilities and Equity effective July 1, 2003.

        The balance sheets of Orange County—Poughkeepsie Limited Partnership as of December 31, 2003 and 2002 and the related statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2003, included in this prospectus, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheets of Illinois Valley Cellular RSA 2-I Partnership and Illinois Valley Cellular RSA 2-III Partnership as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years ended December 31, 2002, included in this prospectus have been audited by Kiesling Associates LLP, independent registered public accounting firm, as stated in their reports appearing herein.

        Houlihan Lokey Howard & Zukin Financial Advisors, Inc., in a consent filed with the Registration Statement of which this prospectus is a part, has consented to the references in the second and third paragraphs of the section of this prospectus entitled "Certain United States Federal Tax Considerations—Considerations for U.S. Holders—Senior Subordinated Notes—Characterization of Senior Subordinated Notes," to it and its opinions relating to the terms of the notes and our capitalization referenced in such paragraphs rendered to us and our counsel. Such opinions are for the purpose of assisting us and our counsel with respect to certain financial matters related to certain U.S. federal income tax determinations and opinions referred to in this prospectus and certain financial accounting matters, and are referred to based on the reputation and experience of said firm in financial advisory matters.

Where You Can Find More Information

        We have filed a Registration Statement on Form S-1 with the Securities and Exchange Commission regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. As a result of the filing of the registration statement, we are subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports and proxy statements with, and furnish other information to, the Securities and Exchange Commission. As required by the terms of the indentures governing our 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes, we have filed these reports with, and furnished this information to, the Securities and Exchange Commission. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with or furnish to the Securities and Exchange Commission at the Securities and Exchange Commission's public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Securities and Exchange Commission. The site's Internet address is www.sec.gov.

        You may also request a copy of these filings, at no cost, by writing or telephoning us at:

FairPoint Communications, Inc.
521 East Morehead Street
Suite 250
Charlotte, NC 28202
(704) 344-8150
Attention: Secretary

Audited financial statements for FairPoint Communications, Inc. and subsidiaries as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 and unaudited financial statements for FairPoint Communications, Inc. and subsidiaries as of June 30, 2004 and for the six-month periods ended June 30, 2003 and 2004	F-2
Audited financial statements for Orange County-Poughkeepsie Limited Partnership as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001	F-63
Audited financial statement for the Illinois Valley Cellular RSA-2-I Partnership for the years ended December 31, 2002 and 2001	F-78
Unaudited financial statements for the Illinois Valley Cellular RSA 2-I Partnership for the six months ended June 30, 2003	F-92
Audited financial statements for the Illinois Valley Cellular RSA 2-III Partnership for the years ended December 31, 2002 and 2001	F-95
Unaudited financial statements for the Illinois Valley Cellular RSA 2-III Partnership for the six months ended June 30, 2003	F-110

FAIRPOINT COMMUNICATIONS, INC.

Financial Statements

As of December 31, 2002 and 2003 and June 30, 2004 (unaudited)
For the Years Ended December 31, 2001, 2002 and 2003
and the six-month periods ended June 30, 2003 and 2004 (unaudited)

Page
FairPoint Communications, Inc. and Subsidiaries:
Report of Independent Registered Public Accounting Firm	F-4
Consolidated Financial Statements for the Years Ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004 (unaudited):
Consolidated Balance Sheets as of December 31, 2002 and 2003 and June 30, 2004 (unaudited)	F-5
Consolidated Statements of Operations for the Years Ended December 31, 2001, 2002, and 2003 and the six-month periods ended June 30, 2003 and 2004 (unaudited)	F-7
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended December 31, 2001, 2002, and 2003 and the six-month period ended June 30, 2004 (unaudited)	F-8
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2001, 2002, and 2003 and the six-month periods ended June 30, 2003 and 2004 (unaudited)	F-9
Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, 2002, and 2003 and the six-month periods ended June 30, 2003 and 2004 (unaudited)	F-10
Notes to Consolidated Financial Statements for the Years Ended December 31, 2001, 2002, and 2003 and the six-month periods ended June 30, 2003 and 2004 (unaudited)	F-12

Report of Independent Registered Public Accounting Firm

         The Board of Directors
FairPoint Communications, Inc.:

        We have audited the accompanying consolidated balance sheets of FairPoint Communications, Inc. and subsidiaries (the Company) as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders' equity (deficit), comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of FairPoint Communications, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As described in note 1 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, as required for goodwill and intangible assets effective January 1, 2002.

        As described in notes 1 and 7 to the consolidated financial statements, the Company adopted the provisions of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, effective July 1, 2003.

/s/ KPMG LLP

Omaha, Nebraska
March 12, 2004

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2002 and 2003 and June 30, 2004

(Amounts in thousands, except per share data)

	December 31,		June 30,
	2002	2003	2004
			(unaudited)
Assets
Current assets:
Cash	$5,394	5,603	7,772
Accounts receivable, net	25,024	28,845	30,799
Materials and supplies	3,355	4,139	4,521
Prepaid and other	1,548	1,517	1,292
Notes receivable—related party	—	—	1,000
Income tax recoverable	—	—	111
Investments available-for-sale	560	1,889	458
Assets of discontinued operations	806	105	105
Assets held for sale	16,647	—	—

Total current assets	53,334	42,098	46,058

Property, plant, and equipment, net	271,690	266,706	258,606

Other assets:
Goodwill, net of accumulated amortization	443,781	468,845	468,814
Investments	43,627	41,792	38,043
Debt issue costs, net of accumulated amortization	15,157	21,614	23,032
Notes receivable—related party	—	1,000	—
Covenants not to compete, net of accumulated amortization	806	151	79
Other	858	862	947

Total other assets	504,229	534,264	530,915

Total assets	$829,253	843,068	835,579

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$20,664	14,671	13,956
Other accrued liabilities	18,797	13,116	14,119
Accrued interest payable	10,501	16,739	16,085
Current portion of long-term debt	5,704	21,982	28,201
Accrued property taxes	2,192	1,968	1,741
Current portion of obligation for covenants not to compete	536	145	100
Demand notes payable	427	407	397
Income taxes payable	219	70	—
Liabilities of discontinued operations	5,065	4,461	3,923
Liabilities held for sale	639	—	—

Total current liabilities	64,744	73,559	78,522

Long-term liabilities:
Long-term debt, net of current portion	798,486	803,578	792,959
Preferred shares subject to mandatory redemption	—	96,699	106,359
Other liabilities	13,070	12,278	12,307
Liabilities of discontinued operations	5,265	2,571	2,041
Obligation for covenants not to compete, net of current portion	245	100	—
Unamortized investment tax credits	134	85	65

Total long-term liabilities	817,200	915,311	913,731

Minority interest	16	15	13
Common stock subject to put options, 239 shares at December 31, 2002 and 163 shares at December 31, 2003 and 87 shares at June 30, 2004	3,136	2,136	1,136
Redeemable preferred stock, Series A nonvoting, nonconvertible, par value $0.01 per share. Authorized 1,000 shares; issued and outstanding 105 shares; redemption value of $104,779	90,307	—	—
Commitments and contingencies
Stockholders' deficit:
Common stock:
Class A voting, par value $0.01 per share. Authorized 236,200 shares; issued and outstanding 45,611 shares at December 31, 2002 and 2003 and June 30, 2004	456	456	456
Class B nonvoting, convertible, par value $0.01 per share. Authorized 150,000 shares	—	—	—
Class C nonvoting, convertible, par value $0.01 per share. Authorized 13,800 shares; issued and outstanding 4,269 shares at December 31, 2002 and 2003 and June 30, 2004	43	43	43
Additional paid-in capital	206,942	198,065	198,153
Accumulated other comprehensive income (loss)	(1,132)	1,366	109
Accumulated deficit	(352,459)	(347,883)	(356,584)

Total stockholders' deficit	(146,150)	(147,953)	(157,823)

Total liabilities and stockholders' deficit	$829,253	843,068	835,579

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2001, 2002, and 2003

and Six-month periods ended June 30, 2003 and 2004

(Dollars in thousands)

	December 31,			June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Revenues	$230,176	230,819	231,432	113,097	123,401

Operating expenses:
Operating expenses, excluding depreciation and amortization and stock-based compensation	115,763	110,265	111,188	52,870	62,171
Depreciation and amortization	55,081	46,310	48,089	24,197	24,700
Stock-based compensation	1,337	924	15	—	88

Total operating expenses	172,181	157,499	159,292	77,067	86,959

Income from operations	57,995	73,320	72,140	36,030	36,442

Other income (expense):
Net gain (loss) on sale of investments and other assets	(648)	34	608	109	199
Interest and dividend income	1,998	1,898	1,792	729	758
Interest expense	(76,314)	(69,520)	(90,224)	(39,069)	(51,538)
Impairment on investments	—	(12,568)	—	—	—
Equity in net earnings of investees	4,930	7,798	10,092	4,513	5,054
Realized and unrealized losses on interest rate swaps	(12,873)	(9,577)	(1,387)	(984)	(112)
Other nonoperating, net	(77)	441	(1,505)	(1,503)	—

Total other expense	(82,984)	(81,494)	(80,624)	(36,205)	(45,639)

Loss from continuing operations before income taxes	(24,989)	(8,174)	(8,484)	(175)	(9,197)
Income tax benefit (expense)	(431)	(518)	236	(268)	(174)
Minority interest in income of subsidiaries	(2)	(2)	(2)	(1)	(1)

Loss from continuing operations	(25,422)	(8,694)	(8,250)	(444)	(9,372)

Discontinued operations:
Income (loss) from discontinued operations	(90,894)	2,433	1,929	1,234	671
Income (loss) on disposal of assets of discontinued operations	(95,284)	19,500	7,992	—	—

Income (loss) from discontinued operations	(186,178)	21,933	9,921	1,234	671

Net income (loss)	(211,600)	13,239	1,671	790	(8,701)
Redeemable preferred stock dividends and accretion	—	(11,918)	(8,892)	(8,892)	—
Gain on repurchase of redeemable preferred stock	—	—	2,905	2,905	—

Net income (loss) attributed to common shareholders	$(211,600)	1,321	(4,316)	(5,197)	(8,701)

Weighted average shares outstanding:
Basic	50,131	50,122	50,043	50,044	49,969

Diluted	50,131	50,122	50,043	50,044	49,969

Basic and diluted loss from continuing operations per share	$(0.51)	(0.41)	(0.28)	(0.13)	(0.19)

Basic and diluted earnings (loss) from discontinued operations per share	$(3.71)	0.44	0.19	0.03	0.02

Basic and diluted earnings (loss) per share	$(4.22)	0.03	(0.09)	(0.10)	(0.17)

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

Years ended December 31, 2001, 2002, and 2003

and Six-month period ended June 30, 2004

(Amounts in thousands)

	Class A Common		Class B Common		Class C Common
									Accumulated other comprehensive income (loss)		Total stockholders' equity (deficit)
							Additional paid-in capital	Unearned compensation		Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2000	45,527	$455	—	$—	4,269	$43	227,245	(9,707)	440	(154,098)	64,378
Net loss	—	—	—	—	—	—	—	—	—	(211,600)	(211,600)
Compensation expense for stock-based awards	—	—	—	—	—	—	1,337	(1,138)	—	—	199
Forfeit of unvested stock options	—	—	—	—	—	—	(10,845)	10,845	—	—	—
Other comprehensive loss from available-for-sale securities	—	—	—	—	—	—	—	—	(118)	—	(118)
Exercise of stock options	92	1	—	—	—	—	299	—	—	—	300
Other comprehensive loss from cash flow hedges	—	—	—	—	—	—	—	—	(2,569)	—	(2,569)
Repurchase and cancellation of shares of common stock	(8)	—	—	—	—	—	(100)	—	—	—	(100)

Balance at December 31, 2001	45,611	456	—	—	4,269	43	217,936	—	(2,247)	(365,698)	(149,510)
Net income	—	—	—	—	—	—	—	—	—	13,239	13,239
Compensation expense for stock-based awards	—	—	—	—	—	—	924	—	—	—	924
Other comprehensive loss from available-for-sale securities	—	—	—	—	—	—	—	—	(322)	—	(322)
Other comprehensive income from cash flow hedges	—	—	—	—	—	—	—	—	1,437	—	1,437
Preferred stock accretion	—	—	—	—	—	—	(1,000)	—	—	—	(1,000)
Preferred stock dividends	—	—	—	—	—	—	(10,918)	—	—	—	(10,918)

Balance at December 31, 2002	45,611	456	—	—	4,269	43	206,942	—	(1,132)	(352,459)	(146,150)
Net income	—	—	—	—	—	—	—	—	—	1,671	1,671
Compensation expense for stock-based awards	—	—	—	—	—	—	15	—	—	—	15
Other comprehensive loss from available-for-sale securities	—	—	—	—	—	—	—	—	1,469	—	1,469
Other comprehensive income from cash flow hedges	—	—	—	—	—	—	—	—	1,029	—	1,029
Repurchase redeemable preferred stock	—	—	—	—	—	—	—	—	—	2,905	2,905
Preferred stock accretion	—	—	—	—	—	—	(729)	—	—	—	(729)
Preferred stock dividends	—	—	—	—	—	—	(8,163)	—	—	—	(8,163)

Balance at December 31, 2003	45,611	456	—	—	4,269	43	198,065	—	1,366	(347,883)	(147,953)
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	(8,701)	(8,701)
Compensation expense for stock-based awards (unaudited)	—	—	—	—	—	—	88	—	—	—	88
Other comprehensive loss from available-for-sale securities (unaudited)	—	—	—	—	—	—	—	—	(1,360)	—	(1,360)
Other comprehensive income from cash flow hedges (unaudited)	—	—	—	—	—	—	—	—	103	—	103

Balance at June 30, 2004 (unaudited)	45,611	$456	—	$—	4,269	$43	198,153	—	109	(356,584)	(157,823)

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

Years ended December 31, 2001 2002, and 2003

and Six-month Periods ended June 30, 2003 and 2004

(Dollars in thousands)

	December 31,						June 30,
	2001		2002		2003		2003		2004
							(unaudited)
Net income (loss)		$(211,600)		13,239		1,671		790		(8,701)
Other comprehensive income (loss):
Available-for-sale securities:
Unrealized holding gains (losses)	$833		(8,491)		1,618		490		(1,146)
Less reclassification adjustment for gain realized in net income (loss)	(951)		(7)		(149)		(68)		(214)
Reclassification for other than temporary loss included in net income	—	(118)	8,176	(322)	—	1,469	—	422	—	(1,360)

Cash flow hedges:
Cumulative effect of a change in accounting principle	(4,664)		—		—		—		—
Reclassification adjustment	2,095	(2,569)	1,437	1,437	1,029	1,029	625	625	103	103

Other comprehensive income (loss)		(2,687)		1,115		2,498		1,047		(1,257)

Comprehensive income (loss)		$(214,287)		14,354		4,169		1,837		(9,958)

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2001, 2002, and 2003
and Six-months ended June 30, 2003 and 2004

(Dollars in thousands)

	December 31,			June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Cash flows from operating activities:
Net income (loss)	$(211,600)	13,239	1,671	790	(8,701)

Adjustments to reconcile net income (loss) to net cash provided by operating activities of continuing operations:
(Income) loss from discontinued operations	186,178	(21,933)	(9,921)	(1,234)	(671)
Dividends and accretion on shares subject to mandatory redemption	—	—	9,049	—	9,660
Depreciation and amortization	55,081	46,310	48,089	24,197	24,700
Amortization of debt issue costs	4,018	3,664	4,171	2,000	2,301
Provision for uncollectible revenue	1,035	2,997	1,028	—	—
Income from equity method investments	(4,930)	(7,798)	(10,092)	(4,513)	(5,054)
Deferred patronage dividends	(394)	(253)	(233)	(114)	(4)
Minority interest in income of subsidiaries	2	2	2	1	1
Loss on early retirement of debt	—	—	1,503	1,503	—
Net loss (gain) on sale of investments and other assets	648	(34)	(608)	(109)	(199)
Impairment on investments	—	12,568	—	—	—
Amortization of investment tax credits	(138)	(85)	(37)	(20)	(11)
Stock-based compensation	1,337	924	15	—	88
Change in fair value of interest rate swaps and reclassification of transition adjustment recorded in comprehensive income (loss)	8,134	(698)	(6,664)	(3,949)	(772)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	707	2,534	(3,801)	(934)	(1,946)
Prepaid and other assets	(939)	1,266	(771)	(437)	(148)
Accounts payable	(175)	900	(7,185)	(6,832)	(748)
Accrued interest payable	233	506	7,786	7,525	(540)
Other accrued liabilities	(4,009)	1,640	418	2,015	2,149
Income taxes	306	379	(149)	443	(182)
Other assets/liabilities	223	(496)	(1,437)	(443)	83

Total adjustments	247,317	42,393	31,163	19,099	28,707

Net cash provided by operating activities of continuing operations	35,717	55,632	32,834	19,889	20,006

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	(18,862)	—	(33,114)	(1,795)	45
Acquisition of property, plant, and equipment	(43,175)	(38,803)	(33,595)	(10,352)	(16,625)
Proceeds from sale of property, plant, and equipment	131	377	377	185	27
Distributions from investments	5,013	9,018	10,775	6,227	8,799
Payment on covenants not to compete	(945)	(805)	(536)	(401)	(145)
Acquisition of investments	(652)	(493)	(17)	—	—
Proceeds from sale of investments and other assets	1,329	448	2,100	78	221

Net cash used in investing activities of continuing operations	(57,161)	(30,258)	(54,010)	(6,058)	(7,678)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	316,215	129,080	317,680	295,180	107,035
Repayment of long-term debt	(211,973)	(140,560)	(294,414)	(281,479)	(111,561)
Repurchase of shares of common stock subject to put options	(975)	(1,000)	(1,000)	(1,000)	(1,000)
Repurchase of redeemable preferred stock	—	—	(8,645)	(8,645)	—
Loan origination costs	(2,322)	(63)	(15,593)	(14,826)	(3,719)
Dividends paid to minority stockholders	—	(3)	(4)	—	(2)
Proceeds from exercise of stock options	300	—	—	—	—
Repayment of capital lease obligation	(11)	—	—	—	—

Net cash provided by (used in) financing activities of continuing operations	101,234	(12,546)	(1,976)	(10,770)	(9,247)

Net cash contributed (from) to continuing operations (to) from discontinued operations	(80,862)	(10,353)	23,361	(671)	(912)

Net increase (decrease) in cash	(1,072)	2,475	209	2,390	2,169
Cash, beginning of year	3,991	2,919	5,394	5,394	5,603

Cash, end of year	$2,919	5,394	5,603	7,784	7,772

Supplemental disclosures of cash flow information:
Interest paid	$91,807	76,611	77,351	35,333	41,153

Income taxes paid, net of refunds	$111	252	701	212	267

Supplemental disclosures of noncash financing activities:
Redeemable preferred stock issued in connection with long-term debt settlement	$—	93,861	—	—	—

Long-term debt forgiveness in connection with Carrier Services' debt settlement	$—	2,000	—	—	—

Redeemable preferred stock dividends paid in-kind	$—	10,918	8,163	8,163	—

Gain on repurchase of redemmable preferred stock	$—	—	2,905	2,905	—

Accretion of redeemable preferred stock	$—	1,000	729	729	—

Long-term debt issued in connection with Carrier Services' interest rate swap settlement	$—	3,003	—	—	—

Long-term debt issued in connection with Carrier Services' Tranche B interest payment	$—	887	1,548	796	115

See accompanying notes to consolidated financial statements.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)   Organization and Summary of Significant Accounting Policies

  (a) Organization

        FairPoint Communications, Inc. (FairPoint) provides management services to its wholly owned subsidiaries: ST Enterprises, Ltd. (STE); MJD Ventures, Inc. (Ventures); MJD Services Corp. (Services); FairPoint Carrier Services, Inc. (Carrier Services) (formerly known as FairPoint Communications Solutions Corp.); FairPoint Broadband, Inc. (Broadband); and MJD Capital Corp. STE, Ventures, and Services also provide management services to their wholly owned subsidiaries.

        Collectively, the wholly owned subsidiaries of STE, Ventures, and Services primarily provide telephone local exchange services in various states. Operations also include resale of long distance services, internet services, cable services, equipment sales, and installation and repair services. MJD Capital Corp. leases equipment to other subsidiaries of FairPoint. Carrier Services provides wholesale long distance services. Broadband provides wireless broadband services and wholesale data products.

        STE's wholly owned subsidiaries include Sunflower Telephone Company, Inc. (Sunflower); Northland Telephone Company of Maine, Inc. and Northland Telephone Company of Vermont (Collectively, the Northland Companies); and ST Long Distance, Inc. (ST Long Distance). Ventures' wholly owned subsidiaries include Sidney Telephone Company (Sidney); C-R Communications, Inc. (C-R); Taconic Telephone Corp. (Taconic); Ellensburg Telephone Company (Ellensburg); Chouteau Telephone Company (Chouteau); Utilities, Inc. (Utilities); Chautauqua and Erie Telephone Corporation (C&E); The Columbus Grove Telephone Company (Columbus Grove); The Orwell Telephone Company (Orwell); GTC Communications, Inc. (GT Com); Peoples Mutual Telephone Company (Peoples); Fremont Telcom Co. (Fremont); Fretel Communications, LLC (Fretel); Comerco, Inc. (Comerco); Marianna and Scenery Hill Telephone Company (Marianna); Community Service Telephone Co. (CST); and Commtel Communications Inc. (Commtel). Services' wholly owned subsidiaries include Bluestem Telephone Company (Bluestem); Big Sandy Telecom, Inc. (Big Sandy); Columbine Telecom Company (Columbine); Odin Telephone Exchange, Inc. (Odin); Ravenswood Communications, Inc. (Ravenswood); and Yates City Telephone Company (Yates).

  (b) Principles of Consolidation and Basis of Presentation

        The consolidated financial statements include the accounts of FairPoint and its subsidiaries (the Company). All intercompany transactions and accounts have been eliminated in consolidation.

        On November 7, 2001, the Company announced Carrier Services' plan to sell certain of its assets and to discontinue competitive communications operations. As a result of the adoption of this plan, the financial results have been reclassified in the accompanying consolidated financial statements to present these operations as discontinued (see note 12).

        On September 30, 2003, the Company completed the sale of all of the capital stock owned by Services of Kadoka Telephone Co., Union Telephone Company of Hartford, Armour Independent Telephone Co. and WMW Cable TV Co. As a result of this sale, the financial results have been reclassified in the accompanying consolidated financial statements to present these operations as discontinued and the assets and liabilities of these operations were reclassified as held for sale at December 31, 2002 (see note 2). This divestiture is referred to herein as the South Dakota Divestiture.

        The Company's telephone subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation (SFAS No. 71). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment; as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS No. 71 requires the Company's telephone subsidiaries to depreciate telephone plant over useful lives that would otherwise be determined by management. SFAS No. 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's telephone subsidiaries periodically review the applicability of SFAS No. 71 based on the developments in their current regulatory and competitive environments.

  (c) Interim Financial Information (unaudited)

        In the opinion of our management, the accompanying interim financial information and related disclosures as of June 30, 2004 and for the six-month periods ended June 30, 2003 and 2004, all of which are unaudited, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of results of operations, financial position, and cash flows. The results of operations for the interim periods are not necessarily indicative of the results of operations which might be expected for the entire year.

  (d) Use of Estimates

        The Company's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the reported amounts of revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

  (e) Revenue Recognition

        Revenues are recognized as services are rendered and are primarily derived from the usage of the Company's networks and facilities or under revenue sharing arrangements with other communications carriers. Revenues are primarily derived from: access, pooling, long distance services, internet and data services, and other miscellaneous services. Local access charges are billed to local end users under tariffs approved by each state's Public Utilities Commission. Access revenues are derived for the intrastate jurisdiction by billing access charges to interexchange carriers and to regional Bell operating companies. These charges are billed based on toll or access tariffs approved by the local state's Public Utilities Commission. Access charges for the interstate jurisdiction are billed in accordance with tariffs filed by the National Exchange Carrier Association (NECA) or by the individual company and approved by the Federal Communications Commission.

        Revenues are determined on a bill and keep basis or a pooling basis. If on a bill and keep basis, the Company bills the charges to either the access provider or the end user and keeps the revenue. If the Company participates in a pooling environment (interstate or intrastate), the toll or access billed are contributed to a revenue pool. The revenue is then distributed to individual companies based on their company-specific revenue requirement. This distribution is based on individual state Public Utilities Commission (intrastate) or Federal Communications Commission's (interstate) approved separation rules and rates of return. Distribution from these pools can change relative to changes made to expenses, plant investment, or rate of return. Some companies participate in federal and certain state universal service programs that are pooling in nature but are regulated by rules separate from those described above. These rules vary by state.

        Long distance retail and wholesale services are usage sensitive and are billed in arrears and recognized when earned. Internet and data services revenues are substantially all recurring revenues and billed are one month in advance and deferred until earned. The majority of the Company's miscellaneous revenue is provided from billing and collection and directory services. The Company earns revenue from billing and collecting charges for toll calls on behalf of interexchange carriers. The interexchange carrier pays a certain rate per each message billed by the Company. The Company recognizes revenue from billing and collection services when the services are provided. The Company recognizes directory services revenue over the subscription period of the corresponding directory. Billing and collection is normally billed under contract or tariff supervision. Directory services are normally billed under contract.

  (f) Accounts Receivable

        Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends, and other information. Receivable balances are reviewed on an aged basis and account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

        The following is activity in the Company's allowance for doubtful accounts receivable for the years ended December 31 (dollars in thousands):

	2001	2002	2003
Balance, beginning of period	$1,434	1,355	1,235
Additions due to acquisitions	4	—	202
Provision charged to expense	1,035	2,997	292
Amounts written off, net of recoveries	(1,118)	(3,117)	(701)

Balance, end of period	$1,355	1,235	1,028

  (g) Credit Risk

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and trade receivables. The Company places its cash with high-quality financial institutions. Concentrations of credit risk with respect to trade receivables are principally related to receivables from other interexchange carriers and are otherwise limited to the Company's large number of customers in several states.

        The Company is also exposed to credit losses in the event of nonperformance by the counterparties to its interest rate swap agreements. The Company anticipates, however, that the counter parties will be able to fully satisfy their obligations under the contracts.

  (h) Investments

        Investments consist of stock in CoBank, ACB (CoBank), Rural Telephone Bank (RTB), the Rural Telephone Finance Cooperative (RTFC), Choice One Communications Inc. (Choice One), various cellular companies and partnerships and other minority equity investments, and Non-Qualified Deferred Compensation Plan assets. The stock in CoBank, RTB, and the RTFC is nonmarketable and stated at cost. For investments in partnerships, the equity method of accounting is used.

        The investment in Choice One stock is a marketable security classified as available for sale. Non-Qualified Deferred Compensation Plan assets are classified as trading. The Company uses fair value reporting for marketable investments in debt and equity securities classified as either available-for-sale or trading. For available-for-sale securities, the unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of comprehensive income until realized. Unrealized holding gains and losses on trading securities are included in other income.

        To determine if an impairment of an investment exists, the Company monitors and evaluates the financial performance of the business in which it invests and compares the carrying value of the investee to quoted market prices (if available), or the fair values of similar investments, which in certain instances, is based on traditional valuation models utilizing multiples of cash flows. When circumstances indicate that a decline in the fair value of the investment has occurred and the decline is other than temporary, the Company records the decline in value as a realized impairment loss and a reduction in the cost of the investment.

        The Company currently receives patronage dividends from its investments in businesses organized as cooperatives for Federal income tax purposes (CoBank and RTFC stock). Patronage dividends represent cash distributions of the cooperative's earnings and notices of allocations of earnings to the Company. Deferred and uncollected patronage dividends are included as part of the basis of the investment until collected. The RTB investment pays dividends annually at the discretion of its board of directors.

  (i) Property, Plant, and Equipment

        Property, plant, and equipment are carried at cost. Repairs and maintenance are charged to expense as incurred and major renewals and improvements are capitalized. For traditional telephone companies, the original cost of depreciable property retired, together with removal cost, less any salvage realized, is charged to accumulated depreciation. For all other companies, the original cost and accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Depreciation is determined using the straight-line method for financial reporting purposes.

  (j) Debt Issue Costs

        Debt issue costs are being amortized over the life of the related debt, ranging from 3 to 10 years. During 2003, $5.0 million in net book value of debt issue costs were written off in association with refinancing activity classified as other nonoperating expense in the statements of operations. Accumulated amortization of loan origination costs from continuing operations was $13.0 million and $10.3 million at December 31, 2002 and 2003, respectively, and $12.6 million at June 30, 2004 (unaudited).

  (k) Goodwill and Other Intangible Assets

        Goodwill consists of the difference between the purchase price incurred in acquisitions using the purchase method of accounting and the fair value of net assets acquired.

        In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, which the Company adopted effective January 1, 2002, goodwill is no longer amortized, but instead is assessed for impairment at least annually. During this assessment, management relies on a number of factors, including operating results, business plans, and anticipated future cash flows. In fiscal year 2001, goodwill was amortized using the straight-line method over an estimated useful life of 40 years. Accumulated amortization of goodwill at December 31, 2002 and 2003 and June 30, 2004 (unaudited) is $33.7 million.

  (l) Impairment of Long-lived Assets

        Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

        Goodwill and intangible assets not subject to amortization are tested annually for impairment following the adoption of SFAS No. 142. Prior to the adoption of SFAS No. 142, the Company evaluated the recoverability of goodwill pursuant to Accounting Principles Board Opinion No. 17, Intangible Assets, and used estimates of future cash flows in periodically evaluating goodwill for impairment. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's estimated fair value.

  (m) Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        FairPoint files a consolidated income tax return with its subsidiaries. FairPoint has a tax sharing agreement in which all of its subsidiaries are participants. All intercompany tax transactions and accounts have been eliminated in consolidation.

  (n) Interest Rate Swap Agreements

        The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company's outstanding or forecasted debt obligations. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analysis, to estimate the expected impact of changes in interest rates on the Company's future cash flows.

        The Company uses variable and fixed-rate debt to finance its operations, capital expenditures, and acquisitions. The variable-rate debt obligations expose the Company to variability in interest payments due to changes in interest rates. The Company believes it is prudent to limit the variability of a portion of its interest payments. To meet this objective, the Company enters into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swaps change the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt. As of December 31, 2003, the Company had two interest rate swap agreements with a combined notional amount of $50.0 million and expiration dates of May 2004.

        In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Certain Hedging Activities (SFAS No. 133). In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment to SFAS No. 133 (SFAS No. 138). SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. The Company adopted SFAS No. 133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative-effect-type loss adjustment (the "transition adjustment") of $(4.7) million in other comprehensive income (loss) to recognize at fair value all interest rate swap agreements. The fair value of the Company's interest rate swap agreements is determined from valuations received from financial institutions. The fair value indicates an estimated amount the Company would pay if the contracts were cancelled or transferred to other parties. At December 31, 2003, the Company expects to reclassify to nonoperating income (expense) during the next 12 months $0.1 million from the transition adjustment that was recorded in other comprehensive income (loss).

        Effective January 1, 2001, the Company discontinued hedge accounting prospectively on its existing interest rate swap agreements because the agreements do not qualify as accounting hedges under SFAS No. 133. As of December 31, 2002 and 2003, the fair value of all outstanding interest rate swap agreements used in continuing operations was $8.6 million and $0.9 million, respectively.

        On May 1, 2001, the Company entered into an interest swap with a notional amount of $25 million that was being accounted for as a cash flow hedge under the provisions of SFAS No. 133. The effective portion of the loss on this interest rate swap ($0.6 million) was being recorded in other comprehensive income (loss) through the third quarter of 2001. In association with the discontinued operations of the competitive communications business at Carrier Services and the bank negotiations in relation to Carrier Services' Credit Facility, as of December 31, 2001, the Company discontinued hedge accounting on this swap. As of December 31, 2001, the fair value of this interest rate swap was $0.6 million, and was recorded in the statements of operations as a charge to discontinued operations. In addition, the Company reclassified $0.6 million from other comprehensive income (loss) to discontinued operations from the translation adjustment recorded on January 1, 2001 for the other remaining interest rate swap (notional amount of $50 million) used by the Company for Carrier Services' Credit Facility. The fair market value of this swap was $2.6 million at December 31, 2001. At December 31, 2001, these interest rate swaps were classified as current liabilities of discontinued operations on the consolidated balance sheet at their respective fair values. These interest rate swaps were settled in May 2002 in conjunction with the restructuring of Carrier Services' Credit Facility.

        Amounts receivable or payable under interest rate swap agreements are accrued at each balance sheet date and included as adjustments to realized and unrealized gains (losses) on interest rate swaps.

        The following is a summary of amounts included in realized and unrealized gains (losses) on interest rate swaps (dollars in thousands):

	December 31,			June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Change in fair value of interest rate swaps	$(6,896)	2,135	7,693	4,574	874
Reclassification of transition adjustment included in other comprehensive income (loss)	(1,238)	(1,437)	(1,029)	(625)	(103)
Realized losses	(4,739)	(10,275)	(8,051)	(4,933)	(883)

Total	$(12,873)	(9,577)	(1,387)	(984)	(112)

  (o) Stock Appreciation Rights

        Stock appreciation rights have been granted to certain members of management by principal shareholders of the Company. The Company accounts for stock appreciation rights in accordance with FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. The Company measures compensation as the amount by which the market value of the shares of the Company's stock covered by the grant exceeds the option price or value specified, by reference to a market price or otherwise, subject to any appreciation limitations under the plan and a corresponding credit to additional paid-in capital. Changes, either increases or decreases, in the market value of those shares between the date of the grant and the measurement date result in a change in the measure of compensation for the right. Valuation of stock appreciation rights is typically based on traditional valuation models utilizing multiples of cash flows, unless there is a current market value for the Company's stock.

  (p) Stock Option Plans

        At December 31, 2003, the Company has three stock-based employee compensation plans. The Company accounts for its stock option plans using the intrinsic value-based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. SFAS No. 123 allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income disclosures as if the fair-value method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the intrinsic value-based method of accounting under APB No. 25 and has adopted the disclosure requirements of SFAS No. 123.

        The Company calculates stock-based compensation pursuant to the disclosure provisions of SFAS No. 123 using the straight-line method over the vesting period of the option. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income (loss) would have been (dollars in thousands):

				June 30,
	December 31, 2001	December 31, 2002	December 31, 2003
				2003	2004
				(unaudited)
Net income (loss), as reported	$(211,600)	13,239	1,671	790	(8,701)
Stock-based compensation expense included in reported net income (loss)	2,203	1,260	15	—	88
Stock-based compensation determined under fair value based method	40	(1,387)	(658)	(327)	(480)

Pro forma net income (loss)	$(209,357)	13,112	1,028	463	(9,093)

Basic and diluted earnings per share, as reported	$(4.22)	0.03	(0.09)	(0.10)	(0.17)

Baisc and diluted earnings per share, pro forma	$(4.18)	0.02	(0.10)	(0.11)	(0.18)

        The pro forma impact on income for the year ended December 31, 2001 assumes estimated forfeitures for those employees subject to termination due to the discontinued competitive communications operations. The pro forma impact on income for the year ended December 31, 2002 assumes estimated forfeitures for an employee who retired in January 2003. The pro forma impact on income for the year ended December 31, 2003 assumes estimated forfeitures for an employee who retired in December 2003. The stock-based compensation expense does not agree to the consolidated statements of operations due to the credit adjustments related to the stock appreciation rights of $(0.9) million and $(0.3) million for the years ended December 31, 2001 and 2002, respectively. There were no adjustments to the stock appreciation rights in the year ended December 31, 2003, as the fair market value per share of the Company's common stock remained flat during the year. The pro forma effects are not representative of the effects on reported net income for future years.

  (q) Certain Financial Instruments with Characteristics of Liabilities and Equity

        The Company prospectively adopted SFAS No. 150, effective July 1, 2003. The SFAS No. 150 adoption had no impact on net income (loss) attributed to common shareholders for any of the periods presented. SFAS No. 150 requires the Company to classify as a long-term liability its Series A Preferred Stock and to reclassify dividends and accretion from the Series A Preferred Stock as interest expense. Such stock is now described as "Preferred Shares Subject to Mandatory Redemption" in the Consolidated Balance Sheet as of December 31, 2003 and dividends and accretion on these shares are now included in pre-tax income whereas previously they were presented as a reduction to equity (a dividend) and, therefore, a reduction of net income available to common shareholders.

  (r) Business Segments

        Under the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company's only separately reportable business segment is its traditional telephone operations. The Company's traditional telephone operations are conducted in rural, suburban and small urban communities in various states. The operating income of this segment is reviewed by the chief operating decision maker to assess performance and make business decisions. Due to the sale of the Company's competitive communications operations, such operations (which were previously reported as a separate segment) are classified as discontinued operations.

  (s) Earnings Per Share

        Earnings per share has been computed in accordance with SFAS No. 128, Earnings Per Share. Basic earnings per share is computed by dividing net income (loss) less dividends accrued on Series A preferred shares subject to mandatory redemption and plus discounts on the redemption of such shares by the weighted average number of common shares outstanding for the period. Except when the effect would be anti-dilutive, the diluted earnings per share calculation includes the impact of restricted stock units and shares that could be issued under outstanding stock options.

        The number of potential common shares excluded from the calculation of diluted net loss per share, prior to the application of the treasury stock method, is as follows (amounts in thousands):

	Year ended December 31,			June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Contingent stock options	4,163	4,163	4,145	4,145	4,145
Shares excluded as effect would be anti-dilutive:
Stock options	836	2,082	2,448	2,018	2,446
Restricted stock units	—	—	145	—	145

	4,999	6,245	6,738	6,163	6,736

  (t) Reclassifications

        Certain amounts previously reported have been reclassified to conform to current year presentation.

(2)   Acquisitions

        On September 4, 2001, the Company acquired 100% of the capital stock of Marianna. This acquisition is not deductible for tax purposes. On September 28, 2001, the Company acquired certain assets of Illinois Consolidated Telephone Company. This acquisition is deductible for tax purposes. The aggregate purchase price for these acquisitions was $23.5 million.

        On December 1, 2003, the Company acquired 100% of the capital stock of CST and Commtel. The purchase for this acquisition was $32.6 million. The Company believes the entire amount of goodwill will be deductible for income tax purposes.

        Acquisition costs were $0.3 million and $0.3 million in 2001 and 2003, respectively. The Company's 2001 and 2003 acquisitions have been accounted for using the purchase method and, accordingly, the results of their operations have been included in the Company's consolidated financial statements from the date of acquisition. The excess of the purchase price and acquisition costs over the fair value of the net identifiable assets acquired was $14.4 million and $25.1 million and has been recognized as goodwill in 2001 and 2003, respectively.

        The allocation of the total net purchase price for the 2001 and 2003 acquisitions are shown in the table below:

	2001	2003
	(Dollars in thousands)
Current assets	$5,659	1,027
Property, plant, and equipment	4,953	8,301
Excess cost over fair value of net assets acquired	14,358	25,064
Other assets	6	—
Current liabilities	(111)	(1,182)
Other liabilities	(1,098)	(268)

Total net purchase price	$23,767	32,942

        The following unaudited pro forma information presents the combined results of operations of the Company as though the acquisitions made in each of the following years occurred at the beginning of the preceding year. These results include certain adjustments, including increased interest expense on debt related to the acquisitions, certain preacquisition transaction costs, and related income tax effects. The pro forma financial information does not necessarily reflect the results of operations if the acquisitions had been in effect at the beginning of the period or which may be attained in the future.

	Pro forma year ended December 31,
	2001	2002	2003
	(Dollars in thousands) (Unaudited)
Revenues	$233,640	$238,466	$238,663
Loss from continuing operations	(25,182)	(8,321)	(8,190)
Net income (loss)	(211,360)	13,612	1,731
Basis and diluted loss from continuing operations per share	$(0.50)	(0.40)	(0.28)
Basis and diluted earnings (loss) per share	$(4.22)	0.03	(0.09)

(3)   Goodwill and Other Intangible Assets

        Changes in the carrying amount of goodwill were as follows (dollars in thousands):

Balance, December 31, 2001 and 2002	$454,306
Disposal of South Dakota Divestiture	(10,525)

Balance, December 31, 2002, adjusted for discontinued operations	443,781
Acquisition of CST and Commtel	25,064

Balance, December 31, 2003	468,845
Acquisition adjustment of CST and Commtel (unaudited)	(31)

Balance, June 30, 2004 (unaudited)	$468,814

        In connection with the transitional goodwill impairment evaluation performed as of January 1, 2002, SFAS No. 142 required the Company to perform an assessment of whether there was an indication that goodwill was impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. The Company was required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit within six months of January 1, 2002. In performing the initial transitional impairment test, the Company determined that the carrying amount of its reporting unit did not exceed its estimated fair value and, therefore, the Company did not record an impairment loss upon adoption of SFAS No. 142. The Company updated its annual impairment testing of goodwill as of October 1, 2002 and 2003, and determined that no impairment loss was required to be recognized.

        As of the date of adoption of SFAS No. 142, the Company had unamortized goodwill of $443.8 million and equity method goodwill of $10.3 million. The loss from continuing operation as of

December 31, 2001, adjusted as if SFAS No. 142 had been effective as of January 1, 2001, compared to actual results for the years ended 2002 and 2003 (dollars in thousands) is as follows:

	2001	2002	2003
Reported loss from continuing operations	$(25,422)	$(8,694)	$(8,250)
Amortization of goodwill	11,680	—	—
Amortization of equity method goodwill	282	—	—

Adjusted loss from continuing operations	$(13,460)	$(8,694)	$(8,250)

Basis and diluted earnings per share:
Reported loss from continuing operations	$(0.51)	(0.41)	(0.28)
Amortization of goodwill	0.23	—	—
Amortization of equity method goodwill	.01	—	—

Adjusted loss from continuing operations	$(0.27)	(0.41)	(0.28)

        As of the date of adoption, the Company had $1.7 million in covenants not to compete that are intangible assets subject to amortization under SFAS No. 142. The covenants not to compete are being amortized over their useful lives of three to five years. Accumulated amortization of covenants not to compete was $3.9 million and $4.6 million at December 31, 2002 and 2003, respectively. The Company recorded amortization of $0.9 million, $0.9 million, and $0.7 million for the years ended December 31, 2001, 2002, and 2003, respectively. The Company will continue to amortize the covenants over their remaining estimated useful lives and will record amortization of $0.1 million during 2004.

(4)   Property, Plant, and Equipment

        A summary of property, plant, and equipment from continuing operations is shown below:

		December 31,
	Estimated life (in years)			June 30, 2004
		2002	2003
		(Dollars in thousands)		(unaudited)
Land	—	$3,667	$3,861	3,851
Buildings and leasehold improvements	2 - 40	34,122	36,331	36,467
Telephone equipment	3 - 50	548,152	591,621	606,378
Cable equipment	3 - 20	1,456	1,568	1,610
Furniture and equipment	3 - 34	15,448	18,184	18,432
Vehicles and equipment	3 - 20	19,200	20,712	20,975
Computer software	3 - 5	2,046	2,277	2,308

Total property, plant, and equipment		624,091	674,554	690,021
Accumulated depreciation		(352,401)	(407,848)	(431,415)

Net property, plant, and equipment		$271,690	$266,706	258,606

        The telephone company composite depreciation rate for property and equipment was 7.61%, 7.62%, and 7.46% in 2001, 2002, and 2003, respectively. Depreciation expense from continuing operations for the years ended December 31, 2001, 2002, and 2003 and the six-month periods ended June 30, 2003 and 2004 was $41.9 million, $45.3 million, $47.1 million, $23.5 million and $24.7 million, respectively (unaudited).

(5)   Investments

        The cost, unrealized holding gains and losses, and fair value of the Company's marketable equity investments classified as available-for-sale, at December 31, 2002 and 2003 and June 30, 2004 are summarized below (dollars in thousands):

	Cost	Unrealized holding gains	Unrealized holding loss	Fair value
December 31, 2002	$560	—	—	560
December 31, 2003	420	1,469	—	1,889
June 30, 2004 (unaudited)	349	109	—	458

        Proceeds from sales of available-for-sale securities were $1.1 million, $0.4 million, and $0.3 million in 2001, 2002, and 2003, respectively, and $0.1 million and $0.2 million for the six-month periods ended June 30, 2003 and 2004 (unaudited). Gross gains of $1.0 million, approximately $7,000 and $0.1 million in 2001, 2002, and 2003, respectively, and $68,000 and $0.2 million for the six-month periods ended June 30, 2003 and 2004 (unaudited), were realized on those sales.

        The Company's noncurrent investments at December 31, 2002 and 2003 and June 30, 2004 consist of the following (dollars in thousands):

	December 31,
			June 30, 2004
	2002	2003
			(unaudited)
Investment in cellular companies and partnerships	$16,341	14,399	10,606
RTB stock	20,125	20,125	20,125
CoBank stock and unpaid deferred CoBank patronage	4,903	5,136	5,139
RTFC secured certificates and unpaid deferred RTFC patronage	534	478	419
Other nonmarketable minority equity investments and Non-Qualified Deferred Compensation Plan assets	1,724	1,654	1,754

Total investments	$43,627	41,792	38,043

        The Company records its share of the earnings or losses of the investments accounted for under the equity method on a three-month lag. The investments accounted for under the equity method and the Company's ownership percentage as of December 31, 2002 and 2003 are summarized below:

	December 31,
			June 30, 2004
	2002	2003
			(unaudited)
Chouteau Cellular Telephone Company	33.7%	33.7%	33.7%
Illinois Valley Cellular RSA 2—I Ptnrs	13.3%	—	—
Illinois Valley Cellular RSA 2—II Ptnrs	13.3%	—	—
Illinois Valley Cellular RSA 2—III Ptnrs	13.3%	—	—
ILLINET Communications, LLC	9.1%	9.1%	9.1%
Orange County-Poughkeepsie Limited Partnership	7.5%	7.5%	7.5%
ILLINET Communications of Central IL LLC	5.2%	5.2%	5.2%
Syringa Networks, LLC	13.9%	13.9%	13.9%

        Proceeds from sales of investments accounted for under the equity method were $0.2 million and $1.8 million in 2001 and 2003, respectively. Gross gains of approximately $43,000 and $0.5 million, respectively, were realized on those sales. There were no sales of investments accounted for under the equity method during 2002 or for the six-month periods ended June 30, 2003 (unaudited). As discussed below, the Company disposed of certain interest in equity method investments for the Chouteau Cellular Telephone Company during the period ended June 30, 2004.

        Chouteau Cellular Telephone Company (a limited partnership in which the Company holds a 1.0% general partner interest and a 32.67% limited partner interest) (Chouteau) is an investment vehicle which holds a 25% member interest in Independent Cellular Telephone, LLC (ICT). ICT in turn is an investment vehicle which holds a 44.45% member interest in United States Cellular Telephone of Greater Tulsa, LLC (Tulsa, LLC). Because Tulsa, LLC is the actual operating entity within the overall investment structure, its summary financial information is presented below, rather than summary information for the Chouteau Cellular Telephone Company, which is the actual entity accounted for under the equity method on the books of the Company:

	September 30
	2002	2003
	(Dollars in thousands)
Current assets	$12,346	10,060
Property, plant, and equipment, net	65,394	90,060
Other	20,648	20,834

Total assets	$98,388	120,954

Current liabilities	$55,070	70,718
Noncurrent liabilities	2,878	1,165
Members' equity	40,440	49,071

Total liabilities and members' equity	$98,388	120,954

	Twelve months ended September 30
	2001	2002	2003
	(Dollars in thousands)
Revenues	$95,852	96,361	98,747
Operating income	7,338	12,407	12,482
Net income before cumulative effect of a change in accounting principle	4,950	10,402	13,232
Cumulative effect of a change in accounting principle	(963)	—	—
Net income	3,987	10,402	13,232

        In addition to holding the 44.45% member interest in Tulsa, LLC, ICT has long-term debt consisting of variable rate borrowings (5.50% at December 31, 2003) under a loan agreement with RTFC, due in quarterly installments of $0.7 million including interest through 2006. The note is collateralized by the assets of ICT, including its investment in Tulsa, LLC. The RTFC debt balance at December 31, 2003 was $6.0 million. The Company has issued an unsecured guarantee of the RTFC debt. As of December 31, 2003, the amount of the unsecured guarantee was $1.5 million.

        In January, 2004, ICT sold its membership interest in Tulsa, LLC and as a result, Chouteau Cellular Telephone Company made a $2.5 million distribution to the Company. In conjunction with this sale, ICT paid the long-term debt owed to RTFC thereby eliminating the Company guarantee of the RTFC debt. Subsequent to the sale, the Company continues to have an investment in Chouteau Cellular Telephone Company, but the partnership assets are minimal and do not include any interests in the cellular telephone business of Chouteau.

        During 2003, the Company sold its ownership percentages of Illinois Valley Cellular RSA 2-I Partnership, Illinois Valley Cellular RSA 2-II Partnership and Illinois Valley Cellular RSA 2-III Partnership. Proceeds from the sales of these investments were $1.8 million and gross gains of approximately $0.4 million were realized on these sales.

        The Company continually evaluates its investment holdings for evidence of impairment. During 2002, the Company determined that the decline in market value of its Choice One common stock was "other than temporary." As such, the Company recorded a noncash charge of $8.2 million. This charge is classified with the impairment on investments in the consolidated statements of operations.

        Following an August 2, 2004 announcement by Choice One of a financial restructuring under Chapter 11 of the United States Bankruptcy Code, the quoted market value of the Company's investment in Choice One Communications Inc.'s common stock declined from $0.5 million at June 30, 2004, to $65,000 at August 2, 2004. The Company expects that the decline in fair value is other-than-temporary, and has recorded an impairment loss of $0.4 million in August 2004, of which $0.3 million was recorded as an expense in the statements of operations and $0.1 million was recorded as a reduction in accumulated other comprehensive income.

        During 2002, the Company determined that the carrying amount exceeded the estimated fair value of some investments accounted for under the equity method, and such declines were "other than temporary." As such, the Company recorded a noncash charge of $1.7 million and $2.7 million, respectively, for the Chouteau and the Illinois Valley Cellular RSA 2—I, II, and III partnership investments. These charges are classified with the impairment on investments in the consolidated statements of operations.

(6)   Long-term Debt

        Long-term debt at December 31, 2002 and 2003 and June 30, 2004 is shown below (dollars in thousands):

	December 31,		June 30,
	2002	2003	2004
			(unaudited)
Senior secured notes, variable rates ranging from 4.25% to 10.57% at December 31, 2003 (5.1875% to 10.57% at June 30, 2004—unaudited), due 2004 to 2007	$351,778	171,091	192,271
Senior subordinated notes due 2008:
Fixed Rate Notes, 9.50%	125,000	115,207	115,207
Variable Rate Notes, 5.81% at December 31, 2003 (5.425% at June 30, 2004—unaudited)	75,000	75,000	75,000
Senior subordinated notes, 12.50%, due 2010	200,000	193,000	193,000
Senior subordinated notes, 11.875% due 2010	—	225,000	225,000
Carrier Services' senior secured notes, 8.00%, due 2007	28,829	24,570	—
Senior notes to RTFC:
Fixed rate, 9.20%, due 2009	3,250	2,776	2,519
Variable rate ranging from 6.95% to 8.80% at December 31, 2003 and June 30, 2004 (unaudited), due 2009	4,871	4,162	3,775
Subordinated promissory notes, 7.00%, due 2005	7,000	7,000	7,000
First mortgage notes to Rural Utilities Service, fixed rates ranging from 2.00% to 10.78%, due 2003 to 2016	7,090	6,492	6,186
Senior notes to RTB, fixed rates ranging from 7.50% to 8.00%, due 2008 to 2014	1,372	1,262	1,202

Total outstanding long-term debt	804,190	825,560	821,160
Less current portion	(5,704)	(21,982)	(28,201)

Total long-term debt, net of current portion	$798,486	803,578	792,959

        The approximate aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2003 and June 30, 2004 are as follows (dollars in thousands):

	December 31, 2003	June 30,
		(unaudited)
Fiscal year:
2005	$21,982	28,201
2006	32,119	26,117
2007	37,591	151,430
2008	119,619	192,635
2009	192,700	1,751
Thereafter	421,549	421,026

	$825,560	821,160

  Senior Secured Notes

        On March 30, 1998, the Company closed a $315 million senior secured credit facility (the Credit Facility) which committed $75 million of term debt (tranche C) amortized over nine years, $155 million of term debt (tranche B) amortized over eight years, and $85 million of reducing revolving credit facility debt (revolving facility) with a term of 6.5 years. On March 14, 2000, an additional $165 million of reducing revolving credit facility debt (acquisition facility) with a term of 4.5 years was committed and made available to the Company under the Credit Facility. The Credit Facility requires that the Company maintain certain financial covenants.

        The Credit Facility was amended and restated as part of a refinancing completed on March 6, 2003. Our amended and restated credit facility provides for, among other things, rescheduled amortization and an excess cash flow sweep with respect to the tranche C term facility. Our amended and restated credit facility consists of term loan facilities (consisting of tranche A loans and tranche C loans) in an aggregate principal amount of $156.4 million and a revolving credit facility in an aggregate principal amount of $70.0 million. All of our obligations under our amended and restated credit facility are unconditionally and irrevocably guaranteed jointly and severally by four of our mid-tier subsidiaries. Outstanding debt under our amended and restated credit facility is secured by a first priority perfected security interest in all of the capital stock of certain of our subsidiaries.

        Our amended and restated credit facility is comprised of the following facilities:

  Revolving loan facility.    A revolving loan facility of $85.0 million. As of December 31, 2003 and June 30, 2004, $14.7 million and $40.7 million (unaudited), respectively, was outstanding under the revolving loan facility. These loans mature on March 31, 2007 and bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%. On January 30, 2004, the Company increased the revolving loan facility from $70.0 to $85.0 million.

  Tranche A term loan facility.    A tranche A term loan facility of $40 million. As of December 31, 2003 and June 30, 2004, $30.0 million and $40.0 million (unaudited), respectively, of tranche A term loans were outstanding. These loans mature on March 31, 2007 and bear interest per annum at either a base rate plus 3.00% or LIBOR plus 4.00%. On January 30, 2004, the Company increased the tranche A term loan facility from $30.0 to $40.0 million.

  Tranche C term loan facility.    As of December 31, 2003 and June 30, 2004, approximately $126.4 million and $111.6 million (unaudited), respectively, of tranche C term loans remained outstanding. These loans mature on March 31, 2007. Mandatory repayments under the tranche C term loan facility are scheduled to be $20.0 million, $20.0 million, $30.0 million and a final $56.4 million in years 2004, 2005, 2006, and on March 31, 2007, respectively. Tranche C term loans bear interest per annum at either a base rate plus 3.50% or LIBOR plus 4.50%.

        Our amended and restated credit facility contains certain customary covenants and other credit requirements of the Company and its subsidiaries and certain customary events of default. Our amended and restated credit facility limits our ability to make investments in Carrier Services and its subsidiaries.

        Net cash proceeds from asset sales are required to be applied as mandatory prepayments of principal on outstanding loans unless such proceeds are used by us to finance acquisitions permitted under our amended and restated credit facility within 180 days (270 days with respect to a Special Asset Sale, as defined in the credit facility) of our receipt of such proceeds. Change of control transactions trigger a mandatory prepayment obligation. Voluntary prepayments of loans, including interim prepayments of revolving loans with proceeds of asset sales that are not used to prepay term loans in anticipation of being subsequently applied to fund a permitted acquisition or acquisitions within 180 days (270 days in the event described above) of the asset sale, may be made at any time without premium or penalty, provided that voluntary prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

        In addition, our amended and restated credit facility provides that on the date occurring 90 days after the last day of each of our fiscal years, commencing December 31, 2003, 50% of excess cash flow (as defined in our amended and restated credit facility) for the immediately preceding fiscal year shall be applied as a mandatory repayment of the then outstanding tranche C term loan facility; provided, however, that such requirement shall terminate at such time as (i) we first meet a senior secured leverage ratio (as defined in our credit facility) of less than or equal to 1.00 to 1.00 and (ii) no default or event of default exists under our amended and restated credit facility.

        On January 30, 2004, the Company amended its amended and restated credit facility to increase its revolving loan facility from $70.0 million to $85.0 million and its tranche A term loan facility from $30.0 million to $40.0 million. The Company used all of the additional borrowing under the Tranche A term loan facility and a portion of the borrowings under the revolving loan facility to repay in full all of the indebtedness under Carrier Services' Senior Secured Notes. There was no gain or loss on the extinguishment of this indebtedness.

        The Company used two interest rate swap agreements, with notional amounts of $25 million each, to effectively convert a portion of its variable interest rate exposure under the Credit Facility to fixed rates ranging from 8.07% to 10.34%. The expiration date of the swap agreements is May 2004.

        The Company's amended and restated credit facility allows the Company to request letters of credit to support obligations of the Company incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million and subject to limitations on the aggregate amount outstanding under the amended and restated credit facility. As of December 31, 2003, $1.0 million had been issued under this letter of credit. As of June 30, 2004, two letters of credit had been issued for $1.0 million and $0.5 million, respectively (unaudited).

Fixed Rate and Floating Rate Senior Subordinated Notes issued in 1998

        FairPoint issued $125.0 million aggregate principal amount of Senior Subordinated Notes (the 1998 Fixed Rate Notes) and $75.0 million of Floating Rate Notes (the 1998 Floating Rate Notes) in 1998.

The 1998 Fixed Rate Notes bear interest at the rate of 9 1/2% per annum and the 1998 Floating Rate Notes bear interest at a rate per annum equal to LIBOR plus 418.75 basis points, in each case payable semi-annually in arrears. The LIBOR rate on the 1998 Floating Rate Notes is determined semi-annually.

        The 1998 Fixed Rate Notes and 1998 Floating Rate Notes mature on May 1, 2008. FairPoint may redeem the 1998 Fixed Rate Notes and the 1998 Floating Rate Notes at any time, in each case, at the redemption prices stated in the indenture under which those notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, FairPoint must offer to repurchase the outstanding 1998 Fixed Rate Notes and 1998 Floating Rate Notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 1998 Fixed Rate Notes and 1998 Floating Rate Notes are general unsecured obligations of FairPoint, subordinated in right of payment to all existing and future senior indebtedness of FairPoint, including all obligations under the Company's amended and restated credit facility.

        The indenture governing the 1998 Fixed Rate Notes and 1998 Floating Rate Notes contains certain customary covenants and events of default.

        At December 31, 2003 and June 30, 2004 the Company's restricted covenants do not allow the Company to make any dividend payments.

Senior Subordinated Notes issued in 2000

        FairPoint issued $200.0 million aggregate principal amount of Senior Subordinated Notes (the 2000 Notes) in 2000. The 2000 Notes bear interest at the rate of 12 1/2% per annum, payable semi-annually in arrears.

        The 2000 Notes mature on May 1, 2010. FairPoint may redeem the 2000 Notes at any time on or after May 1, 2005 at the redemption prices stated in the indenture under which the 2000 Notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, FairPoint must offer to repurchase the outstanding 2000 Notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 2000 Notes are general unsecured obligations of FairPoint, subordinated in right of payment to all existing and future senior indebtedness of FairPoint, including all obligations under the Company's amended and restated credit facility.

        The indenture governing the 2000 Notes contains certain customary covenants and events of default.

Senior Notes issued in 2003

        FairPoint issued $225.0 million aggregate principal amount of Senior Notes in 2003 (the 2003 Notes). The 2003 Notes bear interest at the rate of 11 7/8% per annum, payable semi-annually in arrears.

        The 2003 Notes mature on March 1, 2010. FairPoint may redeem the 2003 Notes at any time on or after March 1, 2007 at the redemption prices stated in the indenture under which the 2003 Notes were issued, together with accrued and unpaid interest, if any, to the redemption date. In the event of a change of control, FairPoint must offer to repurchase the outstanding 2003 Notes for cash at a purchase price of 101% of the principal amount of such notes, together with all accrued and unpaid interest, if any, to the date of repurchase.

        The 2003 Notes are general unsecured obligations of FairPoint, ranking pari passu in right of payment with all existing and future senior debt of FairPoint, including all obligations under the Company's amended and restated credit facility, and senior in right of payment to all existing and future subordinated indebtedness of FairPoint.

        The indenture governing the 2003 Notes contains certain customary covenants and events of default.

        The proceeds from the offering of the 2003 Notes and borrowings under the Company's amended and restated credit facility's tranche A term loan facility were used to: (i) repay the entire amount of all loans outstanding under FairPoint's then outstanding credit facility's revolving facility, acquisition facility and tranche B term loan facility; (ii) repurchase $13.3 million aggregate liquidation preference of the Company's Series A Preferred Stock (together with accrued and unpaid dividends thereon) at 65% of its liquidation preference; (iii) repurchase $9.8 million aggregate principal amount of the 1998 Fixed Rate Notes (together with accrued and unpaid interest thereon) for approximately $7.9 million; (iv) repurchase $7.0 million aggregate principal amount of the 2000 Notes (together with accrued and unpaid interest thereon) for approximately $6.1 million; (v) make a capital contribution of approximately $1.5 million to Carrier Services, which used these proceeds to retire $2.2 million of its debt; and (vi) pay transaction fees.

        As a result of the issuance of the 2003 Notes, the Company recorded $2.8 million and $0.7 million of non-operating gains on the extinguishment of the 1998 Fixed Rate Notes and 2000 Notes and the Carrier Services debt, respectively. The Company also repurchased some Series A Preferred Stock at a discount of $2.9 million. Additionally, the Company recorded a non-operating loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt in 2003.

  Carrier Services' Senior Secured Notes

        On May 10, 2002, Carrier Services entered into an Amended and Restated Credit Agreement with its lenders to restructure the obligations of Carrier Services and its subsidiaries under Carrier Services' Credit Facility. In connection with such restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of the obligations under Carrier Services' Credit Facility, (ii) the lenders converted $93.9 million of the loans and obligations under Carrier Services' Credit Facility into shares of the Company's Series A Preferred Stock having a liquidation preference equal to the amount of the loans and obligations under Carrier Services' Credit Facility, and (iii) the remaining loans under Carrier Services' Credit Facility and Carrier Services' obligations under its swap arrangements were converted into $27.9 million aggregate principal amount of new term loans.

        As a result of this restructuring, in 2002, the Company recorded a gain classified within discontinued operations of $17.5 million for the extinguishment of debt and settlement of its interest rate swap agreements. The gain represents the difference between the May 10, 2002 carrying value of $128.8 million of retired debt ($125.8 million) and related swap obligations ($3.0 million) and the sum of the aggregate value of the cash paid ($5.0 million) plus principal amount of new term loans ($27.9 million) plus the estimated fair value of the Company's Series A Preferred Stock issued ($78.4 million).

        The converted loans under the new Carrier Services' Amended and Restated Credit Agreement consist of two term loan facilities: (i) Tranche A Loans in the aggregate principal amount of $8.7 million and (ii) Tranche B Loans in the aggregate principal amount of $19.2 million, each of which matures in May 2007. Interest on the new loans is payable monthly and accrues at a rate of 8% per annum; provided, however, that upon an event of default the interest rate shall increase to 10% per annum. Interest on the Tranche A Loans must be paid in cash and interest on Tranche B Loans may be paid, at the option of Carrier Services, either in cash or in kind. For the years ended December 31, 2002 and 2003, $0.9 million and $1.5 million, respectively, in additional debt was issued to satisfy the accrued in kind interest on the Tranche B loans. The principal of the Tranche A Loans is due at maturity and the principal of the Tranche B Loans is payable as follows: (a) $3,026,000 is due on September 30, 2005; (b) $5,372,000 is due on September 30, 2006; and (c) the remaining principal balance is due at maturity. On May 6, 2003, Carrier Services extinguished $2.2 million of the tranche A and tranche B loans. Carrier Services has made mandatory prepayments on the tranche B loans utilizing payments received under its tax sharing agreement with the Parent and proceeds from asset sales. As of December 31, 2003, approximately $7.9 million tranche A and $16.7 million of tranche B loans remained outstanding. On January 30, 2004, these loans were paid in full utilizing borrowings under the Company's amended and restated credit facility.

  Other

        In conjunction with the senior notes payable to the RTFC and the RTB and the first mortgage notes payable to the Rural Utilities Service, certain of the Company's subsidiaries are subject to restrictive covenants limiting the amounts of dividends that may be paid.

        The Company also has $0.4 million of unsecured demand notes payable to various individuals and entities with interest payable at 5.25% at December 31, 2003.

(7)   Redeemable Preferred Stock

        The Series A Preferred Stock was issued to the lenders in connection with the Carrier Services debt restructuring. The Series A Preferred Stock is nonvoting and is not convertible into common stock of the Company. The Series A Preferred Stock provides for the payment of dividends at a rate equal to 17.428% per annum. Dividends on the Series A Preferred Stock are payable, at the option of the Company, either in cash or in additional shares of Series A Preferred Stock. The Company has the option to redeem any outstanding Series A Preferred Stock at any time. The redemption price for such shares is payable in cash in an amount equal to $1,000 per share plus any accrued but unpaid dividends thereon (the Preference Amount). Under certain circumstances, the Company would be required to pay a premium of up to 6% of the Preference Amount in connection with the redemption of the Series A Preferred Stock. In addition, upon the occurrence of certain events, such as (i) a merger, consolidation, sale, transfer or disposition of at least 50% of the assets or business of the Company and its subsidiaries, (ii) a public offering of the Company's common stock which yields in the aggregate at least $175.0 million, or (iii) the first anniversary of the maturity of the Company's senior subordinated notes (which first anniversary will occur in May 2011), the Company would be required to redeem all outstanding shares of the Series A Preferred Stock at a price per share equal to the Preference Amount, unless prohibited by the Company's credit facility or by the indentures governing its senior subordinated notes. In connection with the March refinancing, certain holders of the Series A Preferred Stock agreed to reduce the dividend rate payable on the shares they hold from 17.428% to 15% for the period from March 6, 2003 to March 6, 2005.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of a nonpublic entity, in which this statement shall be effective for fiscal periods beginning after December 15, 2003. For purposes of SFAS No. 150, the Company meets the definition of a nonpublic entity. The Company prospectively adopted SFAS No. 150, effective July 1, 2003. The SFAS No. 150 adoption had no impact on net income (loss) attributed to common shareholders for any of the periods presented.

        SFAS No. 150 requires the Company to classify as a long-term liability its Series A Preferred Stock and to classify dividends and accretion from the Series A Preferred Stock as interest expense. Such stock is now described as "Preferred Shares Subject to Mandatory Redemption" in the Balance Sheets as of December 31, 2003 and dividends and accretion on these shares are now included in pre-tax income whereas previously they were presented as a reduction to equity (a dividend) and, therefore, a reduction of net income available to common shareholders.

        The initial carrying amount of the Series A Preferred Stock has been recorded at its fair value at the date of issuance ($78.4 million). The carrying amount is being increased by periodic accretions, using the interest method, so that the carrying amount will equal the mandatory redemption amount ($82.3 million) at the mandatory redemption date (May 2011). On March 6, 2003, in connection with the Company's issuance of the 2003 Notes, the Company used a portion of these proceeds to repurchase $13.3 million aggregate liquidation preference of its Series A Preferred Stock at a 35% discount (together with accrued and unpaid dividends thereon). For the years ended December 31, 2002 and 2003 and for the six-month periods ended June 30, 2003 and 2004, the Series A Preferred Stock has been increased by $1.0 million, $1.4 million, $0.7 million (unaudited) and $0.7 million (unaudited) respectively, to reflect the periodic accretions. The carrying amount of the Series A Preferred Stock has been further increased by $10.9 million and $16.5 million in connection with dividends paid in-kind on the outstanding shares of the Series A Preferred Stock for the years ended December 31, 2002 and 2003, respectively, and by $8.2 million (unaudited) and $9.0 million (unaudited) for the six month periods ended June 30, 2003 and 2004. Prior to the adoption of SFAS No. 150, additional paid-in capital has been decreased $11.9 million and $8.9 million for the increases in the carrying balance of the Series A Preferred Stock for the year ended December 31, 2002 and the period ended June 30, 2003, respectively. Upon the adoption of SFAS No. 150, pre-tax income has been decreased $9.0 million for the increases in the carrying balance of the Series A Preferred Stock for the period July 1, 2003 through December 31, 2003.

(8)   Employee Benefit Plans

        The Company sponsors a voluntary 401(k) savings plan (the 401(k) Plan) that covers substantially all eligible employees. Each 401(k) Plan year, the Company contributes to the 401(k) Plan an amount of matching contributions determined by the Company at its discretion. For the 401(k) Plan years ended December 31, 2001, 2002, and 2003, the Company matched 100% of each employee's contribution up to 3% of compensation and 50% of additional contributions up to 6%. The 401(k) Plan also allows for a profit sharing contribution that is made based upon management discretion. Total Company contributions to the 401(k) Plan were $1.8 million, $1.4 million, and $2.7 million for the years ended December 31, 2001, 2002, and 2003, respectively, and $0.6 million (unaudited) for each of the six-month periods ended June 30, 2003 and 2004.

        In 1999, the Company began a Non-Qualified Deferred Compensation Plan (the NQDC Plan) that covers certain employees. The NQDC Plan allows highly compensated individuals to defer additional compensation beyond the limitations of the 401(k) Plan. Company matching contributions are subject to the same percentage as the 401(k) Plan. Total Company contributions to the NQDC Plan were approximately $16,000, $1,000, and $7,000 for the years ended December 31, 2001, 2002, and 2003, respectively. There were no Company contributions to the NQDC Plan for the six-month periods ended June 30, 2003 and 2004 (unaudited). At December 31, 2002 and 2003 and June 30, 2004 (unaudited), the NQDC Plan assets were $0.6 million. The related deferred compensation obligation is included in other liabilities in the accompanying consolidated balance sheets.

        C&E, Taconic, and GT Com also sponsor defined contribution 401(k) retirement savings plans for union employees. C&E, Taconic, and GT Com match contributions to these plans based upon a percentage of pay of all qualified personnel and make certain profit sharing contributions. Contributions to the plans were $0.2 million, $0.3 million, and $0.2 million for the years ended December 31, 2001, 2002, and 2003, respectively, and approximately $0.1 million (unaudited) for the six-month periods ended June 30, 2003 and 2004.

(9)   Income Taxes

        Income tax benefit (expense) from continuing operations for the years ended December 31, 2001, 2002, and 2003 consists of the following components:

	2001	2002	2003
	(Dollars in thousands)
Current:
Federal	$—	—	—
State	(569)	(603)	199

Total current income tax benefit (expense) from continuing operations	(569)	(603)	199

Investment tax credits	138	85	37

Deferred:
Federal	—	—	—
State	—	—	—

Total deferred income tax benefit (expense) from continuing operations	—	—	—

Total income tax benefit (expense) from continuing operations	$(431)	(518)	236

        Total income tax benefit (expense) from continuing operations was different than that computed by applying U.S. Federal income tax rates to losses from continuing operations before income taxes for the years ended December 31, 2001, 2002, and 2003. The reasons for the differences are presented below:

	2001	2002	2003
	(Dollars in thousands)
Computed "expected" tax benefit from continuing operations	$7,791	1,952	2,880
State income tax benefit (expense), net of Federal income tax expense	(376)	(398)	131
Amortization of investment tax credits	138	85	37
Goodwill amortization	(3,339)	—	—
Dividends on preferred stock	—	—	(3,077)
Dividends received deduction	—	—	94
Stock-based compensation	(749)	(428)	—
Valuation allowance	(4,067)	(1,851)	—
Disallowed expenses and other	171	122	171

Total income tax benefit (expense) from continuing operations	$(431)	(518)	236

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 2002 and 2003 are presented below:

	2002	2003
	(Dollars in thousands)
Deferred tax assets:
Federal and state tax loss carryforwards	$94,223	91,527
Employee benefits	632	784
Restructure charges and exit liabilities	2,873	1,917
Allowance for doubtful accounts	451	375
Alternative minimum tax and other state credits	2,861	2,209

Total gross deferred tax assets	101,040	96,812
Valuation allowance	(71,733)	(64,392)

Net deferred tax assets	29,307	32,420

Deferred tax liabilities:
Property, plant, and equipment, principally due to depreciation differences	16,716	17,244
Goodwill, due to amortization differences	8,906	10,654
Basis in investments	3,685	4,522

Total gross deferred tax liabilities	29,307	32,420

Net deferred tax assets	$—	—

        The valuation allowance for deferred tax assets as of December 31, 2002 and 2003 was $71.7 million and $64.4 million, respectively. The change in the valuation allowance was $(4.9) million and $(7.3) million of which $1.9 million and $0.0 million was allocated to continuing operations and $(6.8) million and $(7.3) million to discontinued operations for the years ended December 31, 2002 and

2003, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of $176.4 million prior to the expiration of the net operating loss carryforwards in 2022. Taxable income (loss) for the years ended December 31, 2002 and 2003 was $(11.2) million and $7.6 million, respectively. Based upon the level of projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 2003. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

        At December 31, 2003, federal and state net operating loss carryforwards of $250.8 million expire in 2019 to 2022. At December 31, 2003, the Company has alternative minimum tax credits of $1.7 million which may be carried forward indefinitely.

(10) Stockholders' Equity

        The following summarizes the authorized share capital of the Company:

  Class A common stock—authorized 236,200,000 voting common shares at a par value of $0.01 per share. Class A common shares carry one vote per share.

  Class B common stock—authorized 150,000,000 nonvoting, convertible common shares at a par value of $0.01 per share.

  Class C common stock—authorized 13,800,000 nonvoting, convertible common shares at a par value of $0.01 per share. The Class C common shares are automatically convertible into Class A common shares upon either the completion of an initial public offering of at least $150 million of the Company's Class A common stock or the occurrence of certain conversion events, as defined in the articles of incorporation. The conversion rate for the Class C common shares to Class A common shares is one-for-one.

  Series A preferred stock—authorized 1,000,000 nonvoting, nonconvertible, redeemable preferred shares at a par value of $0.01 per share (see note 7).

  Series D preferred stock—authorized 100,000,000 nonvoting, convertible, cumulative participating preferred shares at a par value of $0.01 per share.

        In May 2002, the Company amended and restated its certificate of incorporation to eliminate its Series D preferred stock and to designate and authorize the issuance of up to 1,000,000 shares of Series A preferred stock.

  Issuance of Common Stock Subject to Put Obligations

        In connection with the acquisition of Fremont, the Company issued 457,318 shares of Class A common stock to certain of the former owners of Fremont. Under the terms of the agreements, these shares can be put back to the Company at any time. The purchase price for such stock is the higher of the current fair market value or the fair market value of the Company's common stock on the date of the acquisition of Fremont. Such former owners of Fremont exercised their put options on 75,418 shares in December 2000 and on 66,676 shares in March 2001. The Company has recorded the common stock subject to put options as temporary equity in the accompanying consolidated balance sheets. In May 2001, the Company loaned $999,980 to such former owners of Fremont. In January 2002, these loans were paid with 76,218 shares subject to the put options. In January 2003, put options on 76,218 shares were exercised for $999,980. In July 2003, the Company loaned $999,980 to such former owners of Fremont; these loans mature on January 2, 2005. In January 2004, put options on 76,218 shares were exercised for $999,980.

(11) Stock Option Plans

  Compensation expense

        In April 2000, the Company issued stock options under the 1998 Plan to employee participants in the FairPoint Communications Corp. Stock Incentive Plan (Carrier Services' Plan) in consideration of the cancellation of all options previously granted under the Carrier Services' Plan. The Company issued 1,620,465 and 73,200 options to purchase Class A common stock of the Company at an exercise price of $3.28 per share and $13.12 per share, respectively. The Company was recognizing a compensation charge on these Carrier Services' options for the amount the market value of the Company's common stock exceeded the exercise price on the date of grant. In order to maintain the same economic benefits as previously existed under the Carrier Services' Plan, Carrier Services also intended to provide a cash bonus to its employees for each option exercised. The Company was amortizing the compensation charge related to the Carrier Services' option grant and the cash bonus over the vesting period of five years up to the settlement of these options in 2001.

        On December 31, 2001, the Company extended the exercise period on 284,200 1995 Plan stock options. The Company recognized a compensation charge of $2.2 million related to the modification of these options during 2001. On December 31, 2002, the Company extended the exercise period on 213,200 1995 Plan Stock Options. The Company recognized a compensation charge of $1.2 million related to the modification of these options during 2002.

        Certain principal shareholders of the Company granted stock appreciation rights to certain members of management. The stock appreciation rights are fully vested. The stock appreciation rights may be settled in cash or stock, at the option of the granting shareholders. In connection with the stock appreciation rights, the Company recognized a benefit of $0.9 million and $0.3 million in 2001 and 2002, respectively, as the value associated with the stock appreciation rights declined. There were no adjustments to the stock appreciation rights in the year ended December 31, 2003, as the fair market value per share of the Company's common stock remained flat during the year.

  1995 Stock Option Plan

        In February 1995, the Company adopted the 1995 Plan. The 1995 Plan covers officers, directors, and employees of the Company. The Company may issue qualified or nonqualified stock options to purchase up to 1,136,800 shares of the Company's Class A common stock to employees that will vest equally over 5 years from the date of employment of the recipient and are exercisable during years 5 through 10. In 1995, the Company granted options to purchase 852,800 shares at $0.25 per share. There were no options granted since 1995.

        The per share weighted average fair value of stock options granted during 1995 was $0.13 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.41%, and an estimated option life of five years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

        Stock option activity for the years ended December 31, 2001, 2002 and 2003 and the six-month period ended June 30, 2004 under the 1995 Plan is summarized as follows:

	2001	2002	2003	2004
				(unaudited)
Outstanding, beginning of period	592,460	592,460	592,460	592,460
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited	—	—	—	—

Outstanding, end of period	592,460	592,460	592,460	592,460

Exercisable, end of period	592,460	592,460	592,460	592,460

Stock options available to grant, end of period			284,000	284,000

  MJD Communications, Inc. Stock Incentive Plan

        In August 1998, the Company adopted the 1998 Plan. The 1998 Plan provides for grants of up to 6,952,540 nonqualified stock options to executives and members of management, at the discretion of the compensation committee of the board of directors. Options vest in 25% increments on the second, third, fourth, and fifth anniversaries of an individual grant. In the event of a change in control, outstanding options will vest immediately.

        Pursuant to the terms of the grant, options granted in 1998 and 1999 become exercisable only in the event that the Company is sold, an initial public offering of the Company's common stock results in the principal shareholders holding less than 10% of their original ownership, or other changes in control, as defined, occur. The number of options that may become ultimately exercisable also depends upon the extent to which the price per share obtained in the sale of the Company would exceed a minimum selling price of $4.28 per share. All options have a term of 10 years from date of grant. For those options granted in 1998 and 1999, the Company will record compensation expense for the excess of the estimated market value of its common stock over the exercise price of the options when and if a sale of the Company, at the prices necessary to result in exercisable options under the grant, becomes imminent or likely.

        Pursuant to the terms of the grant, options granted in 2000 become exercisable immediately upon vesting. The per share weighted average fair value of stock options granted under the 1998 Plan during 2000 was $11.17 on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a risk-free interest rate of 6.52%, and an estimated option life of 10 years. Because the Company was nonpublic on the date of the grant, no assumption as to the volatility of the stock price was made.

        Stock option activity under the 1998 Plan is summarized as follows:

	Options outstanding	Weighted average exercise price
Outstanding at January 1, 2001	6,088,315	$2.22
Granted	—	—
Exercised	(91,500)	3.28
Forfeited	(1,590,525)	3.21

Outstanding at December 31, 2001	4,406,290	1.84
Granted	250,000	7.00
Exercised	—	—
Forfeited	(225,090)	3.28

Outstanding at December 31, 2002	4,431,200	2.06
Granted	—	—
Exercised	—	—
Forfeited	(17,500)	1.71

Outstanding at December 31, 2003 and June 30, 2004 (unaudited)	4,413,700	2.06

Stock options available to grant at December 31, 2003 and June 30, 2004 (unaudited)	2,538,840

Options outstanding			Options exercisable
Exercise price	Number outstanding at December 31, 2003	Remaining contractual life (years)	Number exercisable at December 31, 2003	Weighted average exercise price
$1.71	3,961,400	4.60	—	$—
2.74	184,000	5.50	—	—
3.28	18,300	6.30	13,725	3.28
7.00	250,000	8.00	—	—

	4,413,700		13,725	$3.28

        The weighted average remaining contractual life for the options outstanding at December 31, 2003 is 4.8 years.

  FairPoint Communications, Inc. 2000 Employee Stock Incentive Plan

        In May 2000, the Company adopted the 2000 Plan. The 2000 Plan provided for grants to members of management of up to 10,019,200 options to purchase Class A common stock, at the discretion of the compensation committee. During 2002, the Company amended the 2000 Plan to limit the number of shares available for grant to 2,365,510. In December 2003, the Company amended the 2000 Plan to allow for the grant to members of management of up to 10,019,200 shares of restricted stock in addition to shares available for stock options. Options granted under the 2000 Plan may be of two types: (i) incentive stock options and (ii) nonstatutory stock options. Unless the compensation committee shall otherwise specify at the time of grant, any option granted under the 2000 Plan shall be a nonstatutory stock option.

        Under the 2000 Plan, unless otherwise determined by the compensation committee at the time of grant, participating employees are granted options to purchase Class A common stock at exercise prices not less than the market value of the Company's Class A common stock at the date of grant. Options have a term of 10 years from date of grant. Options vest in increments of 10% on the first anniversary, 15% on the second anniversary, and 25% on the third, fourth, and fifth anniversaries of an individual grant. Subject to certain provisions, in the event of a change of control, the Company will cancel each option in exchange for a payment in cash of an amount equal to the excess, if any, of the highest price per share of Class A common stock offered in conjunction with any transaction resulting in a change of control over the exercise price for such option.

        On August 3, 2001, the Company made an offer to its employees to cancel their existing options issued under the 2000 Plan in exchange for new options to be granted on the date that is on or after six months and one day following the expiration date of the offer. As a result of this offer, 3,274,935 options were canceled. The remaining shares outstanding under this plan were forfeited during 2001. On March 13, 2002, 880,819 stock options were issued under this exchange offer.

        Restricted stock units vest in increments of 33% on each of the third, fourth, and fifth anniversaries of the award. In December 2003, 144,506 restricted stock units were awarded with an aggregate value of $890,000. The Company has recognized a compensation charge of $15,000 during 2003 and $88,000 (unaudited) during the six-month period ended June 30, 2004, related to these awards and will recognize the balance of compensation expense over the remaining vesting period.

        Stock option activity under the 2000 Plan is summarized as follows:

	Options outstanding	Weighted average exercise price
Outstanding at January 1, 2001	3,997,141	$13.12
Granted	—	—
Exercised	—	—
Canceled or forfeited	(3,997,141)	13.12

Outstanding at December 31, 2001	—	—
Granted	1,337,109	7.00
Exercised	—	—
Canceled or forfeited	(116,368)	7.00

Outstanding at December 31, 2002	1,220,741	7.00
Granted	478,025	7.00
Exercised	—	—
Canceled or forfeited	(111,758)	7.00

Outstanding at December 31, 2003	1,587,008	7.00
Granted (unaudited)	—	—
Exercised (unaudited)	—	—
Canceled or forfeited (unaudited)	(1,279)	7.00

Outstanding at June 30, 2004 (unaudited)	1,585,729

Stock options available to grant at December 31, 2003	778,502

Stock options available to grant at June 30, 2004 (unaudited)	779,781

        The remaining contractual life for the options outstanding at December 31, 2003 was 8.75 years, and 422,715 options were exercisable.

        The per share weighted average fair value of stock options granted under the 2000 Plan during 2000, 2002, and 2003 were $1.85, $2.84, and $1.59, respectively, on the date of grant using the Black Scholes option-pricing model. Input variables used in the model included no expected dividend yields, a weighted average risk free interest rate of 6.49%, 5.28%, and 4.26% in 2000, 2002, and 2003 respectively, and an estimated option life of 10 years. Because the Company was nonpublic on the date of grant, no assumption as to the volatility of the stock price was made.

(12) Discontinued Operations and Restructure Charges

        Competitive Communications Business Operations.    In October and November of 2001, Carrier Services sold certain assets of its competitive communications operations to Advanced TelCom, Inc., a wholly owned subsidiary of Advance Telcom Group, Inc. and Choice One. Total proceeds from these sales of assets were $9.0 million in cash and 2,500,000 restricted shares of Choice One common stock (valued at $7.9 million). The Company recorded a net loss of $31.1 million from the sale of these assets. In April 2002, Carrier Services earned an additional 1,000,000 restricted shares of Choice One Common Stock based on the number of access lines converted to the Choice One operating platform within 120 days after closing. The value of these additional shares, $0.8 million, was recognized as a gain within discontinued operations in 2002.

        In November 2001, in connection with the sale of certain of its assets as previously discussed, the Company announced its plan to discontinue the competitive communications business operations of its wholly owned subsidiary, Carrier Services. As a result of the adoption of the plan to discontinue the competitive communications operations, these results are presented as discontinued operations. The Company recognized a total charge of $95.3 million on the disposal of its competitive communications operations, including the $31.1 million loss on the sale of assets, $36.1 million for the write-off of the remaining operating assets, including property, plant and equipment, and $28.1 million for expenses the Company estimated it would incur during the phase-out period, net of estimated revenue to be received from customers until they were transitioned to other carriers. Estimated expense for the phase-out period included interest expense. Interest expense was allocated to discontinued operations based on the interest incurred by the Company under Carrier Services' Credit Facility and the two interest rate swaps related to this facility.

        In May 2002, Carrier Services entered into an amended and restated credit facility with its lenders to restructure its obligations under its credit facility. In the restructuring, (i) Carrier Services paid certain of its lenders $5.0 million to satisfy $7.0 million of obligations under the credit facility, (ii) the lenders converted approximately $93.9 million of the loans under the credit facility into shares of FairPoint's Series A Preferred Stock having a liquidation preference equal to the amount of such loans and (iii) the remaining loans under the credit facility and certain swap obligations were converted into $27.9 million of new term loans.

        As a result of this restructuring, in 2002, the Company recorded a gain in discontinued operations of $17.5 million for the extinguishment of debt and settlement of its interest rate swap agreements. The gain represents the difference between the May 10, 2002 carrying value of $128.8 million of retired debt ($125.8 million) and related swap obligations ($3.0 million) and the sum of the aggregate value of the cash paid ($5.0 million) plus principal amount of new term loans ($27.9 million) plus the estimated fair value of the Company's Series A Preferred Stock issued ($78.4 million).

        Selected information from discontinued operations of Carrier Services for the year ended December 31, 2001 (dollars in thousands):

Revenue	$57,080

Operating loss	44,943

Loss before income taxes	93,952
Income tax benefit	985

Loss from discontinued operations	$92,967

Capital expenditures	$37,426

        Assets and liabilities of discontinued operations of Carrier Services as of December 31, 2002 and 2003 and June 30, 2004 follows:

	December 31,		June 30,
	2002	2003	2004
	(Dollars in thousands)		(unaudited)
Cash	$25	—	—
Accounts receivable	781	105	105

Current assets of discontinued operations	$806	105	105

Accounts payable	$(35)	—	—
Accrued liabilities	(2,743)	(1,516)	(1,215)
Restructuring accrual	(1,968)	(2,682)	(2,658)
Accrued property taxes	(319)	(263)	(50)

Current liabilities of discontinued operations	$(5,065)	(4,461)	(3,923)

Restructuring accrual	$(5,214)	(2,571)	(2,041)
Other liabilities	(51)	—	—

Long-term liabilities of discontinued operations	$(5,265)	(2,571)	(2,041)

        In connection with Carrier Services' debt restructuring, as of May 10, 2002, the converted loans of $27.9 million are classified as long-term debt as these loans will be serviced through continuing operations. Investments in marketable securities (consisting of Choice One stock) were also reclassified from discontinued operations to other current assets as these investments upon liquidation will fund the debt service requirements of Carrier Services' debt.

        The 2000 restructure charges include provisions of $3.3 million for the termination benefits for 360 employees, losses from abandoned leased facilities, equipment, and other obligations of $10.3 million, and $0.1 million of other costs associated with the plan of restructuring. Accrued liabilities of the discontinued operations of Carrier Services included $13.3 million for amounts unpaid at December 31, 2000 for this plan of restructuring.

        In the first quarter of 2001, the Company completed additional plans for the restructuring of operations at Carrier Services, which resulted in recording a charge of $33.6 million. Of the total 2001 restructuring charge, $3.4 million related to employee termination benefits and other employee termination related costs. The Company terminated 365 positions in January 2001. Certain positions were eliminated at the central operating facility in Albany, New York, and at the corporate office in

Charlotte, North Carolina. In addition, another 11 sales offices were closed and staff at the remaining sales offices were reduced.

        The restructure charge in the first quarter of 2001 included $12.2 million in contractual obligations for equipment, occupancy, and other lease terminations and other facility exit costs incurred as a direct result of the plan. The restructuring charge also included $17.9 million, net of salvage value, for the write-down of property, plant, and equipment. There were also $0.1 million of other incremental costs incurred as a direct result of the restructuring plan.

        Except for the remaining liabilities associated with equipment and lease terminations, all liabilities for employee termination benefits and other liabilities were settled or paid by December 31, 2001, for the 2000 and 2001 plans of restructuring. These remaining liabilities were re-evaluated and increased by $1.9 million in 2001. During 2002 and 2003, the Company entered into arrangements related to certain leases and revised its assumptions on certain other remaining leases. For these reasons, there was a reduction to the remaining restructure obligation of $1.2 million in 2002 and $0.2 million in 2003. These reductions have been recognized as a gain and classified within discontinued operations for the year ended December 31, 2002 and 2003, respectively.

        Selected information relating to the restructuring charge follows:

	Employee termination benefits	Equipment, occupancy, and other lease terminations	Write-down of property, plant, and equipment	Other	Total
	(Dollars in thousands)
Restructuring accrual as of December 31, 2000	$3,028	10,207	—	108	13,343
Restructure charge	3,416	12,180	17,916	95	33,607
Write-down of assets to net realizable value	—	—	(16,696)	—	(16,696)
Adjustments from initial estimated charges	(91)	1,916	(1,220)	59	664
Cash payments	(6,353)	(11,993)	—	(262)	(18,608)

Restructuring accrual as of December 31, 2001	—	12,310	—	—	12,310
Adjustments from initial estimated charges	—	(1,192)	—	—	(1,192)
Cash payments	—	(3,936)	—	—	(3,936)

Restructuring accrual as of December 31, 2002	—	7,182	—	—	7,182
Adjustments from initial estimated charges	—	(246)	—	—	(246)
Cash payments	—	(1,683)	—	—	(1,683)

Restructuring accrual as of December 31, 2003	—	5,253	—	—	5,253
Adjustments from initial estimated charges (unaudited)	—	80	—	—	80
Cash payments (unaudited)	—	(634)	—	—	(634)

Restructuring accrual as of June 30, 2004 (unaudited)	$—	4,699	—	—	4,699

        Rural Local Exchange Carrier Operations.    On September 30, 2003, the Company completed the sale of all of the capital stock owned by Services of Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co. to Golden West Telephone Properties, Inc. ("Golden West"). The sale was completed in accordance with the terms of the Purchase Agreement, dated as of May 9, 2003 (the "Purchase Agreement"), with Golden West. The Company received $24,156,000 in sales proceeds, subject to certain escrow obligations as set forth in the Purchase Agreement. The South Dakota properties were geographically isolated from other Company properties making it increasingly difficult to realize additional operating efficiencies. These properties were adjacent to Golden West's operations and offered Golden West numerous operational synergies. The proceeds from this divestiture were used to fund acquisitions completed in 2003. The operations of these companies are presented as discontinued operations. Therefore, the balances associated with these activities were reclassified as "held for sale." All prior period financial statements have been restated accordingly.

        Income from the South Dakota Divestiture operations consists of the following (dollars in thousands):

	Twelve months ended December 31,
			Nine months ended September 30, 2003
	2001	2002
Revenue	$5,037	5,299	4,028

Income from discontinued operations	$2,073	2,433	1,929

        Assets and liabilities of the South Dakota Divestiture as of December 31, 2002 follow (dollars in thousands):

Cash	$178
Accounts receivable	430
Property, plant and equipment, net	5,027
Investments	395
Goodwill, net of accumulated amortization	10,526
Other	91

Current assets held for sale	$16,647

Accounts payable	$342
Accrued liabilities	297

Current liabilities held for sale	$639

        The Company recorded a gain on disposal of the South Dakota companies of $7.7 million.

(13) Related Party Transactions

        The Company has entered into financial advisory agreements with certain equity investors, pursuant to which the equity investors provide certain consulting and advisory services related but not limited to equity financings and strategic planning. The Company paid $1.0 million for each of the years ended December 31, 2001, 2002, and 2003 and $0.5 million for each of the six-month periods ended June 30, 2003 and 2004 (unaudited), in such fees to the equity investors and this expense is classified within operating expenses. The agreements also provide that the Company will reimburse the equity investors for travel relating to the Company's boards of directors meetings. The Company reimbursed the equity investors $0.1 million, $43,000, and $21,000 for the years ended December 31, 2001, 2002, and 2003, respectively, and approximately $7,000 (unaudited) and $109,000 (unaudited) for the six-month periods ended June 30, 2003 and 2004, respectively, for travel and related expenses. Per the financial advisory agreements, the advisory and consulting fees to be paid to each of the principal shareholders through December 31, 2006 is $0.5 million per annum. In January 2000, the Company entered into an agreement whereby the Company must obtain consent from its two principal shareholders in order to incur debt in excess of $5.0 million.

        In 2001, a law firm in which a partner of such law firm is a director of the Company, was paid $0.8 million, of which $0.3 million was for general counsel services, $0.1 million was for services related to financings, and $0.4 million was for services related to the restructure and discontinuance of the competitive communications operations. In 2002, this same law firm was paid $0.8 million, of which $0.3 million was for general counsel services, $0.3 million was for services related to the discontinuance of the competitive communications operations, and $0.2 million was for services related to acquisitions. In 2003, this same law firm was paid $1.3 million, of which $0.4 million was for general counsel services and $0.9 million was for services related to financings. For the six-month period ended June 30, 2003, this same law firm was paid $0.8 million (unaudited) for services related to financing and $0.1 million (unaudited) for general counsel services. For the six-month period ended June 30, 2004, this same law firm was paid $1.8 million (unaudited) for services related to financing and equity offering and $0.1 million (unaudited) for general counsel services. All payments made by the Company for general counsel services and unsuccessful acquisition bids are classified within operating expenses on the statements of operations. All payments made for services related to financings have been recorded as debt or equity issue costs. All payments made for services related to successful acquisition bids have been capitalized as direct costs of the acquisitions. All services related to the restructure and discontinuance of the competitive communications operations have been classified in discontinued operations.

        On July 31, 2003, the Company loaned $990,980 to two employees that are the former owners of Fremont. These loans mature on January 2, 2005.

(14) Quarterly Financial Information (Unaudited)

	First quarter	Second quarter	Third quarter	Fourth quarter
	(Dollars in thousands)
2002:
Revenue	$57,156	55,570	57,778	60,315
Income (loss) from continuing operations	4,927	(7,826)	(1,442)	(4,353)
Net income (loss)	5,501	11,083	933	(4,278)
Basic and diluted earnings (loss) from continuing operations per share	$0.10	(0.21)	(0.12)	(0.18)
Basic and diluted earnings (loss) per share	$0.11	0.17	(0.07)	(0.18)
2003:
Revenue	$55,812	57,285	58,566	59,769
Income (loss) from continuing operations	668	(1,112)	(4,209)	(3,597)
Net income (loss)	1,294	(504)	4,283	(3,402)
Basic and diluted loss from continuing operations per share	$(0.02)	(0.11)	(0.08)	(0.07)
Basic and diluted earnings (loss) per share	$(0.01)	(0.10)	0.09	(0.07)

        In the second quarter of 2002, the Company recorded a gain in discontinued operations of $17.5 million related to the extinguishment of debt and settlement of its interest rate swap agreements. In the second, third, and fourth quarters of 2002, the Company recorded a noncash charge of $5.6 million, $1.8 million and $0.8 million, respectively, related to the other than temporary decline in market value of its Choice One common stock. In the fourth quarter of 2002, the Company recorded a noncash charge of $4.4 million related to the other than temporary decline in market value of investments accounted for under the equity method. During the fourth quarter of 2002, the Company identified errors in the fair value calculations of the interest rate swaps and recorded an adjustment of $0.9 million to increase expense that related to prior periods. The effect of this entry was not material to previously reported results.

        In the first quarter of 2003, the Company recognized a $3.5 million nonoperating gain on the extinguishment of the Senior Subordinated Notes and the Carrier Services' loans, offset by a loss of $5.0 million for the write-off of debt issue costs related to this extinguishment of debt. In the third quarter of 2003, the Company recognized a gain of $7.7 million on the South Dakota Divestiture.

(15) Disclosures About the Fair Value of Financial Instruments

  Cash, Accounts Receivable, Accounts Payable, and Demand Notes Payable

        The carrying amount approximates fair value because of the short maturity of these instruments.

  Investments

        Investments classified as available for sale and trading are carried at their fair value which approximates $0.6 million and $0.5 million, respectively, at December 31, 2002 and $1.9 million and $0.5 million, respectively, at December 31, 2003 (see note 5 and note 8).

  Long-term Debt

        The fair value of the Company's publically registered long-term debt is stated at quoted market prices. The fair value of the Company's remaining long-term debt is estimated by discounting the future cash flows of each instrument at rates currently offered to the Company for similar debt instruments of comparable maturities. At December 31, 2002 and 2003, the Company had long-term debt with a carrying value of $804.2 million and $825.6 million, respectively, and estimated fair values of $683.6 million and $870.7 million, respectively.

  Redeemable Preferred Stock

        The fair value of the Company's redeemable preferred stock is estimated utilizing a cash flow analysis at a discount rate equal to rates available for debt with terms similar to the preferred stock. At December 31, 2002 and 2003, the Company's carrying value of its redeemable preferred stock was $90.3 million and $96.7 million, respectively, and estimated fair value was $68.1 million and $97.3, respectively.

  Limitations

        Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16) Revenue Concentrations

        Revenues for interstate access services are based on reimbursement of costs and an allowed rate of return. Revenues of this nature are received from NECA in the form of monthly settlements. Such revenues amounted to 26.5%, 26.3%, and 26.3% of the Company's total revenues from continuing operations for the years ended December 31, 2001, 2002, and 2003, respectively and 26.0% (unaudited) of the Company's total revenue from continuing operations for each of the six-month periods ended June 30, 2003 and 2004.

(17) Revenue Settlements

        Certain of the Company's telephone subsidiaries participate in revenue sharing arrangements with other telephone companies for interstate revenue sharing arrangements and for certain intrastate revenue. Such sharing arrangements are funded by toll revenue and/or access charges within state jurisdiction and by access charges in the interstate market. Revenues earned through the various sharing arrangements are initially recorded based on the Company's estimates. The Company recognized $7.2 million, $3.1 million and $3.0 million of revenue for settlements and adjustments related to prior years during 2001, 2002, and 2003, respectively. The Company recognized $0.7 million (unaudited) and $0.9 million (unaudited) for settlements and adjustments related to prior periods during the three-month periods ended June 30, 2003 and 2004, respectively.

(18) Commitments and Contingencies

  Operating Leases

        Future minimum lease payments under noncancellable operating leases as are as follows:

	December 31, 2003		June 30,
	Continuing operations	Discontinued operations	Continuing operations	Discontinued operations
	(Dollars in thousands)
			(unaudited)
Fiscal year ending:
2005	$1,256	4,172	1,073	4,188
2006	593	2,424	460	2,073
2007	266	1,790	285	1,835
2008	160	1,491	221	612
2009	98	—	124	—
Thereafter	613	—	543	—

Total minimum lease payments	$2,986	9,877	2,706	8,708

Less estimated rentals to be received under subleases		(4,556)		(4,034)

Estimated minimum lease payments included in liabilities of discontinued operations		$5,321		4,674

        Total rent expense from continuing operations was $3.4 million, $3.1 million, and $3.1 million in 2001, 2002, and 2003, respectively. Rent expense from continuing operations was $1.6 million and $1.7 million for the six-month periods ended June 30, 2003 and 2004, respectively (unaudited).

  Legal Proceedings

        From time to time, the Company is involved in litigation and regulatory proceedings arising out of its operations. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, that management believes would have a material adverse effect on the Company's financial position or results of operations.

(19) Registration Statement (unaudited)

        This Registration Statement on Form S-1 filed with the Securities and Exchange Commission, amending the Registration Statement on Form S-1 which was originally filed on March 25, 2004, relates to (i) the proposed initial public offering of approximately $685.0 million of income deposit securities ("IDSs"), representing shares of the Company's class A common stock and senior subordinated notes, (ii) the exchange of approximately $147.9 million of IDSs or awards of IDSs with the Company's existing common stockholders, optionholders and restricted stock unitholders, and (iii) the offering of $33.0 million of senior subordinated notes to be sold separately (not in the form of IDSs). The Company intends to use the proceeds from the offerings, together with borrowings under a new credit facility, to, among other things, repay in full its credit facility, consummate tender offers and consent solicitations for its 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% senior notes due 2010 ("11 7/8% notes"), redeem all of its outstanding series A preferred stock and repay all subsidiary debt (other than trade debt). In connection with the IDS offering, the Company also expects to obtain a new senior secured credit facility (the "New Credit Facility"), including a term loan facility and a revolving credit facility. On July 16, 2004, the Company commenced tender offers and consent solicitations with respect to all of its 9 1/2% notes, floating rate notes, 12 1/2% notes and 11 7/8% notes. As of August 11, 2004, approximately 95.92% of the 9 1/2% notes, 89.87% of the floating rate notes, 98.83% of the 12 1/2% notes and 99.98% of the 11 7/8% notes had been irrevocably tendered and consents related thereto had been irrevocably delivered. The Company has executed supplemental indentures with respect to the indentures governing each such series of notes which eliminate substantially all of the covenants and the events of default in such indentures and permit the IDS offering and the related transactions to be consummated on the terms described in the Registration Statement. These supplemental indentures will become effective upon the closing of the IDS offering and the related transactions. There can be no assurance that the IDS offering and the related transactions will be completed on the terms described in the Registration Statement or at all. As of June 30, 2004, the Company had capitalized $3.3 million in costs associated with the IDS offering and the related transactions.

(20) Guarantor Subsidiaries Financial Statements

        The senior subordinated notes will be fully and unconditionally guaranteed, jointly and severally, by the Company's first tier subsidiaries. The following tables set forth the consolidating financial statements of FairPoint Communications, guarantor subsidiaries and non-guarantee subsidiaries as of December 31, 2002 and 2003 and June 30, 2004 (in the case of the balance sheet) and for each of the years ended December 31, 2001, 2002, and 2003 and for the six-month periods ended June 30, 2003 and 2004 (in the case of the Statements of Operations and comprehensive income and the Statements of Cash Flows).

Consolidating Balance Sheet, June 30, 2004
(dollars in thousands)
(Unaudited)

	FairPoint	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets
Current Assets:
Cash	$3,276	2	4,494	—	7,772
Accounts receivable, net	25,089	6,431	57,972	(58,693)	30,799
Materials and supplies	—	516	4,005	—	4,521
Prepaid and other	416	8	868	—	1,292
Notes receivable — related party	1,000	—	—	—	1,000
Income tax recoverable	1,501	(250)	(2,527)	1,387	111
Deferred tax assets	—	3	784	(787)	—
Investments available-for-sale	—	458	—	—	458
Assets of discontinued operations	—	105	—	—	105

Total current assets	31,282	7,273	65,596	(58,093)	46,058
Property, plant and equipment, net	3,585	1,703	253,364	(46)	258,606

Other Assets:
Goodwill, net of accumulated amortization	—	405,195	63,619	—	468,814
Investments	724,564	310,630	13,998	(1,011,149)	38,043
Debt issue costs, net of accumulated amortization	23,032	—	—	—	23,032
Covenants not to compete, net of accumulated amortization	—	—	79	—	79
Deferred tax assets	1,698	—	5,798	(7,496)	—
Other	376	—	571	—	947

Total other assets	749,670	715,825	84,065	(1,018,645)	530,915

Total assets	$784,537	724,801	403,025	(1,076,784)	835,579

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$33,943	4,361	34,344	(58,692)	13,956
Other accrued liabilities	5,641	1,691	6,787	—	14,119
Accrued interest payable	15,970	—	115	—	16,085
Current portion of long-term debt	26,168	—	2,033	—	28,201
Accrued property taxes	26	16	1,699	—	1,741
Current portion of obligation for covenants not to compete	—	—	100	—	100
Demand notes payable	—	—	397	—	397
Deferred tax liabilities	56	—	25	(81)	—
Liabilities of discontinued operations	—	(11,379)	—	15,302	3,923

Total current liabilities	81,804	(5,311)	45,500	(43,471)	78,522
Long-Term Liabilities:
Long term debt, net of current portion	781,310	—	11,649	—	792,959
Preferred shares subject to mandatory redemption	106,359	—	—	—	106,359
Other liabilities	9,067	—	3,240	—	12,307
Liabilities of discontinued operations	—	2,041	—	—	2,041
Deferred tax liabilities	(12,819)	6,904	28,032	(22,117)	—
Unamortized investment tax credits	—	—	65	—	65

Total long-term liabilities	883,917	8,945	42,986	(22,117)	913,731
Minority interest	—	—	—	13	13
Common stock subject to put options	1,136	—	—	—	1,136
Redeemable preferred stock	—	—	32	(32)	—
Commitments and contingencies
Stockholders' equity (deficit):
Common stock	499	91	10,561	(10,652)	499
Additional paid-in capital	196,194	1,191,235	247,697	(1,436,973)	198,153
Accumulated other comprehensive loss (income)	—	109	—	—	109
Retained earnings (deficit)	(379,013)	(470,268)	61,007	431,690	(356,584)
Treasury Stock	—	—	(4,758)	4,758	—

Total stockholders' equity (deficit)	(182,320)	721,167	314,507	(1,011,177)	(157,823)

Total liabilities and stockholders' equity (deficit)	$784,537	724,801	403,025	(1,076,784)	835,579

 Consolidating Statement of Operations, For the Six-months ended June 30, 2004
(dollars in thousands)
(Unaudited)

	FairPoint	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Revenues	$12,735	21,283	120,395	(31,012)	123,401
Operating expenses:
Operating expenses	5,857	20,597	66,729	(31,012)	62,171
Depreciation & Amortization	283	302	24,115	—	24,700
Stock-based compensation	88	—	—	—	88

Total operating expenses	6,228	20,899	90,844	(31,012)	86,959
Income from operations	6,507	384	29,551	—	36,442
Other income (expense):
Net gain on sale of investments and other assets	(31)	226	4	—	199
Interest and dividend income	158	121	479	—	758
Interest expense	(50,884)	(159)	(495)	—	(51,538)
Equity in net earnings of investees	(1)	(854)	5,909	—	5,054
Realized and unrealized losses on interest rate swaps	(112)	—	—	—	(112)

Total other income (expense)	(50,870)	(666)	5,897	—	(45,639)

Income (loss) from continuing operations before income taxes	(44,363)	(282)	35,448	—	(9,197)
Income tax (expense) benefit	13,233	(58)	(13,349)	—	(174)
Minority interest	—	—	—	(1)	(1)

Income (loss) from continuing operations	(31,130)	(340)	22,099	(1)	(9,372)
Discontinued operations:
Income from discontinued operations		671	—	—	671

Income from discontinued operations	—	671	—	—	671

Net loss	(31,130)	331	22,099	(1)	(8,701)
Other comprehensive income:
Available for sale securities	—	(1,360)	—	—	(1,360)
Cash flow hedges	103	—	—	—	103

Comprehensive income (loss)	$(31,027)	(1,029)	22,099	(1)	(9,958)

 Consolidating Statement of Cash Flows, For the Six-months ended June 30, 2004
(dollars in thousands)
(unaudited)

	FairPoint Communications	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from operating activities:
Net income (loss)	$(31,130)	331	22,099	(1)	(8,701)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
Income from discontinued operations	—	(671)	—	—	(671)
Dividends and accretion on shares subject to mandatory redemption	9,660	—	—	—	9,660
Depreciation and amortization	283	302	24,115	—	24,700
Amortization of debt issue costs	2,300	—	1	—	2,301
Provision for uncollectible revenue	—	—	—	—	—
Loss (income) from equity method investments	1	854	(5,909)	—	(5,054)
Deferred income taxes	947	688	(1,736)	101	—
Deferred patronage dividends	—	—	(4)	—	(4)
Minority interest in income of subsidiaries	—	—	—	1	1
Net loss (gain) on sale of investments and other assets	31	(226)	(4)	—	(199)
Amortization of investment tax credits	—	—	(11)	—	(11)
Stock based compensation	88	—	—	—	88
Change in fair value of interest rate swaps and reclassificaiton of transition adjustment recorded in comprehensive loss	(772)	—	—	—	(772)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	9,097	(1,361)	(2,750)	(6,932)	(1,946)
Prepaid and other assets	308	97	(553)	—	(148)
Accounts payable	555	(5,152)	(3,083)	6,932	(748)
Accrued interest payable	(534)	(2)	(4)	—	(540)
Other accrued liabilities	(399)	1,226	1,322	—	2,149
Income taxes	(2,412)	1,286	1,045	(101)	(182)
Other assets/liabilities	—	—	83	—	83

Total adjustments	19,153	(2,959)	12,512	1	28,707

Net cash provided by (used in) operating activities of continuing operations	(11,977)	(2,628)	34,611	—	20,006

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	—	45	—	—	45
Acquisition of property, plant and equipment	(1,210)	(317)	(15,098)	—	(16,625)
Proceeds from sale of property, plant and equipment	—	—	27	—	27
Distributions from investments	—	—	8,799	—	8,799
Payment on covenants not to compete	—	—	(145)	—	(145)
Proceeds from sale of investments	(120)	280	61	—	221

Net cash provided by (used in) investing activities of continuing operations	(1,330)	8	(6,356)	—	(7,678)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	107,035	—	—	—	107,035
Repayment of long-term debt	(85,855)	(24,685)	(1,021)	—	(111,561)
Repurchase of shares of common stock subject to put options	(1,000)	—	—	—	(1,000)
Repurchase of redeemable preferred stock	—	—	—	—	—
Loan origination costs	(3,719)	—	—	—	(3,719)
Dividends paid to minority stockholders	—	—	(2)	—	(2)
Investment in subsidiaries/from parent	—	28,187	(28,187)	—	—
Common Stock dividends paid	45	(45)	—	—	—

Net cash provided by (used in) financing activities of continuing operations	16,506	3,457	(29,210)	—	(9,247)

Net cash contributed from continuing operations to discontinued operations	—	(912)	—	—	(912)
Net increase (decrease) in cash	3,199	(75)	(955)	—	2,169
Cash, beginning of period	77	77	5,449	—	5,603

Cash, end of period	$3,276	2	4,494	—	7,772

 Consolidating Statement of Operations, For the Six-months ended June 30, 2003
(dollars in thousands)
(Unaudited)

	FairPoint	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Revenues	$11,272	19,489	110,192	(27,856)	113,097
Operating expenses:
Operating expenses	4,970	18,939	56,809	(27,848)	52,870
Depreciation & Amortization	341	557	23,299	—	24,197

Total operating expenses	5,311	19,496	80,108	(27,848)	77,067
Income from operations	5,961	(7)	30,084	(8)	36,030
Other income (expense):
Net gain on sale of investments and other assets	27	67	15	—	109
Interest and dividend income	181	101	447	—	729
Interest expense	(37,364)	(1,119)	(586)	—	(39,069)
Equity in net earnings of investees	(4)	178	4,339	—	4,513
Realized and unrealized losses on interest rate swaps	(984)	—	—	—	(984)
Other nonoperating income (expense), net	(2,162)	659	—	—	(1,503)

Total other income (expense)	(40,306)	(114)	4,215	—	(36,205)

Income (loss) from continuing operations before income taxes	(34,345)	(121)	34,299	(8)	(175)
Income tax (expense) benefit	12,700	69	(12,774)	(263)	(268)
Minority interest	—	—	—	(1)	(1)

Income (loss) from continuing operations	(21,645)	(52)	21,525	(272)	(444)
Discontinued operations:
Income from discontinued operations	—	—	962	272	1,234

Income from discontinued operations	—	—	962	272	1,234

Net income	(21,645)	(52)	22,487	—	790
Other comprehensive income:
Available for sale securities	—	422	—	—	422
Cash flow hedges	625	—	—	—	625

Comprehensive income	$(21,020)	370	22,487	—	1,837

 Consolidating Statement of Cash Flows, For the Six-months ended June 30, 2003
(dollars in thousands)
(unaudited)

	FairPoint Communications	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from operating activities:
Net income (loss)	$(21,645)	(52)	22,487	—	790
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
Income from discontinued operations	—	—	(962)	(272)	(1,234)
Depreciation and amortization	341	557	23,299	—	24,197
Amortization of debt issue costs	1,999	—	1	—	2,000
Loss (income) from equity method investments	4	(178)	(4,339)	—	(4,513)
Deferred income taxes	(178)	622	(608)	164	—
Deferred patronage dividends	(114)	—	—	—	(114)
Minority interest in income of subsidiaries	—	—	—	1	1
Loss (gain) on early retirement of debt	2,162	(659)	—	—	1,503
Net loss (gain) on sale of investments and other assets	(27)	(67)	(15)	—	(109)
Amortization of investment tax credits	—	—	(20)	—	(20)
Change in fair value of interest rate swaps and reclassificaiton of transition adjustment recorded in comprehensive loss	(3,949)	—	—	—	(3,949)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	5,369	421	6,687	(13,411)	(934)
Prepaid and other assets	553	(774)	(216)	—	(437)
Accounts payable	(8,378)	(106)	(11,759)	13,411	(6,832)
Accrued interest payable	6,752	783	(10)	—	7,525
Other accrued liabilities	1,346	1,164	(495)	—	2,015
Income taxes	(911)	(148)	1,133	369	443
Other assets/liabilities	—	(254)	(189)	—	(443)

Total adjustments	4,969	1,361	12,507	262	19,099

Net cash provided by (used in) operating activities of continuing operations	(16,676)	1,309	34,994	262	19,889

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	—	(1,795)	—	—	(1,795)
Acquisition of property, plant and equipment	(760)	86	(9,678)	—	(10,352)
Proceeds from sale of property, plant and equipment	—	—	185	—	185
Distributions from investments	—	146	6,081	—	6,227
Payment on covenants not to compete	—	—	(401)	—	(401)
Acquisition of investments	—	—	—	—	—
Proceeds from sale of investments	—	22	56	—	78

Net cash provided by (used in) investing activities of continuing operations	(760)	(1,541)	(3,757)	—	(6,058)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	295,180	—	—	—	295,180
Repayment of long-term debt	(278,452)	(2,053)	(974)	—	(281,479)
Repurchase of shares of common stock subject to put options	(1,000)	—	—	—	(1,000)
Repurchase of redeemable preferred stock	(8,645)	—	—	—	(8,645)
Loan origination costs	(14,826)	—	—	—	(14,826)
Investment in subsidiaries /from parent	—	31,349	(31,349)	—	—
Common Stock dividends paid	29,258	(29,258)	—	—	—
Capital contributed from parent	(1,570)	1,538	32	—	—

Net cash provided by (used in) financing activities of continuing operations	19,945	1,576	(32,291)	—	(10,770)

Net cash contributed (from) to continuing operations (to) from discontinued operations	—	(1,647)	1,238	(262)	(671)
Net increase (decrease) in cash	2,509	(303)	184	—	2,390
Cash, beginning of period	435	770	4,189	—	5,394

Cash, end of period	$2,944	467	4,373	—	7,784

Consolidating Balance Sheet, December 31, 2003
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets
Current Assets:
Cash	$77	77	5,449	—	5,603
Accounts receivable, net	34,185	5,071	55,215	(65,626)	28,845
Materials and supplies	—	623	3,516	—	4,139
Prepaid and other	729	—	788	—	1,517
Deferred tax assets	317	2	706	(1,025)	—
Investments available-for-sale	—	1,889	—	—	1,889
Assets of discontinued operations	—	105	—	—	105

Total current assets	35,308	7,767	65,674	(66,651)	42,098
Property, plant and equipment, net	2,658	1,688	262,405	(45)	266,706

Other assets:
Goodwill, net of accumulated amortization	—	—	468,845	—	468,845
Investments	724,555	339,667	16,947	(1,039,377)	41,792
Debt issue costs, net of accumulated amortization	21,614	—	—	—	21,614
Notes receivable—related party	1,000	—	—	—	1,000
Covenants not to compete, net of accumulated amortization	—	—	151	—	151
Deferred tax assets	1,545	—	4,907	(6,452)	—
Other	257	—	605	—	862

Total other assets	748,971	339,667	491,455	(1,045,829)	534,264

Total assets	$786,937	349,122	819,534	(1,112,525)	843,068

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts payable	$33,354	9,516	37,425	(65,624)	14,671
Other accrued liabilities	6,926	987	5,203	—	13,116
Accrued interest payable	16,504	116	119	—	16,739
Current portion of long-term debt	20,000	—	1,982	—	21,982
Accrued property taxes	18	8	1,942	—	1,968
Current portion of obligation for covenants not to compete	—	—	145	—	145
Demand notes payable	—	—	407	—	407
Income taxes payable	913	(1,033)	1,478	(1,288)	70
Deferred tax liabilities	130	—	26	(156)	—
Liabilities of discontinued operations	—	(10,842)	—	15,303	4,461

Total Current liabilities	77,845	(1,248)	48,727	(51,765)	73,559
Long-Term Liabilities:
Long term debt, net of current portion	766,298	24,570	12,710	—	803,578
Preferred shares subject to mandatory redemption	96,699	—	—	—	96,699
Other liabilities	9,015	—	3,263	—	12,278
Liabilities of discontinued operations	—	2,571	—	—	2,571
Obligation for covenants not to compete, net of current portion	—	—	100	—	100
Deferred tax liabilities	(13,675)	6,217	28,798	(21,340)	—
Unamortized investment tax credits	—	—	85	—	85

Total long-term liabilities	858,337	33,358	44,956	(21,340)	915,311
Minority interest	—	—	—	15	15
Common stock subject to put options	2,136	—	—	—	2,136
Redeemable preferred stock	—	—	32	(32)	—
Commitments and contingencies
Stockholders' equity (deficit):
Common stock	499	91	10,561	(10,652)	499
Additional paid-in capital	196,106	755,751	655,466	(1,409,258)	198,065
Accumulated other comprehensive loss (income)	(103)	1,469	—	—	1,366
Retained earnings (deficit)	(347,883)	(440,299)	64,550	375,749	(347,883)
Treasury Stock	—	—	(4,758)	4,758	—

Total stockholders' equity (deficit)	(151,381)	317,012	725,819	(1,039,403)	(147,953)

Total liabilities and stockholders' equity (deficit)	$786,937	349,122	819,534	(1,112,525)	843,068

Consolidating Statement of Operations, For the Year ended December 31, 2003
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Revenues	$22,422	39,098	225,644	(55,732)	231,432
Operating expenses:
Operating expenses	11,490	38,133	116,608	(55,043)	111,188
Depreciation & Amortization	751	825	46,513	—	48,089
Stock-based compensation	15	—	—	—	15

Total operating expenses	12,256	38,958	163,121	(55,043)	159,292
Income from operations	10,166	140	62,523	(689)	72,140
Other income (expense):
Net gain on sale of investments and other assets	65	537	6	—	608
Interest and dividend income	446	401	945	—	1,792
Interest expense	(86,897)	(2,184)	(1,143)	—	(90,224)
Equity in net earnings of investees	(4)	576	9,520	—	10,092
Realized and unrealized losses on interest rate swaps	(1,387)	—	—	—	(1,387)
Other nonoperating income (expense), net	46,351	46,983	—	(94,839)	(1,505)

Total other income (expense)	(41,426)	46,313	9,328	(94,839)	(80,624)

Income (loss) from continuing operations before income taxes	(31,260)	46,453	71,851	(95,528)	(8,484)
Income tax (expense) benefit	32,931	27	(26,342)	(6,380)	236
Minority interest	—	—	—	(2)	(2)

Income (loss) from continuing operations	1,671	46,480	45,509	(101,910)	(8,250)
Discontinued operations:
Income from discontinued operations	—	—	815	1,114	1,929
Income on disposal of assets of discontinued operations	—	2,035	—	5,957	7,992

Income from discontinued operations	—	2,035	815	7,071	9,921

Net income	1,671	48,515	46,324	(94,839)	1,671
Other comprehensive income:
Available for sale securities	—	1,469	—	—	1,469
Cash flow hedges	1,029	—	—	—	1,029

Comprehensive income	$2,700	49,984	46,324	(94,839)	4,169

Consolidating Statement of Cash Flows, For the Year Ended December 31, 2003
(dollars in thousands)

	FairPoint Communications	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from operating activities:
Net income	$1,671	48,515	46,324	(94,839)	1,671

Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Income from discontinued operations	—	(2,035)	(815)	(7,071)	(9,921)
Dividends and accretion on shares subject to mandatory redemption	9,049	—	—	—	9,049
Depreciation and amortization	751	825	46,513	—	48,089
Amortization of debt issue costs	4,169	—	2	—	4,171
Provision for uncollectible revenue	—	(43)	1,071	—	1,028
Loss (income) from equity method investments	4	(576)	(9,520)	—	(10,092)
Deferred income taxes	(2,172)	945	135	1,092	—
Deferred patronage dividends	(233)	—	—	—	(233)
Minority interest in income of subsidiaries	(48,515)	(46,322)	—	94,839	2
Loss (gain) on early retirement of debt	2,162	(659)	—	—	1,503
Net gain on sale of investments and other assets	(65)	(537)	(6)	—	(608)
Amortization of investment tax credits	—	—	(37)	—	(37)
Stock based compensation	15	—	—	—	15
Change in fair value of interest rate swaps and reclassificaiton of transition adjustment recorded in comprehensive income (loss)	(6,664)	—	—	—	(6,664)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	(4,367)	(392)	2,096	(1,138)	(3,801)
Prepaid and other assets	(14)	(551)	(206)	—	(771)
Accounts payable	(3,869)	1,565	(6,019)	1,138	(7,185)
Accrued interest payable	6,340	1,464	(18)	—	7,786
Other accrued liabilities	2,330	882	(2,794)	—	418
Income taxes	(961)	(7,358)	481	7,689	(149)
Other assets/liabilities	(1,014)	(254)	(169)	—	(1,437)

Total adjustments	(43,054)	(53,046)	30,714	96,549	31,163

Net cash provided by (used in) operating activities of continuing operations	(41,383)	(4,531)	77,038	1,710	32,834

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	(180)	(32,942)	8	—	(33,114)
Acquisition of property, plant and equipment	(2,133)	(558)	(30,904)	—	(33,595)
Proceeds from sale of property, plant and equipment	—	34	343	—	377
Distributions from investments	—	472	10,303	—	10,775
Payment on covenants not to compete	—	—	(536)	—	(536)
Acquisition of investments	—	(17)	—	—	(17)
Proceeds from sale of investments	—	2,044	56	—	2,100

Net cash used in investing activities of continuing operations	(2,313)	(30,967)	(20,730)	—	(54,010)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	317,680	—	—	—	317,680
Repayment of long-term debt	(287,354)	(5,146)	(1,914)	—	(294,414)
Repurchase of shares of common stock subject to put options	(1,000)	—	—	—	(1,000)
Repurchase of redeemable preferred stock	(8,645)	—	—	—	(8,645)
Loan origination costs	(15,593)	—	—	—	(15,593)
Dividends paid to minority stockholders	—	—	(4)	—	(4)
Corporate restructuring	(16)	16	—	—	—
Investment in subsidiaries /from parent	—	54,197	(54,197)	—	—
Common Stock dividends paid	71,447	(71,447)	—	—	—
Capital contributed from parent	(33,181)	32,914	267	—	—

Net cash provided by (used in) financing activities of continuing operations	43,338	10,534	(55,848)	—	(1,976)

Net cash contributed to continuing operations from discontinued operations	—	24,271	800	(1,710)	23,361
Net increase (decrease) in cash	(358)	(693)	1,260	—	209
Cash, beginning of year	435	770	4,189	—	5,394

Cash, end of year	$77	77	5,449	—	5,603

Consolidating Balance Sheet, December 31, 2002
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Assets
Current Assets:
Cash	$435	770	4,189	—	5,394
Accounts receivable, net	29,818	4,638	57,332	(66,764)	25,024
Materials and supplies	—	71	3,284	—	3,355
Prepaid and other	715	—	833	—	1,548
Investments available-for-sale	—	560	—	—	560
Assets of discontinued operations	—	806	—	—	806
Assets held for sale	—	9,515	7,132	—	16,647

Total current assets	30,968	16,360	72,770	(66,764)	53,334
Property, plant, and equipment, net	1,270	1,644	268,822	(46)	271,690
Other assets:
Goodwill, net of accumulated amortization	—	—	443,781	—	443,781
Investments	714,088	346,507	17,771	(1,034,739)	43,627
Debt issue costs, net of accumulated amortization	15,157	—	—	—	15,157
Covenants not to compete, net of accumulated amortization	—	—	806	—	806
Other	63	124	671	—	858

Total other assets	729,308	346,631	463,029	(1,034,739)	504,229

Total assets	$761,546	364,635	804,621	(1,101,549)	829,253

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Consolidating Balance Sheet, (continued),  December 31, 2002
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$37,299	7,856	42,269	(66,760)	20,664
Other accrued liabilities	11,171	154	7,472	—	18,797
Accrued interest payable	10,165	199	137	—	10,501
Current portion of long-term debt	3,810	—	1,894	—	5,704
Accrued property taxes	—	9	2,183	—	2,192
Current portion of obligation for covenants not to compete	—	—	536	—	536
Demand notes payable	—	—	427	—	427
Income taxes payable	2,488	(293)	999	(2,975)	219
Liabilities of discontinued operations	—	(13,014)	—	18,079	5,065
Liabilities held for sale	—	—	639	—	639

Total current liabilities	64,933	(5,089)	56,556	(51,656)	64,744
Long-term liabilities:
Long term debt, net of current portion	754,968	28,829	14,689	—	798,486
Other liabilities	10,163	—	2,907	—	13,070
Liabilities of discontinued operations	—	5,265	—	—	5,265
Obligation for covenants not to compete, net of current portion	—	—	245	—	245
Deferred tax liabilities	(13,852)	5,269	23,065	(14,482)	—
Unamortized investment tax credits	—	—	134	—	134
Liabilities held for sale	—	—	626	(626)	—

Total long-term liabilities	751,279	39,363	41,666	(15,108)	817,200
Minority interest	—	—	—	16	16
Common stock subject to put options	3,136	—	—	—	3,136
Redeemable preferred stock	90,307	—	32	(32)	90,307
Commitments and contingencies
Stockholders' equity (deficit):
Common stock	499	91	10,931	(11,022)	499
Additional paid-in capital	204,983	747,350	630,310	(1,375,701)	206,942
Accumulated other comprehensive loss	(1,132)	—	—	—	(1,132)
Retained earnings (deficit)	(352,459)	(417,080)	69,884	347,196	(352,459)
Treasury Stock	—	—	(4,758)	4,758	—

Total stockholders' equity (deficit)	(148,109)	330,361	706,367	(1,034,769)	(146,150)

Total liabilities and stockholders' equity (deficit)	$761,546	364,635	804,621	(1,101,549)	829,253

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements (continued)

Consolidating Statement of Operations, For the Year Ended December 31, 2002
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Revenues	$23,105	40,142	223,258	(55,686)	230,819
Operating expenses:
Operating expenses	8,756	38,048	118,096	(54,635)	110,265
Depreciation & Amortization	747	551	45,012	—	46,310
Stock based compensation	924	—	—	—	924

Total operating expenses	10,427	38,599	163,108	(54,635)	157,499
Income from operations	12,678	1,543	60,150	(1,051)	73,320
Other income (expense):
Net gain (loss) on sale of investments and other assets	(25)	15	44	—	34
Interest and dividend income	417	486	995	—	1,898
Interest expense	(66,744)	(1,483)	(1,293)	—	(69,520)
Impairment of assets	—	(12,568)	—	—	(12,568)
Equity in net earnings of investees	2	3	7,793	—	7,798
Realized and unrealized losses on interest rate swaps	(9,577)	—	—	—	(9,577)
Other nonoperating income (expense), net	53,197	43,697	—	(96,453)	441

Total other income (expense)	(22,730)	30,150	7,539	(96,453)	(81,494)

Income (loss) from continuing operations before income taxes	(10,052)	31,693	67,689	(97,504)	(8,174)
Income tax (expense) benefit	23,291	1,563	(24,901)	(471)	(518)
Minority interest	—	—	—	(2)	(2)

Income (loss) from continuing operations	13,239	33,256	42,788	(97,977)	(8,694)
Discontinued operations:
Income from discontinued operations	—	—	909	1,524	2,433
Income on disposal of assets of discontinued operations	—	19,500	—	—	19,500

Income from discontinued operations	—	19,500	909	1,524	21,933

Net income	13,239	52,756	43,697	(96,453)	13,239
Other comprehensive income (loss):
Available for sale securities	—	(322)	—	—	(322)
Cash flow hedges	1,437	—	—	—	1,437

Comprehensive income	$14,676	52,434	43,697	(96,453)	14,354

Consolidating Statement of Cash Flows, For the Year Ended December 31, 2002
(dollars in thousands)

	FairPoint Communications	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from operating activities:
Net income	$13,239	52,756	43,697	(96,453)	13,239

Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Income from discontinued operations	—	(19,500)	(909)	(1,524)	(21,933)
Depreciation and amortization	747	551	45,012	—	46,310
Amortization of debt issue costs	3,662	—	2	—	3,664
Provision for uncollectible revenue	—	—	2,997	—	2,997
Income from equity method investments	(2)	(3)	(7,793)	—	(7,798)
Deferred income taxes	(963)	(4,349)	(721)	6,033	—
Deferred patronage dividends	(247)	—	(6)	—	(253)
Minority interest in income of subsidiaries	(52,752)	(43,696)	—	96,450	2
Transfer of investment to parent	—	(2,375)	2,375	—	—
Net loss (gain) on sale of investments and other assets	25	(15)	(44)	—	(34)
Impairment on investments	—	12,568	—	—	12,568
Amortization of investment tax credits	—	—	(85)	—	(85)
Stock based compensation	924	—	—	—	924
Change in fair value of interest rate swaps and reclassification of transition adjustment recorded in comprehensive income (loss)	(698)	—	—	—	(698)
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	(8,051)	971	(7,267)	16,881	2,534
Prepaid and other assets	1,089	(24)	201	—	1,266
Accounts payable	9,729	3,669	4,762	(17,260)	900
Accrued interest payable	(552)	1,085	(27)	—	506
Other accrued liabilities	375	53	1,207	5	1,640
Income taxes	(3,428)	(765)	(20)	4,592	379
Other assets/liabilities	6	(293)	(209)	—	(496)

Total adjustments	(50,136)	(52,123)	39,475	105,177	42,393

Net cash provided by (used in) operating activities	(36,897)	633	83,172	8,724	55,632

Consolidating Statement of Cash Flows, (continued) For the Year Ended December 31, 2002
(dollars in thousands)

	FairPoint Communications	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from investing activities of continuing operations:
Acquisition of property, plant and equipment	84	(755)	(38,132)	—	(38,803)
Proceeds from sale of property, plant and equipment	—	120	257	—	377
Distributions from investments	—	460	8,558	—	9,018
Payment on covenants not to compete	—	—	(805)	—	(805)
Acquisition of investments	—	—	(493)	—	(493)
Proceeds from sale of investments	395	—	53	—	448

Net cash provided by (used in) investing activities of continuing operations	479	(175)	(30,562)	—	(30,258)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	129,080	—	—	—	129,080
Repayment of long-term debt	(133,731)	(5,000)	(1,829)	—	(140,560)
Repurchase of shares of common stock subject to put options	(1,000)	—	—	—	(1,000)
Loan origination costs	(63)	—	—	—	(63)
Corporate restructuring	76,433	(78,465)	2,032	—	—
Dividends paid to minority stockholders	—	—	(3)	—	(3)
Investment in subsidiaries/from parent	—	52,946	(52,946)	—	—
Common stock dividends paid	52,399	(52,399)	—	—	—
Capital contributed from parent	(85,569)	85,569	—	—	—

Net cash provided by (used in) financing activities of continuing operations	37,549	2,651	(52,746)	—	(12,546)

Net cash contributed (from) to continuing operations (to) from discontinued operations	—	(2,341)	712	(8,724)	(10,353)
Net increase in cash	1,131	768	576	—	2,475
Cash, beginning of year	(696)	2	3,613	—	2,919

Cash, end of year	$435	770	4,189	—	5,394

Consolidating Statement of Operations, For the Year Ended December 31, 2001
(dollars in thousands)

	FairPoint	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated
Revenues	$8,603	40,887	220,980	(40,294)	230,176
Operating expenses:
Operating expenses	8,825	24,185	120,549	(37,796)	115,763
Depreciation & Amortization	684	10,726	43,671	—	55,081
Stock based compensation	1,337	—	—	—	1,337

Total operating expenses	10,846	34,911	164,220	(37,796)	172,181
Income (loss) from operations	(2,243)	5,976	56,760	(2,498)	57,995
Other income (expense):
Net gain (loss) on sale of investments and other assets	1,297	(3,424)	1,479	—	(648)
Interest and dividend income	391	372	1,235	—	1,998
Interest expense	(74,265)	(15)	(2,034)	—	(76,314)
Equity in net earnings of investees	(1)	(15)	4,946	—	4,930
Realized and unrealized losses on interest rate swaps	(12,873)	—	—	—	(12,873)
Other nonoperating income (expense), net	(151,053)	40,084	(150)	111,042	(77)

Total other income (expense)	(236,504)	37,002	5,476	111,042	(82,984)

Income (loss) from continuing operations before income taxes	(238,747)	42,978	62,236	108,544	(24,989)
Income tax benefit (expense)	27,147	(4,343)	(22,887)	(348)	(431)
Minority interest	—	—	—	(2)	(2)

Income (loss) from continuing operations	(211,600)	38,635	39,349	108,194	(25,422)
Discontinued operations:
Income (loss) from discontinued operations	—	(92,967)	671	1,402	(90,894)
Income (loss) on disposal of assets of discontinued operations	—	(96,732)	—	1,448	(95,284)
Income (loss) from discontinued operations	—	(189,699)	671	2,850	(186,178)

Net income (loss)	(211,600)	(151,064)	40,020	111,044	(211,600)
Other comprehensive loss
Available for sale securities	—	(118)	—	—	(118)
Cash flow hedges	(2,569)	—	—	—	(2,569)

Comprensive income (loss)	$(214,169)	(151,182)	40,020	111,044	(214,287)

Consolidating Statement of Cash Flows, For the Year Ended December 31, 2001
(dollars in thousands)

	FairPoint Communications	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Intercompany Eliminations	Consolidated Balances
Cash flows from operating activities:
Net income (loss)	$(211,600)	(151,064)	40,020	111,044	(211,600)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities of continuing operations:
(Income) loss from discontinued operations	—	189,699	(671)	(2,850)	186,178
Depreciation and amortization	684	10,726	43,671	—	55,081
Amortization of debt issue costs	4,009	1	8	—	4,018
Provision for uncollectible revenue	—	—	1,035	—	1,035
Income (loss) from equity method investments	1	15	(4,946)	—	(4,930)
Deferred income taxes	(14,159)	(1,326)	2,012	13,473	—
Deferred patronage dividends	(260)	(4)	(130)	—	(394)
Minority interest in income of subsidiaries	151,062	(40,017)	—	(111,043)	2
Net loss (gain) on sale of investments and other assets	(1,297)	3,424	(1,479)	—	648
Amortization of investment tax credits	—	—	(138)	—	(138)
Stock based compensation	1,337	—	—	—	1,337
Change in fair value of interest rate swaps and reclassificaiton of transition adjustment recorded in comprehensive income (loss)	8,134	—	—	—	8,134
Changes in assets and liabilities arising from continuing operations, net of acquisitions:
Accounts receivable	56,167	857	39,730	(96,047)	707
Prepaid and other assets	(1,096)	86	71	—	(939)
Accounts payable	(42,569)	229	(51,421)	93,586	(175)
Accrued interest payable	269	—	(36)	—	233
Other accrued liabilities	1,003	826	(5,838)	—	(4,009)
Income taxes	3,678	1,747	(3,081)	(2,038)	306
Other assets/liabilities	—	—	223	—	223

Total adjustments	166,963	166,263	19,010	(104,919)	247,317

Net cash provided by (used in) operating activities of continuing operations	(44,637)	15,199	59,030	6,125	35,717

Cash flows from investing activities of continuing operations:
Acquisition of telephone properties, net of cash acquired	—	(24,108)	5,246	—	(18,862)
Acquisition of property, plant and equipment	(1,220)	(559)	(41,396)	—	(43,175)
Proceeds from sale of property, plant and equipment	—	—	131	—	131
Distributions from investments	—	—	5,013	—	5,013
Payment on covenants not to compete	—	—	(945)	—	(945)
Acquisition of investments	—	—	(652)	—	(652)
Proceeds from sale of investments and other assets	1,178	1	150	—	1,329

Net cash used in investing activities of continuing operations	(42)	(24,666)	(32,453)	—	(57,161)

Cash flows from financing activities of continuing operations:
Proceeds from issuance of long-term debt	316,215	—	—	—	316,215
Repayment of long-term debt	(209,408)	(122)	(2,443)	—	(211,973)
Purchase of shares of common stock subject to put options	(975)	—	—	—	(975)
Loan origination costs	(2,322)	—	—	—	(2,322)
Proceeds from the exercise of stock options	300	—	—	—	300
Repayment of capital lease obligation	(11)	—	—	—	(11)
Investment in subsidiaries/from parent	—	29,462	(29,462)	—	—
Common stock dividends paid	41,938	(41,938)	—	—	—
Capital contributed from parent	(99,194)	97,653	1,541	—	—

Net cash provided by (used in) financing activities of continuing operations	46,543	85,055	(30,364)	—	101,234

Net cash contributed (from) to continuing operations (to) from discontinued operations	—	(75,587)	1,885	(7,160)	(80,862)

Net increase (decrease) in cash	1,864	1	(1,902)	(1,035)	(1,072)
Cash, beginning of year	(2,557)	4	6,544	—	3,991

Cash, end of year	$(693)	5	4,642	(1,035)	2,919

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

Financial Statements

Years Ended December 31, 2003, 2002 and 2001

Orange County—
Poughkeepsie Limited
Partnership

Independent Auditors' Report

Financial Statements
Years Ended December 31, 2003, 2002 and 2001

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS' REPORT	F-66
Balance Sheets	F-67
December 31, 2003 and 2002
Statements of Operations	F-68
For the years ended December 31, 2003, 2002 and 2001
Statements of Changes in Partners' Capital	F-69
For the years ended December 31, 2003, 2002 and 2001
Statements of Cash Flows	F-70
For the years ended December 31, 2003, 2002 and 2001
Notes to Financial Statements	F-71–F-77

INDEPENDENT AUDITORS' REPORT

To the Partners of Orange County—Poughkeepsie Limited Partnership:

We have audited the accompanying balance sheets of Orange County—Poughkeepsie Limited Partnership (the "Partnership") as of December 31, 2003 and 2002, and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/  DELOITTE & TOUCHE LLP

New York, New York
February 23, 2004

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
(Dollars in Thousands)

	2003	2002
ASSETS
CURRENT ASSETS:
Accounts receivable, net of allowances of $20 and $1 in 2003 and 2002, respectively	$73	$117
Unbilled revenue	866	1,125
Due from general partner	19,766	33,881
Prepaid expenses and other current assets	48	34

Total current assets	20,753	35,157
PROPERTY, PLANT AND EQUIPMENT—Net	29,622	29,473
DEFERRED CHARGES AND OTHER ASSETS—Net	1	2

TOTAL ASSETS	$50,376	$64,632

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$348	$1,235
Advance billings	310	247

Total current liabilities	658	1,482
COMMITMENTS AND CONTINGENCIES (NOTES 5 and 7)
PARTNERS' CAPITAL	49,718	63,150

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$50,376	$64,632

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in Thousands)

	2003	2002	2001
OPERATING REVENUE:
Service revenue	$144,643	$114,591	$81,952
OPERATING COSTS AND EXPENSES:
Cost of service	17,248	11,652	9,691
General and administrative	2,123	2,900	2,625
Depreciation and amortization	5,179	4,225	3,583

Total operating costs and expenses	24,550	18,777	15,899

OPERATING INCOME	120,093	95,814	66,053
INTEREST AND OTHER INCOME—Net	1,475	1,555	1,167

NET INCOME	$121,568	$97,369	$67,220

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in Thousands)

			Limited Partners
	General Partner
				Warwick Valley Telephone Company
	NYNEX Mobile Limited Partnership 2	Verizon Wireless of the East LP	Taconic Telephone Corporation		Total Partners' Capital
BALANCE, JANUARY 1, 2001	$41,277	$—	$3,642	$3,642	$48,561
Net income	57,138	—	5,041	5,041	67,220
Distribution to partners	(59,500)	—	(5,250)	(5,250)	(70,000)

BALANCE, DECEMBER 31, 2001	38,915	—	3,433	3,433	45,781
Net income	46,092	36,671	7,303	7,303	97,369
Distribution to partners	(25,500)	(42,500)	(6,000)	(6,000)	(80,000)
Transfer of Partnership interest	(59,507)	59,507	—	—	—

BALANCE, DECEMBER 31, 2002	—	53,678	4,736	4,736	63,150
Net income	—	103,332	9,118	9,118	121,568
Distribution to partners	—	(114,750)	(10,125)	(10,125)	(135,000)

BALANCE, DECEMBER 31, 2003	$—	$42,260	$3,729	$3,729	$49,718

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
(Dollars in Thousands)

	2003	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$121,568	$97,369	$67,220
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts receivable, net of recoveries	30	0	(31)
Depreciation and amortization	5,179	4,225	3,583
Changes in certain assets and liabilities:
Accounts receivable	14	378	1,795
Unbilled revenue	259	420	(433)
Prepaid expenses and other current assets	(14)	104	(30)
Deferred charges and other assets	1	3	2
Accounts payable and accrued liabilities	(887)	901	(1,646)
Advance billings	63	51	24

Net cash provided by operating activities	126,213	103,451	70,484

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,328)	(7,706)	(4,887)
Proceeds from sale of property, plant and equipment	—	64	—

Net cash used in investing activities	(5,328)	(7,642)	(4,887)

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease (increase) in due from general partner, net	14,115	(15,809)	4,403
Distribution to partners	(135,000)	(80,000)	(70,000)

Net cash used in financing activities	(120,885)	(95,809)	(65,597)

INCREASE IN CASH	—	—	—
CASH, BEGINNING OF YEAR	—	—	—

CASH, END OF YEAR	$—	$—	$—

See notes to financial statements.

ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001
(Dollars in Thousands)

1.    ORGANIZATION AND MANAGEMENT

        Orange County—Poughkeepsie Limited Partnership—Orange County—Poughkeepsie Limited Partnership (the "Partnership") was formed in 1987. The principal activity of the Partnership is providing wholesale cellular service to resellers who operate principally in the Orange County and Poughkeepsie, New York service areas.

        The partners and their respective ownership percentages as of December 31, 2003 are as follows:

Managing and general partner:
Verizon Wireless of the East LP*	85.0%
Limited partners:
Taconic Telephone Corporation ("Taconic")	7.5%
Warwick Valley Telephone Company ("Warwick")	7.5%

*
Prior to August 15, 2002 NYNEX Mobile LP 2 was the managing and general partner of the Partnership. On August 15, 2002 NYNEX Mobile LP 2 transferred its 85% partnership interest to its affiliate, Verizon Wireless of the East LP. Verizon Wireless of the East LP is a partnership between Verizon Wireless of Georgia LLC (the General Partner) and Verizon Wireless Acquisition South LLC (the LP), which hold a controlling interest, and Price Communications which has a preferred interest. Verizon Wireless of the East LP is a partnership which is consolidated by Cellco Partnership (d/b/a Verizon Wireless) ("Cellco").

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Revenue Recognition—The Partnership earns revenue by providing access to the network (access revenue) and for usage of the network (airtime/usage revenue), which includes roaming and long distance revenue. In general, access revenue is billed one month in advance and is recognized when earned; the unearned portion is classified in advance billings. Airtime/usage revenue, roaming revenue and long distance revenue are recognized when service is rendered and included in unbilled revenue until billed. The Partnership's revenue recognition policies are in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements and Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition.

        Approximately 98%, 98%, and 96% of the Partnership's 2003, 2002 and 2001 revenue is affiliate revenue due to the fact that Cellco is the Partnership's primary reseller. The wholesale rates charged to Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement (See Note 4).

        Cellular service revenues resulting from a cellsite agreement with Cellco are recognized based upon an allocation of airtime minutes (See Note 4).

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used for, but not limited to, the accounting for: allocations, allowance for uncollectible accounts receivable, unbilled revenue, depreciation and amortization, useful life and impairment of assets, accrued expenses, taxes, and contingencies. Estimates and assumptions are periodically reviewed and the effects of any material revisions are reflected in the financial statements in the period that they are determined to be necessary.

        Operating Expenses—Operating expenses include expenses incurred directly by the Partnership, as well as an allocation of administrative and operating costs incurred by the general partner or its affiliates on behalf of the Partnership. Services performed on behalf of the Partnership are provided by employees of Cellco. These employees are not employees of the Partnership and therefore, operating expenses include direct and allocated charges of salary and employee benefit costs for the services provided to the Partnership. The Partnership believes such allocations, based on the Partnership's percentage of customers or gross adds, as applicable, are reasonable.

        Property, Plant and Equipment—Property, plant and equipment primarily represents costs incurred to construct and enhance Mobile Telephone Switching Offices ("MTSOs") and cell sites within the Partnership's network. The cost of property, plant and equipment is depreciated over its estimated useful life using the straight-line method of accounting. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the related lease. Major improvements to existing plant and equipment are capitalized. Routine maintenance and repairs that do not extend the life of the plant and equipment are charged to expense as incurred.

        Upon the sale or retirement of property, plant and equipment, the cost and related accumulated depreciation or amortization is eliminated from the accounts and any related gain or loss is reflected in the Statements of Operations.

        Network engineering costs incurred during the construction phase of the Partnership's network and real estate properties under development are capitalized as part of property, plant and equipment and recorded as construction in progress until the projects are completed and placed into service.

        FCC Licenses—The Federal Communications Commission ("FCC") issues licenses that authorize cellular carriers to provide service in specific cellular geographic service areas. The FCC grants licenses for terms of up to ten years. In 1993 the FCC adopted specific standards to apply to cellular renewals, concluding it will reward a license renewal to a cellular licensee that meets certain standards of past performance. Historically, the FCC has granted license renewals routinely. The current term of both of the Partnership's FCC licenses expire in January 2008. Both of the Partnership's licenses are recorded on the books of Cellco. Cellco believes it will be able to meet all requirements necessary to secure renewal of the Partnership's cellular licenses.

        Valuation of Assets—Long-lived assets, including property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

        The FCC licenses recorded on the books of Cellco are evaluated for impairment, by Cellco, under the guidance set forth in Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." The FCC licenses are treated as an indefinite life intangible asset under the provisions of SFAS No. 142 and are not amortized, but rather are tested for impairment annually or between annual dates, if events or circumstances warrant. All of the licenses in Cellco's nationwide footprint are tested in the aggregate for impairment under SFAS No. 142. When testing the carrying value of the wireless licenses for impairment, Cellco determines the fair value of the aggregated wireless licenses by subtracting from enterprise discounted cash flows (net of debt) the fair value of all of the other net tangible and intangible assets of Cellco, including previously unrecognized intangible assets. If the fair value of the aggregated wireless licenses as determined above is less than the aggregated carrying amount of the licenses, an impairment will be recognized by Cellco. Any impairment loss recognized by Cellco will be allocated to its consolidated subsidiaries based upon a reasonable methodology. No impairment was recognized in 2003 and 2002. Future tests for impairment will be performed by Cellco at least annually and more often if events or circumstances warrant.

        Concentrations—To the extent the Partnership's customer receivables become delinquent, collection activities commence. The general partner accounts for 88.8% and 88.2% of the accounts receivable balance at December 31, 2003, and 2002 respectively. The Partnership maintains an allowance for losses based on the expected collectibility of accounts receivable.

        Approximately 98%, 98%, and 96% of the Partnership's 2003, 2002 and 2001 revenue is affiliate revenue.

        The general partner relies on local and long-distance telephone companies, some of whom are related parties, and other companies to provide certain communication services. Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have an adverse impact on the Partnership's operating results.

        Although the general partner attempts to maintain multiple vendors for equipment, which are important components of its operations, they are currently acquired from only a few sources. Certain of these products are in turn utilized by the Partnership and are important components of the Partnership's operations. If the suppliers are unable to meet the general partner's needs as it builds out its network infrastructure and sells service and equipment, delays and increased costs in the expansion of the Partnership's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

        Financial Instruments—The Partnership's trade receivables and payables are short-term in nature, and accordingly, their carrying value approximates fair value.

        Income Taxes—The Partnership is not a taxable entity for Federal and state income tax purposes. Any taxable income or loss is apportioned to the partners based on their respective partnership interests and is reported by them individually.

        Segments—The Partnership has one reportable business segment and operates domestically only. The Partnership's products and services are materially comprised of wireless telecommunications services.

        Due from General Partner—Due from General Partner principally represents the Partnership's cash position. The general partner manages all cash and financing activities of the Partnership. As such, the change in Due from General Partner is reflected as a financing activity in the Statements of Cash Flows. Additionally, administrative and operating costs incurred by the general partner on behalf of the Partnership are charged to the Partnership through this account. Interest income is based on the average monthly outstanding balance in this account and is calculated by applying Cellco's average cost of borrowing from Verizon Global Funding, a wholly owned subsidiary of Verizon Communications. The cost of borrowing was approximately 5.0%, 5.5%, and 4.6% at December 31, 2003, 2002 and 2001, respectively. Included in Other Income, Net is net interest income related to the Due from General Partner balance of $1,472, $1,553 and $1,167 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Recently Issued Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board, ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations." This standard requires entities to recognize the fair value of any legal obligation associated with the retirement of long-lived assets and to capitalize that amount as a part of the book value of the long-lived asset. That cost is then depreciated over the remaining life of the underlying long-lived asset. The Partnership adopted the standard January 1, 2003. The adoption of SFAS No. 143 had no material effect on the Partnership's financial statements.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard re-addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It concludes that one accounting model be used for long-lived assets to be disposed of by sale and broadens the presentation of discontinued operations to include more disposal transactions. The Partnership adopted the standard effective January 1, 2002. The adoption of SFAS No. 144 had no material effect on the Partnership's financial statements.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard nullifies Emerging Issue Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This standard requires the recognition of a liability for a cost associated with an exit or disposal activity at the time the liability is incurred, rather than at the commitment date to exit a plan as required by EITF 94-3. The Partnership adopted this standard January 1, 2003. The adoption of SFAS No. 146 had no material effect on the Partnership's financial statements.

        In May 2003 the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This standard establishes guidance for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because that financial statement embodies an obligation of the issuer. Many of those instruments were previously classified as equity.

This standard was effective for financial instruments entered into or modified after May 31, 2003. For existing instruments created before the issuance date of this statement, this standard was effective July 1, 2003. The adoption of SFAS 150 had no material effect on the Partnership's financial statements.

        Reclassifications—Certain reclassifications have been made to the 2002 and 2001 year financial statements to conform to the current year presentation.

        Distributions—The Partnership is required to make distributions to its partners on a quarterly basis based upon the Partnership's operating results, cash availability and financing needs as determined by the general partner at the date of the distribution. In January 2004, the Partnership made a distribution of $22 million to its partners.

3.    PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net, consists of the following:

		December 31,
(Dollars in Thousands)
	Useful Lives	2003	2002
Buildings and improvements	10-40 years	$11,245	$10,521
Wireless plant equipment	3-15 years	44,525	40,502
Furniture, fixtures and equipment	2-7 years	318	318

		56,088	51,341
Less accumulated depreciation		(26,466)	(21,868)

Property, plant and equipment, net		$29,622	$29,473

        Property, plant, and equipment, net, includes the following:

        Allocated capitalized network engineering costs of $415 and $466 were recorded during the years ended December 31, 2003 and 2002 respectively.

        Construction-in-progress included in certain of the classifications shown above, principally wireless plant equipment, amounted to $852 and $2,373 at December 31, 2003 and 2002 respectively.

        Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $5,179, $4,225 and $3,582 respectively.

4.    TRANSACTIONS WITH AFFILIATES

        Significant transactions with affiliates are summarized as follows:

	Years Ended December 31,
(Dollars in Thousands)
	2003	2002	2001
Revenue:
Operating revenues (b)	$138,796	$109,232	$76,609
Cellsite allocated revenues (c)	2,963	3,037	1,981
Cost of Service:
Direct telecommunication charges (a)	274	302	335
Allocation of cost of service (a)	3,315	1,105	1,737
Allocation of switch usage cost (a)	7,256	5,077	3,760
Selling, General and Administrative:
Allocation of certain general and
administrative expenses (a)	1,797	1,399	1,497

(a)
Expenses were allocated based on the Partnership's percentage of customers, gross adds or minutes of use where applicable. The Partnership believes the allocations are reasonable.

(b)
Affiliate operating revenues primarily represent revenues generated from transactions with Cellco, the Partnership's primary reseller. The wholesale rates charged to Cellco do not necessarily reflect current market rates. The Partnership continues to re-evaluate the rates and expects these rates to be reduced in the future consistent with market trends and the terms of the limited partnership agreement.

(c)
Cellsite allocated revenues, based on the Partnership's percentage of minutes of use, result from the Partnership sharing a cell site with the Catskills RSA Limited Partnership, an affiliate entity.

5.    COMMITMENTS

        The general partner, on behalf of the Partnership, and the Partnership have entered into operating leases for facilities and equipment used in its operations. Some lease contracts include renewal options that include rent expense adjustments based on the Consumer Price Index. For the years ended December 31, 2003, 2002 and 2001, the Partnership recognized a total of $1,234, $1,100 and $934, respectively, as rent expense related to payments under these operating leases, which is included in cost of service and general and administrative expenses in the accompanying Statements of Operations.

        Future minimum rental commitments under noncancelable operating leases, excluding renewal options which the Partnership intends to exercise, for the years shown are as follows:

(Dollars in Thousands)
Years	Amount
2004	$1,248
2005	1,161
2006	1,062
2007	878
2008	764
2009 and thereafter	851

Total minimum payments	$5,964

        From time to time the general partner enters into purchase commitments, primarily for network equipment, on behalf of the Partnership.

6.    VALUATION AND QUALIFYING ACCOUNTS

(Dollars in Thousands)	Balance at Beginning of the Year	Additions Charged to Operations	Write-offs Net of Recoveries	Balance at End of the Year
Accounts Receivable Allowances:
2002	$—	$1	$—	$1
2003	1	49	(30)	20

7.    CONTINGENCIES

        Cellco is subject to lawsuits and other claims including class actions, product liability, patent infringement, intellectual property, antitrust, partnership disputes, and claims involving relations with resellers and agents. Cellco is also defending lawsuits against Cellco and other participants in the wireless industry alleging various adverse effects as a result of wireless phone usage. Various consumer class action lawsuits allege that the Cellco breached contracts with consumers, violated certain state consumer protection laws and other statutes and defrauded customers through concealed or misleading billing practices. Certain of these lawsuits and other claims may impact the Partnership. These litigation matters may involve indemnification obligations by third parties and/or affiliated parties covering all or part of any potential damage awards against Cellco and the Partnership and/or insurance coverage. Attorneys general in a number of states are investigating certain sales, marketing and advertising practices. All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance.

        The Partnership may be allocated a portion of the damages that may result upon adjudication of these matters if the claimants prevail in their actions. Consequently, the ultimate liability with respect to these matters at December 31, 2003 cannot be ascertained. The potential effect, if any, on the financial condition and results of operations of the Partnership, in the period in which these matters are resolved, may be material.

        In addition to the aforementioned matters, Cellco is subject to various other legal actions and claims in the normal course of business. While Cellco's legal counsel cannot give assurance as to the outcome of each of these matters, in management's opinion, based on the advice of such legal counsel, the ultimate liability with respect to any of these actions, or all of them combined, will not materially affect the financial position or operating results of the Partnership.

******

RSA 2-I PARTNERSHIP

Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Partners of
Illinois Valley Cellular RSA 2-I Partnership

        We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-I Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-I Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KIESLING ASSOCIATES LLP
Madison, Wisconsin
March 1, 2003

ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$117,870	$102,338
Accounts receivable
Due from customers
Less allowance of $116,500 and $110,000, respectively	1,079,795	1,176,246
Affiliates	233,674	115,664
Other	58,018	65,137
Prepaids	97,384	3,446

	1,586,741	1,462,831

PROPERTY AND EQUIPMENT
Plant in service	13,342,101	11,149,052
Less accumulated depreciation	(6,833,198)	(6,022,436)

	6,508,903	5,126,616
Plant under construction	5,704	5,845

	6,514,607	5,132,461

OTHER NONCURRENT ASSETS
Investments	159,144	235,647

TOTAL ASSETS	$8,260,492	$6,830,939

ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Current portion of long-term debt	$—	$659,340
Capital lease obligation	21,287	—
Notes Payable	1,000,000	—
Accounts Payable:
Trade	204,101	24,314
Affiliates	608,248	316,154
Other	290,254	244,508
Accrued liabilities—affiliate	136,559	98,078
Accrued commissions	71,288	76,912
Advance billings	279,853	246,652
Other	168,064	122,044

	2,779,654	1,788,002

LONG-TERM OBLIGATIONS
Capital lease obligation	96,620

PARTNERS' CAPITAL	5,384,218	5,042,937

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$8,260,492	$6,830,939

The accompanying notes are an integral part of these financial statements

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

STATEMENTS OF INCOME
Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000
OPERATING REVENUES
Retail service	$6,513,308	$6,123,233	$6,095,261
Roamer service	3,131,185	4,020,995	3,184,181
Equipment sales	181,442	180,670	149,909
Miscellaneous services	1,069,743	906,974	693,533

	10,895,678	11,231,872	10,122,884

OPERATING EXPENSES
Cost of services	4,572,661	4,358,681	3,439,668
Cost of equipment sales	1,017,085	937,143	890,065
Selling, general and administrative	3,986,972	3,723,723	3,229,256
Depreciation	956,539	748,968	772,698

	10,533,257	9,768,515	8,331,687

OPERATING INCOME	362,421	1,463,357	1,791,197

OTHER INCOME (EXPENSES)
Interest expense	(43,862)	(78,081)	(154,861)
Interest during construction	9,534	—	—
Other, net	13,188	28,039	33,284

	(21,140)	(50,042)	(121,577)

NET INCOME	$341,281	$1,413,315	$1,669,620

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

STATEMENTS OF PARTNERS' CAPITAL
December 31, 2002, 2001, and 2000

Total
Balance at December 31, 1999	$2,859,792
Net income	1,669,620
Distribution	(549,994)

Balance at December 31, 2000	3,979,418
Net income	1,413,315
Distribution	(349,796)

Balance at December 31, 2001	5,042,937
Net income	341,281

Balance at December 31, 2002	$5,384,218

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$341,281	$1,413,315	$1,669,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	956,539	748,968	772,698
Provision for losses on accounts receivable	(6,500)	(24,000)	(8,000)
Changes in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	(7,940)	(225,823)	(9,609)
Prepaids	(93,938)	—	—
Increase (Decrease) in:
Accounts payable	517,627	102,857	(135,409)
Other	112,078	95,298	(47,291)

Net cash provided by operating activities	1,819,147	2,110,615	2,242,009

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(2,214,901)	(995,505)	(889,583)
Proceeds from the sale of investments, net	76,503	87,431	88,012

Net cash used in investing activities	(2,138,398)	(908,074)	(801,571)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,000,000	—	—
Repayment of long-term borrowings	(659,340)	(801,751)	(933,040)
Payments of capital lease obligations	(5,877)	—	—
Partnership distribution	—	(349,796)	(549,994)

Net cash provided by/(used in) financing activities	334,783	(1,151,547)	(1,483,034)

Net Increase (Decrease) in Cash and Cash Equivalents	15,532	50,994	(42,596)
Cash and Cash Equivalents at Beginning of Year	102,338	51,344	93,940

Cash and Cash Equivalents at End of Year	$117,870	$102,338	$51,344

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

        The Illinois Valley Cellular RSA 2-I Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 8, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

Partner	Percentage
Verizon Wireless	40.00%
CENCOMM, Inc.	6-2/3
C-R Cellular, Inc.	6-2/3
DePue Communications, Inc.	6-2/3
Gemcell, Inc.	6-2/3
Gridley Cellular, Inc.	6-2/3
Leonore Cellular, Inc.	6-2/3
Marseilles Cellular, Inc.	6-2/3
McNabb Cellular, Inc.	6-2/3
Tonica Cellular, Inc.	6-2/3

100.00%

        Marseilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

        The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

Property and Equipment

        The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

        Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 10 to 20 years for cell site towers and shelter; 7 to 10 years for radio frequency equipment, electronic mobile exchange and base site controller equipment; 7 to 10 years for furniture and fixtures; and 3 to 5 years for computer equipment.

        When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

Long-Lived Assets

        The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Revenue Recognition

        The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

        The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

        In 2002, the Partnership adopted a policy to include these revenues as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $881,197 and $985,702 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income or partners' equity.

Expense Recognition

        Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

Income Taxes

        The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were $346,620, $294,841, and $337,750 in 2002, 2001, and 2000, respectively.

Cash Equivalents

        All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the instruments.

Reclassifications

        Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

NOTE 3. PROPERTY AND EQUIPMENT

        The components of property and equipment were as follows:

	2002	2001
Land and land improvements	$545,333	$541,618
Buildings	1,324,949	1,277,987
Electronic mobile exchange and base site controller equipment	3,955,971	3,462,373
Cell site towers and equipment	3,784,222	3,422,232
Radio frequency equipment	3,054,024	1,966,997
Other	677,602	477,845

Total property and equipment	13,342,101	11,149,052
Less accumulated depreciation	(6,833,198)	(6,022,436)

Net property and equipment	6,508,903	5,126,616
Plant under construction	5,704	5,845

Total net property and equipment	$6,514,607	$5,132,461

        Property and equipment and accumulated depreciation include $123,784 and $2,947, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $123,784.

NOTE 4. INVESTMENTS

        Investments include $65,934 and $146,109 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCC's were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCC's are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

NOTE 5. NOTES PAYABLE

        In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the

Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002, was 5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

        The maximum amount of short-term borrowings at any month-end during 2002 was $1,000,000.

NOTE 6. LONG-TERM DEBT

        Long-term debt consists of:

2001
RTFC notes—variable rate	$513,032
RTFC notes—variable rate	146,308

Total long-term debt	659,340
Less current portion	(659,340)

$—

        The mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to five years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 31, 2001, was 5.3%.

        Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

        The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

        Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

        Cash paid for interest net of amounts capitalized for 2002, 2001, and 2000, totaled $25,021, $92,928, and $158,095, respectively.

        The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

NOTE 7. RELATED PARTY TRANSACTIONS

        MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership for the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $2,224,397, $1,944,325, and $1,725,222, respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

        In addition, $276,062, $252,406, and $223,877 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

        Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

        The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $546,600 and $1,716,618, respectively, were provided to the Partnership. These services in 2001 were $455,250 and $1,592,348, respectively, and in 2000 were $423,525 and $1,004,834, respectively. The Switching Company received $511,669, $334,881, and $293,108 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

NOTE 8. CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

        The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

        Retail service revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

        Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place or complete calls. Roaming revenues from Verizon Wireless accounted for 21%, 31%, and 22% of total operating revenues in 2002, 2001, and 2000, respectively.

NOTE 9. LEASE COMMITMENTS

        Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

	Capitalized Leases	Operating Leases
2003	$32,612	$154,200
2004	30,103	145,200
2005	30,104	130,400
2006	30,104	113,180
2007	20,069	65,750
Thereafter	—	—

Total minimum lease payments	$142,992	$608,730
Less amount representing interest	25,085

Present value of minimum lease payments including current maturities of $21,287	$117,907

        The cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustments of the payments in the renewal periods.

        The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $68,400. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

        Rental expense for all cancelable and non-cancelable operating leases totaled $199,503, $139,150, and $114,856 in 2002, 2001, and 2000, respectively.

NOTE 10. ALLOWANCE FOR UNCOLLECTIBLES

        The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

	2002	2001	2000
Balance, December 31	$110,000	$134,000	$142,000
Provision for uncollectibles	67,489	33,902	107,037
Accounts written off, net of recoveries	60,989	57,902	115,037

Balance, December 31	$116,500	$110,000	$134,000

NOTE 11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table presents summarized quarterly results.

	Quarter
	1st	2nd	3rd	4th
2002
Operating revenues	$2,665,525	$2,732,486	$2,784,279	$2,713,388
Operating income	$300,775	$181,779	$69,549	$(189,682)
Net income	$310,158	$175,016	$64,205	$(208,098)
2001
Operating revenues	$2,457,057	$2,897,386	$2,994,715	$2,882,714
Operating income	$238,467	$378,592	$402,836	$443,462
Net income	$222,770	$357,551	$387,483	$445,511

        Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

NOTE 12. RECENT ACCOUNTING DEVELOPMENTS

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

        In April 2002, the FASB issued No. 145, "Rescission of FASB Statements No.4, 44, and 64, Amendment of FASB Statement No.13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No.4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No.64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

        The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.

RSA 2-I PARTNERSHIP
Unaudited Financial Statements
For the six months ended June 30, 2003

RSA 2-I Balance Sheet (Unaudited) June 30, 2003

ASSETS
Current Assets
Cash & Cash Equivalents	$80,038
Accounts Receivable
Due from Customers
Less Allowance for Uncollectible of $164,402	1,653,482
Affiliates	431,163
Prepayments	107,379

Total Current Assets	2,272,062

Plant & Equipment
Plant In Service	13,605,649
Less Accumulated Depreciation	(7,432,892)

6,172,757
Plant Under Construction	57,033

6,229,790

Other Noncurrent Assets
Investments	94,246

TOTAL ASSETS	$8,596,098

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Note Payable	$1,000,000
Accounts Payable
Trade	227,579
Affiliates	567,877
Accrued Liabilities	415,807
Advanced Billings	279,853
Accrued Taxes	112,762
Capital Lease Obligation	21,287
Other	161,572

Total Current Liabilities	2,786,737

Long Term Liabilities
Capital Lease Obligation	86,123
Asset Retirement Obligation	129,136

Total Long Term Liabilities	215,259

Partner's Capital	5,594,102

TOTAL LIABILITIES & PARTNERS' CAPITAL	$8,596,098

RSA 2-I Statement of Income (Unaudited) for the Six Months Ending June 30, 2003

Operating Revenues
Retail service	$3,636,082
Roamer service	2,344,412
Equipment sales	122,749
Miscellaneous services	505,930

6,609,173

Operating Expenses
Cost of services	3,053,145
Cost of equipment sales	554,923
Selling, general and administrative	2,120,550
Depreciation	582,000

6,310,618

Operating Income	298,555

Other Expenses
Interest expense	40,010

Net Income before cumulative effect of change in accounting principle	258,545
Cumulative effect of change in accounting principle	(48,663)

Net Income	$209,882

RSA 2-III PARTNERSHIP

Financial Statements

INDEPENDENT AUDITORS' REPORT

To the Partners of
Illinois Valley Cellular RSA 2-III Partnership

        We have audited the accompanying balance sheets of Illinois Valley Cellular RSA 2-III Partnership (an Illinois partnership) as of December 31, 2002 and 2001, and the related statements of income, partners' capital, and cash flows for each of three years in the period ended December 31, 2002. These financial statements are the responsibility of the Operating Partner's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as, evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Illinois Valley Cellular RSA 2-III Partnership as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ KIESLING ASSOCIATES LLP
Madison, Wisconsin
March 1, 2003

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$81,145	$48,377
Accounts receivable:
Due from customers
Less allowance of $85,000 and $80,000, respectively	565,754	697,422
Affiliates	69,741	72,718
Other	20,554	23,620
Prepaids	104,236	3,855

	841,430	845,992

PROPERTY AND EQUIPMENT
Plant in service	7,124,486	5,816,790
Less accumulated depreciation	(3,356,524)	(2,834,086)

	3,767,962	2,982,704

OTHER NONCURRENT ASSETS
Investments	73,140	100,147
Other	1,215	1,215

	74,355	101,362

TOTAL ASSETS	$4,683,747	$3,930,058

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

BALANCE SHEETS
December 31, 2002 and 2001

	2002	2001
LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES
Current portion of long-term debt	$—	$236,690
Capital lease obligation	11,495	—
Notes payable	1,500,000	400,000
Accounts payable:
Trade	107,184	38,031
Affiliates	401,580	429,224
Other	130,070	151,128
Accrued commissions	39,849	51,572
Advance billings	2,383	3,683
Other	154,660	123,789

	2,347,221	1,434,117

LONG-TERM OBLIGATIONS
Capital lease obligation	52,175	—

PARTNERS' CAPITAL	2,284,351	2,495,941

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$4,683,747	$3,930,058

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

STATEMENTS OF INCOME
Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
OPERATING REVENUES
Retail service	$3,469,059	$3,227,973	$3,047,399
Roamer service	2,521,150	3,344,344	2,573,368
Equipment sales	101,694	111,163	85,863
Miscellaneous services	788,808	637,263	442,516

	6,880,711	7,320,743	6,149,146

OPERATING EXPENSES
Cost of sales	3,628,394	3,563,141	2,817,688
Cost of equipment sales	578,473	570,489	555,587
Selling, general, and administrative	2,280,964	2,080,607	1,758,277
Depreciation	580,137	493,940	489,717

	7,067,968	6,708,177	5,621,269

OPERATING INCOME	(187,257)	612,566	527,877

OTHER INCOME (EXPENSES)
Interest expense	(52,682)	(56,560)	(103,842)
Interest during construction	20,308	—	—
Other, net	8,041	14,352	13,129

	(24,333)	(42,208)	(90,713)

NET INCOME	$(211,590)	$570,358	$437,164

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

STATEMENTS OF PARTNERS' CAPITAL
December 31, 2002, 2001, and 2000

Total
Balance at December 31, 1999	$1,988,174
Net Income	437,164
Distribution	(99,994)

Balance at December 31, 2000	2,325,344
Net Income	570,358
Distribution	(399,761)

Balance at December 31, 2001	2,495,941
Net Income (Loss)	(211,590)

Balance at December 31, 2002	$2,284,351

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

STATEMENTS OF CASH FLOWS
Years Ended December 31, 2002, 2001, and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$(211,590)	$570,358	$437,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	580,137	493,940	489,717
Provision for losses on accounts receivable	5,000	10,000	(25,000)
Changes in assets and liabilities:
(Increase) Decrease in:
Accounts receivable	132,711	(239,549)	88,558
Prepaids	(100,381)	—	—
Increase (Decrease) in:
Accounts payable	20,451	311,892	(390,032)
Other	17,852	(11,548)	26,737

Net cash provided by operating activities	444,180	1,135,093	627,144

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(1,298,556)	(484,229)	(129,498)
Proceeds from the sale of investments, net	27,007	46,302	128,861

Net cash used in investing activities	(1,271,549)	(437,927)	(637)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term borrowings	1,100,000	—	—
Repayment of long-term borrowings	(236,690)	(293,659)	(493,234)
Payments of capital lease obligations	(3,173)	—	—
Partnership distribution	—	(399,761)	(99,994)

Net cash provided by/(used in) financial activities	860,137	(693,420)	(593,228)

Net Increase in Cash and Cash Equivalents	32,768	3,746	33,279
Cash and Cash Equivalents at Beginning of Year	48,377	44,631	11,352

Cash and Cash Equivalents at End of Year	$81,145	$48,377	$44,631

The accompanying notes are an integral part of these financial statements.

ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP

NOTES TO FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

        The Illinois Valley Cellular RSA 2-III Partnership (Partnership) is organized pursuant to the provisions of the Illinois Uniform Partnership Act. The Partnership was formed on November 6, 1989, to fund, establish, and provide cellular service within a portion of the Illinois RSA 2 Cellular Geographic Service Area. At December 31, 2002, 2001, and 2000, the general partners and their respective ownership percentages in the Partnership were as follows:

Partner	Percentage
Illinois SMSA Limited Partnership	20.00%
Chicago SMSA Limited Partnership	20.00%
CENCOMM, Inc.	6-2/3
C-R Cellular, Inc.	6-2/3
DePue Communications, Inc.	6-2/3
Gemcell, Inc.	6-2/3
Gridley Cellular, Inc.	6-2/3
Leonore Cellular, Inc.	6-2/3
Marscilles Cellular, Inc.	6-2/3
McNabb Cellular, Inc.	6-2/3
Tonica Cellular, Inc.	6-2/3

100.00%

        Marscilles Cellular, Inc. (MC) was elected by the Partnership to serve as the operating and network partner of the Partnership.

        The partners make capital contributions, share in the operating results, and receive distributions from the Partnership in accordance with their respective ownership percentages.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accounting policies of the Partnership conform to accounting principles generally accepted in the United States of America. Management uses estimates and assumptions in preparing its financial statements. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates.

Property and Equipment

        The Partnership's property and equipment is stated at cost, including labor and overheads associated with construction and capitalized interest.

        Depreciation is computed by applying the straight-line method. The estimated service lives for depreciable plant and equipment are: 15 years for buildings; 7 to 15 years for cell site towers; 7 to 10 years for electronic mobile exchange and base site controller equipment; 7 years for furniture and fixtures; and 5 years for computer equipment.

        When depreciable properties are sold, or otherwise disposed of, any resulting gains or losses are included in the determination of income.

Long-Lived Assets

        The Partnership recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

Revenue Recognition

        The Partnership earns revenue by providing access to the cellular network (access revenue) and for usage of the cellular network (airtime and toll revenue). Access revenue is billed one month in advance and is recognized when earned. Airtime (including roaming) and toll revenues are recognized when the services are rendered. Other revenues are recognized when services are performed and include, primarily, connection revenues. Equipment sales are recognized upon delivery of the equipment to the customer.

        The Partnership generates revenue from charges to its customers when they use their cellular phones in other wireless providers' markets. Until 2002, the Partnership included this revenue on a net basis in cost of services in its statement of operations. Expense associated with this revenue, charged by third-party wireless providers, is also included in cost of services. The Partnership used this method because it has passed through to its customers most of the costs related to these revenues. However, the wireless industry and the Partnership have increasingly been using pricing plans that include flat rate pricing and larger home service areas. Under these types of plans, amounts charged to the Partnership by other wireless providers may not necessarily be passed through to its customers.

        In 2002, the Partnership adopted a policy to include the revenue as retail revenue rather than cost of services on a net basis. Roamer revenue includes only the revenue from other wireless providers' customers who use the Partnership's network. Retail revenue and cost of services of $523,315 and $589,604 for 2001 and 2000, respectively, were reclassified to conform to this presentation. This change in presentation has no impact on operating income, net income, or partners' equity.

Expense Recognition

        Pursuant to the Partnership Agreement, expenses included in the Statements of Income represent expenses incurred by the Partnership, including an allocation of administrative and operations costs from the operating partner.

Income Taxes

        The Internal Revenue Code and applicable state statutes provide that income and expenses of a partnership are not separately taxable to the Partnership, but rather accrue directly to the partners. Accordingly, no provision for federal or state income taxes has been made in the financial statements

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses were $203,997, $162,430, and $170,659 in 2002, 2001 and 2000, respectively.

Cash Equivalents

        All highly liquid investments with a maturity of three months or less at the time of purchase are considered cash equivalents. The carrying value of cash and cash equivalents approximates its fair value due to the short maturity of the investments.

Reclassifications

        Certain reclassifications have been made to the 2001 and 2000 financial statements to conform with the 2002 presentation.

NOTE 3. PROPERTY AND EQUIPMENT

        The components of property and equipment were as follows:

	2002	2001
Land and Land improvements	$233,179	$232,978
Buildings	642,311	594,346
Electronic mobile exchange and base site controller equipment	2,479,042	2,097,221
Cell site towers and equipment	1,855,225	1,436,055
Other	1,914,729	1,456,190

Total property and equipment	7,124,486	5,816,790
Less accumulated depreciation	(3,356,524)	(2,834,086)

Total net property and equipment	$3,767,962	$2,982,704

        Property and equipment and accumulated depreciation include $66,843 and $796, respectively, at December 31, 2002, for capital leases. Property and equipment acquired with capital leases in 2002 was $66,843.

NOTE 4. INVESTMENTS

        Investments include $23,669 and $53,035 at December 31, 2002 and 2001, respectively, of Rural Telephone Finance Cooperative (RTFC) subordinated capital certificates (SCC). Such SCCs were purchased from RTFC as a condition of obtaining long-term financing for the Partnership and are carried at cost. The SCCs are non-interest bearing and are returned as the related RTFC loan is repaid. The stock purchases were fully financed through the issuance of long-term debt obligations to RTFC. It is not practical to estimate the fair value for these investments due to a lack of quoted market prices.

NOTE 5. NOTES PAYABLE

        Notes payable consist of:

	2002	2001
RTFC lines of credit	$500,000	$400,000
RTFC revolving line of credit	1,000,000	—

	$1,500,000	$400,000

        Interest on the lines of credit is at a variable rate (5.8% and 5.3% at December 31, 2002 and 2001, respectively).

        In 2002, the Partnership entered into a $1,000,000 revolving line of credit loan agreement with RTFC. While the agreement is scheduled to mature on the one year anniversary of the advance, the Partnership may borrow, repay, and reborrow from time to time until the agreement expires on January 3, 2005. Interest is due quarterly and is based on the prevailing bank prime rate plus one and one-half percent or such lessor amount as determined by RTFC. The rate at December 31, 2002 was 5.8%. The agreement is subject to the provisions of the mortgage and security agreement described below. In addition, the aggregate amount of outstanding principal balance of all Partnership unsecured indebtedness is limited to $1,000,000 at any one time.

        The maximum amount of short-term borrowings at any month-end during 2002 and 2001 were $1,500,000 and $500,000, respectively.

NOTE 6. LONG-TERM DEBT

        Long-term debt consists of:

2001
RTFC notes—variable rate	$160,160
RTFC notes—variable rate	$76,530

Total long-term debt	236,690
Less current portion	(236,690)

$—

        These mortgage notes outstanding at December 31, 2001, are to be repaid in equal quarterly installments covering principal and interest beginning two to three years after date of issue and expiring by 2002. The interest rate on the debt is a variable rate established periodically by the RTFC. The rate at December 3, 2001, was 5.3%.

        Substantially all assets of the Partnership are pledged as security under the mortgage and security agreement with the RTFC.

        The mortgage and security and loan agreements underlying the RTFC notes contain certain restrictions on Partnership distributions, return of partner capital contributions, and investment in, or loans to others. In 2000, the Partnership received a waiver from the lender to make partnership distributions. Also included in the loan agreement is a provision, which requires the partners to infuse, on an ongoing basis, the greater of sufficient amounts of equity to accommodate any cash shortfalls or certain specified amounts. Further, the Partnership is required, under the loan agreement, to achieve a debt service coverage ratio of not less than 1.25.

        Of the funds available under the RTFC approved loans, including amendments, all amounts were advanced as of December 31, 2002.

        Cash paid for interest net amounts capitalized for 2002, 2001, and 2000 totaled $24,922, $62,028, and $97,253, respectively.

        The fair value of the partnership debt is estimated based on the discounted value of future cash flows expected to be paid using current rates of borrowing for similar types of debt. The fair value of debt approximates carrying value at December 31, 2002 and 2001.

NOTE 7. RELATED PARTY TRANSACTIONS

        MC, as operating and network partner, performed certain technical, professional, and administrative services on behalf of the Partnership. In accordance with the Partnership Agreement, MC is reimbursed by the Partnership's share of these costs. MC allocates these costs to the various cellular systems to which they provide service based on each entity's customer access lines. Reimbursed expenses in 2002, 2001, and 2000 were $1,194,151; $1,040,212; and $885,246; respectively. These reimbursed expenses are classified and presented under the Operating Expenses category to which each relates.

        In addition, $107,974, $105,260, and $96,678 were paid to an affiliate of MC for contract labor, interest, and other services in 2002, 2001, and 2000, respectively.

        Certain cellular equipment sold to subscribers by the Partnership is provided to the Partnership by a related entity at cost. Cost of goods sold is recorded by the Partnership at the time of sale.

        The Partnership has an arrangement with Illinois Valley Cellular RSA 2, Inc. (Switching Company) to provide switching services to the Partnership. The stockholders of the Switching Company own 53% of the Partnership. In 2002, switching and toll roaming services of $794,832 and $1,431,105, respectively, were provided to the Partnership. These services in 2001 were $767,976 and $1,311,962, respectively and in 2000 were $719,858 and $816,461, respectively. The Switching Company received $414,548, $353,983, and $231,694 of access and billing and collecting services from the Partnership in 2002, 2001, and 2000, respectively.

NOTE 8. CONCENTRATIONS OF CREDIT RISK

        Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally cash equivalents and accounts receivable. The Partnership grants credit to cellular customers located primarily within its portion of the Illinois RSA 2 cellular geographic service area, to other cellular carriers, and to other telecommunications carriers.

        The Partnership maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. The Partnership believes it is not exposed to any significant credit risk on cash and cash equivalents.

        Retail cellular revenues are derived from customers located primarily within the Partnership's portion of the Illinois RSA 2 cellular geographic service area. The Partnership grants credit to these customers, substantially all of whom are local residents of this geographic area.

        Roamer cellular revenues are derived under arrangements with other wireless carriers (roaming partners) whose customers use the Partnership's network to place of complete calls. Roaming revenues from Verizon Wireless accounted for 34%, 43%, and 30% of total operating revenues in 2002, 2001, and 2000, respectively.

NOTE 9. LEASE COMMITMENTS

        Future minimum rental payments under leases for facilities have initial non-cancelable lease terms at December 31, 2002 as follows:

	Capitalized Leases	Operating Leases
2003	$17,611	$93,586
2004	15,956	71,086
2005	16,256	62,036
2006	16,256	55,436
2007	10,837	34,952
Thereafter	—	—

Total minimum lease payments	$76,916	$317,096
Less amount representing interest	13,246	—

Present value of minimum lease payments including current maturities of $11,495	$63,670	$317,096

        Cell site leases are renewable for four additional five-year periods under similar terms at the end of the initial term. Lease terms provide for certain adjustment of the payments in the renewal periods.

        The Partnership has an office building lease with an affiliate of MC for an initial term of five years. The Partnership's portion of the annual base rental, included in the future minimum rental payments above, is $36,936. A contingent rental provision allows for increases in base rent for real estate taxes and operating costs in excess of base operating costs. The agreement includes an option to extend the lease for an additional five years.

        Rental expense for all cancelable and non-cancelable operating leases totaled $122,319, $95,515, and $90,900 in 2002, 2001, and 2000, respectively.

NOTE 10. ALLOWANCE FOR UNCOLLECTIBLES

        The Company uses the reserve method to recognize uncollectible customer accounts. The following activity has been recognized under this method.

	2002	2001	2000
Balance, December 31	$80,000	$70,000	$95,000
Provision for uncollectibles	51,226	36,991	47,460
Accounts written off, net of recoveries	46,226	26,991	72,460

Balance, December 31	$85,000	$80,000	$70,000

NOTE 11. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

        The following table presents summarized quarterly results.

	Quarter
	1st	2nd	3rd	4th
2002
Operating revenues	$1,707,412	$1,698,737	$1,745,740	$1,728,822
Operating income	$48,352	$(19,292)	$(45,733)	$(170,584)
Net income	$51,725	$(26,825)	$(52,226)	$(184,262)
2001
Operating revenues	$1,614,897	$1,872,348	$1,911,963	$1,921,535
Operating income	$114,963	$153,201	$169,279	$175,123
Net income	$107,694	$136,992	$156,622	$169,050

        Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including seasonal variations in customer calling patterns and timing of promotional activities.

NOTE 12. RECENT ACCOUNTING DEVELOPMENTS

        In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of the liability for legal obligations associated with an asset retirement in the period in which the obligation is incurred. When the liability is initially recorded, the entity capitalizes the cost of the asset retirement obligation by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." SFAS No. 145 also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers," and amends FASB Statement No. 13, "Accounting for Leases."

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan.

        In November 2002, the FASB issued Interpretation No.45, "Guarantor's Accounting and Disclosure Requirements for Gaurantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the disclosures required in financial statements concerning obligations under certain guarantees. It also clarifies the requirements related to the recognition of liabilities by a guarantor at the inception of certain guarantees. The disclosure requirements of this interpretation were effective on December 31, 2002. No disclosures were required at December 31, 2002.

        The Partnership has not yet determined the impact the adoption of these Standards will have on its financial position, results of operations, and cash flows.

RSA 2-III PARTNERSHIP
Unaudited Financial Statements
For the six months ended June 30, 2003

RSA 2-III Balance Sheet (Unaudited) June 30, 2003

ASSETS
Current Assets
Cash & Cash Equivalents	$33,376
Accounts Receivable
Due from Customers
Less Allowance for Uncollectible of $118,647	936,584
Affiliates	242,373
Prepayments	136,797

Total Current Assets	1,349,130

Plant & Equipment
Plant In Service	7,325,699
Less Accumulated Depreciation	(3,741,072)

3,584,627
Plant Under Construction	7,442

3,592,069

Other Noncurrent Assets
Investments	50,439
Deferred Charges	1,215

Total Other NonCurrent Assets	51,654

TOTAL ASSETS	$4,992,853

LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities:
Capital Lease Obligation	$11,495
Note Payable	1,500,000
Accounts Payable
Trade	135,549
Affiliates	542,888
Accrued Liabilities	241,255
Advanced Billings	2,383
Accrued Taxes	128,880
Other	93,748

Total Current Liabilities	2,656,198

Long Term Liabilities
Capital Lease Obligation	46,506
Asset Retirement Obligation	165,789

Total Long Term Liabilities	212,295

Partner's Capital	2,124,360

TOTAL LIABILITIES & PARTNERS' CAPITAL	$4,992,853

RSA 2-III Statement of Income (Unaudited) for the Six Months Ending June 30, 2003

Operating Revenues
Retail service	$1,963,145
Roamer service	1,816,313
Equipment sales	55,035
Miscellaneous services	374,008

4,208,501

Operating Expenses
Cost of services	2,443,176
Cost of equipment sales	270,594
Selling, general and administrative	1,155,437
Depreciation	354,000

4,223,207

Operating Income	(14,706)

Other Expenses
Interest expense	47,121

Net Loss before cumulative effect of change in accounting principle	(61,827)
Cumulative effect of change in accounting principle	(98,165)

Net Loss	$(159,992)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
BASIS OF PRESENTATION

        The following unaudited pro forma consolidated financial statements give effect to the issuance by FairPoint Communications, Inc. ("FairPoint" or the "Company") of Income Deposit Securities ("IDSs") and senior subordinated notes sold separately (not in the form of IDSs) in this offering, the related transactions described under "The Transactions" and the acquisition of all of the capital stock of Community Service Telephone Co. ("CST") and Commtel Communications, Inc. ("Commtel"). The following unaudited pro forma consolidated financial statements do not include the pending acquisition of Berkshire Telephone Corporation. This acquisition is not included as it is not considered significant and management believes this acquisition would not significantly impact the results of operations or the financial trends of the Company.

        The acquisition of CST and Commtel on December 1, 2003, was accounted for using the purchase method of accounting. The purchase price for the acquisition was $32.6 million in cash. Borrowings under the Company's existing credit facility were used to consummate the acquisition of CST and Commtel.

        The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the pro forma condensed consolidated financial statements. The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2003 gives effect to the proceeds from the issuance of the IDSs and senior subordinated notes sold separately (not in the form of IDSs) in this offering, the related transactions described under "The Transactions" and the acquisition of CST and Commtel as if these transactions had occurred as of January 1, 2003. The following unaudited pro forma consolidated statement of operations for the six-month period ended June 30, 2004 gives effect to the proceeds from the issuance of the IDSs and senior subordinated notes sold separately (not in the form of IDSs) in this offering and the related transactions described under "The Transactions" as if these transactions had occurred as of January 1, 2003. The pro forma statements for June 30, 2004 do not require adjustments to give effect to the acquisition of CST and Commtel since these acquisitions are included in the Company's historical consolidated financial statements since the date of such acquisition.

        The unaudited pro forma consolidated financial statements are based upon the historical consolidated financial statements of the Company and should be read in conjunction with those consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The unaudited consolidated proforma financial statements do not necessarily indicate the results that would have actually occurred if the transactions described above had been in effect on the date indicated or that may occur in the future.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

PROFORMA CONSOLIDATED BALANCE SHEET
June 30, 2004
(Unaudited—Amounts in thousands)

	FairPoint historical	Exchange of Common Stock	Note ref.	Pro forma with Exchange	Offering Pro forma adjustments	Note ref.	Pro forma
Assets
Current assets:
Cash	$7,772	—		7,772	685,000	(3)	23,268
					33,000	(4)
					(36,430)	(5)
					(513,530)	(6)
					(123,963)	(7)
					(28,581)	(8)
Accounts receivable, net	30,799	—		30,799	—		30,799
Material and supplies	4,521	—		4,521	—		4,521
Prepaid and other	1,292	—		1,292	—		1,292
Notes receivable—related party	1,000	—		1,000	(1,000)	(8)	—
Income tax recoverable	111	—		111	—		111
Investments available-for-sale	458	—		458	—		458
Assets of discontinued operations	105	—		105	—		105

Total current assets	46,058	—		46,058	14,496		60,554

Property, plant, and equipment, net	258,606	—		258,606	—		258,606

Other assets:
Goodwill, net	468,814	—		468,814	—		468,814
Investments	38,043	—		38,043	—		38,043
Debt issue costs, net	23,032	—		23,032	12,874	(2)	24,849
					11,975	(5)
					(23,032)	(6)
Covenants not to compete, net	79	—		79	—		79
Other	947	—		947	20,000	(8)	20,947

Total other assets	530,915	—		530,915	21,817		552,732

Total assets	$835,579	—		835,579	36,313		871,892

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED BALANCE SHEET
June 30, 2004
(Unaudited—Amounts in thousands)

	FairPoint historical	Exchange of Common Stock		Note ref.	Pro forma With Exchange	Offering Pro forma adjustments		Note ref.	Pro forma
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$13,956	—			13,956	—			13,956
Other accrued liabilities	14,119	—			14,119	—			14,119
Accrued interest payable	16,085	—			16,085	—			16,085
Current portion of long-term debt	28,201	—			28,201	(28,201)		(2)	—
Accrued property taxes	1,741	—			1,741	—			1,741
Current portion of covenants not to compete	100	—			100	—			100
Demand notes payable	397	—			397	(397)		(6)	—
Liabilities of discontinued operations	3,923	—			3,923	—			3,923

Total current liabilities	78,522	—			78,522	(28,598)			49,924

Long-term liabilities:
Long-term debt, net of current portion
Existing long-term debt	792,959	—			792,959	(358,926 (434,033	) )	(2) (6)	—
New credit facility	—	—			—	400,000		(2)	400,000
New senior subordinated notes	—	39,112		(1)	39,112	209,781 33,000		(3) (4)	281,893
Derivatives	—	8,429		(1)	8,429	—			8,429
Preferred shares subject to mandatory redemption	106,359	—			106,359	(106,359)		(7)	—
Other liabilities	12,307	—			12,307	(8,445)		(8)	3,862
Liabilities of discontinued operations	2,041	—			2,041	—			2,041
Unamortized investment tax credits	65	—			65	—			65

Total long-term liabilities	913,731	47,541			961,272	(264,982)			696,290

Minority interest	13	—			13	—			13

Common stock subject to put options	1,136	—			1,136	(1,136)		(8)	—

Allocated portion of class B common stock retained interest	—	22,536		(1)	22,536	—			22,536

Stockholders' equity (deficit):
Common stock before this offering:
Common stock—class A and class C	499	(235 (264	) )	(1) (1)	—	—			—
Common stock after this offering:
Common stock—class A	—	80			80	428		(3)	508
Common stock—class B	—	72		(1)	72	—			72
Additional paid-in capital	198,153	(30,802)		(1)	128,423	474,792		(3)	587,837
	—	— (38,928)		(1)	—	9,077 (24,455)		(9) (5)
Accumulated other comprehensive income	109	—			109	—			109
Accumulated deficit	(356,584)	—			(356,584)	(79,100 (17,604 (23,032	) ) )	(6) (7) (6)	(485,397)
						(9,077)		(9)

Total stockholders' equity (deficit)	(157,823)	(70,077)			(227,900)	331,029			103,129

Total liabilities and stockholders' equity (deficit)	$835,579	—			835,579	36,313			871,892

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS
December 31, 2003
(Unaudited—Amounts in thousands)

		Acquisitions
	FairPoint historical	CST and Commtel(11)	Adjustments	Note ref.	Pro forma With Acquisitions	Offering Pro forma adjustments	Note ref.	Pro forma
Revenues	$231,432	7,231	—		238,663	—		238,663

Operating expenses:
Operating expenses, excluding depreciation and amortization and stock-based compensation	111,188	4,981	—		116,169	—		116,169
Depreciation and amortization	48,089	1,236	—		49,325	—		49,325
Stock-based and deferred compensation	15	—	—		15	969	(9)	984

Total operating expenses	159,292	6,217	—		165,509	969		166,478

Income from operations	72,140	1,014	—		73,154	(969)		72,185

Other income (expense):
Net gain on sale of investments and other assets	608	—	—		608	—		608
Interest and dividend income	1,792	51	—		1,843	—		1,843
Interest expense	(90,224)	(164)	(863)	(11)	(91,251)	27,703	(10)	(63,548)
Equity in net earnings of investees	10,092	—	—		10,092	—		10,092
Realized and unrealized losses on interest rate swaps	(1,387)	—	—		(1,387)	—		(1,387)
Other nonoperating, net	(1,505)	164	—		(1,341)	—		(1,341)

Total other expense	(80,624)	51	(863)		(81,436)	27,703		(53,733)

Income (loss) from continuing operations before income taxes	(8,484)	1,065	(863)		(8,282)	26,734		18,452
Income tax benefit (expense)	236	(478)	335	(11)	93	—		93
Minority interest in income of subsidiaries	(2)	—	—		(2)	—		(2)

Income (loss) from continuing operations	$(8,250)	587	(528)		(8,191)	26,734		18,543

Redeemable preferred stock dividends and accretion	(8,892)	—	—		(8,892)	8,892	(7)	—
Gain on repurchase of redeemable preferred stock	2,905	—	—		2,905	(2,905)	(7)	—
Accretion of discount on the allocated portion of retained interest	—	—	—		—	(2,086)	(12),(14)	(2,086)

Net income (loss) attributed to common stockholders from continuing operations	$(14,237)	587	(528)		(14,178)	30,635		16,457

Basic and diluted income from continuing operations per share:
Class A common stock								$0.26
Class B common stock								$0.48

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
June 30, 2004
(Unaudited-Amounts in thousands)

	FairPoint historical	Offering Pro forma adjustments	Note ref.	Pro forma
Revenues	$123,401	—		123,401

Operating expenses:
Operating expenses, excluding depreciation and amortization and stock-based compensation	62,171	—		62,171
Depreciation and amortization	24,700	—		24,700
Stock-based and deferred compensation	88	396	(9)	484

Total operating expenses	86,959	396		87,355

Income from operations	36,442	(396)		36,046

Other income (expense):
Net gain on sale of investments and other assets	199	—		199
Interest and dividend income	758	—		758
Interest expense	(51,538)	20,022	(10)	(31,516)
Equity in net earnings of investees	5,054	—		5,054
Realized and unrealized losses on interest rate swaps	(112)	—		(112)

Total other expense	(45,639)	20,022		(25,617)

Income (loss) from continuing operations before income taxes	(9,197)	19,626		10,429
Income tax expense	(174)	—		(174)
Minority interest in income of subsidiaries	(1)	—		(1)

Income (loss) from continuing operations	$(9,372)	19,626		10,254
Accretion of discount on the allocated portion of retained interest	—	(1,043)	(12),(14)	(1,043)

Net income (loss) attributed to common stockholders from continuing operations	$(9,372)	18,583		9,211

Basic and diluted income from
continuing operations per share:
Class A common stock	$0.14
Class B common stock	$0.26

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)    Exchange of Common Stock

        Holders of our existing class A common stock, class C common stock and certain vested, exercisable and in-the-money stock options will be offered the right to exchange their common stock for IDSs or shares of our class B common stock. A portion of the class B common stock, will, at the holders' option, be exchangeable for IDSs upon achieving certain specified financial performance targets. The remaining shares of class B common stock will be exchangeable, at the holders' option, upon our liquidation or during specified periods beginning on the second anniversary of the closing date of this offering.

        A pro forma entry for $22.5 million has been made to reflect the anticipated exchange of existing class A, class C common stock and certain vested, exercisable and in-the-money stock options ($235,000 par value common stock and $30.8 million additional paid in capital) into 7,170,834 class B common stock ($72,000 par value) at a ratio of .29691. This entry reflects the initial allocation of class B common stock allocable to the potential debt issuance (the "Allocated Portion of Class B Common Stock Retained Interest") of $35.1 million, net of $8.4 million allocated to the embedded derivative and $4.2 million to reduce the potential debt issuance to its present value at the closing date of this offering. The embedded exchange feature of the class B common stock is expected to be accounted for separately as a derivative liability and the pro forma entry for the conversion of class A common stock, class C common stock and certain vested, exercisable and in-the-money stock options into class B common stock includes an entry of $8.4 million for the allocation of the value of the exchange feature to the derivative liability. The pro forma balance sheet also reflects the initial allocation of class B common stock allocable to permanent equity of $79.6 million. The Company expects to account for the derivative liability for the exchange feature of the class B common stock by marking the liability to current estimated fair value at each subsequent balance sheet date, with such adjustments recorded as other nonoperating income or expense. The accompanying pro forma financial statements do not include any adjustments to derivative liability except for the allocation of initial values for the issuance of the class B common shares and accretion of allocated portion of retained interest, see note 7 below. The Company expects to amortize the discount associated with the present value of the potential debt issuance as a charge to earnings over the period until the second anniversary of the closing date of this offering.

        A pro forma entry has also been made to record senior subordinated notes of $39.1 million and $80,000 par value of class A common stock that will result from the issuance of 7,981,944 IDSs in exchange for shares of class A common stock and class C common stock ($264,000 par value common stock and $38.9 million additional paid in capital) of existing stockholders and in settlement of in-the-money employee options.

        For purposes of these pro forma adjustments, the Company has assumed that all the holders of existing class A common stock and class C common stock will exercise their right to this exchange.

(2)    Senior Secured Credit Facility

        Concurrently with the offering of IDSs, the Company will enter into a new senior secured $500.0 million credit facility, which will be referred to as the new credit facility, consisting of a revolving facility in an aggregate principal amount of up to $100.0 million and a term facility in an aggregate principal amount of $400.0 million. The $400.0 million borrowings we expect to receive under the new credit facility, will be used primarily to repay substantially all of our existing long term debt. See "Use of Proceeds."

        Entries have been made to the accompanying unaudited pro forma consolidated balance sheet to record the new borrowing under long-term debt facilities ($400.0 million), the debt issue costs incurred from the sale of the notes ($12.9 million), and the net proceeds of $387.1 million recorded as a repayment of existing long term debt.

(3)    Issuance of IDSs for Cash

        The Company expects to issue approximately $685.0 million of IDSs for cash. Each IDS consists of one share of class A common stock and a senior subordinated note with a $4.90 principal amount. This adjustment reflects the issuance of IDSs for cash as follows (in thousands):

Issuance of 42,812,500 shares of class A common stock ($428 par value)	$475,219
Senior subordinated notes	209,781

$685,000

(4)    Issuance of Senior Subordinated Notes Sold Separately for Cash

        The Company expects to issue $33.0 million in senior subordinated notes sold separately (not in the form of IDSs) for cash.

(5)    Offering Costs

        Estimated IDS offering costs of $36.4 million have been allocated as a pro forma adjustment to paid in capital ($24.4 million) and to debt issue costs ($12.0 million) based on the relative fair value of the IDS securities issued.

(6)    Repayment of Existing Indebtedness

        This adjustment reflects the payment of existing indebtedness ($434.0 million) and demand notes payable ($0.4 million) with the proceeds from the issuance of the IDSs and senior subordinated notes sold separately (not in the form of IDSs). The Company expects to pay $79.1 million in tender and prepayment penalties associated with the extinguishment of this indebtedness. In conjunction with the repayment of existing indebtedness, $23.0 million in debt issuance costs will be written off.

(7)    Redemption of Series A Preferred Stock Subject to Mandatory Redemption

        This adjustment reflects the payment of cash of $106.4 million for the redemption of series A preferred stock subject to mandatory redemption (redemption value of $116.9, less the unaccretted discount of $10.5 million). In addition, the Company expects to pay a premium for the redemption of the series A preferred stock totaling $17.6 million.

        Entries have been made in the accompanying unaudited pro forma consolidated statement of operations to eliminate redeemable preferred stock dividends and accretion and the gain on the repurchase of redeemable preferred stock that is anticipated to be repaid from the proceeds of the sale of the IDSs.

(8)    Other Uses of Offering Proceeds

        The Company expects to use proceeds from the issuance of the IDSs and senior subordinated notes sold separately (not in the form of IDSs) to fund the following additional transactions (in thousands):

Purchase of an interest rate cap in connection with the floating rate borrowings under our new credit facility	$20,000
Repurchase of common stock subject to put option, net of the receipt of payment of notes receivable—related party	136
Payment for long-term deferred transaction fee	8,445

$28,581

(9)    Compensation expense

        In conjunction with the offering, the Company will amend its existing stock option plans to provide that any existing options which are vested, exercisable and in-the-money will be cancelled and exchanged for awards of IDSs or shares of class B common stock. Compensation expense associated with the settlement of options to purchase shares of class A common stock to be exchanged for IDSs or shares of class B common stock will be approximately $9.1 million. No adjustment has been made in the accompanying unaudited proforma condensed consolidated statements of operations for this non-recurring transaction. The settlement of unvested options with IDSs to be held in trust would have resulted in a recurring compensation charge of approximately $1.0 million for the year ended December 31, 2003 and $0.5 million for the six months ended June 30, 2004.

(10)    Interest Expense

        Entries have been made to the accompanying unaudited proforma consolidated statement of operations to eliminate interest expense incurred on long-term debt and preferred shares subject to mandatory redemption that is anticipated to be repaid from the proceeds of the sale of the IDSs and to record interest expense on the new credit facility and the senior subordinated notes underlying the IDSs. Since the assumed interest rate is the maximum rate under the interest rate cap, an increase in the rates above this amount would not impact interest expense. An entry has also been made to record the amortization of debt issuance costs over the term of the notes.

	Pro forma Amount Outstanding at March 31, 2004	Estimated Interest Rate at March 31, 2004	Twelve Months Ended December 31, 2003	Six Months Ended June 30, 2004
Pro forma interest expense
Term facility	$400,000	5.50%	$22,000	$10,910
Senior subordinated notes underlying the IDSs	$281,893	11.0%	31,008	15,377
New credit facility unused revolver fee	$100,000.5%		500	250
Pro forma amortization of loan origination costs			10,040	4,979

Pro forma interest expense			63,548	31,516
Less—interest expense pro forma with acquisitions			(91,251)	(51,538)

Net pro forma adjustment			$(27,703)	$(20,022)

(11)    Acquisition of Community Service Telephone Co. and Commtel Communications, Inc.

        On December 1, 2003, the Company purchased 100% of the common stock of CST and Commtel. The acquisition of CST and Commtel was accounted for using the purchase method of accounting. Borrowings under the existing credit facility were used to consummate the acquisition of CST and Commtel. The pro forma adjustments that give effect to the acquisition of CST and Commtel are as follows:

Interest Expense

        Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003, to eliminate interest expense on CST and Commtel long-term debt ($164,000) and to record interest expense ($1.0 million) on the debt issued ($16.0 million at 7%) by the Company in connection with the acquisition, as if it was issued on January 1, 2003. The net adjustment was $863,000.

Income Taxes

        Entries have been made to the accompanying unaudited pro forma condensed consolidated statements of operations to give effect to the income tax benefit of $335,000 for the year ended December 31, 2003 for the deductible interest expense incurred in connection with the acquisition of CST and Commtel at an assumed statutory rate of 38.8%.

(12)    Accretion of Discount on the Allocated Portion of Retained Interest

        Entries have been made to adjust for accretion expense on class B common stock. The discount on the allocated portion of retained interest results from the discount associated with the present value of the potential debt issuance. The total discount to be accreted is approximately $4.2 million. The discount will be accreted over two years which is the length of time up to the earliest date the class B common stock could be exchanged for IDSs.

(13)    Income taxes

        Historically, a valuation allowance has been recorded for the value of the deferred tax assets represented by net operating losses. To the extent the Company generates taxable income, the Company has assumed that any tax expense associated with this income will be offset by reductions in the valuation allowance of these net operating losses.

(14)    Earnings per share

        Earnings per share is calculated using the two-class method, based on the participation rights of each class of stock. The calculation of basic earnings per share is based on 7,170,834 shares of class B common stock participating in distributions at the rate of $1.44 per share. A total of 50,794,444 shares of class A common stock, which includes and assumes all existing class A, class C common stock and vested, exercisable and in-the-money stock options that have been cancelled and not exchanged for class B common stock have been exchanged for 7,981,944 shares of class A common stock (based on an exchange ratio of .29691), participating in distributions at the rate of $0.9010 per share. Earnings allocated to the class A common stock have been reduced by $2.1 million and $1.0 million for the accretion of the discount on the allocated portion of retained interest for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively. There are no outstanding dilutive securities to consider for dilutive earnings per share, as the Company has assumed that it will have no outstanding options to purchase common stock subsequent to the offering.

(15)    Proforma for Class C Common Stock

        The Company does not maintain regular contact with former employees. Assuming all of the class A common stock and stock options held by all former employees are not exchanged into IDSs, 100,314 shares of class C common stock would be issued to them. If this occurred an additional proforma entry would be required to reclassify approximately $492,000 of senior subordinated notes represented by IDSs to permanent equity. As a result, interest expense would be reduced by $54,000 for the twelve months ended December 31, 2003 and $27,000 for the six months ended June 30, 2004.

42,812,500

IDSs

and

$33,000,000

    % Senior
Subordinated Notes
due 2019

PROSPECTUS

CIBC World Markets

Deutsche Bank Securities

UBS Investment Bank

Banc of America Securities LLC
Citigroup
Credit Suisse First Boston
RBC Capital Markets
Wachovia Securities

, 2004

UNTIL                    , 2004, ALL DEALERS THAT BUY, SELL OR TRADE OUR IDSs OR SENIOR SUBORDINATED NOTES SOLD SEPARATELY (NOT IN THE FORM OF IDSs), WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Additional Pages for Offer for Class A Common Stock and Class C Common Stock]

Subject to Completion, Dated August 12, 2004

Offer of
Income Deposit Securities (IDSs)
representing
Shares of Class A Common Stock and
      % Senior Subordinated Notes due 2019
for any and all outstanding
Class A Common Stock and Class C Common Stock
of

We will exchange each share of our existing class A common stock, par value $.01 per share, and class C common stock, par value $.01 per share, that is validly tendered and not withdrawn on or prior to the expiration date of this offer for a number of IDSs which will be determined based on the offering price of the IDSs to the public. Each IDS represents:

  •
  one share of our class A common stock; and

  •
  a      % senior subordinated note due 2019 with a $4.90 principal amount.

This offer expires at 5:00 p.m., New York City time, on the eleventh day after the date of the initial public offering of the IDSs, which we refer to as the public IDS offering, or, if such date falls on a weekend or holiday, on the first business day prior to such date, unless extended. We expect the public IDS offering will occur on or about                        , 2004.

This offer is being made in connection with, and subject to the consummation of, the public IDS offering. We anticipate that the public IDS offering price will be between $15.00 and $17.00 per IDS. Based on certain assumptions set forth herein and assuming we price the IDSs at $16.00, the midpoint of the anticipated price range, you will receive .29691 IDSs per share of class A common stock or class C common stock tendered in the offer.

We intend to list the IDSs on the New York Stock Exchange under the trading symbol "FRP".

Investing in the IDSs, our class A common stock and our senior subordinated notes involves risks. See "Risk Factors" beginning on page 23. In addition, for a discussion of the risks that you should consider prior to making a decision to exchange your class A common stock or class C common stock for IDSs, see "Risk Factors of the Offer" beginning on page v.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to exchange the IDSs for the class A common stock and class C common stock tendered in this offer on or about the expiration date of this offer. However, we reserve the right to accept for exchange all shares of class A common stock and class C common stock which have been validly tendered and not withdrawn by 5:00 p.m., New York City time, on the business day prior to the closing date of the public IDS offering.

PROSPECTUS SUMMARY

Summary of our Offer to Exchange Class A Common Stock and Class C Common Stock for IDSs

        This offer is being made in connection with, and subject to the consummation of, the public IDS offering and the related transactions described under "The Transactions."

The offer	We are offering a number of IDSs, which will be determined based on the public IDS offering price, in exchange for all of our existing issued and outstanding shares of class A common stock and class C common stock. In order to be exchanged for IDSs, your shares of class A common stock or class C common stock, as applicable, must be properly tendered and accepted. All shares of class A common stock and class C common stock that are properly tendered and not validly withdrawn prior to the expiration date of this offer will be exchanged for IDSs. All shares of class A common stock and class C common stock that are not properly tendered or which are validly withdrawn prior to the expiration date of this offer will be reclassified into shares of our new class C common stock, which we refer to as the new class C common stock, with a value approximately equivalent to the value of the IDSs which would have been issued in exchange for such shares of class A common stock or class C common stock pursuant to this offer.
Exchange ratio
The number of IDSs you will receive in exchange for your shares of class A common stock or class C common stock is based on the price of the IDSs offered in the public IDS offering. We will consummate this offer if the price of the IDSs in the public IDS offering is between $15.00 and $17.00. Assuming that (i) the transactions are consummated on the terms described in "The Transactions," (ii) the sources and uses of the proceeds to consummate the transactions are as set forth in "Use of Proceeds," (iii) the interest rate on the senior subordinated notes is 11%, and (iv) we price the IDSs in the public IDS offering at:
	•	$17.00, the high point of the price range, you will receive IDSs per share of class A common stock or class C common stock tendered in this offer;
	•	$15.00, the low point of the price range, you will receive IDSs per share of class A common stock or class C common stock tendered in this offer; and
	•	$16.00, the midpoint of the price range, you will receive .29691 IDSs per share of class A common stock or class C common stock tendered in this offer.
Fractional shares
We will not issue fractional IDSs to the holders of our class A common stock and class C common stock in connection with this offer. Instead, each holder of class A common stock or class C common stock who will be entitled to receive a fractional IDS in connection with this offer will be entitled to an amount of cash, without interest, equal to the product of the amount of the fractional IDS interest to which the stockholder is entitled multiplied by the public IDS offering price.

i

Expiration date
This offer will expire on the eleventh day after the date of the public IDS offering, or, if such date falls on a weekend or holiday, on the first business day prior to such date. We expect the public IDS offering will occur on or about , 2004.
Conditions to the offer	This offer is subject to certain conditions which we may waive. See "The Offer—Conditions."
Procedures for tendering class A common stock or class C common stock	Each holder of class A common stock or class C common stock wishing to accept this offer must deliver to the exchange agent, at the address listed below, by the expiration date of this offer:
• a completed, signed and dated exchange agreement, or a facsimile thereof; and
•
your original class A common stock certificate or class C common stock certificate, as applicable, or an affidavit of lost stock certificate if you cannot locate your class A common stock certificate or class C common stock certificate.
To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date of this offer.
Withdrawal rights
You may withdraw your tender of shares of class A common stock or class C common stock at any time prior to 5:00 p.m., New York City time, on the expiration date of this offer; provided, however, that if we exercise our right to accept for exchange shares of class A common stock and class C common stock which have been validly tendered by 5:00 p.m., New York City time, on the business day prior to the closing date of the public IDS offering, such shares that were accepted for exchange cannot be withdrawn.
Exchange date
Promptly following the expiration date of this offering, we will accept for exchange all shares of class A common stock and class C common stock that have been validly tendered and not withdrawn by 5:00 p.m., New York City time, on the expiration date of this offer. However, we reserve the right to accept for exchange all shares of class A common stock and class C common stock which have been validly tendered and not withdrawn by 5:00 p.m., New York City time, on the business day prior to the closing date of the public IDS offering.
Failure to exchange will affect you adversely
If you hold shares of class A common stock or class C common stock and you do not timely tender your shares of class A common stock or class C common stock, you will not have contractual rights to exchange your shares of class A common stock or class C common stock for IDSs in the future and your shares of common stock will be reclassified into shares of our new class C common stock. There will be no public trading market for our new class C common stock and, accordingly, the liquidity of your investment will be adversely affected. See "Risk Factors of the Offer—There will not be a public market for our new class C common stock." For a description of our new class C common stock, see "Description of Capital Stock—Class C Common Stock."

ii

Material United States federal income tax consequences	The exchange of class A common stock or class C common stock pursuant to this offer may result in a taxable event. See "Certain United States Federal Tax Consequences of the Offer."
Exchange agent
The Bank of New York is serving as exchange agent in connection with this offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to . For information with respect to this offer, contact the exchange agent at telephone number or facsimile number .
Absence of a public market for the new class C common stock
There will be no public trading market for our new class C common stock. We do not intend to apply for listing of the shares of new class C common stock on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, there will be no public trading market for our new class C common stock. In addition, we do not intend to develop a public market for the new class C common stock or to provide liquidity for the new class C common stock. See "Risk Factors of the Offer—There will not be a public market for the new class C common stock."

        This offer constitutes an offer to exchange IDSs for shares of class A common stock and class C common stock. If you hold shares of class A common stock or class C common stock and you do not tender your shares of class A common stock or class C common stock, you will not have contractual rights to exchange your shares of class A common stock or class C common stock for IDSs in the future and your shares of common stock will be reclassified into shares of our new class C common stock with a value approximately equivalent to the value of the IDSs which would have been issued in exchange for such shares of class A common stock or class C common stock pursuant to this offer in accordance with our restated certificate of incorporation, which will become effective in connection with the public IDS offering and which will be approved by the requisite action of our board of directors and stockholders prior to the closing of the public IDS offering.

iii

NEW CLASS C COMMON STOCK COMPARISON WITH IDSs

Payments	Holders of IDSs will receive interest payments on the senior subordinated notes represented by the IDSs, subject to certain exceptions, and dividends on the class A common stock represented by the IDSs, to the extent dividends are declared by our board of directors and permitted by Delaware law and the terms of the indenture governing the senior subordinated notes and the new credit facility. The new class C common stockholders will receive dividends at the same rate as the class A common stock, to the extent dividends are declared by our board of directors and permitted by Delaware law and the terms of the indenture governing the senior subordinated notes and the new credit facility.
Liquidity
The IDSs will be listed on the New York Stock Exchange under the trading symbol "FRP". We do not intend to apply for listing of the shares of our new class C common stock on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, there will be no public trading market for our new class C common stock. In addition, we do not intend to develop a public market for the new class C common stock or to provide liquidity for the new class C common stock.
Liquidation
In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of IDSs will be entitled to receive payment of the principal and accrued interest on the senior subordinated notes represented by such IDS prior to any payments being made with respect to our class A common stock or our new class C common stock.
Formation of IDSs	The holders of shares of our new class C common stock will not be permitted to combine such shares with outstanding senior subordinated notes to form IDSs.

For a more detailed description of:

•
the IDSs, see "Description of IDSs";

•
the class A common stock represented by the IDSs, see "Description of Capital Stock—Class A Common Stock";

•
the senior subordinated notes represented by the IDSs, see "Description of Senior Subordinated Notes"; and

•
the new class C common stock, see "Description of Capital Stock—Class C Common Stock."

Risk Factors

        You should carefully consider the information under "Risk Factors" beginning on page 23 with respect to the IDSs and "Risk Factors of the Offer" on page v with respect to this offer and all other information included in this prospectus prior to making a decision to exchange your class A common stock or class C common stock for IDSs (including the shares of our class A common stock and senior subordinated notes represented by such IDSs).

iv

RISK FACTORS OF THE OFFER

        In addition to the risk factors set forth below, you should carefully consider the risks of investing in the IDSs, our class A common stock and our senior subordinated notes. See "Risk Factors." Specifically, our new class C common stock will be subject to all of the risks disclosed under "Risk Factors" relating to our class A common stock.

There will not be a public market for our new class C common stock.

        Our new class C common stock, which will be issued to our existing common stockholders if they do not exchange their common stock for IDSs, is an issue of securities for which there is currently no public market. We cannot assure you as to:

  •
  the liquidity of any such market that may develop;

  •
  the ability of the holders of the shares of new class C common stock to sell any of their shares of new class C common stock; or

  •
  the price at which the holders of shares of new class C common stock would be able to sell any of their shares of new class C common stock.

        We do not presently intend to apply for listing of the new class C common stock on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System. There is no present intention by us to develop a public market for the new class C common stock or to provide liquidity for the new class C common stock. If a market for the new class C common stock were to develop, the new class C common stock could trade at prices that may be higher or lower than reflected by your initial price depending on many factors, including our operating results and the market for similar securities.

The exchange of shares of class A common stock and class C common stock for IDSs will be a taxable event for you.

        The exchange of shares of class A common stock and class C common stock for IDSs in this offer will constitute a taxable exchange for you to the extent of the value of the senior subordinated notes represented by the IDSs. See "Certain United States Federal Tax Considerations of the Offer."

v

THE OFFER

Terms of the Offer

  Closing Date

        This offer expires at 5:00 p.m., New York City time, on the eleventh day after the date of the public IDS offering, or, if such date falls on a weekend or holiday, on the first business day prior to such date, unless extended, which we refer to as the expiration date. We expect the public IDS offering will occur on or about            , 2004.

        In order to extend the expiration date, we will issue a public announcement of the extension, prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right:

  •
  to delay accepting any shares of class A common stock or class C common stock, by giving oral or written notice of such delay to the exchange agent;

  •
  to extend this offer or to terminate this offer and not accept shares of class A common stock or class C common stock not previously tendered and accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such extension or termination to the exchange agent; or

  •
  to amend the terms of this offer in any manner.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent. If this offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the class A common stock and class C common stock of such amendment. Depending upon the significance of the amendment, we may extend this offer if it otherwise would expire during such extension period.

        Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of this offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Offer Procedures

        To tender your shares of class A common stock or class C common stock in this offer, you must deliver to the exchange agent by the expiration date:

  •
  a completed, signed and dated exchange agreement which accompanies this prospectus (including schedules                thereto), or a facsimile thereof;

  •
  your original class A common stock certificate or class C common stock certificate, as applicable, or an affidavit of lost stock certificate if you cannot locate your original class A common stock certificate or class C common stock certificate; and

  •
  any other required documents that we reasonably request.

To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the expiration date.

        The tender by a holder of an original class A common stock certificate or class C common stock certificate, as applicable, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the exchange agreement.

vi

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        The method of delivery of original class A common stock certificates or class C common stock certificates, as applicable, the exchange agreement and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. No exchange agreement or original stock certificates should be sent to us.

        Only a holder of class A common stock or class C common stock may tender such stock certificates in this offer. The term "holder" with respect to this offer means any person in whose name the class A common stock or class C common stock certificates are registered on our books or any other person who has obtained a properly completed stock power from the registered holder.

        If an exchange agreement is signed by a person other than the registered holder of any class A common stock or class C common stock listed therein, such stock certificates must be endorsed or accompanied by appropriate stock powers and a proxy which authorizes such person to tender the class A common stock or class C common stock represented thereby on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the class A common stock or class C common stock certificate.

        If an exchange agreement or any class A common stock or class C common stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such exchange agreement or stock powers.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered class A common stock or class C common stock will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all class A common stock or class C common stock not properly tendered or any class A common stock or class C common stock our acceptance of which, in the opinion of counsel for us, would be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular class A common stock or class C common stock. Our interpretation of the terms and conditions of this offer, including the instructions in the exchange agreement, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of class A common stock or class C common stock must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of class A common stock or class C common stock, nor shall any of them incur any liability for failure to give such notification. Tenders of class A common stock or class C common stock will not be deemed to have been made until such irregularities have been cured or waived. Any tendered class A common stock or class C common stock received by the exchange agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of class A common stock or class C common stock without cost to such holder, unless otherwise provided in the relevant exchange agreement, as soon as practicable following the expiration date.

        In addition, we reserve the absolute right in our sole discretion to:

  •
  terminate this offer as set forth under "—Conditions", and

  •
  to the extent permitted by applicable law, purchase shares of class A common stock or class C common stock in privately negotiated transactions or otherwise.

vii

        The terms of any such purchases may differ from the terms of this offer.

Exchange Ratio

        The number of IDSs you will receive in exchange for your shares of class A common stock or class C common stock is based on the public IDS offering price. We expect the public IDS offering price to be between $15.00 and $17.00. Assuming that (i) the transactions are consummated on the terms described under "The Transactions," (ii) the sources and uses of the proceeds to consummate the transactions are as set forth under "Use of Proceeds," (iii) the interest rate on the senior subordinated notes is 11%, and (iv) we price the IDSs in the public IDS offering at:

  •
  $17.00, the high point of the price range, you will receive            IDSs per share of class A common stock or class C common stock tendered in this offer;

  •
  $15.00, the low point of the price range, you will receive            IDSs per share of class A common stock or class C common stock tendered in this offer; and

  •
  $16.00, the midpoint of the price range, you will receive .29691 IDSs per share of class A common stock or class C common stock tendered in this offer.

Fractional Shares

        We will not issue fractional IDSs to the holders of our class A common stock and class C common stock in connection with this offer. Instead, each holder of class A common stock or class C common stock who will be entitled to receive a fractional IDS in connection with this offer will be entitled to an amount of cash, without interest, equal to the product of the amount of the fractional IDS interest to which the stockholder is entitled multiplied by the public IDS offering price.

Lost Stock Certificate

        Holders who wish to tender their shares of class A common stock or class C common stock but whose original class A common stock certificate or class C common stock certificate cannot be located must contact Shirley J. Linn, at telephone number (704) 227-3662 or by facsimile at (704) 344-1594, and have a lost stock affidavit prepared which should be delivered with the exchange agreement in place of the original class A common stock certificate or class C common stock certificate, as applicable.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of shares of class A common stock or class C common stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date; provided, however, that if we exercise our right to accept for exchange shares of class A common stock and class C common stock which have been validly tendered by 5:00 p.m., New York City time, on the business day prior to the closing date of the public IDS offering, such shares that were accepted for exchange cannot be withdrawn.

        To withdraw a tender of shares of class A common stock or class C common stock in this offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date, subject to our right to accept for exchange shares of class A common stock and class C common stock which have been validly tendered by 5:00 p.m., New York City time, on the business day prior to the closing date of the public IDS offering. Any such notice of withdrawal must:

  •
  specify the name of the depositor, who is the person having deposited the class A common stock or class C common stock to be withdrawn;

viii

  •
  identify the class A common stock or class C common stock to be withdrawn, including the certificate number or numbers and number of shares represented by such stock certificate;

  •
  be signed by the depositor in the same manner as the original signature on the exchange agreement by which such class A common stock or class C common stock was tendered; and

  •
  specify the name in which any shares of new class C common stock are to be registered, if different from that of the depositor.

        All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any shares of class A common stock or class C common stock so withdrawn will be deemed not to have been validly tendered for purposes of this offer and no IDSs will be issued with respect to the shares of class A common stock or class C common stock withdrawn unless the shares of class A common stock or class C common stock so withdrawn are validly retendered. Any class A common stock certificate or class C common stock certificate which has been tendered but which is not accepted for exchange will be returned to its holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of this offer. Properly withdrawn class A common stock or class C common stock may be retendered by following one of the procedures described above under "—Offer Procedures" at any time prior to the expiration date.

Expiration Date

        Promptly following the expiration date of this offer, we will accept for exchange all shares of class A common stock and class C common stock that have been validly tendered and not withdrawn by 5:00 p.m., New York City time, on the expiration date of this offer. However, we reserve the right to accept for exchange all shares of class A common stock and class C common stock which have been validly tendered and not withdrawn by 5:00 p.m., New York city time, on the business day prior to the closing date of the public IDS offering.

Conditions

        Notwithstanding any other term of this offer, we will not be required to accept for exchange, or exchange, any IDSs for any shares of class A common stock or class C common stock, and may terminate or amend this offer before the expiration date, if:

  •
  the public IDS offering price is not between $15.00 and $17.00 per IDS, see "—Exchange Ratio";

  •
  the public IDS offering and the related transactions described under "The Transactions" are not consummated;

  •
  in the opinion of our counsel, this offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the Securities and Exchange Commission;

  •
  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with this offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

  •
  any governmental approval has not been obtained, or has been revoked, which approval we shall deem necessary for the consummation of this offer as contemplated hereby;

  •
  any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with this offer; or

ix

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

        If we determine in our sole discretion that any of the foregoing conditions exist, we may:

  •
  refuse to accept any shares of class A common stock or class C common stock and return any tendered class A common stock certificate or class C common stock certificate to the tendering holders;

  •
  extend this offer and retain any shares of class A common stock or class C common stock tendered prior to the expiration of this offer, subject, however, to the rights of holders who tendered such shares of class A common stock or class C common stock to withdraw their tendered shares of class A common stock or class C common stock, or

  •
  waive such condition, if permissible, with respect to this offer and accept all properly tendered shares of class A common stock or class C common stock which have not been withdrawn. If such waiver constitutes a material change to this offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and we will extend this offer as required by applicable law.

Exchange Agent

        The Bank of New York has been appointed as exchange agent for this offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the exchange agreement should be directed to                  addressed as follows:

By Mail, Overnight Courier or Hand Delivery:

Reference: FairPoint Communications, Inc. Exchange

By Facsimile:

(212)
Attention:
Reference: FairPoint Communications, Inc. Exchange

To Confirm by Telephone or for Information:

Reference: FairPoint Communications, Inc. Exchange

Fees and Expenses

        We will pay the expenses of soliciting class A common stock or class C common stock for exchange. The principal solicitation is being made by mail by The Bank of New York, as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and regular employees and our affiliates and by persons so engaged by the exchange agent.

        We will pay The Bank of New York, as exchange agent, reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including filing fees, blue sky fees and printing and distribution expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of the class A common stock or class C common stock in connection with this offer. If, however, the IDSs or shares of new class C common stock are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the shares of class A common stock or class C common stock, or if tendered shares of class A common stock or class C common stock are registered in the name of any person

x

other than the person signing the exchange agreement, or if a transfer tax is imposed for any reason other than the exchange of the class A common stock or class C common stock in this offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Consequences of Failure to Exchange

        Holders of class A common stock or class C common stock who are eligible to participate in this offer but who do not tender their shares of class A common stock or class C common stock will not have any contractual rights to exchange their shares of class A common stock or class C common stock for IDSs in the future and their shares of common stock will be reclassified into shares of our new class C common stock. We may not subsequently issue IDSs to the new class C common stockholders because a subsequent issuance of senior subordinated notes may cause our existing IDS holders to recognize original issue discount and may have other adverse consequences. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences," "Risk Factors—A subsequent issuance of senior subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the senior subordinated notes or in the event of our bankruptcy," "Description of Senior Subordinated Notes—Additional Notes" and "Certain United States Federal Tax Considerations—Senior Subordinated Notes—Additional Issuances."

        There will be no public trading market for the new class C common stock and accordingly the liquidity of your investment will be adversely affected.

Book-Entry

        The IDSs, and the securities represented by the IDSs, you receive in exchange for your shares of class A common stock or class C common stock will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs, and you will not be entitled to receive a certificate for your IDSs or the securities represented by your IDSs. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs. See "Description of IDSs—Book-Entry Settlement and Clearance."

        In order to hold the IDSs you receive in exchange for your shares of class A common stock or class C common stock, you must have an account with, and hold the IDSs through, one of The Depository Trust Company's participants. The Depository Trust Company's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Other indirect participants who clear through or maintain a custodial relationship with participants, directly or indirectly, also have access to The Depository Trust Company's system. If you have an account with such an institution, you are urged to consult with their representatives to confirm that they are a participant. If you do not have an account with such an institution, you must open an account prior to tendering your shares of class A common stock or class C common stock in this offer. You can contact            if you would like to set up an account.

Other

        Participation in this offer is voluntary and holders of class A common stock and class C common stock should carefully consider whether to accept the terms and condition of this offer. Holders of the class A common stock and class C common stock are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to this offer.

xi

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS OF THE OFFER

        The following discussion, insofar as it relates to matters of United States federal tax law and legal conclusions with respect thereto, is based on the advice of Paul, Hastings, Janofsky & Walker LLP, our tax counsel, and addresses certain material United States federal income tax consequences of the exchange of our class A common stock and class C common stock for IDSs (representing our class A common stock and senior subordinated notes) by U.S. Holders and Non-U.S. Holders (both as defined below). Except where noted, the following discussion addresses only our class A common stock and class C common stock held as capital assets by holders who acquired such class A common stock or class C common stock in an issuance from us, and does not deal with special situations, such as those of:

  •
  dealers in securities or currencies,

  •
  financial institutions,

  •
  regulated investment companies,

  •
  real estate investment trusts,

  •
  tax-exempt entities,

  •
  insurance companies,

  •
  persons holding class A common stock or class C common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle,

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings,

  •
  persons liable for alternative minimum tax,

  •
  investors in pass-through entities, or

  •
  U.S. Holders (as defined below) of class A common stock or class C common stock whose "functional currency" is not the U.S. dollar.

        Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. Holder" of class A common stock or class C common stock means a holder that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof,

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

xii

Exchange of Class A Common Stock or Class C Common Stock for IDSs

  Taxation of Capital Gains and Losses

        In our counsel's opinion, a holder of our IDSs and the Internal Revenue Service should treat our IDSs as representing a share of our class A common stock and a senior subordinated note, and such senior subordinated note should be treated as debt for federal income tax purposes. Therefore, our counsel opines that in your exchange of class A common stock or class C common stock for IDSs, you should be treated for federal income tax purposes as making a taxable exchange to the extent of the value of such senior subordinated note comprising a portion of each IDS you receive. Upon this taxable exchange, you will recognize capital gain or loss in an amount equal to the difference between the portion of the value of each IDS you receive allocable to the senior subordinated notes and such portion of your tax basis in the shares of class A common stock or class C common stock that you exchanged. Your tax basis in the shares of class A common stock or class C common stock generally will be the amount you paid for such common stock, less any prior distributions that reduced your tax basis. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        We intend to treat the exchange of class A common stock and class C common stock for IDSs as a recapitalization for federal income tax purposes. Therefore, to the extent your exchange of class A common stock or class C common stock for IDSs represents your receipt of class A common stock represented by such IDSs, we intend to treat that exchange as a nontaxable transaction under the provisions in the Internal Revenue Code governing tax-free reorganizations. Your tax basis in the class A common stock represented by IDSs you receive in this offer will be equal to your tax basis in the shares of our class A common stock or class C common stock that you exchanged multiplied by the percentage of the value of the IDSs you receive allocated to the class A common stock represented by the IDSs you receive. You are urged to consult your own tax advisors regarding your tax treatment, including your tax treatment under state, local and foreign laws, of the exchange.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to the proceeds of sales of class A common stock or class C common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments at a rate of 28% if you fail to provide a correct taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Considerations for Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders, to whom special rules may apply. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder, such as:

  •
  U.S. expatriates,

  •
  controlled foreign corporations,

  •
  passive foreign investment companies,

  •
  foreign personal holding companies,

  •
  corporations that accumulate earnings to avoid U.S. federal income tax, and

  •
  investors in pass-through entities that are subject to special treatment under the Internal Revenue Code of 1986.

xiii

        Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences of the exchange for IDSs that may be relevant to them.

  Gain on Disposition of Class A Common Stock or Class C Common Stock

        Our counsel opines that, upon the exchange of our class A common stock or class C common stock for IDSs, you will be treated as having sold, exchanged or otherwise disposed of your shares of class A common stock or class C common stock in a taxable transaction to the extent of the value of the senior subordinated notes represented by the IDSs. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our class A common stock or class C common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, and, where a tax treaty applies, is attributable to your U.S. permanent establishment,

  •
  if you are an individual and hold shares of our class A common stock or class C common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        If you are an individual and are described in the first bullet above, our counsel advises that you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

  Information Reporting and Backup Withholding

        The amount of certain payments paid to you with respect to your disposition in a taxable transaction of our class A common stock or class C common stock, and the amount of tax, if any, withheld with respect to such payments will be reported annually to the Internal Revenue Service. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a required statement (generally a Form W-8BEN) has been received and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of IDSs within the United States or conducted through U.S.-related financial intermediaries unless a required statement (generally a Form W-8 BEN) has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

xiv

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

[Additional Pages for Offer for Options and Restricted Stock Units]

Subject to Completion, Dated August 12, 2004

Offer of Income Deposit Securities (IDSs) or Awards of IDSs
representing
Shares of Class A Common Stock and
      % Senior Subordinated Notes due 2019
for any and all outstanding options to purchase
Class A Common Stock and Restricted Stock Units
of

We are offering:

  •
  our existing optionholders the opportunity to exchange their options to purchase shares of class A common stock that are vested, exercisable and in-the-money for IDSs;

  •
  our existing optionholders the opportunity to exchange their options to purchase shares of class A common stock that are not vested, exercisable and in-the-money for a replacement award of IDSs that will be granted under our new 2004 Retention and Incentive Plan and will be subject to certain vesting requirements; and

  •
  our existing holders of restricted stock units the opportunity to exchange all restricted stock units for a replacement award of IDSs that will be granted under our new 2004 Retention and Incentive Plan and will be subject to the same vesting requirements as the restricted stock units.

Each IDS represents:

  •
  one share of our class A common stock; and

  •
  a    % senior subordinated note due 2019 with a $4.90 principal amount and interest rate to be determined.

This offer expires at 5:00 p.m., New York City time, on the eleventh day after the initial public offering of the IDSs, which we refer to as the public IDS offering, or, if such date falls on a weekend or holiday, on the first business day prior to such date, unless extended. We expect that the public IDS offering will occur on or about                        , 2004.

This offer is being made in connection with, and subject to the consummation of, the public IDS offering. If you elect to accept this offer before the expiration of this offer (and do not subsequently elect to withdraw your election), the number of IDSs you receive for vested, exercisable and in-the-money options, and the number of IDSs that you will awarded (subject to certain vesting conditions) under our 2004 Retention and Incentive Plan, as the case may be, will be determined based on the offering price of the IDSs to the public, and in certain circumstances, the exercise price of the applicable option. We anticipate that the public IDS offering price will be between $15.00 and $17.00 per IDS. Based on certain assumptions set forth herein and assuming we price the IDSs at $16.00, the midpoint of the anticipated price range per IDS, options and restricted stock units will be exchanged on the following basis:

  •
  For each option granted under our 1995 Stock Option Plan you will receive .16877 IDSs, which is calculated net of the applicable exercise price of such option and net of anticipated income and similar tax liabilities as a result of such exchange, which we will withhold and pay over to the proper governmental authorities on your behalf.

  •
  For each option granted under our 1998 Stock Incentive Plan which is vested, exercisable (or being made exercisable in connection with the public IDS offering) and in-the-money, you will receive the number of IDSs described below, which is dependent on the exercise price of the applicable option, and which is calculated net of the applicable exercise price of such options and net of anticipated income and similar tax liabilities as a result of such exchange, which we will withhold and pay over to the proper governmental authorities on your behalf: .11402 IDSs for options with a $1.71 exercise price; .07577 IDSs for options with a $2.74 exercise price; and .05515 IDSs for options with a $3.28 exercise price.

  •
  For each option granted under our 1998 Stock Incentive Plan which is not vested, exercisable (or being made exercisable in connection with the public IDS offering) and in-the-money, you will receive an award of IDSs described below under our 2004 Retention and Incentive Plan, which IDSs will be subject to certain vesting criteria described herein: .28357 IDSs subject to vesting for options with a $1.71 exercise price; .23714 IDSs subject to vesting for options with a $2.74 exercise price and .10063 IDSs subject to vesting for options with a $7.00 exercise price.

  •
  For each option granted under our 2000 Employee Stock Incentive Plan you will receive an award of .10063 IDSs under our 2004 Retention and Incentive Plan, which IDSs will be subject to certain vesting criteria described herein.

  •
  For each restricted stock unit granted under our 2000 Employee Stock Incentive Plan you will receive an award of .29691 IDSs under our 2004 Retention and Incentive Plan, which IDSs will be subject to certain vesting criteria described herein.

We intend to list the IDSs on the New York Stock Exchange under the trading symbol "FRP".

Investing in the IDSs, our class A common stock and our senior subordinated notes involves risks. See "Risk Factors" beginning on page 23. In addition, for a discussion of the risks that existing optionholders and restricted stock unitholders should consider prior to accepting this offer, see "Risk Factors of the Offer" beginning on page viii of this Attachment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to effect the transactions relating to the exchanges of options and restricted stock units for IDSs or awards thereof on or about the expiration date of this offer.

PROSPECTUS SUMMARY
Summary of our Offer to Exchange Options to Purchase
Class A Common Stock and Restricted Stock Units

        This offer is being made in connection with, and subject to the consummation of, the public IDS offering and the related transactions described under "The Transactions."

The offer	We are offering all existing optionholders and restricted stock unitholders the opportunity to exchange options and restricted stock units for IDSs or awards of IDSs under our new 2004 Retention and Incentive Plan. In order to be exchanged for IDSs or awards of IDSs, your options or restricted stock units, as applicable, must be properly tendered and accepted. All options and restricted stock units that are tendered and not validly withdrawn prior to the expiration date of this offer will be exchanged for IDSs. All options and restricted stock units that are not tendered or which are validly withdrawn prior to the expiration date of this offer will automatically be adjusted into options to purchase shares of our new class C common stock, which we refer to as the new class C common stock, and any restricted stock units will be adjusted into restricted stock units covering our new class C common stock.
If you accept this offer:
	•	any options to purchase shares of class A common stock that are vested, exercisable and in-the-money will be exchanged for fully vested IDSs;
•
any options to purchase shares of class A common stock that are not vested, exercisable and in-the-money will be exchanged for a replacement award of IDSs that will be granted under our new 2004 Retention and Incentive Plan and will be subject to certain vesting requirements; and
•
any restricted stock units granted under our 2000 Employee Stock Incentive Plan will be exchanged for a replacement award of IDSs that will be granted under our new 2004 Retention and Incentive Plan and will be subject to the same vesting requirements as the restricted stock units being so replaced.
Exchange ratio
If you accept this offer, the number of IDSs and/or the award of IDSs granted under our 2004 Retention and Incentive Plan that you will receive in respect of your existing options or restricted stock units, as applicable, will be determined based on the public IDS offering price, and in certain circumstances, the exercise price of the option. We will consummate this offer if the public IDS offering price is between $15.00 and $17.00.

i

Assuming that (i) the transactions are consummated on the terms described in "The Transactions," (ii) the sources and uses of the proceeds to consummate the transactions are as set forth under "Use of Proceeds," (iii) the interest rate on the senior subordinated notes is 11%, (iv) we price the IDSs in the public IDS offering at $16.00 (the midpoint of the price range set forth on the cover), (v) you do not choose to provide us with cash amounts with respect to the exercise price or the required withholding taxes relating to these exchanges (see "Net Issuance of IDSs" below) and (vi) we withhold assuming your effective income tax rate is %:
•
For each option granted under our 1995 Stock Incentive Plan, you will receive .16877 IDSs, which is calculated net of the applicable exercise price of the options and net of all withholding and other similar taxes, calculated in a manner intended to cover your anticipated income tax liabilities arising as a result of this exchange.
•
For each option granted under our 1998 Stock Incentive Plan, which is vested, exercisable (or being made exercisable in connection with the public IDS offering) and in-the-money, you will receive the number of IDSs described below, which is dependent on the exercise price of the option, and which is calculated net of the applicable exercise price of such options and net of anticipated income and similar tax liabilities as a result of such exchange, which we will withhold and pay over to the proper governmental authorities on your behalf: .11402 IDSs for options with a $1.71 exercise price; .07577 IDSs for options with a $2.74 exercise price; and .05515 IDSs for options with a $3.28 exercise price.
•
For each option granted under our 1998 Stock Incentive Plan which is not vested, exercisable (or being made exercisable in connection with the public IDS offering) and in-the-money, you will receive an award of IDSs described below under our 2004 Retention and Incentive Plan, which IDSs will be subject to certain vesting criteria described herein: .28357 IDSs subject to vesting for options with a $1.71 exercise price; .23714 IDSs subject to vesting for options with a $2.74 exercise price; and ..10063 IDSs subject to vesting for options with a $7.00 exercise price.
•
For each option granted under our 2000 Employee Stock Incentive Plan you will receive an award of .10063 IDSs under our 2004 Retention and Incentive Plan, which IDSs will be subject to certain vesting criteria described herein.

•
For each restricted stock unit granted under our 2000 Employee Stock Incentive Plan you will receive an award of .29691 IDSs under our 2004 Retention and Incentive Plan, which IDSs will be subject to certain vesting criteria described herein.

If the effective income tax rate that we have estimated applies to you differs from the percentage set forth above, the number of IDSs you receive with respect to any vested, exercisable and in-the-money options will be adjusted accordingly.
Fractional shares
We will not issue fractional IDSs to the holders of our vested, exercisable and in-the money stock options in this offer. Instead, each holder of vested, exercisable and in-the money stock options who will be entitled to receive a fractional IDS in this offer will be entitled to an amount of cash, without interest, equal to the product of the amount of the fractional IDS interest to which the optionholder is entitled multiplied by the public IDS offering price.
Expiration date
This offer will expire at 5:00 p.m., New York City time, on the eleventh day following the date of our public IDS offering or, if such date falls on a weekend or holiday, on the first business day prior to such date. We expect that the public IDS offering will occur on or about , 2004.
Conditions to the offer	This offer is subject to certain conditions which we may waive. See "The Offer—Conditions."
Procedures for acceptance of the offer	Each existing optionholder and restricted stock unitholder wishing to accept this offer must deliver to us, at the address listed below, by the expiration date of this offer:
• a completed, signed and dated election form, or a facsimile thereof; and
• your original stock option agreements and/or restricted stock unit agreements, as applicable, evidencing your outstanding options and restricted stock units.

To be validly delivered such documents must reach us before 5:00 p.m., New York City time, on the expiration date. Your election form, stock option agreements and/or restricted stock unit agreements and all other required documents, as well as any questions and requests for assistance and requests for additional copies of this prospectus or of the election form or accompanying documents, should be addressed or directed to us as follows:
By Mail, Overnight Courier or Hand Delivery: FairPoint Communications, Inc. 521 East Morehead Street, Suite 250 Charlotte, North Carolina 28202 Attention:

By Facsimile: (704) Attention:
To Confirm by Telephone or for Information: (704) Attention:
Withdrawal rights	You may elect to withdraw your election form and decide not to accept the offer at any time prior to 5:00 p.m., New York City time, on the expiration date of this offer.
Exchange date	Promptly following the expiration date of this offer, we will effect the exchanges contemplated by this offer.
Net issuance of IDSs
Your vested, exercisable and in-the-money options have an "exercise price" associated with them, and pursuant to their terms you must provide us with any required withholding or other similar taxes if you were to exercise those options. However, we are offering you the IDSs in exchange for your vested, exercisable and in-the-money options on a net basis, that is, you will not be required to pay us the related exercise price or required withholding taxes. Instead, we are effectively reducing the number of IDSs by a number of IDSs having a value (determined using the public IDS offering price) equal to the aggregate exercise price of such options that you would otherwise have had to pay and by an amount equal to the approximate amount of your income tax liability relating to the exchange (calculated at the full income tax rate).

If, rather than receiving IDSs on this net basis, you decide to pay us directly for all or a portion of the amounts that we are withholding with respect to the exercise price of your options or tax liabilities, then the number of IDSs will also be correspondingly increased, based on the public IDS offering price.

We will deposit with the appropriate taxing authorities the amount we withhold relating to this tax liability. While we have retained a nationally-known firm of independent accountants to assist us in determining your assumed tax liability resulting from the exchange, it is possible that we may withhold IDSs with a value that is somewhat more or less than your final actual tax liability.

New 2004 Retention and Incentive Plan
As described in more detail in "Management—New Retention and Incentive Plan" and "—Vesting requirements," if you accept this offer, your outstanding options that are not vested, exercisable and in-the-money will be exchanged for a replacement award of IDSs to be granted under our new 2004 Retention and Incentive Plan, which IDSs will be subject to certain vesting criteria. Replacement awards under the 2004 Retention and Incentive Plan will be made in the form of IDSs allocated to an account established under the plan in your name, and the IDSs themselves will initially be held by a separate trust established under this plan.
Vesting requirements
All awards under the 2004 Retention and Incentive Plan will be subject to vesting requirements. See "Risk Factors of the Offer—The replacement awards that you will receive under the new 2004 Retention and Incentive Plan will be subject to vesting requirements that must be satisfied before you earn such awards" and "Management—New Retention and Incentive Plan."

IDSs awarded under the 2004 Retention and Incentive Plan in exchange for all options that you may hold under our 2000 Employee Stock Incentive Plan will become 100% vested on the third anniversary of the public IDS offering, subject to your continued employment with us through such date. However, vesting will be accelerated if you terminate employment with us due to your death, disability or retirement prior to such third anniversary.

IDSs awarded under the 2004 Retention and Incentive Plan in exchange for any restricted stock units you may hold under our 2000 Employee Stock Incentive Plan will continue to vest according to the same vesting schedule applicable to your restricted stock units (i.e., vesting will not change as a result of the exchange). Thus, one-third of the IDSs will vest on each of December 12, 2006, December 12, 2007 and December 12, 2008 (subject to your continued employment with us through such date).

IDSs awarded under the 2004 Retention and Incentive Plan in exchange for the options that you may hold under our 1998 Stock Incentive Plan which are not vested, exercisable (or being made exercisable in connection with the public IDS offering) and in-the-money will become 100% vested on the third anniversary of the public IDS offering if, on or prior to such third anniversary, we are able to achieve a 10% increase in the price of our IDSs over the public IDS offering price during any consecutive 60-day period. If this price increase is achieved, the IDSs will be delivered to you on such third anniversary (although a portion will be delivered earlier to permit you to cover related tax liabilities). If this price increase is not achieved before the third anniversary, the IDSs will be forfeited.

v

Failure to participate will affect you adversely
If you hold options to purchase shares of class A common stock and you do not accept this offer, all of your existing options to purchase shares of class A common stock, whether or not vested, exercisable and in-the-money, will be adjusted into options to purchase shares of our new class C common stock. Similarly, if you hold restricted stock units and you do not accept this offer, all of your restricted stock units will be adjusted into restricted stock units representing our new class C common stock. There will be no public trading market for our new class C common stock and, accordingly, the liquidity of any shares of new class C common stock that you acquire on exercise of your options or in respect of your restricted stock units will be adversely affected. See "Risk Factors of the Offer—There will not be a public market for any shares of our new class C common stock that you may acquire." For a description of our new class C common stock, see "Description of Capital Stock—Class C Common Stock."
Material United States federal income tax
The receipt of fully-vested IDSs in exchange for your vested, exercisable consequences and in-the-money options will result in a taxable event. The vesting of any IDSs granted under our new 2004 Retention and Incentive Plan will also result in a taxable event. See "Certain United States Federal Tax Consequences of the offer."
Absence of a public market for the new class C common
There will be no public trading market for any shares of our new class C stock common stock that you may acquire if you decide not to accept this offer. We do not intend to apply for listing of the shares of new class C common stock on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, there will be no public trading market for our new class C common stock. In addition, we do not intend to develop a public market for the new class C common stock or to provide liquidity for the new class C common stock. See "Risk Factors of the Offer—There will not be a public market for any shares of our new class C common stock that you may acquire."

        This offer constitutes an offer to exchange options to purchase class A common stock and restricted stock units for IDSs or awards of IDSs. If you hold options to purchase class A common stock and restricted stock units and you do not tender your options to purchase class A common stock and restricted stock units, you will not have further contractual rights to exchange your options to purchase class A common stock and restricted stock units for IDSs or awards of IDSs, as applicable, and your options to purchase class A common stock and restricted stock units will be adjusted into options to purchase shares of our new class C common stock and restricted stock units representing our new class C common stock, respectively.

NEW CLASS C COMMON STOCK COMPARISON WITH IDSs

Payments	Holders of IDSs will receive interest payments on the senior subordinated notes represented by the IDSs, subject to certain exceptions, and dividends on the class A common stock represented by the IDSs, to the extent dividends are declared by our board of directors and permitted by Delaware law and the terms of the indenture governing the senior subordinated notes and the new credit facility. The unvested IDSs under our new 2004 Retention and Incentive Plan will not be considered outstanding under generally accepted accounting principles. Accordingly, dividends and interest paid on or with respect to such unvested IDSs allocated to a holder thereof shall be distributed to us until the date such IDSs are distributed pursuant to the new 2004 Retention and Incentive Plan. See "Management—New Retention and Incentive Plan." The new class C common stockholders will receive dividends at the same rate as the class A common stock, to the extent dividends are declared by our board of directors and permitted by Delaware law and the terms of the indenture governing the senior subordinated notes and the new credit facility.
Liquidity	The IDSs will be listed on the New York Stock Exchange under the trading symbol "FRP". We do not intend to apply for listing of the shares of our new class C common stock on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. Accordingly, there will be no public trading market for our new class C common stock. In addition, we do not intend to develop a public market for the new class C common stock or to provide liquidity for the new class C common stock.
Liquidation	In the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of IDSs will be entitled to receive payment of the principal and accrued interest on the senior subordinated notes represented by such IDS prior to any payments being made with respect to our class A common stock or our new class C common stock.
Formation of IDSs	The holders of shares of our new class C common stock will not be permitted to combine such shares with outstanding senior subordinated notes to form IDSs.

        For a more detailed description of:

  •
  the IDSs, see "Description of IDSs";

  •
  the class A common stock represented by the IDSs, see "Description of Capital Stock—Class A Common Stock";

  •
  the senior subordinated notes represented by the IDSs, see "Description of Senior Subordinated Notes"; and

  •
  the new class C common stock, see "Description of Capital Stock—Class C Common Stock."

Risk Factors

        You should carefully consider the information under "Risk Factors" beginning on page 23 with respect to the IDSs, and "Risk Factors of the Offer" on page viii with respect to this offer and all other information included in this prospectus prior to making a decision to accept this offer.

RISK FACTORS OF THE OFFER

        In addition to the risk factors set forth below, you should carefully consider the risks of investing in the IDSs, our class A common stock and our senior subordinated notes. See "Risk Factors." Specifically, our new class C common stock will be subject to all of the risks disclosed under "Risk Factors" relating to our class A common stock.

There will not be a public market for any shares of our new class C common stock that you may acquire.

        Our new class C common stock, which you will acquire on exercise of all of your existing options, and in respect of all of your existing restricted stock units, if you do not accept this offer, is an issue of securities for which there is currently no public market. We cannot assure you as to:

  •
  the liquidity of any such market that may develop;

  •
  the ability of the holders of the shares of new class C common stock to sell any of their shares of new class C common stock; or

  •
  the price at which the holders of shares of new class C common stock would be able to sell any of their shares of new class C common stock.

        We do not presently intend to apply for listing of the new class C common stock on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System. There is no present intention by us to develop a public market for the new class C common stock or to provide liquidity for the new class C common stock. If a market for the new class C common stock were to develop, the new class C common stock could trade at prices that may be higher or lower than reflected by your purchase price depending on many factors, including our operating results and the market for similar securities.

The replacement awards that you will receive under our new 2004 Retention and Incentive Plan will be subject to vesting requirements that must be satisfied before you "earn" such awards.

        If you accept this offer, your outstanding options that are not vested, exercisable and in-the-money, and all of your restricted stock units, will be exchanged for replacement IDSs granted under our new 2004 Retention and Incentive Plan. Such IDSs will be subject to vesting requirements that must be satisfied before they become earned and non-forfeitable. The vesting requirements applicable to replacement IDSs will be based on either your continued employment with us or our achievement of a specified increase in the price of our IDSs over the public IDS offering price. If the applicable vesting requirements are not satisfied, you will not receive a distribution of IDSs under the 2004 Retention and Incentive Plan. See "Prospectus Summary—Vesting Requirements" and "Management—New Retention and Incentive Plan" for a more detailed description of the vesting requirements applicable to replacement IDSs granted under our new 2004 Retention and Incentive Plan.

The exchange of your options to purchase class A common stock for IDSs which are not subject to vesting requirements will be a taxable event for you.

        If you exchange your vested, exercisable and in-the-money options for IDSs which are not subject to vesting requirements, you will realize taxable compensation income measured by the excess of the value of such IDSs over the amount you pay for them, if anything. This will be the result whether you allow us to calculate and transfer IDSs to you on a net of tax basis or whether you take IDSs equal to the full value of your options and pay the withholding tax yourself. Moreover, even if we exchange your IDSs on a net of tax basis and therefore reduce the number of IDSs we exchange for your options to account for withholding taxes, it is likely that the estimate of taxable income used to calculate the withholding tax we pay on your behalf would not exactly equal your ultimate taxable income from the exchange, and you may owe additional taxes.

THE OFFER

Terms of the Offer

Closing Date

        This offer expires at 5:00 p.m., New York City time, on the eleventh day following our public IDS offering, or, if such date falls on a weekend or holiday, on the first business day prior to such date unless extended, which we refer to as the expiration date. We expect that the public IDS offering will occur on or about                        , 2004.

        In order to extend the expiration date, we will issue a public announcement of the extension, prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled expiration date.

        We reserve the right:

    •
    to extend this offer or to terminate this offer if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by us, if permitted to be waived by us, by giving oral or written notice of such extension or termination to all of our existing option and restricted stock unit holders; or

    •
    to amend the terms of this offer in any manner.

        Any extension, termination or amendment will be followed as promptly as practicable by oral or written notice to all of our existing option and restricted stock unit holders. If this offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform all of our existing option and restricted stock unit holders of such amendment. Depending upon the significance of the amendment, we may extend this offer if it otherwise would expire during such extension period.

        Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of this offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Offer Procedures

        To accept this offer you must deliver to us by the expiration date:

    •
    a completed, signed and dated election form which accompanies this prospectus, or a facsimile thereof;

    •
    your original stock option agreements and/or restricted stock unit agreements, as applicable, evidencing your outstanding options and restricted stock units; and

    •
    any other required documents that we reasonably request.

        To be validly delivered, such documents must reach us before 5:00 p.m., New York City time, on the expiration date. Delivery of all documents must be made to us at the address set forth below in "—Mailing Address and Other Contact Information."

        The method of delivery of the election form, stock option agreements and/or restricted stock unit agreements and all other required documents to us is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure timely delivery to us before 5.00 p.m., New York City time, on the expiration date.

        If an election form is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority so to act must be submitted with such election form.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the election form will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all election forms not properly delivered, or our acceptance of which, in the opinion of counsel for us, would be unlawful. Our interpretation of the terms and conditions of this offer, including the instructions in the election form and accompanying documents, will be final and binding on all parties.

        In addition, we reserve the absolute right in our sole discretion to terminate this offer as set forth under "—Conditions"

Exchange Ratio

        If you accept this offer, the number of IDSs you receive in exchange for vested, exercisable and in-the-money options and the number of IDSs granted under our new 2004 Retention and Incentive Plan subject to certain vesting requirements will be determined based on the public IDS offering price, and in certain circumstances, the exercise price of the option. We expect the public IDS offering price to be between $15.00 and $17.00.

        Assuming that (i) the transactions are consummated on the terms described in "The Transactions", (ii) the sources and uses of the proceeds to consummate the transactions are as set forth under "Use of Proceeds", (iii) the interest rate on the senior subordinated notes is 11%, (iv) we price the public IDS offering between $15.00 and $17.00, (v) you do not choose to provide us with cash amounts with respect to the exercise price or the required withholding taxes relating to these exchanges (see "Prospectus Summary-Net Issuance of IDSs"), and (vi) we withhold assuming your effective income tax rate is    % you will receive what is set forth below:

Existing Option Plan	At a Public IDS Offering Price of $17.00 you will receive:	At a Public IDS Offering Price of $16.00 you will receive:	At a Public IDS Offering Price of $15.00 you will receive:
1995 Stock Option Plan option	IDSs	.16877 IDSs	IDSs
1998 Stock Incentive Plan option
Vested, exercisable and in-the-money options:
$1.71 exercise price	IDSs	.11402 IDSs	IDSs
$2.74 exercise price	IDSs	.07577 IDSs	IDSs
$3.28 exercise price	IDSs	.05515 IDSs	IDSs
Options that are not vested, exercisable and in-the-money:
$1.71 exercise price	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of .28357 IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)
$2.74 exercise price	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of .23714 IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)

x

$7.00 exercise price	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of .10063 IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)
2000 Employee Stock Incentive Plan option	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of .10063 IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)
2000 Employee Stock Incentive Plan restricted stock unit	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of .29691 IDSs (subject to vesting)	Award under 2004 Retention and Incentive Plan of IDSs (subject to vesting)

        In the case of the fully-vested IDSs which you will receive in exchange for vested, exercisable and in-the-money options, if the effective income tax rate that we have estimated applies to you differs from the percentage set forth above, the number of IDSs you would receive with respect to any vested, exercisable and in-the-money options will be adjusted correspondingly. Also, if you choose to pay us cash for amounts that we would otherwise have withheld from you with respect to what would otherwise have been the exercise price of such options or the tax liabilities arising in connection with the exchange of vested, exercisable and in-the-money options, the number of IDSs will be correspondingly increased (based on the public IDS offering price).

Fractional Shares

        We will not issue fractional IDSs to the holders of our vested, exercisable and in-the money stock options in this offer. Instead, each holder of vested, exercisable and in-the money stock options who will be entitled to receive a fractional IDS in this offer will be entitled to an amount of cash, without interest, equal to the product of the amount of the fractional IDS interest to which the optionholder is entitled multiplied by the public IDS offering price.

Withdrawal Rights

        Except as otherwise provided in this prospectus, you may elect to withdraw your election form and decide not to accept this offer at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw your election form, a written or facsimile transmission notice of withdrawal must be received by us at the address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

    •
    specify the name of the existing option and/or restricted stock unit holder who is withdrawing his or her election form, and

    •
    be signed by the existing option and/or restricted stock unit holder in the same manner as the original signature on the election form.

        All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any election form so withdrawn will be deemed not to have ever been delivered for purposes of this offer, and individuals withdrawing their election forms will be deemed to have decided not to participate in this offer, unless they validly redeliver their election form prior to the expiration date. Properly withdrawn election forms may be redelivered by following one of the procedures described above under "—Offer Procedures" at any time prior to the expiration date.

        Promptly following the expiration date of this offer, for all holders of existing options and restricted stock units who accept our offer, we will effect the exchanges of existing options and restricted stock units for IDS contemplated by this offering.

Conditions

        Notwithstanding any other terms of this offer, we will not be required to accept your election form, and may terminate or amend this offer before the expiration date, if:

  •
  the public IDS offering price is not between $15.00 and $17.00 per IDS, see "—Exchange Ratio";

  •
  the public IDS offering and the related transactions described under "The Transactions" are not consummated;

  •
  in the opinion of our counsel, this offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the Securities and Exchange Commission;

  •
  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with this offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

  •
  any governmental approval has not been obtained, or has been revoked, which approval we shall deem necessary for the consummation of this offer as contemplated hereby;

  •
  any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with this offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

        If we determine in our sole discretion that any of the foregoing conditions exist, we may:

  •
  refuse to accept any election forms delivered by existing option or restricted stock unit holders,

  •
  extend this offer and accept election forms delivered by existing option or restricted stock unit holders prior to the expiration of this offer, subject, however, to the rights of such holders to withdraw their election forms, or

  •
  waive such condition, if permissible, with respect to this offer and accept all properly delivered election forms which have not been withdrawn. If such waiver constitutes a material change to this offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to all existing option and restricted stock unit holders, and we will extend this offer as may be required by applicable law.

Mailing Address and Other Contact Information

        In order to participate in this offer, you must deliver your election form, cancelled non-qualified stock option agreements and/or restricted stock unit agreements for currently outstanding awards and all other required documents to us. While your election form may be delivered to us by either facsimile, overnight courier, hand delivery or mail, your stock option agreements and/or restricted stock unit agreements must be delivered to us by overnight courier, hand delivery or mail. Your election form, stock option agreements and/or restricted stock unit agreements and all other required documents, as well as any questions and requests for assistance and requests for additional copies of this prospectus or of the election form or accompanying documents, should be addressed or directed to us as follows:

By Mail, Overnight Courier or Hand Delivery:
FairPoint Communications, Inc.
521 East Morehead Street, Suite 250
Charlotte, North Carolina 28202
Attention:

By Facsimile:
(704)
Attention:

To Confirm by Telephone or for Information:
(704)
Attention:

Consequences of Failure to Participate

        If you hold options to purchase shares of class A common stock and you do not elect to accept this offer, all of your existing options to purchase shares of class A common stock, whether or not vested, exercisable and in-the-money, will be adjusted into options to purchase shares of our new class C common stock. Similarly, if you hold restricted stock units and you do not elect to accept this offer, all of your restricted stock units will be adjusted into restricted stock units representing our new class C common stock.

        If you decide not to accept this offer and thus receive options or restricted stock units for our new class C common stock, we may not subsequently issue IDSs in respect of any shares of our new class C common stock you acquire upon exercise of such options or upon the vesting of such restricted stock units. This is because a subsequent issuance of senior subordinated notes may cause our existing IDS holders to recognize original issue discount and may have other adverse consequences. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and subject you to other adverse consequences," "Risk Factors—A subsequent issuance of senior subordinated notes may reduce the amount you can recover upon an acceleration of the payment of principal due on the senior subordinated notes or in the event of our bankruptcy", "Description of Senior Subordinated Notes—Additional Notes" and "Certain United States Federal Tax Considerations—Senior Subordinated Notes—Additional Issuances."

        There will be no public trading market for the new class C common stock and accordingly the liquidity of any shares of class C common stock you acquire will be adversely affected.

Book-Entry

        If you accept this offer, the IDSs, and the securities represented by the IDSs, that you will receive, whether fully vested or received in respect of awards under our new 2004 Retention and Incentive Plan, will be issued in book-entry form only. This means that you will not be a registered holder of IDSs or the securities represented by the IDSs, and you will not be entitled to receive a certificate for your IDSs or the securities represented by your IDSs. You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of IDSs. See "Description of IDSs—Book-Entry Settlement and Clearance."

        In order to hold any IDSs you may receive, you must have an account with, and hold the IDSs through, one of The Depository Trust Company's participants. The Depository Trust Company's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Other indirect participants who clear through or maintain a custodial relationship with participants, directly or indirectly, also have access to The Depository Trust Company's system. If you have an account with such an institution, you are urged to consult with their representatives to confirm that they are a participant. If you do not have an account with such an institution, you must open an account prior to the completion of the public IDS offering. You can contact                        if you would like to set up an account.

Other

        Participation in this offer is voluntary and existing option and restricted stock unit holders should carefully consider whether to accept the terms and condition of this offer. Please note that you must either elect to accept as to all aspects of this offer or not at all—we are not able to offer you the opportunity to exchange only certain options or restricted stock units. Existing option and restricted stock unit holders are urged to consult their legal, financial and tax advisors in making their own decisions on what action to take with respect to accepting (or not accepting) our offer.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES OF THE OFFER

        The following discussion of the material United States federal income tax consequences for U.S. taxpayers of the exchange of options or restricted stock units for IDSs or awards of IDSs under our new 2004 Retention and Incentive Plan in connection with this offer insofar as it relates to matters of United States federal tax law and legal conclusions with respect thereto, is based on the advice of Paul, Hastings, Janofsky & Walker LLP, our special tax counsel.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

        You are urged to consult with you own tax advisor as to the tax consequences to you of participating in the offer.

U.S. Federal Income Tax Considerations—U.S. Taxpayers

Exchange of Options for Vested IDSs

        If you receive vested IDSs in exchange for options, you will recognize ordinary compensation income in an amount equal to the excess of the fair market value on the date of the exchange of the IDSs you receive (including any IDSs withheld to cover the exercise price and tax liabilities) over the exercise price of such options. Your basis for federal income tax purposes in the IDSs will initially equal the fair market value of the IDSs on the date of the exchange. If you later sell, exchange, have redeemed or otherwise dispose of your IDSs, you will have a taxable event, the gain or loss on which generally will be capital gain or loss and will be long-term if you have held such IDSs for over one year. Your holding period will commence on the date of the exchange.

Exchange of Options or Restricted Stock Units for Awards Under Our 2004 Retention and Incentive Plan

        You should not recognize compensation income or capital gain or loss as a result of the exchange of your options or restricted stock units for awards under our 2004 Retention and Incentive Plan pursuant to this offer.

Vesting under 2004 Retention and Incentive Plan

        If, pursuant to the offer, you are granted an award of IDSs under the 2004 Retention and Incentive Plan which is subject to vesting criteria, you will recognize ordinary compensation income when the IDSs underlying such award become vested and non-forfeitable, or transferable, if earlier, and your basis for federal income tax purposes in the underlying IDSs will equal the fair market value on that date. Your holding period will also commence on that date. Please be aware that the vesting and other restrictions may lapse on your restricted IDS interests, and you may incur taxable compensation income, prior to your receipt of cash distributions with respect to your IDSs.

        Prior to the lapse of restrictions, any dividends or interest you may receive in respect of your restricted IDS interests will be taxable to you as additional compensation in the year received.

Ownership and Disposition of the IDSs

        For a discussion of certain other material United States federal income tax consequences of the ownership and disposition of IDSs, see "Certain United States Federal Tax Considerations".

PART II

Item 13. Other Expenses of Issuance and Distribution

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by FairPoint Communications, Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC Registration fee		$109,718
NASD filing fee		30,500
listing fee*
Transfer agent's fee*
Trustee's fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Miscellaneous*

Total*	$

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers

        Section 102(b)(7) of the Delaware General Corporation Law, the DGCL, Section 17-6002(b)(8) of the Kansas General Corporation Code, the KGCC, and Section 47-2-58.8 of the South Dakota Codified Laws, the SDCL, enable a corporation incorporated in the State of Delaware, Kansas and South Dakota, respectively, to eliminate or limit, through provisions in its original or amended articles of incorporation, the personal liability of a director for violations of the director's fiduciary duties, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any liability imposed pursuant to Section 174 of the DGCL, Section 17-6424 of the KGCC and Sections 47-5-15 to 47-5-19 of the SDCL, respectively, (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Section 145 of the DGCL, Section 17-6305 of the KGCC and Sections 47-2-58.2 and 47-2-58.3 of the SDCL provide that a corporation incorporated in the State of Delaware, Kansas and South Dakota, respectively, may indemnify any person or persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that the challenged conduct was unlawful. A corporation incorporated in the State of Delaware, Kansas and South Dakota may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation.

Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must provide indemnification against the expenses that such officer or director actually and reasonably incurred.

        FairPoint's Bylaws and the bylaws of each subsidiary guarantor incorporated in Delaware expressly provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL. In addition, the bylaws for MJD Capital Corp. expressly provide for indemnification of its directors and officers to the fullest extent permitted by the SDCL.

        Section 145(g) of the DGCL, Section 17-6305(g) of the KGCC and Section 47-2-58.7 of the SDCL authorize a corporation incorporated in the State of Delaware, Kansas and South Dakota, respectively, to provide liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the corporation. FairPoint's certificate of incorporation and bylaws expressly provide that FairPoint shall indemnify officers and directors and, to the extent permitted by the board of directors, employees and agents of FairPoint, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the bylaws expressly permit the board of directors to authorize FairPoint to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of FairPoint arising out of his capacity as such.

        The certificate of incorporation and bylaws of MJD Ventures, Inc., MJD Services Corp., FairPoint Carrier Services, Inc. and FairPoint Broadband, Inc. expressly provide that the officers and directors of each subsidiary guarantor shall be indemnified, to the extent permitted by the board of directors, employees and agents of each subsidiary guarantor, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the articles of incorporation of MJD Capital Corp. and the bylaws of ST Enterprises, Ltd. expressly provide that the officers and directors of each such subsidiary guarantor shall be indemnified, to the extent permitted by the board of directors, employees and agents of each such subsidiary guarantor, to the full extent permitted by and in the manner permissible under the laws of the State of South Dakota and Kansas, respectively.

        The bylaws of MJD Ventures, Inc., MJD Services Corp., and FairPoint Carrier Services, Inc. expressly permit the board of directors of each such subsidiary guarantor to authorize each such subsidiary guarantor to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of each such subsidiary guarantor arising out of his capacity as such under the laws of the State of Delaware.

        The bylaws of ST Enterprises, Ltd. expressly permit the board of directors to authorize ST Enterprises, Ltd. to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of ST Enterprises, Ltd. arising out of his capacity as such under the laws of the State of Kansas.

        Thomas H. Lee Equity Fund and Kelso & Company provide their respective director appointees with additional director and officer liability insurance.

Item 15. Recent Sales of Unregistered Securities

        In the three years prior to the filing of this registration statement, we issued and sold the following unregistered securities:

        On March 6, 2003, the Company issued and sold $225 million aggregate principal amount of its 11 7/8% senior notes due 2010 to repay a portion of its existing debt, repurchase a portion of its series A preferred stock, repay a portion of Carrier Services' debt and pay related fees and expenses. The senior notes were sold to certain underwriters pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. The underwriters resold the senior notes to qualified institutional buyers pursuant to Rule 144A or Regulation S of the Securities Act. In connection with that sale, the

Company agreed to complete an exchange offer for the senior notes. The Company offered to exchange $225 million aggregate principal amount of its new 11 7/8% senior notes due 2010, the issuance of which were registered under the Securities Act, for $225 million aggregate principal amount of its 11 7/8% senior notes due 2010, which were not registered under the Securities Act. The exchange offer was completed on August 28, 2003.

        In the past three years, the Company issued 2,065,134 options to purchase its class A common stock and 144,506 restricted stock units pursuant to the 1998 plan and the 2000 plan. We believe that these issuances were exempt from registration requirements of the Securities Act of 1933, or the Securities Act, under Rule 701 or Section 4(2) of the Securities Act.

Item 16. Exhibits

Exhibit No.	Description
1.1	IDS Underwriting Agreement, dated as of , 2004, by and among FairPoint, the subsidiary guarantors named therein and CIBC World Markets Corp., Deutsche Bank Securities Inc. and UBS Securities LLC as representatives of the underwriters named therein.**
1.2	Senior Subordinated Notes Underwriting Agreement, dated as of , 2004, by and among FairPoint, the subsidiary guarantors named therein and .**
2.1	Stock Purchase Agreement, dated as of January 4, 2000, by and among FairPoint, Thomas H. Lee Equity IV, L.P., Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P., Carousel Capital Partners, L.P. and certain other signatories thereto.(1)
2.2	Stock Purchase Agreement, dated as of April 18, 2003 and as amended June 20, 2003, by and among FairPoint, Community Service Communications, Inc., Community Service Telephone Co. and Commtel Communications, Inc.(11)
2.3	Stock Purchase Agreement, dated as of May 9, 2003, by and among Golden West Telephone Properties, Inc., MJD Services Corp., Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co.(10)
2.4	Agreement and Plan of Merger, dated as of June 18, 2003, by and among FairPoint, MJD Ventures, Inc., FairPoint Berkshire Corporation and Berkshire Telephone Corporation.(11)
3.1	Seventh Amended and Restated Certificate of Incorporation of FairPoint.(8)
3.2	Restated Certificate of Incorporation of FairPoint.**
3.3	By-Laws of FairPoint.(3)
3.4	Amended and Restated By-Laws of FairPoint.**
3.5	Certificate of Designation of Series A Preferred Stock of FairPoint.(8)
3.6	Certificate of Incorporation of ST Enterprises, Ltd.***
3.7	By-Laws of ST Enterprises, Ltd.***
3.8	Certificate of Incorporation of MJD Ventures, Inc.***
3.9	By-Laws of MJD Ventures, Inc.***
3.10	Certificate of Incorporation of MJD Services Corp.***
3.11	By-Laws of MJD Services Corp.***
3.12	Certificate of Incorporation of FairPoint Carrier Services, Inc.***
3.13	By-Laws of FairPoint Carrier Services, Inc.***

3.14	Certificate of Incorporation of FairPoint Broadband, Inc.***
3.15	By-Laws of FairPoint Broadband, Inc.***
3.16	Certificate of Incorporation of MJD Capital Corp.***
3.17	By-Laws of MJD Capital Corp.***
4.1	Indenture, dated as of May 5, 1998, between FairPoint and United States Trust Company of New York, relating to FairPoint's $125,000,000 9 1/2% Senior Subordinated Notes due 2008 and $75,000,000 Floating Rate Callable Securities due 2008.(2)
4.2	Indenture, dated as of May 24, 2000, between FairPoint and United States Trust Company of New York, relating to FairPoint's $200,000,000 12 1/2% Senior Subordinated Notes due 2010.(3)
4.3	Indenture, dated as of March 6, 2003, between FairPoint and The Bank of New York, relating to Fairpoint's $225,000,000 11 7/8% Senior Notes due 2010.(9)
4.4	Indenture, dated as of , 2004, by and among FairPoint, the guarantors thereto and , relating to FairPoint's % Senior Subordinated Notes due 2019.**
4.5	Form of Senior Subordinated Note (included in Exhibit 4.4).**
4.6	Form of stock certificate for class A common stock.**
4.7	Form of stock certificate for class B common stock.**
4.8	Form of stock certificate for class C common stock.**
4.9	Form of IDS certificate.***
4.10	Form of Initial Fixed Rate Security.(2)
4.11	Form of Initial Floating Rate Security.(2)
4.12	Form of Exchange Fixed Rate Security.(2)
4.13	Form of Exchange Floating Rate Security.(2)
4.14	Form of 144A Senior Subordinated Note due 2010.(3)
4.15	Form of Regulation S Senior Subordinated Note due 2010.(3)
4.16	Form of Initial Senior Note due 2010.(9)
4.17	Form of Exchange Senior Note due 2010.(9)
4.18	Form of Series A Preferred Stock Certificate of FairPoint.(8)
4.19	Form of Affiliate Registration Rights Agreement.**
4.20	Form of Class B Registration Rights Agreement.**
4.21	Form of Class B Stockholders Agreement.**
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality.**
5.2	Opinion of James M. Caplinger, Chartered regarding legality.**
5.3	Opinion of Riter, Rogers, Wattier & Brown, LLP regarding legality.**
8.1	Opinion of Paul Hastings, Janofsky & Walker LLP regarding tax matters.**
10.1	Credit Agreement, dated as of , 2004, among FairPoint, various lending institutions, and Deutsche Bank Trust Company Americas.**

10.2	Amended and Restated Credit Agreement, dated as of March 30, 1998 and amended and restated as of March 6, 2003, among FairPoint, various lending institutions, Bank of America, N.A., Wachovia Bank, N.A. and Deutsche Bank Trust Company Americas.(9)
10.3	First Amendment to Credit Agreement, dated as of December 17, 2003, among FairPoint, various lending institutions, Bank of America, N.A., Wachovia Bank, N.A. and Deutsche Bank Trust Company Americas.(12)
10.4	Amended and Restated Subsidiary Guaranty, dated as of March 6, 2003, by FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp. and ST Enterprises Ltd.(9)
10.5	Amended and Restated Pledge Agreement, dated as of March 6, 2003, by Carrier Services, ST Enterprises, Ltd., FairPoint Broadband, Inc., MJD Services Corp., MJD Ventures, Inc., C-R Communications, Inc., Ravenswood Communications, Inc. and Utilities Inc.(9)
10.6	Amended and Restated Preferred Stock Issuance and Capital Contribution Agreement, dated as of May 10, 2002, among FairPoint, Wachovia Bank, National Association and various lending institutions.(8)
10.7	Amendment to Security Documents, dated as of May 10, 2002, by and among Carrier Services, each of the Assignors party to the Security Agreement, each of the Pledgors party to the Pledge Agreement and Wachovia Bank, National Association.(8)
10.8	Amended and Restated Subsidiary Guaranty, dated as of November 9, 2000, made by FairPoint Communications Solutions Corp. New York, FairPoint Communications Solutions Corp. Virginia and FairPoint Solutions Capital, LLC.(4)
10.9	Amended and Restated Pledge Agreement, dated as of November 9, 2000, by and among Carrier Services, the Guarantors, the Pledgors and First Union National Bank.(4)
10.10	Amended and Restated Tax Sharing Agreement, dated November 9, 2000, by and among FairPoint and its Subsidiaries.(4)
10.11	Form of A Term Note.(9)
10.12	Form of C Term Note Floating Rate.(9)
10.13	Form of C Term Note Fixed Rate.(9)
10.14	Form of RF Note.(9)
10.15	Stockholders' Agreement, dated as of January 20, 2000, of FairPoint.(1)
10.16	Registration Rights Agreement, dated as of January 20, 2000, of FairPoint.(1)
10.17	Management Services Agreement, dated as of January 20, 2000, by and between FairPoint and THL Equity Advisors IV, LLC.(1)
10.18	Amended and Restated Financial Advisory Agreement, dated as of January 20, 2000, by and between FairPoint and Kelso & Company, L.P.(1)
10.19	Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 20, 2000, by and between FairPoint and JED Communications Associates, Inc.(1)
10.20	Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 20, 2000, by and between FairPoint and Daniel G. Bergstein.(1)
10.21	Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 20, 2000, by and between FairPoint and Meyer Haberman.(1)

10.22	Employment Agreement, dated as of January 20, 2000, by and between FairPoint and John P. Duda.(1)
10.23	Letter Agreement, dated as of November 21, 2002, by and between FairPoint and John P. Duda, supplementing Employment Agreement, dated as of January 20, 2000.(9)
10.24	Employment Agreement, dated as of January 20, 2000, by and between FairPoint and Walter E. Leach, Jr.(1)
10.25	Letter Agreement, dated as of December 15, 2003, by and between FairPoint and Walter E. Leach, Jr.(12)
10.26	Letter Agreement, dated as of November 11, 2002, by and between FairPoint and Peter G. Nixon.(9)
10.27	Letter Agreement, dated as of November 13, 2002, by and between FairPoint and Shirley J. Linn.(9)
10.28	Institutional Stockholders Agreement, dated as of January 20, 2000, by and among FairPoint and the other parties thereto.(1)
10.29	FairPoint 1995 Stock Option Plan.(3)
10.30	FairPoint Amended and Restated 1998 Stock Incentive Plan.(3)
10.31	FairPoint Amended and Restated 2000 Employee Stock Incentive Plan.(12)
10.32	Employment Agreement, dated as of December 31, 2002, by and between FairPoint and Eugene B. Johnson.(9)
10.33	Succession Agreement, dated as of December 31, 2001, by and between FairPoint and Jack H. Thomas.(7)
10.34	Letter Agreement, dated as of December 15, 2003, by and between FairPoint and Jack H. Thomas.(12)
12.1	Computation of Ratio of Earnings to Fixed Charges.***
21.1	Subsidiaries of FairPoint.(13)
23.1	Consent of KPMG LLP.*
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Kiesling Associates LLP.*
23.4	Consent of Paul, Hastings, Janofsky & Walker LLP (included in exhibit 5.1).**
23.5	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.*
23.6	Consent of James M. Caplinger, Chartered (included in exhibit 5.2).**
23.7	Consent of Riter, Rogers, Wattier & Brown, LLP (included in exhibit 5.3).**
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of as Trustee.***

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

(1)
Incorporated by reference to the annual report of FairPoint for the year ended 1999, filed on Form 10-K.

(2)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of October 1, 1998.

(3)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of August 9, 2000.

(4)
Incorporated by reference to the quarterly report of FairPoint for the period ended September 30, 2000, filed on Form 10-Q.

(5)
Incorporated by reference to the quarterly report of FairPoint for the period ended June 30, 2001, filed on Form 10-Q.

(6)
Incorporated by reference to the current report on Form 8-K, filed on November 18, 2001.

(7)
Incorporated by reference to the annual report of FairPoint for the year ended 2001, filed on Form 10-K.

(8)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2002, filed on Form 10-Q.

(9)
Incorporated by reference to the annual report of FairPoint for the year ended 2002, filed on Form 10-K.

(10)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2003, filed on Form 10-Q.

(11)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of July 22, 2003.

(12)
Incorporated by reference to the annual report of FairPoint for the year ended 2003, filed on Form 10-K.

(13)
Incorporated by reference to the quarterly report of FairPoint for the period ended June 30, 2004.

Item 17. Undertakings

        1.    The undersigned registrants hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        2.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        3.    The undersigned registrants hereby undertake that:

          (1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

FAIRPOINT COMMUNICATIONS, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 12th day of August, 2004.

FAIRPOINT COMMUNICATIONS, INC.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2004
/s/ LISA R. HOOD Lisa R. Hood	Senior Vice President and Controller (Principal Accounting Officer)	August 12, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	August 12, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	August 12, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	August 12, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	August 12, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	August 12, 2004

ST ENTERPRISES, LTD.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 12th day of August, 2004.

ST ENTERPRISES, LTD.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2004
/s/ LISA R. HOOD Lisa R. Hood	Senior Vice President and Controller (Principal Accounting Officer)	August 12, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	August 12, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	August 12, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	August 12, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	August 12, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	August 12, 2004

MJD SERVICES CORP.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 12th day of August, 2004.

MJD SERVICES CORP.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2004
/s/ LISA R. HOOD Lisa R. Hood	Senior Vice President and Controller (Principal Accounting Officer)	August 12, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	August 12, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	August , 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	August 12, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	August 12, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	August 12, 2004

MJD VENTURES, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 12th day of August, 2004.

MJD VENTURES, INC.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2004
/s/ LISA R. HOOD Lisa R. Hood	Senior Vice President and Controller (Principal Accounting Officer)	August 12, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	August 12, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	August 12, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	August 12, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	August 12, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	August 12, 2004

FAIRPOINT CARRIER SERVICES, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 12th day of August, 2004.

FAIRPOINT CARRIER SERVICES, INC.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2004
/s/ LISA R. HOOD Lisa R. Hood	Senior Vice President and Controller (Principal Accounting Officer)	August 12, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	August 12, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	August 12, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	August 12, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	August 12, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	August 12, 2004

FAIRPOINT BROADBAND, INC.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 12th day of August, 2004.

FAIRPOINT BROADBAND, INC.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2004
/s/ LISA R. HOOD Lisa R. Hood	Senior Vice President and Controller (Principal Accounting Officer)	August 12, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	August 12, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	August 12, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	August 12, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	August 12, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	August 12, 2004

MJD CAPITAL CORP.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Charlotte, North Carolina, on the 12th day of August, 2004.

MJD CAPITAL CORP.
By:	/s/ EUGENE B. JOHNSON Eugene B. Johnson Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WALTER E. LEACH, JR. Walter E. Leach, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 12, 2004
/s/ LISA R. HOOD Lisa R. Hood	Senior Vice President and Controller (Principal Accounting Officer)	August 12, 2004
/s/ DANIEL G. BERGSTEIN Daniel G. Bergstein	Director	August 12, 2004
/s/ FRANK K. BYNUM, JR. Frank K. Bynum, Jr.	Director	August 12, 2004
/s/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	August 12, 2004
/s/ GEORGE E. MATELICH George E. Matelich	Director	August 12, 2004
/s/ KENT R. WELDON Kent R. Weldon	Director	August 12, 2004

Exhibits Index

Exhibit No.	Description
1.1	IDS Underwriting Agreement, dated as of , 2004, by and among FairPoint, the subsidiary guarantors named therein and CIBC World Markets Corp., Deutsche Bank Securities Inc. and UBS Securities LLC as representatives of the underwriters named therein.**
1.2	Senior Subordinated Notes Underwriting Agreement, dated as of , 2004, by and among FairPoint, the subsidiary guarantors named therein and .**
2.1	Stock Purchase Agreement, dated as of January 4, 2000, by and among FairPoint, Thomas H. Lee Equity IV, L.P., Kelso Investment Associates V, L.P., Kelso Equity Partners V, L.P., Carousel Capital Partners, L.P. and certain other signatories thereto.(1)
2.2	Stock Purchase Agreement, dated as of April 18, 2003 and as amended June 20, 2003, by and among FairPoint, Community Service Communications, Inc., Community Service Telephone Co. and Commtel Communications, Inc.(11)
2.3	Stock Purchase Agreement, dated as of May 9, 2003, by and among Golden West Telephone Properties, Inc., MJD Services Corp., Union Telephone Company of Hartford, Armour Independent Telephone Co., WMW Cable TV Co. and Kadoka Telephone Co.(10)
2.4	Agreement and Plan of Merger, dated as of June 18, 2003, by and among FairPoint, MJD Ventures, Inc., FairPoint Berkshire Corporation and Berkshire Telephone Corporation.(11)
3.1	Seventh Amended and Restated Certificate of Incorporation of FairPoint.(8)
3.2	Restated Certificate of Incorporation of FairPoint.**
3.3	By-Laws of FairPoint.(3)
3.4	Amended and Restated By-Laws of FairPoint.**
3.5	Certificate of Designation of Series A Preferred Stock of FairPoint.(8)
3.6	Certificate of Incorporation of ST Enterprises, Ltd.***
3.7	By-Laws of ST Enterprises, Ltd.***
3.8	Certificate of Incorporation of MJD Ventures, Inc.***
3.9	By-Laws of MJD Ventures, Inc.***
3.10	Certificate of Incorporation of MJD Services Corp.***
3.11	By-Laws of MJD Services Corp.***
3.12	Certificate of Incorporation of FairPoint Carrier Services, Inc.***
3.13	By-Laws of FairPoint Carrier Services, Inc.***
3.14	Certificate of Incorporation of FairPoint Broadband, Inc.***
3.15	By-Laws of FairPoint Broadband, Inc.***
3.16	Certificate of Incorporation of MJD Capital Corp.***
3.17	By-Laws of MJD Capital Corp.***
4.1	Indenture, dated as of May 5, 1998, between FairPoint and United States Trust Company of New York, relating to FairPoint's $125,000,000 9 1/2% Senior Subordinated Notes due 2008 and $75,000,000 Floating Rate Callable Securities due 2008.(2)
4.2	Indenture, dated as of May 24, 2000, between FairPoint and United States Trust Company of New York, relating to FairPoint's $200,000,000 12 1/2% Senior Subordinated Notes due 2010.(3)

4.3	Indenture, dated as of March 6, 2003, between FairPoint and The Bank of New York, relating to Fairpoint's $225,000,000 11 7/8% Senior Notes due 2010.(9)
4.4	Indenture, dated as of , 2004, by and among FairPoint, the guarantors thereto and , relating to FairPoint's % Senior Subordinated Notes due 2019.**
4.5	Form of Senior Subordinated Note (included in Exhibit 4.4).**
4.6	Form of stock certificate for class A common stock.**
4.7	Form of stock certificate for class B common stock.**
4.8	Form of stock certificate for class C common stock.**
4.9	Form of IDS certificate.***
4.10	Form of Initial Fixed Rate Security.(2)
4.11	Form of Initial Floating Rate Security.(2)
4.12	Form of Exchange Fixed Rate Security.(2)
4.13	Form of Exchange Floating Rate Security.(2)
4.14	Form of 144A Senior Subordinated Note due 2010.(3)
4.15	Form of Regulation S Senior Subordinated Note due 2010.(3)
4.16	Form of Initial Senior Note due 2010.(9)
4.17	Form of Exchange Senior Note due 2010.(9)
4.18	Form of Series A Preferred Stock Certificate of FairPoint.(8)
4.19	Form of Affiliate Registration Rights Agreement.**
4.20	Form of Class B Registration Rights Agreement.**
4.21	Form of Class B Stockholders Agreement.**
5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality.**
5.2	Opinion of James M. Caplinger, Chartered regarding legality.**
5.3	Opinion of Riter, Rogers, Wattier & Brown, LLP regarding legality.**
8.1	Opinion of Paul Hastings, Janofsky & Walker LLP regarding tax matters.**
10.1	Credit Agreement, dated as of , 2004, among FairPoint, various lending institutions, and Deutsche Bank Trust Company Americas.**
10.2	Amended and Restated Credit Agreement, dated as of March 30, 1998 and amended and restated as of March 6, 2003, among FairPoint, various lending institutions, Bank of America, N.A., Wachovia Bank, N.A. and Deutsche Bank Trust Company Americas.(9)
10.3	First Amendment to Credit Agreement, dated as of December 17, 2003, among FairPoint, various lending institutions, Bank of America, N.A., Wachovia Bank, N.A. and Deutsche Bank Trust Company Americas.(12)
10.4	Amended and Restated Subsidiary Guaranty, dated as of March 6, 2003, by FairPoint Broadband, Inc., MJD Ventures, Inc., MJD Services Corp. and ST Enterprises Ltd.(9)
10.5	Amended and Restated Pledge Agreement, dated as of March 6, 2003, by Carrier Services, ST Enterprises, Ltd., FairPoint Broadband, Inc., MJD Services Corp., MJD Ventures, Inc., C-R Communications, Inc., Ravenswood Communications, Inc. and Utilities Inc.(9)
10.6	Amended and Restated Preferred Stock Issuance and Capital Contribution Agreement, dated as of May 10, 2002, among FairPoint, Wachovia Bank, National Association and various lending institutions.(8)

10.7	Amendment to Security Documents, dated as of May 10, 2002, by and among Carrier Services, each of the Assignors party to the Security Agreement, each of the Pledgors party to the Pledge Agreement and Wachovia Bank, National Association.(8)
10.8	Amended and Restated Subsidiary Guaranty, dated as of November 9, 2000, made by FairPoint Communications Solutions Corp. New York, FairPoint Communications Solutions Corp. Virginia and FairPoint Solutions Capital, LLC.(4)
10.9	Amended and Restated Pledge Agreement, dated as of November 9, 2000, by and among Carrier Services, the Guarantors, the Pledgors and First Union National Bank.(4)
10.10	Amended and Restated Tax Sharing Agreement, dated November 9, 2000, by and among FairPoint and its Subsidiaries.(4)
10.11	Form of A Term Note.(9)
10.12	Form of C Term Note Floating Rate.(9)
10.13	Form of C Term Note Fixed Rate.(9)
10.14	Form of RF Note.(9)
10.15	Stockholders' Agreement, dated as of January 20, 2000, of FairPoint.(1)
10.16	Registration Rights Agreement, dated as of January 20, 2000, of FairPoint.(1)
10.17	Management Services Agreement, dated as of January 20, 2000, by and between FairPoint and THL Equity Advisors IV, LLC.(1)
10.18	Amended and Restated Financial Advisory Agreement, dated as of January 20, 2000, by and between FairPoint and Kelso & Company, L.P.(1)
10.19	Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 20, 2000, by and between FairPoint and JED Communications Associates, Inc.(1)
10.20	Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 20, 2000, by and between FairPoint and Daniel G. Bergstein.(1)
10.21	Non-Competition, Non-Solicitation and Non-Disclosure Agreement, dated as of January 20, 2000, by and between FairPoint and Meyer Haberman.(1)
10.22	Employment Agreement, dated as of January 20, 2000, by and between FairPoint and John P. Duda.(1)
10.23	Letter Agreement, dated as of November 21, 2002, by and between FairPoint and John P. Duda, supplementing Employment Agreement, dated as of January 20, 2000.(9)
10.24	Employment Agreement, dated as of January 20, 2000, by and between FairPoint and Walter E. Leach, Jr.(1)
10.25	Letter Agreement, dated as of December 15, 2003, by and between FairPoint and Walter E. Leach, Jr.(12)
10.26	Letter Agreement, dated as of November 11, 2002, by and between FairPoint and Peter G. Nixon.(9)
10.27	Letter Agreement, dated as of November 13, 2002, by and between FairPoint and Shirley J. Linn.(9)
10.28	Institutional Stockholders Agreement, dated as of January 20, 2000, by and among FairPoint and the other parties thereto.(1)
10.29	FairPoint 1995 Stock Option Plan.(3)
10.30	FairPoint Amended and Restated 1998 Stock Incentive Plan.(3)
10.31	FairPoint Amended and Restated 2000 Employee Stock Incentive Plan.(12)

10.32	Employment Agreement, dated as of December 31, 2002, by and between FairPoint and Eugene B. Johnson.(9)
10.33	Succession Agreement, dated as of December 31, 2001, by and between FairPoint and Jack H. Thomas.(7)
10.34	Letter Agreement, dated as of December 15, 2003, by and between FairPoint and Jack H. Thomas.(12)
12.1	Computation of Ratio of Earnings to Fixed Charges.***
21.1	Subsidiaries of FairPoint.(13)
23.1	Consent of KPMG LLP.*
23.2	Consent of Deloitte & Touche LLP.*
23.3	Consent of Kiesling Associates LLP.*
23.4	Consent of Paul, Hastings, Janofsky & Walker LLP (included in exhibit 5.1).**
23.5	Consent of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.*
23.6	Consent of James M. Caplinger, Chartered (included in exhibit 5.2).**
23.7	Consent of Riter, Rogers, Wattier & Brown, LLP (included in exhibit 5.3).**
25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of as Trustee.***

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

(1)
Incorporated by reference to the annual report of FairPoint for the year ended 1999, filed on Form 10-K.

(2)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of October 1, 1998.

(3)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of August 9, 2000.

(4)
Incorporated by reference to the quarterly report of FairPoint for the period ended September 30, 2000, filed on Form 10-Q.

(5)
Incorporated by reference to the quarterly report of FairPoint for the period ended June 30, 2001, filed on Form 10-Q.

(6)
Incorporated by reference to the current report on Form 8-K, filed on November 18, 2001.

(7)
Incorporated by reference to the annual report of FairPoint for the year ended 2001, filed on Form 10-K.

(8)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2002, filed on Form 10-Q.

(9)
Incorporated by reference to the annual report of FairPoint for the year ended 2002, filed on Form 10-K.

(10)
Incorporated by reference to the quarterly report of FairPoint for the period ended March 31, 2003, filed on Form 10-Q.

(11)
Incorporated by reference to the registration statement on Form S-4 of FairPoint, declared effective as of July 22, 2003.

(12)
Incorporated by reference to the annual report of FairPoint for the year ended 2003, filed on Form 10-K.

(13)
Incorporated by reference to the quarterly report of FairPoint for the period ended June 30, 2004.

QuickLinks

FairPoint Communications, Inc. Table of Additional Registrants
EXPLANATORY NOTE
TABLE OF CONTENTS
Prospectus Summary
Our Company
The Offering
Summary of Our Class A Common Stock
Summary of Our Senior Subordinated Notes
Risk Factors
Summary Historical and Pro Forma Financial Data
Risk Factors
Forward-Looking Statements
Dividend Policies and Restrictions
The Transactions
Use of Proceeds
Capitalization
Dilution
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Regulation
Management
Summary Compensation Table
Certain Relationships and Related Party Transactions
Principal and Selling Stockholders
IDSs Eligible For Future Sales
Description of Certain Indebtedness
Description of IDSs
Description of Capital Stock
Description of Senior Subordinated Notes
Certain United States Federal Tax Considerations
Underwriting
Legal Matters
Experts
Where You Can Find More Information

FAIRPOINT COMMUNICATIONS, INC. Financial Statements As of December 31, 2002 and 2003 and June 30, 2004 (unaudited) For the Years Ended December 31, 2001, 2002 and 2003 and the six-month periods ended June 30, 2003 and 2004 (unaudited)

Report of Independent Registered Public Accounting Firm
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Balance Sheets December 31, 2002 and 2003 and June 30, 2004 (Amounts in thousands, except per share data)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Statements of Operations Years ended December 31, 2001, 2002, and 2003 and Six-month periods ended June 30, 2003 and 2004 (Dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Statements of Comprehensive Income (Loss) Years ended December 31, 2001 2002, and 2003 and Six-month Periods ended June 30, 2003 and 2004 (Dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows Years ended December 31, 2001, 2002, and 2003 and Six-months ended June 30, 2003 and 2004 (Dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements
Consolidating Balance Sheet, June 30, 2004 (dollars in thousands) (Unaudited)
Consolidating Statement of Operations, For the Six-months ended June 30, 2004 (dollars in thousands) (Unaudited)
Consolidating Statement of Cash Flows, For the Six-months ended June 30, 2004 (dollars in thousands) (unaudited)
Consolidating Statement of Operations, For the Six-months ended June 30, 2003 (dollars in thousands) (Unaudited)
Consolidating Statement of Cash Flows, For the Six-months ended June 30, 2003 (dollars in thousands) (unaudited)
Consolidating Balance Sheet, December 31, 2003 (dollars in thousands)
Consolidating Statement of Operations, For the Year ended December 31, 2003 (dollars in thousands)
Consolidating Statement of Cash Flows, For the Year Ended December 31, 2003 (dollars in thousands)
Consolidating Balance Sheet, December 31, 2002 (dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements (continued) Consolidating Balance Sheet, (continued), December 31, 2002 (dollars in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements (continued) Consolidating Statement of Operations, For the Year Ended December 31, 2002 (dollars in thousands)
Consolidating Statement of Cash Flows, (continued) For the Year Ended December 31, 2002 (dollars in thousands)
Consolidating Statement of Operations, For the Year Ended December 31, 2001 (dollars in thousands)
Consolidating Statement of Cash Flows, For the Year Ended December 31, 2001 (dollars in thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP Financial Statements Years Ended December 31, 2003, 2002 and 2001
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP TABLE OF CONTENTS
INDEPENDENT AUDITORS' REPORT
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP BALANCE SHEETS DECEMBER 31, 2003 AND 2002 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP STATEMENTS OF OPERATIONS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP STATEMENTS OF CHANGES IN PARTNERS' CAPITAL YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 (Dollars in Thousands)
ORANGE COUNTY—POUGHKEEPSIE LIMITED PARTNERSHIP NOTES TO FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001 (Dollars in Thousands)
RSA 2-I PARTNERSHIP Financial Statements
INDEPENDENT AUDITORS' REPORT
ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-1 PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP STATEMENTS OF INCOME Years Ended December 31, 2002, 2001 and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP STATEMENTS OF PARTNERS' CAPITAL December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP STATEMENTS OF CASH FLOWS Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-I PARTNERSHIP NOTES TO FINANCIAL STATEMENTS
RSA 2-III PARTNERSHIP Financial Statements
INDEPENDENT AUDITORS' REPORT
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP BALANCE SHEETS December 31, 2002 and 2001
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP STATEMENTS OF INCOME Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP STATEMENTS OF PARTNERS' CAPITAL December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP STATEMENTS OF CASH FLOWS Years Ended December 31, 2002, 2001, and 2000
ILLINOIS VALLEY CELLULAR RSA 2-III PARTNERSHIP NOTES TO FINANCIAL STATEMENTS
INDEX TO PRO FORMA FINANCIAL STATEMENTS
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS BASIS OF PRESENTATION
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES PROFORMA CONSOLIDATED BALANCE SHEET June 30, 2004 (Unaudited—Amounts in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES PRO FORMA CONSOLIDATED BALANCE SHEET June 30, 2004 (Unaudited—Amounts in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS December 31, 2003 (Unaudited—Amounts in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS June 30, 2004 (Unaudited-Amounts in thousands)
FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
PROSPECTUS SUMMARY
NEW CLASS C COMMON STOCK COMPARISON WITH IDSs
Risk Factors
RISK FACTORS OF THE OFFER
THE OFFER
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS OF THE OFFER
PROSPECTUS SUMMARY Summary of our Offer to Exchange Options to Purchase Class A Common Stock and Restricted Stock Units
NEW CLASS C COMMON STOCK COMPARISON WITH IDSs
Risk Factors
RISK FACTORS OF THE OFFER
THE OFFER
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES OF THE OFFER
PART II
  Item 13. Other Expenses of Issuance and Distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits
  Item 17. Undertakings
FAIRPOINT COMMUNICATIONS, INC. SIGNATURES
ST ENTERPRISES, LTD. SIGNATURES
MJD SERVICES CORP.
SIGNATURES
MJD VENTURES, INC.
SIGNATURES
FAIRPOINT CARRIER SERVICES, INC. SIGNATURES
FAIRPOINT BROADBAND, INC. SIGNATURES
MJD CAPITAL CORP. SIGNATURES
Exhibits Index